As filed with the Securities and Exchange Commission on March 4, 2015

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Richard D. Callicutt II

President and Chief Executive Officer

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

(336) 869-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service)

Copies to:
Betty O. Temple, Esq.	Wayne A. Whitham, Jr., Esq.
Sudhir N. Shenoy, Esq.	Williams Mullen
Womble Carlyle Sandridge & Rice, LLP	200 South 10th, Suite 1600
550 South Main Street, Suite 400	Richmond, Virginia 23219
Greenville, South Carolina 29601	(804) 420-6000
(864) 255-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of Registration fee (3)
Common Stock, no par value per share	7,235,558	N/A	$99,082,786	$11,514

(1)          Represents the maximum number of shares of common stock, no par value per share, of BNC Bancorp, or BNC, issuable upon consummation of the merger of Valley Financial Corporation, or Valley, with and into BNC, based on the maximum number of shares of Valley common stock that can be exchanged in the merger for shares of BNC common stock (4,942,218), as set forth in the Agreement and Plan of Merger dated November 17, 2014 by and between BNC and Valley, multiplied by the maximum exchange ratio (1.4386 shares of BNC common stock). The maximum number of shares of BNC common stock issuable upon consummation of the merger includes a maximum of 125,683 options to acquire shares of BNC common stock to be issued to replace options to purchase shares of Valley common stock currently owned by employees of Valley who will continue in such capacities with BNC or Bank of North Carolina after the effective time of the merger.

(2)          Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 457(c) and (f)(1) under the Securities Act, the proposed maximum aggregate offering price is $99,082,786, which was determined by taking (i) the product of the average of the high and low prices of Valley common stock on the Nasdaq Capital Market on February 27, 2015 ($19.70) multiplied by the aggregate number of shares of Valley common stock expected to be exchanged in connection with the merger (5,029,583), which amount includes the 87,365 shares of Valley common stock subject to Valley stock options to be converted into replacement options to acquire shares of BNC common stock.

(3)          Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 4, 2015

Proxy Statement/Prospectus of BNC Bancorp	Proxy Statement of Valley Financial Corporation

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of BNC Bancorp and Valley Financial Corporation:

On November 17, 2014, BNC Bancorp, or BNC, and Valley Financial Corporation, or Valley, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of the two holding companies. Under the merger agreement, Valley will merge with and into BNC, with BNC as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Valley Bank will merge with and into Bank of North Carolina, with Bank of North Carolina as the surviving bank (which we refer to as the “bank merger” and collectively, with the merger, the “mergers”).

In the merger, Valley shareholders will receive shares of BNC common stock based upon the 20-day volume weighted average price of BNC common stock prior to the closing of the merger (which we refer to as the “VWAP”), subject to minimum and maximum exchange ratios as follows:

•	If the VWAP immediately prior to the merger is greater than $18.50, then each share of Valley common stock will be converted into 1.1081 shares of BNC common stock.

•	If the VWAP immediately prior to the merger is equal to or less than $18.50 but greater than $14.25, then each share of Valley common stock will be converted into $20.50 payable in shares of BNC common stock (with the exchange ratio equal to $20.50 divided by the VWAP).

•	If the VWAP immediately prior to the merger is equal to or less than $14.25, then each share of Valley common stock will be converted into 1.4386 shares of BNC common stock (we refer to the ratio in each of the three scenarios as the “exchange ratio”).

The market value of the merger consideration may fluctuate with the market price of BNC common stock and will not be known at the time Valley shareholders vote on the merger. Based on the closing price of BNC’s common stock on the Nasdaq Capital Market on [•], 2015, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Valley common stock was approximately $[•]. We urge you to obtain current market quotations for BNC (trading symbol “BNCN”) because the value of the per share merger consideration will fluctuate.

Based on the current number of shares of Valley common stock outstanding and reserved for issuance under employee benefit plans, BNC will issue between 5,602,155 and 7,235,558 shares of common stock to Valley shareholders in the aggregate upon completion of the merger. Based on these numbers, and 32,693,214 shares of BNC common stock outstanding at February 27, 2015, upon completion of the merger, current Valley shareholders would own between approximately 14.6% and 18.1% of the BNC common stock immediately following the merger. The exact number of shares of BNC common stock that will be issued in the merger will be dependent on the exchange ratio, which will not be determined until the date of the merger, and the number of shares of Valley common stock outstanding immediately prior to the merger.

BNC and Valley will each seek shareholder approval of items related to the merger in connection with each company’s annual meeting of its respective shareholders. BNC shareholders will be asked to vote to approve, among other items, the issuance of shares of BNC common stock to Valley shareholders in connection with the merger (which we refer to as the “stock issuance”), and Valley shareholders will be asked to vote to approve, among other items, the merger agreement and related matters as described in this joint proxy statement/prospectus. Both BNC and Valley shareholders will also be asked to approve the proposal to adjourn the respective annual meeting, if necessary or appropriate, including to solicit additional proxies in favor of the approval of the stock issuance and the merger agreement and related matters, respectively, as described in this joint proxy statement/prospectus.

The annual meeting of BNC shareholders will be held on May 28, 2015 at String & Splinter, 305 W. High Avenue, High Point, North Carolina 27262 at 4:00 p.m. local time. The annual meeting of Valley shareholders will be held on May 28, 2015 at The Shenandoah Club, at 24 Franklin Road, S.W., Roanoke, Virginia 24011 at 10:00 a.m. local time.

BNC’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of BNC and its shareholders, has approved the merger agreement and the transactions contemplated thereby and recommends that BNC shareholders vote “FOR” the proposal to approve the stock issuance, “FOR” the election of the five persons to serve as members of the BNC board of directors until BNC’s 2018 Annual Meeting of Shareholders, “FOR” the non-binding advisory resolution to approve BNC’s executive compensation, “FOR” the ratification of the appointment of Cherry Bekaert LLP as BNC’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and “FOR” the proposal to adjourn the BNC annual meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the stock issuance.

Valley’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Valley and its shareholders, has approved the merger agreement and the transactions contemplated thereby and recommends that Valley shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the election of the three persons to serve as members of the Valley board of directors until Valley’s 2018 Annual Meeting of Shareholders, “FOR” the non-binding advisory resolution to approve Valley’s executive compensation, “FOR” the non-binding advisory resolution to approve certain compensation that may become payable to Valley’s named executive officers in connection with the merger, “FOR” the ratification of the appointment of Elliott Davis Decosimo, LLC as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and “FOR” the proposal to adjourn the Valley annual meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger agreement.

This document, which serves as a joint proxy statement for the annual meetings of BNC and Valley shareholders and as a prospectus for the shares of BNC common stock to be issued in the merger to Valley shareholders, describes the BNC annual meeting, the Valley annual meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page [•], for a discussion of the risks relating to the proposed merger. You also can obtain information about BNC and Valley from documents that each has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, BNC shareholders should contact David Spencer, Chief Financial Officer, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265 at (336) 869-9200, and Valley shareholders should contact Kimberly B. Snyder, Chief Financial Officer, 36 Church Avenue, S.W., Roanoke, Virginia 24011 at (540) 342-2265. We look forward to seeing you at the meetings.

Richard D. Callicutt II President and Chief Executive Officer BNC Bancorp	Ellis L. Gutshall President and Chief Executive Officer Valley Financial Corporation

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the BNC common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either BNC or Valley, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is [•], 2015, and it is first being mailed or otherwise delivered to the shareholders of BNC and Valley on or about [•], 2015.

BNC Bancorp

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2015 AT 4:00 P.M.

The annual meeting of shareholders of BNC Bancorp, a North Carolina corporation, or BNC, will be held on May 28, 2015 at 4:00 p.m. local time, at String & Splinter, 305 W. High Avenue, High Point, North Carolina 27262 for the purpose of considering and voting upon the following:

1.          A proposal to issue shares of BNC common stock to shareholders of Valley Financial Corporation, or Valley, in connection with the merger of Valley with and into BNC, pursuant to the Agreement and Plan of Merger, dated November 17, 2014, by and between BNC and Valley, which we refer to as the stock issuance proposal.

2.          A proposal to elect five persons who will serve as members of the BNC Board of Directors until BNC’s 2018 Annual Meeting of Shareholders or until their successors are duly elected and qualified, which we refer to as the BNC directors proposal.

3.          A proposal to vote on a non-binding advisory resolution to approve BNC’s executive compensation, which we refer to as the BNC say on pay proposal.

4.          A proposal to ratify the appointment of Cherry Bekaert LLP as BNC’s independent registered public accounting firm for the fiscal year ending December 31, 2015, which we refer to as the BNC auditor proposal.

5.          A proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the stock issuance, which we refer to as the BNC adjournment proposal.

6.          To act upon any other matter that may properly come before the annual meeting or any adjournment thereof.

Only holders of record of BNC common stock at the close of business on April 13, 2015 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

BNC’s board of directors, or the BNC Board, recommends that BNC shareholders vote “FOR” the stock issuance proposal, “FOR” each of the five director nominees, “FOR” the BNC say on pay proposal, “FOR” the BNC auditor proposal and “FOR” the BNC adjournment proposal.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the meeting by written notice to BNC, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact David Spencer, BNC’s Chief Financial Officer, at (336) 869-9200.

By Order of the Board of Directors,

Richard D. Callicutt II
President and Chief Executive Officer

High Point, North Carolina

[•], 2015

Valley Financial Corporation

36 Church Avenue, S.W.

Roanoke, Virginia 24011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2015 AT 10:00 A.M.

The annual meeting of shareholders of Valley Financial Corporation, a Virginia corporation, or Valley, will be held on May 28, 2015 at 10:00 a.m. local time, at The Shenandoah Club, at 24 Franklin Road, S.W., Roanoke, Virginia 24011 for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger, dated November 17, 2014, by and between BNC Bancorp, or BNC, and Valley, or the merger agreement, pursuant to which Valley will merge with and into BNC, or the merger, with BNC as the surviving corporation, and the merger contemplated by the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus, which we refer to as the merger agreement proposal.

2.	A proposal to elect three persons who will serve as members of the Valley Board of Directors until Valley’s 2018 Annual Meeting of Shareholders or until their successors are duly elected and qualified, which we refer to as the Valley directors proposal.

3.	A proposal to vote on a non-binding advisory resolution to approve Valley’s executive compensation, which we refer to as the Valley say on pay proposal.

4.	A proposal to vote on a non-binding advisory resolution to approve certain compensation that may become payable to Valley’s named executive officers in connection with the merger, which we refer to as the say on golden parachute proposal.

5.	A proposal to ratify the appointment of Elliott Davis Decosimo, LLC as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2015, which we refer to as the Valley auditor proposal.

6.	A proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement, which we refer to as the Valley adjournment proposal.

7.	To act upon any other matter that may properly come before the annual meeting or any adjournment thereof.

Only holders of record of Valley common stock at the close of business on [•], 2015 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Valley’s board of directors, or the Valley Board, recommends that Valley shareholders vote “FOR” the merger agreement proposal, “FOR” each of the three director nominees, “FOR” the Valley say on pay proposal, “FOR” the Valley say on golden parachute proposal, “FOR” the Valley auditor proposal and “FOR” the Valley adjournment proposal.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the meeting by written notice to Valley, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact Kimberly B. Snyder, Valley’s Chief Financial Officer and Corporate Secretary, at (540) 342-2265.

By Order of the Board of Directors,

Ellis L. Gutshall
President and Chief Executive Officer

Roanoke, Virginia

[•], 2015

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about BNC from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this joint proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, 3980 Premier Drive – Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

You will not be charged for any of these documents that you request. If you would like to request documents from BNC, please do so by [•], 2015 in order to receive them before the annual meetings of BNC shareholders and Valley shareholders. BNC’s Internet address is http://www.bncbancorp.com, and Valley’s Internet address is http://www.myvalleybank.com. The information on BNC’s and Valley’s respective Internet sites is not a part of this joint proxy statement/prospectus or incorporated herein.

See “Where You Can Find More Information” on page [•].

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by BNC (File No. 333-[•]), constitutes a prospectus of BNC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of BNC common stock to be issued to Valley shareholders as required by the merger agreement. It also constitutes a notice of meeting with respect to the annual meetings of BNC shareholders and Valley shareholders, at which BNC shareholders will be asked, among other items, to vote upon the stock issuance proposal, and at which Valley shareholders will be asked, among other items, to vote upon the merger agreement proposal.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2015. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to BNC and Valley shareholders nor the issuance by BNC of shares of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Valley has been provided by Valley and information contained in this document regarding BNC has been provided by BNC.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS

The following are answers to certain questions that you may have regarding the annual meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this joint proxy statement/prospectus we refer to BNC Bancorp as “BNC,” Valley Financial Corporation as “Valley,” and Bank of North Carolina, a wholly owned subsidiary of BNC, as the “Bank.”

Q:        Why am I receiving this joint proxy statement/prospectus?

A:         BNC and Valley have entered into an Agreement and Plan of Merger, dated as of November 17, 2014 (which we refer to as the “merger agreement”) pursuant to which Valley will merge with and into BNC, with BNC continuing as the surviving company (which we refer to as the “merger”). Immediately following the merger, Valley Bank, a wholly owned bank subsidiary of Valley, will merge with and into BNC’s wholly owned bank subsidiary, Bank of North Carolina, with BNC’s bank subsidiary continuing as the surviving bank (the “bank merger”). A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things:

•	a majority of BNC’s common stock represented in person or by proxy at the BNC annual meeting vote in favor of the proposal to approve the issuance of shares of BNC common stock to Valley shareholders in connection with the merger (which we refer to as the “stock issuance”); and

•	two-thirds of the outstanding shares of Valley’s common stock vote in favor of the proposal to approve the merger agreement.

In addition, both BNC and Valley are soliciting proxies from its shareholders with respect to annual meeting matters as well as proposals to adjourn the BNC and Valley annual meetings, as applicable, and if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the stock issuance or merger agreement, as applicable, if there are insufficient votes at the time of such adjournment to approve such proposals. Valley shareholders also will be asked to approve the say on golden parachute proposal.

Each of BNC and Valley will hold separate annual meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the annual meetings, and you should read it carefully. It is a joint proxy statement because both the BNC and Valley boards of directors are soliciting proxies from their respective shareholders. It is a prospectus because BNC will issue shares of BNC common stock to holders of Valley common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending your respective meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

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Q:        Why do BNC and Valley want to merge?

A:         We believe the combination of BNC and Valley will allow BNC to enter the Commonwealth of Virginia with a sizable presence in the Roanoke MSA and be well positioned for further expansion in Virginia. Each of the BNC and Valley boards of directors has determined that the merger is fair to, and in the best interest of, its respective shareholders, and recommends that its shareholders vote for their respective proposals. You should review the reasons for the merger described in greater detail under “The Merger—Valley’s Reasons for the Merger and Recommendation of the Valley Board of Directors” and “The Merger—BNC’s Reasons for the Merger and Recommendation of the Board of Directors of BNC.”

Q:        What will I receive in the merger?

A:         BNC shareholders: If the merger is completed, BNC shareholders will not receive any merger consideration and will continue to hold the shares of BNC common stock that they currently hold. Following the merger, shares of BNC common stock will continue to be traded on the Nasdaq Capital Market under the symbol “BNCN.”

Valley shareholders: If the merger is completed, Valley shareholders will receive shares of BNC common stock based upon the VWAP, equal to the exchange ratio. If the VWAP immediately prior to the merger is greater than $18.50 then each share of Valley common stock will be converted into 1.1081 shares of BNC common stock. If the VWAP immediately prior to the merger is equal to or less than $18.50 but greater than $14.25, then each share of Valley common stock will be converted into $20.50 payable in shares of BNC common stock (with the exchange ratio equal to $20.50 divided by the VWAP). If the VWAP immediately prior to the merger is equal to or less than $14.25, then each share of Valley common stock will be converted into 1.4386 shares of BNC common stock (we refer to the ratio in each of the three scenarios as the “exchange ratio”).

Q:        Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:         Yes, the value of the merger consideration may fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of BNC common stock. Any fluctuation in the market price of BNC common stock after the date of this joint proxy statement/prospectus may change the value of the shares of BNC common stock that Valley shareholders will receive. Valley shareholders should obtain current market quotations for BNC common stock, which is traded under the symbol “BNCN” on the Nasdaq Capital Market.

Q:        How does Valley’s board of directors recommend that I vote at the annual meeting?

A:         The Valley Board recommends that you vote “FOR” the merger agreement proposal, “FOR” each of the three director nominees, “FOR” the Valley say on pay proposal, “FOR” the say on golden parachute proposal, “FOR” the Valley auditor proposal and “FOR” the Valley adjournment proposal.

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Q:        How does BNC’s board of directors recommend that I vote at the annual meeting?

A:         The BNC Board recommends that you vote “FOR” the stock issuance proposal, “FOR” each of the five director nominees, “FOR” the BNC say on pay proposal, “FOR” the BNC auditor proposal and “FOR” the BNC adjournment proposal.

Q:        When and where are the annual meetings?

A:         The BNC annual meeting will be held at String & Splinter, 305 W. High Avenue, High Point, North Carolina 27262, on May 28, 2015, at 4:00 p.m. local time.

The Valley annual meeting will be held at The Shenandoah Club, at 24 Franklin Road, S.W., Roanoke, Virginia 24011, on May 28, 2015, at 10:00 a.m. local time.

Q:        Who can vote at the annual meetings of shareholders?

A:         BNC annual meeting. Holders of record of BNC common stock at the close of business on April 13, 2015, which is the date that the BNC Board has fixed as the record date for the BNC annual meeting, are entitled to vote at the annual meeting.

Valley annual meeting. Holders of record of Valley common stock at the close of business on [•], 2015, which is the date that the Valley Board has fixed as the record date for the Valley annual meeting, are entitled to vote at the annual meeting.

Q:        What do I need to do now?

A:         After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the respective company’s annual meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or follow the telephone or Internet voting procedures described on the proxy card, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. You may also cast your vote in person at the respective company’s annual meeting. “Street name” shareholders who wish to vote in person at the respective company’s annual meeting will need to obtain a proxy form from the institution that holds their shares.

Q:        What constitutes a quorum for the BNC annual meeting?

A:         The presence at the BNC annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of BNC common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

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Q:        What constitutes a quorum for the Valley annual meeting?

A:         The presence at the Valley annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Valley common stock will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:        What is the vote required to approve each proposal?

A:         BNC annual meeting: Assuming a quorum is present, approval of each of the stock issuance proposal, the BNC say on pay proposal, the BNC auditor proposal and the BNC adjournment proposals requires the affirmative vote of a majority of votes cast at the annual meeting, in person or by proxy, of the shares of BNC common stock entitled to vote as of the close of business on April 13, 2015, the record date for the BNC annual meeting. If you (1) fail to submit a proxy or vote in person at the BNC annual meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank or broker how to vote with respect to the stock issuance proposal, the BNC say on pay proposal, the BNC auditor proposal or the BNC adjournment proposal, it will have no effect on such proposal. Assuming a quorum is present, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors.

Valley annual meeting: Approval of the merger agreement proposal requires the affirmative vote of at least two-thirds of all of the outstanding shares of Valley common stock entitled to vote on the merger agreement as of the close of business on [•], 2015, the record date for the Valley annual meeting. If you (1) fail to submit a proxy or vote in person at the Valley annual meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. Approval of the Valley say on pay proposal, the say on golden parachute proposal, the Valley auditor proposal and the Valley adjournment proposal each require that the votes cast for the proposal exceed the votes cast against the proposal. If you (1) fail to submit a proxy or vote in person at the Valley annual meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank or broker how to vote with respect to these proposals, it will have no effect on these proposals.

Q:        Why is my vote important?

A:         If you do not submit a proxy or vote in person, it may be more difficult for BNC or Valley to obtain the necessary quorum to hold their annual meetings. In addition, if you are a Valley shareholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of at least two-thirds of the outstanding shares of Valley’s common stock entitled to vote on the merger agreement. The Valley Board recommends that you vote “FOR” the merger agreement proposal.

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Q:        If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:         If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to BNC or Valley or by voting in person at your respective company’s annual meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the New York Stock Exchange, or the NYSE, and the Nasdaq Stock Market, or NASDAQ, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE or NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the BNC annual meeting and the Valley annual meeting, except for the BNC and Valley auditor proposals, are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a BNC shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the stock issuance proposal, the BNC directors proposal, the BNC say on pay proposal or the BNC adjournment proposal, which broker non-votes will have no effect on the vote count for each such proposal; and

•	your broker, bank or other nominee may vote your shares on the BNC auditor proposal.

If you are a Valley shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger agreement proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the Valley directors proposal, the Valley say on pay proposal, the Valley say on golden parachute proposal, or the Valley adjournment proposal, which broker non-votes will have no effect on the vote count for each such proposal; and

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•	your broker, bank or other nominee may vote your shares on the Valley auditor proposal.

Q:        What if I abstain from voting or fail to instruct my bank or broker?

A:         BNC shareholders: With respect to the stock issuance proposal, the BNC say on pay proposal, the BNC auditor proposal or the BNC adjournment proposal, if you (1) mark “ABSTAIN” on your proxy, (2) fail to submit a proxy or vote in person at the BNC annual meeting or (3) fail to instruct your bank or broker how to vote, it will have no effect on such proposal. With respect to the BNC directors proposal, withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no outcome on that proposal.

Valley shareholders: With respect to the merger agreement proposal, if you (1) fail to submit a proxy or vote in person at the Valley annual meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the Valley annual meeting or fail to instruct your bank or broker how to vote or mark “ABSTAIN” on your proxy with respect to the Valley say on pay proposal, the Valley say on golden parachute proposal, the Valley auditor proposal, or the Valley adjournment proposal, it will have no effect on such proposal. With respect to the Valley directors proposal, withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no outcome on that proposal.

Q:        Can I attend the annual meeting and vote my shares in person?

A:         Yes. All shareholders of BNC and Valley, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective annual meetings. Holders of record of BNC common stock and holders of record of Valley common stock can vote in person at the BNC annual meeting and Valley annual meeting, respectively. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the annual meetings. If you plan to attend your annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. BNC and Valley reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the BNC or Valley annual meeting is prohibited without BNC’s or Valley’s express written consent.

Q:        Can I change my vote?

A:         BNC shareholders: Yes. If you are a holder of record of BNC common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) timely submitting another proxy via the telephone or Internet, (3) delivering a written revocation letter to BNC’s corporate secretary or (4) attending the annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting. Attendance at the annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by BNC after the BNC meeting will be ineffective. BNC’s corporate secretary’s mailing address is: 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Corporate Secretary. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker if you want to revoke your proxy.

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Valley shareholders: Yes. If you are a holder of record of Valley common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) voting by telephone or the Internet at a later time, (3) delivering a written revocation letter to Valley’s corporate secretary or (4) attending the annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting. Attendance at the annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Valley after the Valley meeting will be ineffective. Valley’s corporate secretary’s mailing address is: 36 Church Avenue, S.W., Roanoke, Virginia 24011. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker if you want to revoke your proxy.

Q:        What are the U.S. federal income tax consequences of the merger to Valley shareholders?

A:         The merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and accordingly holders of Valley common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Valley common stock for shares of BNC common stock in the merger, except to the extent of any cash received in lieu of any fractional shares of BNC common stock.

For further information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Valley common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Q:        Are Valley shareholders entitled to appraisal rights?

A:         No, Valley shareholders are not entitled to appraisal rights under Virginia law.

Q:        If I am a Valley shareholder, should I send in my Valley stock certificates now?

A:         No. Please do not send in your Valley stock certificates with your proxy. After the merger, BNC’s exchange agent, Computershare, will send you instructions for exchanging Valley stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”

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Q:        What should I do if I hold my shares of Valley stock in book-entry form?

A:         You are not required to take any specific actions if your shares of Valley stock are held in book-entry form. After the completion of the merger, shares of Valley stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of BNC common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q:        Whom may I contact if I cannot locate my Valley stock certificate(s)?

A:         If you are unable to locate your original Valley stock certificate(s), you should contact Valley’s transfer agent, Broadridge, at 2 Journal Square, 7th Floor, Jersey City, New Jersey, or at (800) 353-0103. Following the merger, any inquiries should be directed to BNC’s transfer agent, Computershare, at 10 Commerce Drive, Cranford, New Jersey 07016, or at (800) 368-5948.

Q:        When do you expect to complete the merger?

A:         BNC and Valley expect to complete the merger in the third quarter of 2015. However, neither BNC nor Valley can assure you when or if the merger will occur. BNC and Valley must first obtain the approval of BNC shareholders for the stock issuance and Valley shareholders for the merger, respectively, as well as the necessary regulatory approvals.

Q:        Who may solicit proxies on BNC’s behalf?

A:         In addition to solicitation of proxies by BNC by mail, proxies may also be solicited by BNC’s directors and employees personally, and by telephone, facsimile or other means. BNC has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000. For more information on solicitation of proxies in connection with the BNC annual meeting, see “The BNC Annual Shareholders Meeting—Solicitation of Proxies.”

Q:        Who may solicit proxies on Valley’s behalf?

A:         In addition to solicitation of proxies by Valley by mail, proxies may also be solicited by Valley’s directors and employees personally, and by telephone, facsimile or other means. Valley has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $9,000. For more information on solicitation of proxies in connection with the Valley annual meeting, see “The Valley Annual Shareholders Meeting—Solicitation of Proxies.”

Q:        Whom should I call with questions?

A:         BNC shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of BNC common stock, please contact: David Spencer, Chief Financial Officer, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, (336) 869-9200. You may also obtain more information about the merger and this joint proxy statement/prospectus by contacting Regan & Associates, Inc., BNC’s proxy solicitor, at (212) 587-3005 or toll-free at (800) 737-3426.

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Valley shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Valley common stock, please contact: Kimberly B. Snyder, Chief Financial Officer, 36 Church Avenue, S.W., Roanoke, Virginia 24011, (540) 342-2265. You may also obtain more information about the merger and this joint proxy statement/prospectus by contacting Regan & Associates, Inc., Valley’s proxy solicitor, at (212) 587-3005 or toll-free at (800) 737-3426.

Important Notice Regarding the Availability of Proxy Materials for the BNC Annual

Shareholder Meeting to be Held on May 28, 2015.

The Notice of Annual Meeting and this Joint Proxy Statement/Prospectus are available at:

[•]

Important Notice Regarding the Availability of Proxy Materials for the Valley Annual

Shareholder Meeting to be Held on May 28, 2015.

The Notice of Annual Meeting and this Joint Proxy Statement/Prospectus are available at:

[•]

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents we refer you to so that you may fully understand the merger and the related transactions. In addition, we incorporate by reference into this joint proxy statement/prospectus important business and financial information about BNC Bancorp. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page [•]. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this joint proxy statement/prospectus or the context otherwise requires, all references in this joint proxy statement/prospectus to “BNC” refer to BNC Bancorp, all references to the “Bank” refer to Bank of North Carolina, BNC’s wholly-owned subsidiary, all references to BNC’s common stock refer to BNC’s voting common stock, all references to “Valley” refer to Valley Financial Corporation, all references to the “merger agreement” refer to the Agreement and Plan of Merger dated November 17, 2014 between BNC and Valley, all references to the “merger” refer to the merger of Valley with and into BNC, with BNC continuing as the surviving company, and all references to the “bank merger” refer to the merger of Valley Bank, a wholly owned subsidiary of Valley, with and into the Bank, with the Bank continuing as the surviving bank.

Information Regarding BNC and Valley

BNC

BNC Bancorp

3980 Premier Drive – Suite 210

High Point, North Carolina 27265

Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 23, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the Federal Reserve, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. The Bank has pursued a strategy that emphasizes its local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

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As of December 31, 2014, BNC had consolidated assets, deposits and shareholders’ equity of approximately $4.07 billion, $3.40 billion and $390.4 million, respectively. BNC’s common stock is listed and traded on the Nasdaq Capital Market under the symbol “BNCN.”

Additional information about BNC is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [•].

Valley

Valley Financial Corporation

36 Church Avenue, S.W.

Roanoke, Virginia 24011

Telephone: (540) 342-2265

Valley was incorporated as a Virginia stock corporation on March 15, 1994, primarily to own and control all of the capital stock of Valley Bank. Valley Bank operates under a state charter issued by the Commonwealth of Virginia, and engages in the business of commercial banking. Its deposits are insured by the Federal Deposit Insurance Corporation, referred to as the FDIC, and it is a member of the Federal Reserve System. Valley’s primary purpose is to own and manage Valley Bank.

Valley Bank opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small-to-medium sized businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices in Roanoke, Salem and Vinton, Virginia. Valley Bank offers a range of deposit services, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit, and lending services including commercial loans, residential real estate loans, construction and development loans, and consumer loans. Valley Bank offers other services including credit cards, safe deposit boxes, certain cash management services such as overnight repurchase agreements, merchant purchase and management programs, traveler’s checks, direct deposit of payroll and social security checks and automatic drafts for various accounts.

Additionally, Valley Bank operates a wealth management subsidiary, Valley Wealth Management Services, Inc., that offers brokerage services including retirement planning, insurance, college funding and other financial planning needs of customers.

As of December 31, 2014, Valley had consolidated assets, deposits and shareholders’ equity of $901.4 million, $717.0 million and $60.2 million, respectively. Valley’s common stock is listed and traded on the Nasdaq Capital Market under the symbol “VYFC.”

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Regulatory Approvals

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve, the FDIC, and the Office of the Commissioner of Banks of the State of North Carolina, or the NCCOB.

The Merger (see page [•])

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Valley will merge with and into BNC, with BNC as the surviving company in the merger. Immediately following the merger of Valley into BNC, Valley Bank will merge with and into Bank of North Carolina, with the Bank as the surviving bank of such merger.

Closing and Effective Time of the Merger (see page [•])

The closing date is currently expected to occur in the third quarter of 2015. Simultaneously with the closing of the merger, BNC will file articles of merger with the Secretary of State of the State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither BNC nor Valley can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholders’ approvals will be received.

Merger Consideration (see page [•])

If the merger is completed, Valley shareholders will receive shares of BNC common stock based upon the volume weighted average price of BNC common stock prior to the closing of the merger, or the VWAP, equal to the exchange ratio as follows:

•	If the VWAP immediately prior to the merger is greater than $18.50, then each share of Valley common stock will be converted into 1.1081 shares of BNC common stock.

•	If the VWAP immediately prior to the merger is equal to or less than $18.50 but greater than $14.25, then each share of Valley common stock will be converted into $20.50 payable in shares of BNC common stock (with the exchange ratio equal to $20.50 divided by the VWAP).

•	If the VWAP immediately prior to the merger is equal to or less than $14.25, then each share of Valley common stock will be converted into 1.4386 shares of BNC common stock (we refer to the ratio in each of the three scenarios as the “exchange ratio”).

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Valley shareholders will receive cash for any fractional shares of BNC common stock owed to them in an amount, without interest, based on the VWAP immediately prior to the merger. The value of the shares of BNC common stock to be issued in the merger may fluctuate between now and the closing date of the merger. Based on the closing price of BNC common stock on November 17, 2014, the date of the signing of the merger agreement, and assuming the price of BNC common stock was the VWAP, the value of the per share merger consideration payable to Valley shareholders was $20.50. Based on the closing price of BNC common stock on [•], 2015, the last practicable date before the date of this document, and assuming the price of BNC common stock was the VWAP, the value of the per share merger consideration payable to Valley shareholders was $[•]. Valley shareholders should obtain current sale prices for BNC common stock, which is traded on the Nasdaq Capital Market under the symbol “BNCN.”

Equivalent Valley Per Share Value (see page [•])

BNC common stock trades on the Nasdaq Capital Market under the symbol “BNCN.” Valley common stock trades on the Nasdaq Capital Market under the symbol “VYFC.” The following table presents the closing price of BNC common stock and Valley common stock on November 14, 2014, the last trading day prior to public announcement of the merger agreement, and [•], 2015, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Valley common stock on those dates.

Date	BNC closing sale price		Valley closing sale price	Exchange Ratio	Equivalent Valley per share value (1)
November 14, 2014		$16.79	$13.31	1.221		$20.50
[•], 2015	$	[•]	[•]	[•]	$	[•]

(1)	The equivalent value of the per share merger consideration is based on the closing prices of BNC common stock of $16.79 on November 14, 2014 and $[•] on [•], 2015, and, in each case, the applicable exchange ratio, assuming that price was the VWAP. The actual exchange ratio at the closing of the merger will be determined based on the VWAP and there can be no assurance that it will be greater or less than, or equal to, 1.221 or [•]. If the VWAP is equal to or less than $18.50 but greater than $14.25, the exchange ratio will be the quotient of $20.50 divided by the VWAP. If the VWAP is greater than $18.50, then the exchange ratio will be 1.1081. If the VWAP is equal to or less than $14.25, then the exchange ratio will be 1.4386.

The value of the shares of BNC common stock to be issued in the merger may fluctuate between now and the closing date of the merger. Valley shareholders should obtain current sale prices for the BNC common stock.

Exchange of Stock Certificates (see page [•])

Promptly after the effective time of the merger, or the Effective Time, BNC’s exchange agent, Computershare, will mail to each holder of record of Valley common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Valley stock certificate(s) for the merger consideration (including cash in lieu of any fractional BNC shares) to which such holder is entitled, pursuant to the merger agreement.

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Please do not send in your certificate(s) until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page [•])

The merger is expected to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and accordingly holders of Valley common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Valley common stock for shares of BNC common stock in the merger, except to the extent of cash received in lieu of any fractional shares of BNC common stock.

The U.S. federal income tax consequences described above may not apply to all Valley shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page [•])

Under Virginia law, Valley shareholders do not have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Valley stock instead of receiving the merger consideration.

Opinion of Valley’s Financial Advisor (see page [•] and Appendix B)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has delivered a written opinion to the Valley Board that, as of the date of the merger agreement, based upon and subject to certain matters stated in the opinion, the exchange ratio in connection with the merger is fair to the holders of Valley common stock from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Appendix B. The opinion of Sandler O’Neill is not a recommendation to any Valley shareholder as to how to vote on the merger agreement proposal. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Sandler O’Neill in providing its opinion.

For further information, please see the section entitled “The Merger—Opinion of Financial Advisor to Valley” beginning on page [•].

Recommendation of the BNC Board of Directors (see page [•])

After careful consideration, the BNC Board recommends that BNC shareholders vote “FOR” the stock issuance proposal, “FOR” each of the five director nominees, “FOR” the BNC say on pay proposal, “FOR” the BNC auditor proposal and “FOR” the BNC adjournment proposal.

For a more complete description of BNC’s reasons for the merger and the recommendation of the BNC Board, please see the section entitled “The Merger—BNC’s Reasons for the Merger and Recommendation of the Board of Directors of BNC” beginning on page [•].

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Recommendation of the Valley Board of Directors (see page [•])

After careful consideration, the Valley Board recommends that Valley shareholders vote “FOR” the merger agreement proposal, “FOR” each of the three director nominees, “FOR” the Valley say on pay proposal, “FOR” the say on golden parachute proposal, “FOR” the Valley auditor proposal and “FOR” the Valley adjournment proposal.

Each of the directors of Valley has entered into a support agreement with BNC pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of Valley to facilitate the transactions contemplated by the merger agreement, subject to the terms of the support agreements. As of the record date for the Valley annual meeting, these shareholders were entitled to vote at the Valley annual meeting approximately [•]% of the outstanding shares of Valley common stock entitled to vote at the Valley annual meeting.

For more information regarding the support agreements, please see the section entitled “Information About the Valley Annual Meeting — Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers.”

For a more complete description of Valley’s reasons for the merger and the recommendation of the Valley Board, please see the section entitled “The Merger—Valley’s Reasons for the Merger and Recommendation of the Valley Board of Directors” beginning on page [•].

Interests of Valley Directors and Executive Officers in the Merger (see page [•])

In considering the recommendation of the Valley Board with respect to the merger agreement, you should be aware that some of Valley’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Valley’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Valley’s shareholders include:

•	Vesting of outstanding stock options and restricted stock awards of Valley held by Valley’s executive officers will accelerate pursuant to the terms of Valley’s existing stock option and restricted stock award agreements (see “—Treatment of Valley Equity Awards” below).

•	BNC will cause one individual from Valley to be appointed as a director of each of BNC and the Bank at the Effective Time. Valley has nominated Abney S. Boxley, III for consideration by BNC, who, in its sole discretion, will select the new director.

•	BNC will enter into employment agreements, effective upon closing of the merger, with Ellis L. Gutshall, President and Chief Executive Officer of Valley, to serve as Virginia Market President of the Bank for a term of three years following closing of the merger, and with certain other executive officers of Valley.

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•	Certain executive officers of Valley will receive cash payments upon closing of the merger pursuant to Valley’s existing employment and change in control severance agreements.

•	Certain executive officers of Valley will become fully vested in their right to receive retirement benefits under Valley’s Supplemental Retirement Plan.

•	BNC will generally indemnify each officer and director of Valley against certain liabilities arising from their acts or omissions before the merger, for a period of six years following the Effective Time and will provide liability insurance to such persons during that 6-year period in coverage amounts that can be purchased for up to 200% of the current annual premium of Valley’s liability insurance.

These interests are discussed in more detail in the section entitled “The Merger—Valley’s Directors and Officers Have Financial Interests in the Merger” beginning on page [•]. The Valley Board was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of Valley Equity Awards (see page [•])

The merger agreement provides that all outstanding stock options granted by Valley, whether vested or not, will be cancelled at the Effective Time and the holder thereof will be paid in cash (without interest and less applicable taxes and withholdings) an amount equal to the product of (a) the number of shares of Valley common stock subject to such stock option times (b) the difference between (i) the imputed cash value per share of Valley common stock pursuant to the exchange and conversion provisions of the merger agreement, as applicable (with shares of BNC common stock being valued based upon the closing price of such shares on the second to last trading day prior to the effective date of the merger), and (ii) the exercise price of each respective stock option. Notwithstanding the foregoing, the employees of Valley who continue in such capacities with BNC or the Bank after the Effective Time will each receive a replacement option, or a Replacement Option, to acquire, on the same terms and conditions as were applicable under such Valley stock option and at an exercise price adjusted to account for the exchange ratio, the number of shares of BNC common stock equal to (a) the number of shares of Valley common stock subject to the Valley stock option multiplied by (b) the exchange ratio.

The vesting of all Valley restricted stock awards will accelerate upon consummation of the merger. As of the record date, Mr. Gutshall was the only executive officer of Valley who held restricted stock, and he held 19,942 shares, as disclosed in the table entitled “Security Ownership of Certain Beneficial Owners and Management of Valley” on page [•].

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Regulatory Approvals (see page [•])

BNC and Valley must obtain all regulatory approvals, waivers and non-objections required to complete the transactions contemplated by the merger agreement. These approvals include approval from the FDIC, the NCCOB, and the Federal Reserve. Approval or non-objection by the regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Valley shareholders. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page [•].

Conditions to Completion of the Merger (see page [•])

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the merger agreement and any other matters required to be approved by Valley shareholders for consummation of the merger shall have been duly approved by the requisite vote of the Valley shareholders;

•	the stock issuance shall have been duly approved by the requisite vote of the BNC shareholders;

•	all required regulatory approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the BNC Board reasonably determines in good faith would have a material adverse effect on BNC taking into account the consummation of the merger in making such determination;

•	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by the merger agreement;

•	the Registration Statement shall have become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the shares of BNC common stock to be issued in the merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

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•	BNC shall have executed and delivered, subject to the effectiveness of the merger, all supplemental and amended documents required to be executed by BNC to effect BNC’s assumption, at the Effective Time, of all of Valley’s obligations under the indentures relating to subordinated debentures issued by Valley (and held by Valley Statutory Trust I, Valley Statutory Trust II and Valley Statutory Trust III), BNC’s execution of any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III, and BNC’s performance of Valley’s obligations with respect to the subordinated debentures and trust preferred securities issued by Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III (which we collectively refer to as the “TRUPs Assumption”);

•	each party’s representations and warranties in the merger agreement shall be true and correct, subject to the standard set forth in the merger agreement, as of the date of the merger agreement and as of the effective date of the merger as though made on and as of the effective date of the merger;

•	each party shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Effective Time;

•	each party shall have received a legal opinion of its counsel as to the tax-free nature of the merger;

•	in the case of Valley, receipt by certain of Valley’s executive officers of certain payments pursuant to employment and change in control severance agreements of Valley;

•	in the case of Valley, the Bank shall have entered into, effective upon closing of the merger, the employment agreement with Ellis L. Gutshall, and employment agreements with key loan production personnel of Valley; and

•	in the case of BNC, all of the directors of Valley and Valley Bank shall have entered into a support agreement (in the form attached as Exhibit B to the merger agreement) and a non-compete agreement (in the form attached as Exhibit C to the merger agreement).

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page [•])

Valley has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than BNC, and to certain related matters. The merger agreement does not, however, prohibit Valley from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

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Termination (see page [•])

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual consent of BNC and Valley, if the board of directors of each party so determines;

•	by either BNC or Valley (if such party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if its board of directors so determines, in the event of either: (i) a breach by the other party of any representation or warranty contained in the merger agreement (subject to the standard set forth in the merger agreement), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained in the merger agreement, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•	by either BNC or Valley, if its board of directors so determines, in the event that the merger is not consummated by September 30, 2015, except to the extent that the failure of the merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to the merger agreement;

•	by BNC (provided that BNC is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if conditions in the merger agreement relating to Valley’s representations and warranties and performance of obligations have not been satisfied by Valley within a specified time period (and cannot be, or have not been, cured by Valley within 30 days after the giving of written notice of such failure) and have not been waived by BNC;

•	by Valley (provided that Valley is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if conditions in the merger agreement relating to BNC’s representations and warranties and performance of obligations have not been satisfied by BNC within a specified time period (and cannot be, or have not been, cured by BNC within 30 days after the giving of written notice of such failure) and have not been waived by Valley;

•	by BNC or Valley, if its board of directors so determines, in the event (i) the approval of any governmental authority required for consummation of the merger shall have been denied by final nonappealable action of such governmental authority or (ii) any required shareholder approval is not obtained at the BNC annual meeting or the Valley annual meeting;

•	by BNC, at any time prior to the Valley annual meeting, if the Valley Board shall have failed to make its recommendation regarding approval of the merger agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of BNC;

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•	by Valley, at any time prior to the Buyer annual meeting, if required, if the BNC Board shall have failed to make its recommendation regarding approval of the stock issuance, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Valley;

•	by Valley, if the Valley Board so determines, at any time prior to the Valley annual meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal (as defined in the merger agreement) that was received and considered by Valley in compliance with the merger agreement and that would, if consummated, result in a transaction that is more favorable to Valley’s shareholders from a financial point of view than the merger (a “Superior Proposal”); provided, that (i) the merger agreement may be terminated by Valley pursuant to this provision only after the fifth business day following BNC’s receipt of written notice from Valley advising BNC that Valley is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, BNC does not make an offer to Valley that the Valley Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Valley pays the $3.5 million termination fee; or

•	by Valley, if the Valley Board so determines, at any time during the five-day period commencing with the fifth trading day immediately preceding the effective date of the merger, the price of the BNC common stock declines below a specified threshold.

Termination Fee (see page [•])

Valley must pay BNC a termination fee of $3.5 million if:

•	Valley terminates the merger agreement to enter into an agreement with respect to a Superior Proposal; or

•	BNC terminates the merger agreement prior to the Valley annual meeting because the Valley Board failed to make its recommendation regarding approval of the merger agreement, withdrew such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of BNC, and prior to that date that is 12 months after such termination, Valley or any of its subsidiaries enters into any Acquisition Agreement (as defined in the merger agreement) or any Acquisition Proposal is consummated.

NASDAQ Listing (see page [•])

BNC will cause the shares of BNC common stock, which are to be issued to the holders of record of Valley common stock, to be authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the Effective Time.

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Accounting Treatment (see page [•])

BNC will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

BNC Annual Meeting (see page [•])

The annual meeting of BNC shareholders will be held at String & Splinter, 305 W. High Avenue, High Point, North Carolina 27262, on May 28, 2015, at 4:00 p.m. local time. At the annual meeting, BNC shareholders will be asked to vote on:

•	the stock issuance proposal;

•	the BNC directors proposal;

•	the BNC say on pay proposal;

•	the BNC auditor proposal;

•	the BNC adjournment proposal; and

•	any other matters as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

Holders of BNC common stock as of the close of business on April 13, 2015 are entitled to notice of and to vote at the BNC annual meeting. As of the record date, there were [•] shares of BNC common stock outstanding and entitled to vote held by approximately [•] holders of record. Each BNC shareholder can cast one vote for each share of BNC common stock owned on the record date.

As of the record date, directors and executive officers of BNC and their affiliates owned and were entitled to vote [•] shares of BNC common stock, representing approximately [•]% of the shares of BNC outstanding and entitled to vote on that date. As of the record date, Valley did not own or have the right to vote any of the outstanding shares of BNC common stock.

Valley Annual Meeting (see page [•])

The annual meeting of Valley shareholders will be held at The Shenandoah Club, at 24 Franklin Road, S.W., Roanoke, Virginia 24011, on May 28, 2015, at 10:00 a.m. local time. At the annual meeting, Valley shareholders will be asked to vote on:

•	the merger agreement proposal;

•	the Valley directors proposal;

•	the Valley say on pay proposal;

•	the say on golden parachute proposal;

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•	the Valley auditor proposal;

•	the Valley adjournment proposal; and

•	any other matters as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

Holders of Valley common stock as of the close of business on [•], 2015 will be entitled to vote at the annual meeting. As of the record date, there were [•] shares of Valley common stock outstanding and entitled to notice and to vote held by approximately [•] holders of record. Each Valley shareholder can cast one vote for each share of Valley common stock owned on the record date.

As of the record date, directors and executive officers of Valley and their affiliates owned and were entitled to vote [•] shares of Valley common stock, representing approximately [•]% of the shares of Valley outstanding and entitled to vote on that date. As of the record date, BNC did not own or have the right to vote any of the outstanding shares of Valley common stock.

Required Shareholder Votes (see pages [•] and [•])

In order to approve the merger agreement, the holders of at least two-thirds of the outstanding shares of Valley common stock entitled to be cast at the Valley annual meeting must vote in favor of the merger agreement. In order to approve the stock issuance in connection with the merger, a majority of the votes cast on the stock issuance proposal at the BNC annual meeting must be voted in favor of the proposal.

No Restrictions on Resale

All shares of BNC common stock received by Valley shareholders in the merger will be freely tradable, except that shares of BNC received by persons who are or become affiliates of BNC for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page [•])

BNC common stock is listed and trades on the Nasdaq Capital Market under the symbol “BNCN.” As of February 27, 2015, there were 32,693,214 shares of BNC common stock outstanding of which 4,820,844 were shares of non-voting common stock. BNC has approximately 3,107 shareholders of record.

Valley common stock is listed and trades on the Nasdaq Capital Market under the symbol “VYFC.” As of February 27, 2015, there were 4,942,218 shares of Valley common stock outstanding. Valley has approximately 356 shareholders of record. For more information, please see the section entitled “Market Price and Dividend Information, Related Shareholder Matters” beginning on page [•].

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Comparison of Shareholders’ Rights (see page [•])

The rights of Valley shareholders who continue as BNC shareholders after the merger will be governed by the articles of incorporation and bylaws of BNC rather than the articles of incorporation and bylaws of Valley. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page [•].

Risk Factors (see page [•])

Before voting at the BNC or Valley annual meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page [•] or described in BNC’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [•].

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s audited consolidated financial statements as of and for the years ended December 31, 2010 through 2014. You should read this information in conjunction with BNC’s audited consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page [•].

Selected Financial Data

(dollars in thousands, except per share data and non-financial information, shares in thousands)

	As of / For the Year Ended December 31,
	2014	2013	2012	2011	2010
Operating Data:
Total interest income	$158,142	$138,670	$113,515	$103,343	$95,010
Total interest expense	19,926	30,063	32,891	32,920	34,747
Net interest income	138,216	108,607	80,624	70,423	60,263
Provision for loan losses	7,006	12,188	22,737	18,214	26,382
Net interest income after provision for loan losses	131,210	96,419	57,887	52,209	33,881
Non-interest income	25,022	22,806	33,138	20,802	28,813
Non-interest expense	116,477	97,933	82,272	67,864	55,172
Income before income tax expense (benefit)	39,755	21,292	8,753	5,147	7,522
Income tax expense (benefit)	10,365	4,045	(1,700)	(1,783)	(204)
Net income	29,390	17,247	10,453	6,930	7,726
Less preferred stock dividends and discount accretion	—	1,060	2,404	2,404	2,196
Net income available to common shareholders	$29,390	$16,187	$8,049	$4,526	$5,530

Per Common Share Data:
Basic earnings per share	$1.01	$0.61	$0.48	$0.45	$0.62
Diluted earnings per share	1.01	0.61	0.48	0.45	0.61
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value	11.98	9.94	9.51	12.80	11.63
Tangible common book value(1)	9.41	8.66	8.20	9.60	8.49
Weighted average shares outstanding:
Basic	29,050	26,683	17,595	10,878	9,262
Diluted	29,152	26,714	17,599	10,894	9,337
Period-end common shares outstanding	32,599	27,303	24,650	9,101	9,053

Selected Period-End Balance Sheet Data:
Total assets	$4,072,508	$3,229,576	$3,083,788	$2,454,930	$2,149,932
Investment securities available-for-sale	269,290	270,417	341,539	282,174	352,824
Investment securities held-to-maturity	237,092	247,378	114,805	97,036	6,000
Portfolio loans	3,075,098	2,276,517	2,035,258	1,709,483	1,508,180
Allowance for loan losses	30,399	32,875	40,292	31,008	24,813
Goodwill	69,749	28,384	27,111	26,129	26,129
Deposits	3,396,397	2,706,730	2,656,309	2,118,187	1,828,070
Short-term borrowings	127,934	125,592	32,382	70,211	60,207
Long-term debt	133,814	101,509	88,173	93,713	97,713
Shareholders’ equity	390,388	271,330	282,244	163,855	152,224

Selected Average Balances:
Total assets	$3,561,719	$3,009,367	$2,544,718	$2,208,525	$2,027,261
Investment securities	495,251	483,984	353,040	339,067	352,099
Total loans	2,633,829	2,139,281	1,813,899	1,561,257	1,359,107
Total interest-earning assets	3,202,958	2,696,475	2,244,423	1,936,069	1,799,324
Interest-bearing deposits	2,579,633	2,236,046	2,002,595	1,770,106	1,613,886

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	As of / For the Year Ended December 31,
	2014	2013	2012	2011	2010
Total interest-bearing liabilities	2,783,555	2,429,817	2,126,818	1,914,179	1,765,391
Shareholders’ equity	323,183	269,123	212,955	156,968	149,959

Selected Performance Ratios:
Return on average assets(2)	0.83%	0.54%	0.32%	0.20%	0.27%
Return on average common equity(3)	9.09%	6.28%	5.11%	4.12%	5.47%
Return on average tangible common equity(4)	11.51%	7.50%	6.57%	5.88%	7.89%
Net interest margin(5)	4.56%	4.29%	3.85%	3.93%	3.65%
Average equity to average assets	9.07%	8.94%	8.37%	7.11%	7.40%
Efficiency ratio(6)	68.12%	70.67%	68.85%	70.09%	58.38%
Dividend payout ratio	19.80%	32.79%	41.67%	44.44%	32.26%

Asset Quality Ratios:
Allowance for loan losses to period-end portfolio loans(7)	0.99%	1.44%	1.98%	1.81%	1.65%
Allowance for loan losses to nonperforming loans(8)	122.95%	80.46%	58.04%	33.44%	25.96%
Nonperforming assets to total assets(9)	1.65%	2.74%	3.93%	6.57%	6.29%
Net loan charge-offs to average portfolio loans	0.30%	0.98%	1.74%	1.33%	1.39%

Capital Ratios:(10)
Total risk-based capital	12.21%	12.66%	13.91%	11.51%	13.01%
Tier 1 risk-based capital	11.26%	11.41%	12.77%	9.99%	11.19%
Leverage ratio	9.74%	8.96%	9.71%	7.38%	7.42%

Other Data:
Number of full service banking offices	48	39	35	30	23
Number of limited service offices	3	3	1	1	1
Number of full time employee equivalents	823	620	541	442	358

(1)          Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(2)          Calculated by dividing net income available to common shareholders by average assets.

(3)          Calculated by dividing net income available to common shareholders by average common equity.

(4)          Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)          Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $7.7 million, $7.2 million, $5.7 million, $5.6 million, and $5.4 million for the years ended December 31, 2014, 2013, 2012, 2011, and 2010, respectively.

(6)          Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.

(7)          Includes loans covered under loss-share agreements of $137.5 million, $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

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(8)          Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $11.1 million, $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(9)          Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $18.3 million, $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(10)          Capital ratios are for the Bank.

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Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share data, shares in thousands)

	As of/For the Year Ended December 31,
	2014	2013	2012	2011	2010
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$390,388	$271,330	$282,244	$163,855	$152,224
Less: Preferred stock (GAAP)	—	—	47,878	47,398	46,918
Intangible assets (GAAP)	83,701	34,966	32,193	29,115	28,445
Tangible common shareholders’ equity (non-GAAP)	306,687	236,364	202,173	87,342	76,861
Common shares outstanding	32,599	27,303	24,650	9,101	9,053
Tangible common book value per share (non-GAAP)	$9.41	$8.66	$8.20	$9.60	$8.49

Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$29,390	$16,187	$8,049	$4,526	$5,530
Plus: Amortization of intangibles net of tax (GAAP)	1,474	723	348	256	229
Tangible net income available to common shareholders (non-GAAP)	30,864	16,910	8,397	4,782	5,759
Average common shareholders’ equity (non-GAAP)	323,183	257,678	157,471	109,810	101,104
Less: Average intangible assets (GAAP)	55,026	32,361	29,581	28,433	28,072
Average tangible common shareholders’ equity (non-GAAP)	268,157	225,317	127,890	81,377	73,032
Return on average tangible common equity (non-GAAP)	11.51%	7.50%	6.57%	5.88%	7.89%

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF VALLEY

Selected Financial Data

(in thousands except per share data)

	2014	2013	2012	2011	2010
For the Year
Net interest income	$27,856	$27,055	$25,641	$24,310	$21,063
Noninterest income	5,468	4,756	5,290	4,009	2,793
Revenue, net of interest expense	33,324	31,811	30,931	28,319	23,856
Noninterest expense	22,671	22,558	21,508	20,175	17,918
Provision for loan losses	1,369	(465)	398	224	1,127
Tax provision	2,685	2,883	2,536	2,232	1,318
Net income	$6,599	$6,835	$6,489	$5,688	$3,493
Preferred dividends and accretion of warrants	0	634	986	968	959
Net income to common shareholders	$6,599	$6,201	$5,503	$4,720	$2,534
Per Common Share
Basic net income	$1.37	$1.30	$1.16	$1.00	$0.54
Diluted net income	1.35	1.26	1.14	1.00	0.54
Cash dividends declared	0.16	0.14	0.035	0.00	0.00
At Year-End
Assets	$901,399	$825,346	$764,584	$773,504	$767,588
Securities	177,737	181,853	150,472	189,235	153,528
Loans, gross	618,272	570,360	541,953	508,586	544,294
Reserve for loan losses	(6,500)	(7,200)	(8,060)	(9,650)	(11,003)
Deposits	717,025	677,035	621,101	630,708	627,412
Securities under agreement to repurchase	29,778	22,397	19,745	18,646	17,296
FHLB Borrowings	58,000	43,000	38,000	43,000	48,000
Junior subordinated debentures	27,356	27,476	16,496	16,496	16,496
Total shareholders’ equity	60,240	48,920	64,231	60,113	53,928
Ratios
Return on average assets	0.77%	0.86%	0.83%	0.73%	0.46%
Return on average equity	11.54%	11.06%	10.31%	9.88%	6.49%
Dividend payout ratio	11.85%	11.11%	3.07%	0.00%	0.00%
Average equity to average assets	6.46%	7.59%	8.21%	7.44%	7.20%

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MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS

BNC common stock is listed and trades on the Nasdaq Capital Market under the symbol “BNCN.” As of February 27, 2015, there were 32,693,214 shares of BNC common stock outstanding (of which 4,820,844 were shares of non-voting common stock), which were held by 3,107 holders of record, and on such date (or within 60 days of that date) there were outstanding exercisable options and other rights to purchase or acquire shares for 409,686 additional shares of BNC common stock.

Valley common stock is also listed and trades on the Nasdaq Capital Market under the symbol “VYFC.” As of February 27, 2015, there were 4,942,218 shares of Valley common stock outstanding, which were held by 356 holders of record, and on such date (or within 60 days of that date) there were outstanding exercisable options and other rights to purchase or acquire shares for 52,123 additional shares of Valley common stock.

The following table shows, for the indicated periods, the high and low sales prices per share for both BNC and Valley common stock, as reported on the Nasdaq Capital Market, and dividends declared and paid per share of BNC and Valley common stock.

	BNC			Valley
	High	Low	Dividend Declared	High	Low	Dividend Declared
2013
First Quarter	$ 10.10	$ 7.85	$ 0.05	$ 9.50	$ 8.57	$ 0.035
Second Quarter	11.47	9.56	0.05	12.20	8.86	0.035
Third Quarter	14.35	11.26	0.05	11.68	9.50	0.035
Fourth Quarter	17.34	11.67	0.05	11.50	9.58	0.035
2014
First Quarter	$ 18.90	$ 16.36	$ 0.05	$ 11.50	$ 10.55	$ 0.04
Second Quarter	18.95	15.63	0.05	13.50	11.01	0.04
Third Quarter	17.69	15.66	0.05	13.05	11.82	0.04
Fourth Quarter	17.86	15.51	0.05	20.00	12.11	0.04
2015
First Quarter (through March 3, 2015)	$ 17.40	$ 15.52	$ 0.05	$ 19.90	$ 18.52	$ 0.04

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On November 14, 2014, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of BNC common stock as reported on the Nasdaq Capital Market were $17.43 and $16.75, respectively, and the high and low sales prices of shares of Valley common stock as reported on the Nasdaq Capital Market were both $13.31. On [•], 2015, the last practicable trading day before the date of this joint proxy statement/prospectus, the high and low sales prices of shares of BNC common stock as reported on the Nasdaq Capital Market were $[•] and $[•], respectively, and the high and low sales prices of shares of Valley common stock as reported on the Nasdaq Capital Market were $[•] and $[•], respectively.

Valley shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the merger.

The ability of the BNC Board to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent annual cash dividend being $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock paid on February 27, 2015.

Valley is a legal entity, separate and distinct from its subsidiaries. A significant portion of Valley’s revenues result from dividends paid to it by Valley Bank. There are various legal limitations applicable to the payment of dividends by Valley Bank to Valley and to the payment of dividends by Valley to its shareholders. As a Virginia banking institution, Valley Bank may not declare a dividend in excess of its accumulated retained earnings without approval of the Virginia Bureau of Financial Institutions. The Virginia Stock Corporation Act also prohibits the payment of a dividend if, after giving it effect, Valley would not be able to pay its debts as they become due in the usual course of business.

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Under the current supervisory practices of Valley Bank’s regulatory agencies, Valley should inform and consult with its regulators reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to Valley’s capital structure. In addition, prior approval from those agencies is required if cash dividends declared in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by Valley or Valley Bank may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Valley Bank may not declare or pay any dividend if, after making the dividend, it would be “undercapitalized” under federal banking regulations. Bank regulatory agencies also have the authority to prohibit Valley or Valley Bank from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of the Valley, or Valley Bank, could be deemed to constitute such an unsafe or unsound practice.

Valley also will be subject to limit on dividend payments if an event of default has occurred or if Valley is deferring interest payments on trust preferred securities.

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SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

The merger will be accounted for as an acquisition of Valley by BNC using the acquisition method of accounting. See “The Merger—Accounting Treatment” on page [•]. The following tables present, as at the dates and for the periods indicated, selected unaudited pro forma combined consolidated financial information and explanatory notes, and include the impact of the merger on BNC’s historical financial positions and results of operations. The unaudited pro forma combined consolidated balance sheet data and unaudited pro forma combined consolidated statements of income have been prepared to give effect to the merger as if the merger was completed on January 1, 2014.

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with BNC’s and Valley’s audited consolidated financial statements as of and for the year ended December 31, 2014.

The following selected unaudited pro forma combined consolidated financial information is for illustrative purposes only and does not purport to indicate the financial results of the combined company had the merger taken place on January 1, 2014, and is not intended to be a projection of future results. It does not represent the impact of possible business model changes or potential changes to asset valuations due to changes in market conditions. The unaudited pro forma combined consolidated financial information also does not consider any potential impacts of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. Future results are anticipated to vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” on page [•]. The following selected unaudited pro forma combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Consolidated Financial Statements” and related notes included on page [•] of this joint proxy statement/prospectus.

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As of and
for the Year
Ended
December 31, 2014

Consolidated Statements of Income
Total interest income	$214,524
Total interest expense	24,620
Net interest income	189,904
Provision for loan losses	8,882
Non-interest income	32,939
Non-interest expense	140,678
Income before income tax expense	73,283
Income tax expense	21,696
Net income	$51,587
Net income available to common shareholders	$51,587

Common Share Data
Basic earnings per share	$1.34
Diluted earnings per share	1.34
Cash dividends per share	0.20

Consolidated Balance Sheet
Investment securities	$684,119
Loans held for sale	37,280
Loans	3,673,661
Total assets	5,026,155
Deposits	4,114,592
Borrowings	379,617
Common shareholders' equity	491,051

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table shows per share data regarding net income, book value and cash dividends for (a) BNC and Valley on a historical basis, (b) BNC on a pro forma combined basis and (c) Valley on a pro forma equivalent basis. The pro forma earnings per share information and pro forma book value per share information was computed as if the merger had been completed on January 1, 2014.

The following pro forma information has been derived from and should be read in conjunction with BNC’s and Valley’s audited consolidated financial statements as at and for the year ended December 31, 2014. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with “Unaudited Pro Forma Combined Consolidated Financial Statements” on page [•] of this joint proxy statement/prospectus.

	BNC Historical	Prior Acquisition Pro Forma (1)	BNC and Prior Acquisitions Pro Forma Combined	Valley Historical	BNC, Prior Acquisitions and Valley Pro Forma Combined	Pro Forma Equivalent Valley Share (2)

Year ended December 31, 2014

Net income from continuing operations	$29,390	$13,430	$42,820	$6,599	$51,587	$7,815

Net income available to common shareholders
Basic earnings per common share	1.01	3.72	1.31	1.37	1.34	0.20
Diluted earnings per common share	1.01	3.72	1.31	1.35	1.34	0.20
Dividends paid:
Common	5,738	793	6,531	771	6,929	1,050

Common book value, fully converted as of December 31, 2014	11.98	N/A	N/A	12.21	12.77	12.77

(1)	Includes the effect of the purchase accounting and pro forma adjustments of South Street Financial Corp. (“South Street”), Community First Financial Group, Inc. (“Community First”) and Harbor Bank Group, Inc. (“Harbor”) mergers, as well as associated transaction costs, if the mergers were consummated on January 1, 2014.

(2)	Calculated based on Pro Forma Combined multiplied by the allocable percentage of Valley shares.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, Valley and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or Valley to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or Valley in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the merger may be lower than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	diversion of management time on merger-related issues;

•	the ability to obtain required governmental and Valley shareholder approvals, and the ability to complete the merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;

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•	possible changes in monetary and fiscal policies, and laws and regulations;

•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in this joint proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

Additional factors that could cause BNC’s results to differ materially from those described in the forward-looking statements can be found in BNC’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” on page [•]. All subsequent written and oral forward-looking statements concerning the merger or other matters and attributable to BNC or Valley or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this joint proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BNC and Valley undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” commencing on page [•] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by BNC for the year ended December 31, 2014, and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption of the merger agreement.

Risks Related to the Merger

Valley shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of BNC than they had on Valley before the merger.

Valley shareholders will have a much smaller percentage ownership interest and effective voting power in BNC compared to their ownership interest and voting power in Valley prior to the merger. Consequently, shareholders of Valley will have significantly less influence on the management and policies of BNC after the merger than they now have on the management and policies of Valley. In addition, under the merger agreement, only one individual from the Valley Board will become a director of BNC following the Effective Time. If the merger is consummated, current Valley shareholders will own between approximately 14.6% and 18.1% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former Valley shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

Because the market price of BNC common stock will fluctuate, Valley common stock shareholders will not know the value of the BNC common stock they will receive in the merger until the Effective Time.

Each share of Valley common stock will be converted into the right to receive $20.50 for each share of Valley common stock, payable in shares of BNC common stock, based on the VWAP prior to the closing of the merger, subject to minimum and maximum exchange ratios. Based on fluctuations in the value of BNC common stock prior to the Effective Time, however, the value of shares of BNC common stock delivered for each such share of Valley common stock may be greater than, less than, or equal to, $20.50. Changes in the price of the BNC common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in BNC’s business, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond BNC’s control.

As a result of changes in BNC’s stock price, the market value of the shares of BNC common stock that Valley shareholders receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this joint proxy statement/prospectus, on the date of the Valley annual meeting or on the date on which Valley shareholders actually receive their shares of BNC common stock. Accordingly, at the time of the Valley annual meeting, Valley shareholders will not know or be able to calculate the exact market value of BNC common stock that they will receive upon completion of the merger.

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We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and Valley. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and Valley. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

BNC and Valley have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Valley and BNC during that transition period and on the combined company after the completion of the merger.

BNC and Valley will incur significant transaction and merger-related integration costs in connection with the merger.

BNC and Valley expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. BNC and Valley are continuing to assess the impact of these costs. Although BNC and Valley believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of BNC common stock after the merger may be affected by factors different from those affecting the shares of Valley or BNC currently.

The businesses and current markets of BNC and Valley differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or Valley. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” on page [•]. For a discussion of the business of Valley and of certain factors to consider in connection with its business, see “Information About Valley” beginning on page [•].

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The opinion obtained by Valley from Sandler O’Neill will not reflect changes in circumstances between signing the merger agreement and the closing of the merger.

Sandler O’Neill rendered an opinion, dated November 16, 2014, to address the fairness of the merger consideration from a financial point of view as of that date. Subsequent changes in the operations and prospects of BNC or Valley, general market and economic conditions and other factors that may be beyond the control of BNC and Valley, and on which the Sandler O’Neill opinion was based, may significantly alter the value of BNC or Valley or the prices of shares of BNC common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Valley currently does not anticipate asking Sandler O’Neill to update its opinion, the opinion will not address the fairness of the common stock merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Valley received from Sandler O’Neill, see “The Merger—Opinion of Financial Advisor to Valley” beginning on page [•]. For a description of the other factors considered by the Valley Board in determining to approve the merger, see “The Merger—Valley’s Reasons for the Merger and Recommendation of the Valley Board of Directors” beginning on page [•].

The merger agreement limits Valley’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Valley’s ability to discuss competing third-party proposals to acquire all or a significant part of Valley. In addition, Valley has agreed to pay BNC a termination fee of $3.5 million if the transaction is terminated because Valley decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Valley from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Valley than it might otherwise have proposed to pay.

Valley directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Valley shareholders.

Executive officers of Valley, together with Valley’s financial and legal advisors, negotiated the terms of the merger agreement with their counterparts at BNC, and Valley’s board of directors adopted and approved the merger agreement and recommend that Valley shareholders vote to approve the merger agreement on the terms set forth in the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Valley’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Valley shareholders. For example, BNC has entered into an employment agreement, effective upon closing of the merger, with Ellis L. Gutshall, President and Chief Executive Officer of Valley, for a term of three years after the merger to serve as Virginia Market President of the Bank. Certain executive officers of Valley will receive cash payments upon closing of the merger pursuant to Valley’s existing employment and change in control severance agreements. Certain executive officers of Valley will become fully vested in their right to receive retirement benefits under Valley’s Supplemental Retirement Plan. In addition, BNC is obligated under the merger agreement to provide to Valley’s directors and officers continuing indemnification and directors’ and officers’ liability insurance for six years following the merger. Furthermore, the vesting of outstanding stock options and restricted stock awards of Valley will accelerate upon closing of the merger, and all of the employees of Valley who continue in such capacities with BNC or the Bank will receive replacement options to purchase BNC common stock in exchange for their vested and unvested stock options to purchase Valley common stock. The shares underlying these unvested stock options for such executive officers are 13,600 in the aggregate. Although the members of each of the BNC Board and the Valley Board knew about these additional interests and considered them when they approved the merger agreement, you should understand that these and some other additional interests of Valley directors and executive officers may cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “The Merger—Valley’s Directors and Officers Have Financial Interests in the Merger” beginning on page [•] for information about these financial interests.

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The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or NASDAQ rules, the merger will not occur or will be delayed and each of BNC and Valley may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page [•]), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and Valley are obligated to complete the merger:

•	the stock issuance must be approved by the holders of a majority of the outstanding shares of BNC common stock represented in person or by proxy at the BNC annual meeting;

•	the merger agreement must be approved by the holders of two-thirds of the outstanding shares of Valley common stock as of the record date of the Valley annual meeting;

•	all required regulatory consents must be obtained; and

•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve, FDIC and NCCOB. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or of imposing additional costs or limitations on BNC following the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition and results of operations of each company may also be materially adversely affected.

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The merger may distract management of Valley and BNC from their other responsibilities.

The merger could cause the respective management groups of Valley and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the merger agreement is approved and the merger takes place.

Sales of substantial amounts of BNC common stock in the open market by former Valley shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of Valley will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of February 27, 2015, BNC had 32,693,214 shares of common stock outstanding, of which 4,820,844 were non-voting shares of common stock, and 409,686 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares within 60 days of such date. BNC will issue between 5,602,155 and 7,235,558 shares of its common stock in connection with the merger.

If the merger is completed and if Valley’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina, South Carolina and Virginia. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

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As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions including Valley, involves a number of risks, including the risks that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;

•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;

•	BNC’s announcement of additional transactions prior to completion of the merger could result in a delay in obtaining regulatory or shareholder approval for the merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;

•	BNC may not be able to obtain regulatory approval for an acquisition;

•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

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•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;

•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or

•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First National Bank in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets, which could be materially adverse to BNC’s results of operations and financial condition. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

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Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles, or GAAP, BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill impairment assessment at least annually. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and the second step, if necessary, measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas and in Virginia. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

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THE BNC ANNUAL SHAREHOLDERS MEETING

Date, Time and Place

BNC will hold its annual meeting of its shareholders at String & Splinter, 305 W. High Avenue, High Point, North Carolina 27262, at 4:00 p.m., local time on May 28, 2015.

Purpose of the Annual Meeting

At the annual meeting, BNC’s shareholders will be asked to consider and vote upon proposals to:

•	approve the stock issuance;

•	elect five persons who will serve as members of the BNC Board of Directors until BNC’s 2018 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	vote on a non-binding advisory resolution to approve BNC’s executive compensation;

•	ratify the appointment of Cherry Bekaert LLP as BNC’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

•	transact any other business that may properly be brought before the annual meeting.

Recommendation of the BNC Board of Directors

The BNC Board has determined that the merger is advisable and in the best interests of BNC and its shareholders and recommends that BNC’s shareholders vote “FOR” the stock issuance proposal, “FOR” each of the five director nominees, “FOR” the BNC say on pay proposal, “FOR” the BNC auditor proposal and “FOR” the BNC adjournment proposal.

Record Date and Voting Securities

The BNC Board has set the close of business on April 13, 2015 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. As of April 13, 2015, there were [•] shares of BNC common stock outstanding.

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Quorum and Voting Procedures; Votes Required for Approval

A quorum of the common stock must be present for business to be conducted at the annual meeting on the matters on which such holders are entitled to vote. For all matters to be voted on at the meeting by BNC’s shareholders, a quorum will consist of a majority of the outstanding shares of BNC’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to those shares held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. With the exception of the BNC auditor proposal, the proposals that BNC shareholders are being asked to vote on at the annual meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of BNC common stock you held of record on the record date on each matter brought before the annual meeting on which you are entitled to vote.

The stock issuance proposal, the BNC say on pay proposal, the BNC auditor proposal and the BNC adjournment proposal each require the vote of more shares cast in favor of the proposal than are cast against it. In the case of these proposals, abstentions and broker non-votes will have no effect on the vote.

With respect to the BNC directors proposal, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. Broker non-votes will have no effect on the vote count for this proposal.

Directors and executive officers of BNC, who are entitled to vote approximately 7.4% of BNC common stock as of February 27, 2015, are expected to vote for approval of the stock issuance.

Voting of Proxies

The enclosed proxy with respect to the BNC annual meeting is solicited by the BNC Board. The BNC Board has selected Richard D. Callicutt II and David Spencer to act as proxies with full power of substitution.

BNC requests that you sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

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All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner on the proposals on which such shareholder is entitled to vote (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR the stock issuance proposal;

•	FOR each of the five director nominees;

•	FOR the BNC say on pay proposal;

•	FOR the BNC auditor proposal; and

•	FOR the BNC adjournment proposal.

As of the date of this joint proxy statement/prospectus, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related BNC proxy card, other than the matters set forth in the notice of annual meeting of shareholders of BNC. If any other matter is properly presented at the BNC annual meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the BNC annual meeting. You may do this by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to BNC or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of BNC stock on behalf of their customers may not give a proxy to BNC to vote those shares without specific instructions from their customers.

If you are a BNC shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on any non-routine matter at the annual meeting (as described in “The BNC Annual Shareholders Meeting - Quorum and Voting Procedures; Votes Required for Approval” above).

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the BNC annual meeting in person.

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Revocability of Proxies

A shareholder may revoke an appointment of a proxy at any time before the annual meeting by:

•	sending a signed notice of revocation to David Spencer, BNC’s Chief Financial Officer, at BNC’s principal executive offices at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265;

•	sending a new, valid proxy bearing a later date to David Spencer at the address indicated above;

•	using the Internet or telephone as of a date subsequent to the prior Internet or telephone use; or

•	if a shareholder of record, attending the annual meeting and announcing the shareholder’s intention to vote in person.

If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker if you want to revoke your proxy.

Solicitation of Proxies

BNC will pay the cost of preparing, assembling and mailing this joint proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails and the Internet, appointments of proxy may be solicited in person or by telephone by BNC’s officers, directors and employees without additional compensation. BNC will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of BNC’s common stock.

BNC has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000. BNC will bear the costs of soliciting proxies on its behalf.

THE BNC PROPOSALS

Proposal 1 - Approval of the Stock Issuance

Under the NASDAQ Listing Rules, a company listed on NASDAQ is required to obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If we complete the merger, the number of shares of BNC common stock issued in the merger will exceed 20% of the shares of BNC common stock outstanding before such issuance. Accordingly, BNC must obtain the approval of BNC shareholders for the issuance of shares of BNC common stock in connection with the merger.

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THE BNC BOARD UNANIMOUSLY RECOMMENDS THAT BNC SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

Proposal 2 - Election of Directors

General

BNC’s bylaws provide that so long as the number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in the number of directors per class. Each class of directors is elected for a three-year staggered term. BNC’s Board of Directors has currently set the number of directors at 14. One class of directors is voted on annually. If elected, each of the director nominees will serve a three-year term.

BNC’s bylaws provide that in order to be eligible for consideration at the Annual Meeting, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee or the BNC Board, must be in writing and must be delivered to the Secretary of BNC not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of BNC not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The following provides information about the four nominees for election to the BNC Board for three-year terms. Information about the nine continuing directors can be found under the heading “DIRECTORS AND EXECUTIVE OFFICERS - Board of Directors” in this joint proxy statement/prospectus.

Nominees for Terms Ending as of the 2018 Annual Meeting (Three-Year Term)

Charles T. Hagan III, age 66, is an attorney and has been a member of Hagan Davis Mangum Barrett & Langley PLLC from May 2007 to the present. Prior to May 2007, he was an attorney and member at Nexsen, Pruet, Adams, Kleemeier PLLC. He has served as a director of the Bank and BNC since 2006 and has over 10 years of banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University. He has attended Director Assemblies and Directors College with the North Carolina Banking Association (“NCBA”) and numerous NCBA seminars.

W. Swope Montgomery, Jr., age 66, is the former President and Chief Executive Officer of BNC and Chief Executive Officer of the Bank. He has served as a director of the Bank since 1991 and of BNC since 2002 and has over 40 years of banking experience. Mr. Montgomery retired from his positions with BNC and the Bank in June 2013 but remains on the BNC Board as Vice Chairman. He earned a B.A. degree from the University of North Carolina at Chapel Hill and has attended numerous seminars and Directors College with the NCBA.

Richard D. Callicutt II, age 56, is the President and Chief Executive Officer of BNC and the Bank. He has served as a director of the Bank and BNC since 2003 and has over 31 years of banking experience. Mr. Callicutt earned a B.S. degree from High Point University. He has attended numerous seminars and Directors College with the NCBA.

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Robert A. Team, Jr., age 59, is the President of Carolina Investment Properties, Inc. He has served as a director of the Bank since 2000 and of BNC since 2002 and has over 15 years of banking experience. Mr. Team earned a B.S. degree from Wake Forest University. He has attended numerous seminars and Directors College with the NCBA.

James T. Bolt, Jr., age 66, formerly an Executive Vice President of the Bank, retired December 31, 2014. He was the former CEO and President of First Trust and, on December 1, 2012, joined the BNC Board after the Bank acquired First Trust in 2012. Mr. Bolt was elected to a two-year term on the BNC Board at the Annual Meeting of Shareholders in May 2013. Mr. Bolt has 43 years of banking experience and served as President and CEO of First Trust for 13 years. Mr. Bolt received a B.S. in Business Administration from East Carolina University. He is also a graduate of Stonier Graduate School of Banking and has attended the NCBA Directors College. He is active in civic and charitable endeavors and currently serves as a member of the North Carolina Banking Commission.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the BNC Board. In no circumstance will any proxy be voted for more than two nominees who are not named in this joint proxy statement/prospectus. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees. An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

THE BNC BOARD UNANIMOUSLY RECOMMENDS THAT BNC SHAREHOLDERS VOTE “FOR” EACH OF THE FIVE DIRECTOR NOMINEES.

Proposal 3 - Say on Pay

Currently, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted during July 2010, and rules adopted by the Securities and Exchange Commission (“SEC”) under the Dodd-Frank Act, at least once every three years, BNC is required to give its shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of BNC’s named executive officers whose compensation is disclosed in BNC’s annual meeting proxy statements in accordance with SEC rules and regulations. At the Annual Meeting of BNC Shareholders in May 2013, our shareholders voted, as recommended by the BNC Board, to hold a “Say on Pay” vote annually. Consequently, in 2015, we are once again giving shareholders the opportunity to approve BNC’s executive compensation in this Proposal 3.

We believe that our 2014 compensation policies and procedures are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of BNC and the Bank, to reflect the attainment of short-and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers and to align to the greatest extent possible interests of management and shareholders. These policies and procedures are described in detail on pages [•] of this joint proxy statement/prospectus. At the 2014 Annual Meeting of Shareholders, 98% of the votes cast voted in favor of the advisory vote on BNC’s executive compensation.

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Proposal 3 gives you, as a shareholder, the opportunity to vote on the compensation of our named executive officers through the following resolution:

“RESOLVED, that the shareholders of BNC Bancorp approve on an advisory basis BNC’s executive compensation, as described in the Compensation Discussion and Analysis section and the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this joint proxy statement/prospectus.”

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Compensation Committee and the BNC Board, but will not be binding. However, the Compensation Committee will seriously consider the outcome of the vote when determining future executive compensation arrangements.

THE BNC BOARD UNANIMOUSLY RECOMMENDS THAT BNC SHAREHOLDERS VOTE “FOR” THE BNC SAY ON PAY PROPOSAL.

Proposal 4 - Ratification of Independent Registered Public Accounting Firm

The Audit and Compliance Committee of the BNC Board has appointed Cherry Bekaert LLP (“Cherry Bekaert”) as the independent registered public accounting firm to audit the consolidated financial statements of BNC for the fiscal year ending December 31, 2015, subject to ratification by BNC’s shareholders. Representatives of Cherry Bekaert are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees. For 2014 and 2013, we incurred aggregate fees of $450,786 and $292,202, respectively, for the audits of BNC’s consolidated financial statements, reviews of BNC’s quarterly consolidated financial statements and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. We incurred aggregate audit-related fees of $16,000 in 2014 and $19,130 in 2013 for assurance services related to the audits of our employee benefit plan.

Tax Fees. We did not incur any fees payable to Cherry Bekaert for tax services for fiscal years 2014 and 2013.

All Other Fees. We did not incur any fees payable to Cherry Bekaert for any other services for the fiscal years 2014 and 2013.

Audit and Compliance Committee Pre-Approval Policies and Procedures

The fees billed by Cherry Bekaert are pre-approved by our Audit and Compliance Committee in accordance with the policies and procedures for the Audit and Compliance Committee set forth in the committee’s charter. The Audit and Compliance Committee typically pre-approves all audit and non-audit services provided by BNC’s independent registered accounting firm and may not engage the independent registered accounting firm to perform any prohibited non-audit services. For 2014 and 2013, one hundred percent of the total fees paid for audit and audit related services were pre-approved.

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The Audit and Compliance Committee reviews the non-audit services performed by Cherry Bekaert, if any, and determines whether the rendering of non-audit professional services by Cherry Bekaert, as identified above, is compatible with maintaining Cherry Bekaert’s independence.

THE BNC BOARD UNANIMOUSLY RECOMMENDS THAT BNC SHAREHOLDERS VOTE “FOR” THE BNC AUDITOR PROPOSAL.

Proposal 5 - Adjournment of the Annual Meeting

If BNC does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement, it may propose to adjourn the annual meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger agreement. BNC does not currently intend to propose adjournment of the annual meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the annual meeting for the purpose of soliciting additional proxies is submitted to the BNC shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the annual meeting, whether or not a quorum is present.

THE BNC BOARD UNANIMOUSLY RECOMMENDS THAT BNC SHAREHOLDERS VOTE “FOR” THE BNC ADJOURNMENT PROPOSAL.

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THE VALLEY ANNUAL SHAREHOLDERS MEETING

Date, Time and Place

Valley will its annual meeting of its shareholders at The Shenandoah Club, at 24 Franklin Road, S.W., Roanoke, Virginia 24011, at 10:00 a.m., local time on May 28, 2015.

Purpose of the Annual Meeting

At the annual meeting, Valley’s shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement between BNC and Valley and the merger of Valley with and into BNC;

•	elect three persons who will serve as members of the Valley Board of Directors until Valley’s 2018 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	vote on a non-binding advisory resolution to approve Valley’s executive compensation;

•	vote on a non-binding advisory resolution to approve certain compensation that may become payable to Valley’s named executive officers in connection with the merger;

•	ratify the appointment of Elliott Davis Decosimo, LLC as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

•	transact any other business that may properly be brought before the annual meeting.

Recommendation of the Valley Board of Directors

The Valley Board has determined that the merger is advisable and in the best interests of Valley and its shareholders and recommends that Valley’s shareholders vote “FOR” the merger agreement proposal, “FOR” each of the three director nominees, “FOR” the Valley say on pay proposal, “FOR” the say on golden parachute proposal, “FOR” the Valley auditor proposal and “FOR” the Valley adjournment proposal.

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Record Date and Voting Securities

The Valley Board has set the close of business on [•], 2015 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. As of [•], 2015, there were [•] shares of Valley common stock outstanding.

Quorum and Voting Procedures; Votes Required for Approval

A quorum of the common stock must be present for business to be conducted at the annual meeting on the matters on which such holders are entitled to vote. For all matters to be voted on at the meeting by Valley’s shareholders, a quorum will consist of a majority of the outstanding shares of Valley’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to those shares held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. With the exception of the Valley auditor proposal, the proposals that Valley shareholders are being asked to vote on at the annual meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of Valley common stock you held of record on the record date on each matter brought before the annual meeting on which you are entitled to vote.

Approval of the merger agreement proposal requires the affirmative vote of two-thirds of all shares of Valley common stock entitled to vote at the annual meeting voting together as one voting group. In the case of this proposal, abstentions and broker non-votes will have the same effect as a vote against the merger.

With respect to the Valley directors proposal, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. Broker non-votes will have no effect on the vote count for this proposal.

The Valley say on pay proposal, say on golden parachute proposal, Valley auditor proposal and Valley adjournment proposal each require the vote of more shares cast in favor of the proposal than are cast against it. In the case of these proposals, abstentions and broker non-votes will have no effect on the vote.

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Directors and executive officers of Valley, who are entitled to vote approximately 26.9% of Valley common stock as of February 13, 2015, are expected to vote for approval of the merger agreement.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Valley entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of Valley agreed, among other things, to vote (or cause to be voted), all the shares over which he or she has sole voting authority, in favor of the approval of the merger agreement at the annual meeting of the Valley shareholders. As of February 13, 2015, the directors of Valley were entitled to vote 1,288,122 shares, or approximately 26.1% of the outstanding shares of Valley common stock. The support agreements will terminate if the merger agreement is terminated. A copy of the form of this support agreement is attached as Exhibit B to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. Valley shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the Valley annual meeting is solicited by the Valley Board. The Valley Board has selected [•], to act as proxy with full power of substitution.

Valley requests that you sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner on the proposals on which such shareholder is entitled to vote (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR the merger agreement proposal;

•	FOR each of the three director nominees;

•	FOR the Valley say on pay proposal;

•	FOR the say on golden parachute proposal;

•	FOR the Valley auditor ratification proposal; and

•	FOR approval of the proposal to adjourn the annual meeting to solicit additional proxies, if necessary.

As of the date of this joint proxy statement/prospectus, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Valley proxy card, other than the matters set forth in the notice of annual meeting of shareholders of Valley. If any other matter is properly presented at the Valley annual meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

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Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the Valley annual meeting. You may do this by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Valley or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Valley stock on behalf of their customers may not give a proxy to Valley to vote those shares without specific instructions from their customers.

If you are a Valley shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on any non-routine matter at the annual meeting (as described in “The Valley Annual Shareholders Meeting - Quorum and Voting Procedures; Votes Required for Approval” above).

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Valley annual meeting in person.

Revocability of Proxies

A shareholder may revoke an appointment of a proxy at any time before the annual meeting by:

•	sending a signed notice of revocation to Kimberly B. Snyder, Valley’s Corporate Secretary, at Valley’s principal executive offices at 36 Church Avenue, S.W., Roanoke, Virginia 24011;

•	sending a new, valid proxy bearing a later date to Kimberly B. Snyder at the address indicated above;

•	using the Internet or telephone as of a date subsequent to the prior Internet or telephone use; or

•	if a shareholder of record, attending the annual meeting and announcing the shareholder’s intention to vote in person.

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If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker if you want to revoke your proxy.

Solicitation of Proxies

Valley will pay the cost of preparing, assembling and mailing this joint proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails and the Internet, appointments of proxy may be solicited in person or by telephone by Valley’s officers, directors, and employees without additional compensation. Valley will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of Valley’s common stock.

Valley has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $9,000. Valley will bear the costs of soliciting proxies on its behalf.

THE VALLEY PROPOSALS

Proposal 1 - Approval of the Merger Agreement

At the Valley annual meeting, shareholders of Valley will be asked to approve the merger agreement proposal providing for the merger of Valley with and into BNC. Shareholders of Valley should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Valley Board, by a unanimous vote of all directors, approved the merger agreement and the merger, to be advisable and in the best interests of Valley and its shareholders. See “The Merger—Valley’s Reasons for the Merger and Recommendation of the Valley Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Valley Board’s recommendation.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT VALLEY SHAREHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

Proposal 2 - Election of Directors

Valley’s directors are elected by a plurality of the votes of the shares represented in person or by proxy at the Valley annual meeting. Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality. Shares represented by proxy as to which the shareholder properly withheld authority to vote for a nominee will not be counted toward that nominee’s achievement of a plurality.

Valley’s articles of incorporation divide the Valley Board into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years. The current term of office of the Class C directors expires at the Valley annual meeting. The terms of office of the Class A and Class B directors will expire in 2016 and 2017, respectively.

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It is the intent of the named proxies, unless otherwise directed, to vote in favor of the election of each of the three nominees for Class C director whose names appear below. Each nominee has agreed to serve if elected. In the event any named nominee shall unexpectedly be unable to serve, proxies will be voted for the remaining named nominees and such other person or persons as may be designated by the Valley Board.

The following information is given with respect to the three nominees for election to the Valley Board at the Valley annual meeting. All of the nominees for re-election as directors currently serve as directors of Valley and of Valley Bank. The following biographical information discloses each nominee’s age, business experience and other directorships held during the past five years. It also includes the experiences, qualifications, attributes and skills that caused the nominating committee and the Valley Board to determine that the individual should serve as a director for Valley, and the year that each individual was first elected to the Valley Board or previously to the board of directors of Valley Bank. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Information about the nine continuing directors can be found under the heading “Valley’s Directors and Executive Officers” in this joint proxy statement/prospectus.

Nominees for Terms Ending as of the 2018 Annual Meeting (Class C)

Ellis L. Gutshall. Mr. Gutshall, age 64, has been a director of Valley since June 1996. He began his banking career in 1973 with First Virginia Banks, Inc., Falls Church, Virginia and was transferred to its Roanoke-based member bank in 1976 as head of commercial banking. While employed with the Roanoke-based member bank, he progressed to Executive Vice President in charge of all commercial banking and commercial credit underwriting activities. Mr. Gutshall joined Valley and Valley Bank during the organizational phase in 1995 as Chief Lending Officer and was named President and Chief Executive Officer of Valley and Valley Bank in June 1996. Under the direction and leadership of Mr. Gutshall, Valley has grown to over $900 million in assets and fourth in deposit market share within the Roanoke MSA. Banking related affiliations include current director and past chair of Community Bankers Bank, Richmond, current director of Virginia Bankers Association (VBA) Benefits Corporation, Richmond, director and past Chair of Virginia Association of Community Banks, Richmond and past director, BI Investments, Richmond (VBA brokerage unit). Mr. Gutshall currently serves on the Board of Richfield Retirement Community and the Roanoke Regional Chamber of Commerce. His directorships over the past five years include Valley, Valley Bank, Community Bankers Bank, Roanoke Valley Chapter-Red Cross, Greater Roanoke Valley Development Foundation, VBA Benefits Corporation, Virginia Association of Community Banks, Roanoke Regional Chamber of Commerce, and The Shenandoah Club. Mr. Gutshall is a 1973 graduate of Washington & Lee University with a B.A. in Economics and a 1990 graduate of the American Bankers Association Stonier Graduate School of Banking.

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Mason Haynesworth. Mr. Haynesworth, age 74, has been a director of Valley since June 1997. He is President of Personnel Administrate Enterprises, Inc. which performs accounting and payroll services for retail businesses. He was former Director - Specialized Audits for Norfolk Southern Corporation. Mr. Haynesworth is a certified internal auditor and a certified fraud examiner. He previously served as Vice Chairman of the Association of Certified Fraud Examiners, Austin, TX. Mr. Haynesworth currently serves as Chairman of the Audit Committee and also serves on the ALCO Oversight Committee. Mr. Haynesworth’s directorships over the past five years include Valley, Valley Bank, Boy’s Home, and the Foundation for Roanoke Valley. He received his BS in Accounting and Business Education from Hampton University, MBA from Virginia Tech, and is a graduate of Duke University’s Fuqua School of Business Management Development Program.

George W. Logan. Mr. Logan, age 70, has been a director of Valley since March 1994. A native of Salem, Virginia, Mr. Logan has 40 years of active general management and corporate finance experience. He has served as CEO and CFO of a $35 million family business and is currently designated the “Financial Expert” of the Audit Committee of a publicly held company. Additionally, Mr. Logan has served as an Audit and Executive Committee member of a $500 million publicly held industrial manufacturer; the Audit Committee chair of a $2.5 billion privately held logistics company; the co-founder and board chair of major privately held US trade publishing company; an adjunct faculty member of the UVA Darden School. Mr. Logan has broad business experience in numerous other privately held commercial enterprises and not-for-profit organizations. Mr. Logan is a self-employed private investor with substantial financial and general management expertise and is a partner/investor in various industrial and commercial real estate developments in Poland & Texas. Mr. Logan is an organizing director of Valley and Valley Bank and former Chairman of the Valley Board. In addition, his for-profit directorships over the past five years include: MariCal, Inc, Portland, ME; Davis H. Elliot Company, Roanoke, VA; H.L. Lawson Company, Roanoke, VA; Alliance Silesia Logistics Park, Czeladz, Poland; Cadence, Inc., Verona, VA; RGC Resources, Inc., Roanoke, VA; Pecan Reserve Commercial Center, Fort Worth/Granbury, TX. He also has served as director for the following non-profit boards during the past five years: Marine Biological Laboratory, Woods Hole, MA; Foundation For Management Education in Central America (FMECA), Washington, DC. Mr. Logan received his B.A. in History and M.B.A. from the University of Virginia, where he has been a Lecturer in the Darden School of Business since 1996.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT VALLEY SHAREHOLDERS VOTE “FOR” EACH OF THE CLASS C DIRECTOR NOMINEES.

Proposal 3 - Say on Pay

In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, usually referred to as the Dodd-Frank Act. Among the provisions of the act is the opportunity for our shareholders to vote their approval, on a non-binding basis, of the compensation of our executives as disclosed pursuant to the compensation disclosure rules of the SEC.

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In order to comply with the Dodd-Frank Act, the Valley Board is providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the Valley shareholders approve the compensation of Valley’s executive officers as disclosed in this joint proxy statement/prospectus pursuant to the rules of the SEC.”

Non-binding approval of the Valley’s executive compensation program would require that a majority of the shares cast at the Valley annual meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether Valley’s executive compensation program as disclosed in this joint proxy statement/prospectus is approved.

Because your vote is advisory, it will not be binding upon the Valley Board, overrule any decision made by the Valley Board or create or imply any additional fiduciary duty by the Valley Board. The Human Resources Committee of the Valley Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT VALLEY SHAREHOLDERS VOTE “FOR” THE VALLEY SAY ON PAY PROPOSAL.

Proposal 4 - Say on Golden Parachute

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Valley is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of Valley in connection with or as a result of the merger, as disclosed in the sections entitled “The Merger—Valley’s Directors and Officers Have Financial Interests in the Merger” and “Valley’s Executive Compensation” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the merger agreement proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on either Valley or BNC.

The compensation that is subject to this proposal is a contractual obligation of Valley and/or Valley Bank and of BNC and Bank of North Carolina as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the Valley Board will consider the results of the vote in making future executive compensation decisions.

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THE VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT VALLEY SHAREHOLDERS VOTE “FOR” THE SAY ON GOLDEN PARACHUTE PROPOSAL.

Proposal 5 - Ratification of Independent Registered Public Accounting Firm

Elliott Davis, LLC acted as Valley’s independent registered public accountants for the fiscal year ended December 31, 2014 and has been selected for the fiscal year ending December 31, 2015. Effective January 1, 2015, as a result of a merger, Elliott Davis, LLC became known as Elliott Davis Decosimo, LLC. Representatives of Elliott Davis Decosimo, LLC are expected to attend the Valley annual meeting and will have the opportunity to make a statement if they so desire. They will be available to respond to questions from shareholders.

Although the Valley bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Valley Board is requesting that the shareholders ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2015. A majority of the votes cast by the holders of Valley’s common stock is required for the ratification of the appointment of Elliott Davis Decosimo, LLC as Valley’s independent registered public accounting firm.

Auditor Fees and Services

The following table presents fees for professional services, including various audit and non-audit services, as approved by the Audit Committee and rendered by Elliott Davis Decosimo, LLC for the audit of Valley’s annual financial statements for fiscal 2014 and fiscal 2013, together with fees for audit-related services and tax services rendered by that firm during fiscal 2014 and fiscal 2013. Audit fees consisted primarily of the audit of Valley’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in Valley’s quarterly reports on Form 10-Q and annual report on Form 10-K. Audit-related fees consisted primarily of the audit of Valley’s employee benefit plan as well as consultations regarding generally accepted accounting principles. Tax fees relate primarily to the preparation of Valley’s tax returns as well as consultations regarding the unwinding of Valley’s historic tax credit investments. There were no other fees billed by Valley’s principal accountant during fiscal 2014 or fiscal 2013.

	2014	2013
Audit Fees	$93,000	$91,500
Audit-Related Fees	10,130	8,750
Tax Fees	13,695	10,585
Total	$116,825	$110,835

Audit Committee Pre-Approval Policy

Valley’s audit committee is responsible for the appointment, compensation and oversight of the work performed by Valley’s independent registered public accountants. The audit committee or a designated member of the audit committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provision of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the audit committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

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All audit, audit-related and tax services provided by third parties were pre-approved by the audit committee, which concluded that the provision of some such services by Elliott Davis Decosimo, LLC were compatible with the maintenance of the respective firm’s independence in the conduct of its auditing functions.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT VALLEY SHAREHOLDERS VOTE “FOR” THE VALLEY AUDITOR PROPOSAL.

Proposal 6 - Adjournment of the Annual Meeting

If Valley does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement, it may propose to adjourn the annual meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger agreement. Valley does not currently intend to propose adjournment of the annual meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the annual meeting for the purpose of soliciting additional proxies is submitted to the Valley shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the annual meeting, whether or not a quorum is present.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS THAT VALLEY SHAREHOLDERS VOTE “FOR” THE VALLEY ADJOURNMENT PROPOSAL.

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THE MERGER

Background of the Merger

The merger agreement is the result of arms-length negotiations between representatives of Valley and representatives of BNC, during which the parties consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.

As part of its ongoing consideration and evaluation of Valley’s long-term prospects and strategy, the Valley Board and senior management periodically reviewed and assessed strategic opportunities and challenges facing Valley. In connection with the development of Valley’s strategic plan for 2014-2016 during May 2014, the Valley Board identified a variety of strategies intended to enable Valley to obtain meaningful organic growth and increased profitability and, therefore, to maintain an independent course, including branch expansion into geographical areas outside the Roanoke MSA, expanded banking and nonbanking product offerings and increased efficiencies, while maintaining a high level of customer service, financial discipline and credit quality. The Valley Board also recognized the challenges to successful implementation of the strategic plan, including a CEO succession plan, potential core processor conversion, capital planning, an extremely competitive market for banking services and quality personnel, high technology costs, and mixed economic conditions.

The strategic plan also included a potential strategy of growth by acquisition of smaller banks within Valley’s primary and contiguous market areas, if an acquisition would enable Valley to build scale while achieving cost savings. The Valley Board recognized the difficulty in successfully effecting such a transaction in light of a) the high level of competition for attractive acquisition candidates, b) Valley’s relatively low price to tangible book value, c) the limited number of available franchises, and d) the complex social issues sometimes involved in an acquisition of a smaller institution.

While the Valley Board did not consider the company to be for sale during the time the strategic plan was being developed in mid-2014 and was not actively seeking a merger partner, the strategic plan also addressed the potential for a merger of Valley with another banking institution, and set out certain parameters which the board would expect from any proposed acquiror, including a price-to-book multiple of at least 150%, a price-to-earnings multiple of at least 15x, a premium over market price of at least 35%, and a meaningful role of Valley in the combined bank.

In June 2014, Ellis Gutshall, President and Chief Executive Officer of Valley, was contacted by and accepted a breakfast invitation from the Chief Executive Officer of a larger, out-of-state community bank, referred to as Company A. The breakfast meeting was informal and primarily a social event, as Mr. Gutshall and Company A’s CEO primarily discussed issues facing the banking industry in general. No specific proposal for a merger was made at the meeting. However, Company A’s CEO indicated that his bank would like to enter the Roanoke market and that he viewed a transaction with Valley as a preferred avenue for entering this market versus a de novo branching strategy. He informed Mr. Gutshall that, if Valley had an interest in discussing such a transaction, he felt sure Company A could present a very attractive proposal based upon Company A’s current trading multiple.

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Several days later, Mr. Gutshall advised the Valley Board of his meeting with Company A’s CEO and its subject matter. The Valley Board felt that the price range indicated by Company A’s CEO warranted serious analysis and discussion but concluded that it was not an appropriate time to respond to this solicitation, primarily due to the recently completed sale of the former Ukrop’s building and booking of the associated performance agreement with the City of Roanoke which, combined, resulted in a $8.6 million reduction in Valley’s OREO. The full impact of that transaction would be described in Valley’s upcoming earnings release for the second quarter of 2014, and the Valley Board felt it would be viewed as a highly positive event by the investment community. The Valley Board decided to table any merger discussion until the August board meeting following the second quarter earnings release.

In August 2014, Mr. Gutshall submitted to Chairman Boxley a “State of the Bank” memorandum that outlined the strategic decision points and challenges facing Valley during the time period framed within the 2014-2016 strategic plan. This document was designed to be a summary of the issues discussed by the Valley Board at its May strategic planning session and also addressed a possible scenario involving a sale of the company based upon the unsolicited contact from Company A and informal interest from other potential merger partners. Chairman Boxley called a special meeting of the Executive Committee of the Valley Board, which was held on August 25, 2014 to review and discuss the bank’s strategic decision points, challenges and alternatives. Based upon discussions at this meeting, the Executive Committee decided to invite two investment banking firms to meet with the committee and to present and discuss their opinions as to bank valuations as a standalone company and as a potential take-over target.

On August 27, 2014, the Executive Committee of the Valley Board met with each investment banking firm to review their presentations. Following the presentations, the committee unanimously voted to recommend to the Valley Board that Sandler O’Neill be engaged as Valley’s financial advisor to assist the Valley Board in its review and evaluation of Valley’s alternatives.

The Valley Board met on August 28, 2014 for its normal monthly meeting. The Executive Committee report was presented to the full Valley Board. Additionally, Sandler O'Neill presented and discussed current industry trends, an overview of the merger and acquisition market for banking institutions, Valley’s valuation if it were to maintain a strategy focused on its continued independence, an estimate of the valuation that might be achieved by Valley if Valley decided to pursue a sale, a list of potential acquirors of Valley, an overview of the marketing options available if the board decided to pursue a sale, and other strategic alternatives available to Valley. After full discussion, including of pricing metrics of recently announced transactions involving other comparable banking institutions and the value that Valley’s shareholders could realize in a business combination transaction, the Valley Board unanimously approved the engagement of Sandler O’Neill to act as financial advisor to the Valley Board. The Valley Board further determined that it would be in the best interest of Valley and its shareholders to solicit bids from potential merger partners and authorized the Executive Committee, also to include James Frantz, to work with Sandler O’ Neill to conduct this process and consider a potential sale or merger of Valley.

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On September 2, 2014, Ellis Gutshall received a telephone call from the CEO of Company A. During the call, Company A’s CEO stated that Company A was still highly interested in acquiring Valley, that Company A had engaged an investment banking firm to fully analyze Valley’s current valuation, and that Company A was prepared to offer at least $17.00 per share to Valley. Mr. Gutshall responded that he would relay the contents of the call to the Valley Board and would likely be able to respond following the Valley Board’s September 18 meeting.

During the weeks of September 8th and 15th, Mr. Gutshall worked with representatives of Sandler O’Neill and Valley’s legal counsel, Williams Mullen, to complete the following:

•	selection of six to ten potential acquirors deemed suitable as a potential merger partner;

•	preparation of confidentiality agreements to be signed by these potential merger partners;

•	preparation of a confidential information memorandum to be provided to these selected potential merger partners;

•	collection of due diligence materials in an online data room;

•	preparation of bidding instructions; and

•	preparation of an initial draft of the merger agreement.

At its normally scheduled board meeting on September 18, 2014, the Valley Board reviewed the list of potential merger partners, the confidential information memorandum and the timeline for the process and approved a list of six potential acquirors, including Company A and BNC, to be contacted with a bid due date of October 16, 2014. The six potential acquirors were chosen based on, among other things, asset size, price-to-book ratio, recent operating performance, overlap issues, lending philosophy, employee management, anticipated cultural fit, geographic footprint, the role of the Valley Bank team in the combined entity, and the acquirer’s purchase ability given tangible book value and earnings per share dilution and earn-back.

On September 22, 2014, Mr. Gutshall contacted Company A’s CEO to advise him that Valley had engaged Sandler O’Neill to perform a limited auction process to identify potential merger partners and that Company A would be included on this list.

During the week of September 22, representatives from Sandler O’Neill contacted the six potential acquirors to make them aware that the Valley Board had retained Sandler O'Neill in connection with a potential sale of Valley.

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On September 25, 2014, BNC was contacted by Sandler O’Neill regarding BNC’s potential interest to participate in a bid process for Valley. BNC expressed general interest in participating in the process and obtaining additional information. As part of BNC’s strategic growth strategy, including acquisitions, the BNC Board has granted BNC’s executives broad authority to explore such strategic opportunities. BNC informed Sandler O’Neill that it would look to receive additional information on the potential bid process. Also on September 25, 2014, BNC executed a confidentiality agreement regarding BNC’s potential interest in the bid process for Valley, and to facilitate a due diligence investigation by each party to determine if preliminary terms regarding a merger could be reached.

Company A, BNC and one additional banking institution, referred to as Company B, executed the confidentiality agreements, received the confidential information memorandum, were granted access to the due diligence materials in the online data room, and received a copy of the bidding instructions and the draft of merger agreement. Three of the banking institutions elected not to participate in the process. One indicated that while it was interested in entering the Virginia market, it preferred either the Tidewater or Richmond area. Another one indicated it was presently pursuing another acquisition opportunity and, while interested in Valley, would have to decline due to timing. The third one indicated it was not interested due the asset size of Valley. As outlined in the bidding instructions, the bid due date was October 16, 2014.

On October 1, 2014, Richard Callicutt, President and CEO of BNC, contacted Gary McNorrill at Bank Street Partners, or BSP, to discuss BNC’s potential interest in the bid process for Valley, and BNC signed an engagement letter with BSP for BSP to serve as its financial advisor in the transaction.

On October 8, 2014, Mr. Gutshall met with BNC management to discuss a potential merger opportunity, issues of compatibility as to corporate cultures and strategic vision, and to allow BNC to ask questions and to further get to know Mr. Gutshall.

On October 9, 2014, Mr. Gutshall met with the CEO of Company A to discuss a potential merger opportunity, issues of compatibility as to corporate cultures and strategic vision, and to allow Company A to ask questions and to further get to know Mr. Gutshall.

On October 10, 2014, Mr. Gutshall met with the CEO of Company B to discuss a potential merger opportunity, issues of compatibility as to corporate cultures and strategic vision, and to allow Company B to ask questions and to further get to know Mr. Gutshall.

On October 13, 2014, in response to requests received by representatives of Sandler O’Neill from Companies A and B and BNC, the bid due date was changed to October 23, 2014 to allow additional time for due diligence.

At an October 20, 2014 meeting of the BNC Board, a number of regular business items were discussed, including a review of BNC’s financial reports and performance, the current state of mortgage interest rates, progress on BNC’s line of credit, and a report of the audit committee. In addition, at this meeting, Mr. Callicutt provided the BNC Board with a high level overview of the company’s merger and acquisition prospects, including the potential to participate in a bid process for the acquisition of Valley. The BNC Board discussed a potential transaction in general terms and authorized management to prepare a non-binding letter of intent that contained general pricing terms to be determined by management.

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On October 23, 2014, BNC formally submitted a non-binding letter of intent to Sandler O’Neill with respect to its interest in a potential acquisition of Valley.

Companies A and B also submitted bids to Sandler O’Neill on the same day. Each of the bids received by Valley contemplated an acquisition of Valley for merger consideration consisting of 100% stock of the acquiror on similar terms, including the price per share for Valley common stock.

On October, 29, 2014, the Executive Committee of the Valley Board met with representatives of Sandler O’Neill and Williams Mullen to review and discuss all three bids, and the general financial terms of a merger with Valley proposed by each party. A representative of Williams Mullen provided an overview of the comments on the draft merger agreement received from Companies A and B and BNC. At the conclusion of the presentation and after much discussion, the Executive Committee agreed to recommend to the Valley Board to advance the merger discussions with BNC.

On October 30, 2014, representatives of Sandler O’Neill and Williams Mullen met with the Valley Board to review and discuss in detail all three bids, the general financial terms of a merger with Valley proposed by each party, the business, operations, and prospects of each of the parties and the current bank merger and acquisition environment. A representative of Williams Mullen provided an overview of the comments on the draft merger agreement received from Companies A and B and BNC. At the conclusion of the presentation and after much discussion, during which the Valley Board considered the pros and cons of each bid and whether Valley should maintain a strategy focused on its continued independence, the Board authorized management to advance the merger discussions with BNC. In its discussions, the Valley Board took note in particular of Valley’s long-term prospects and the challenges and risks of remaining independent and the value that Valley’s shareholders would realize at the prices indicated in the bid responses and, with respect to BNC, the superiority of its offer for a variety of reasons, including BNC’s growth rate, its stated desire to enter Virginia through an acquisition of Valley and to grow the Virginia franchise through Valley’s management team, lack of any market overlap, compatibility issues regarding lending philosophy, business line focus, likelihood of consummating the merger and prospects for future shareholder value.

On November 3, 2014, Mr. Gutshall met with the CEO, CFO and EVP/HR of BNC in High Point, North Carolina to further discuss merger-related issues, including organizational chart and human resource issues deemed vitally important to both parties.

On November 6, 2014, executive management of Valley met with the executive management team of BNC in High Point, North Carolina to conduct an on-site due diligence review of BNC. Representatives of Sandler O’Neill and Williams Mullen also participated in this on-site due diligence effort.

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On November 11, 2014, the BNC internal team completed its due diligence on Valley. On that same date, the BNC Board met to discuss developments in the acquisition negotiations with Valley. Mr. Callicutt provided an update and summary of the acquisition process. The BNC Board discussed the potential pricing and agreement terms in greater detail, including the representation that Valley would have on the BNC Board. The BNC Board also discussed matters related to the terms of employment agreements, the potential risks of the transaction, potential liabilities and other related matters. Following the discussion of these matters, Mr. Callicutt recommended that the BNC Board consider and approve written resolutions approving the definitive merger agreement and approving the transaction. The BNC Board discussed and approved the resolutions directing management to finalize and execute the definitive merger agreement.

From November 13 through 15, 2014, the BNC and Valley management teams had discussions regarding the inclusion of a pricing floor with respect to the exchange ratio for the transaction. On November 14, 2014, the draft merger agreement was revised to add a floor to the exchange ratio, and other pricing terms were finalized.

On November 16, the Valley Board held a special meeting, with representatives of its financial and legal advisors present, to discuss the proposed transaction. During this meeting, the Valley Board received an update from Valley’s management on the on-site due diligence review of BNC. The Valley Board also considered the fairness of the proposed transaction with BNC to Valley from a financial point of view compared with continued independence. At the meeting, representatives of Sandler O'Neill provided an oral opinion (which was subsequently confirmed in writing) that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, that as of the date of the meeting, the merger consideration to be paid to the holders of Valley common stock was fair to the holders of Valley common stock from a financial point of view. A representative of Williams Mullen advised the Valley Board regarding the legal structure and terms of the proposed transaction, the proposed merger agreement and the directors' fiduciary duties. After detailed discussion and careful deliberation, the Valley board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable, and fair to and in the best interests of Valley, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby, and (iii) recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Valley shareholders.

After approval of the merger agreement by both the BNC Board and the Valley Board, BNC and Valley executed the merger agreement on November 17, 2014. On the morning of November 17, 2014 prior to the opening of the financial markets, BNC and Valley issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

Valley’s Reasons for the Merger and Recommendation of the Valley Board of Directors

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend the merger agreement to Valley shareholders, the Valley Board consulted with Valley’s management and its financial and legal advisors and considered a number of factors including, without limitation, the following material factors:

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•	the business strategy and strategic plan of Valley, its prospects for the future, projected financial results and expectations relating to the proposed merger with BNC;

•	the Valley Board’s belief that the terms of the merger are fair to and in the best interest of Valley shareholders;

•	the financial terms of the merger, including the relationship of the merger consideration to the book value of Valley common stock, the earnings of Valley and the premium over Valley’s prevailing stock price to be received by Valley’s shareholders;

•	the financial analyses and other information presented by Sandler O’Neill to the board of directors of Valley with respect to the merger and the opinion delivered to the board by Sandler O’Neill to the effect that, as of the date of that opinion, the merger consideration was fair to the holders of Valley common stock from a financial point of view;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

•	the current and prospective economic, regulatory and competitive environments facing the financial services industry generally, including the prolonged low interest rate environment and declining net interest margins, increasingly burdensome regulatory costs, the continued rapid consolidation in the financial services industry and the competitive effects of increased consolidation on relatively smaller financial institutions such as Valley;

•	a review of the long-term prospects, challenges and risks of Valley remaining independent, including the challenges of the current financial and regulatory climate and the challenges of CEO succession and capital planning, versus merging Valley with BNC;

•	the timing of the expiration of Valley’s core processing contract in November 2015, resulting in a relatively lower termination fee in connection with a potential merger;

•	the advantages of being part of a larger entity, including the potential for operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•	the value of BNC common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of BNC and the Bank;

•	the review by the Valley Board, with its management and legal and financial advisors, of the preliminary discussions by Valley’s Chief Executive Officer and Sandler O’Neill with other banking organizations that were contacted during the limited auction process and that expressed interest and subsequently gained access to a due diligence data room, resulting in two parties submitting written proposals that were deemed inferior to BNC’s proposal for a variety of reasons, including BNC’s growth rate, its stated desire to enter Virginia through an acquisition of Valley and to grow the Virginia franchise through Valley’s management team, lack of any market overlap, compatibility issues regarding lending philosophy, business line focus, likelihood of consummating the merger and prospects for future shareholder value;

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•	the compatibility of Valley’s business, operations and business culture with those of BNC;

•	the previous experience of BNC’s management in completing acquisition transactions;

•	the ability of Valley’s shareholders to benefit from BNC’s potential growth and stock appreciation, and the expectation that the combined entity will have superior future earnings and prospects compared to Valley’s earnings and prospects on an independent basis;

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

•	the anticipated impact on the communities served by Valley, and the increased ability to serve the communities and its customer base through a larger branch network;

•	the increased legal lending limit available to borrowers by reason of the merger;

•	the possible effects of the proposed merger on Valley’s employees and customers; and

•	the ability of the board of directors of Valley to terminate the merger agreement, subject to certain conditions, to accept a superior proposal from a third party.

The Valley Board also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the fact that certain of Valley’s directors and officers have interests in the merger that are in addition to their interests generally as Valley shareholders, which have the potential effect to influence such directors’ and officers’ views and actions in connection with the merger;

•	the challenges of integrating Valley’s business, operations and employees with those of BNC;

•	the risk that the benefits and cost savings sought in the merger would not be fully realized;

•	the risk that the merger would not be consummated;

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•	the effect of the public announcement of the merger on Valley’s customer relationships and its ability to retain employees;

•	that while the merger is pending, Valley will be subject to restrictions on how it conducts business that could delay or prevent Valley from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

•	the termination fee payable, under certain circumstances, by Valley to BNC, including the risk that the termination fee might discourage third parties from offering to acquire Valley by increasing the cost of a third party acquisition.

In the judgment of the Valley Board, the potential benefits of the merger outweigh these considerations.

The preceding discussion of the information and factors considered by the Valley Board was not intended to be exhaustive, but, rather, includes all of the material factors considered by it in connection with its evaluation of the merger. In reaching its determination to approve and adopt the merger agreement and recommend that Valley shareholders approve the merger agreement, the Valley Board did not quantify, rank or otherwise assign any relative or specific weights to the factors considered in reaching that determination. In addition, the Valley Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. The Valley Board based its determination on the totality of the information presented.

The Valley Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Valley and its shareholders. Accordingly, the Valley Board unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommends that shareholders vote “FOR” the merger agreement proposal.

Certain Valley Unaudited Prospective Financial Information

Valley does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Valley is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to Sandler O’Neill, Valley’s financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Valley, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

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Valley’s management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Valley’s business, all of which are difficult to predict and many of which are beyond Valley’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Valley can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Valley’s business, industry performance, general business and economic conditions, competition and adverse changes in applicable laws, regulations or rules, and the various risks set forth in Valley’s reports filed with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Valley’s historical GAAP financial statements. Neither Valley’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Valley can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Valley does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Valley or BNC, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Valley or BNC, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Valley or BNC, as applicable, of any possible failure of the merger to occur. None of Valley, BNC, Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Valley shareholder or other person regarding Valley’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be deemed an admission or representation by Valley or BNC that it is viewed as material information of Valley, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to Valley’s financial advisor in connection with the merger.

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In light of the foregoing, and considering that the Valley annual meeting will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Valley shareholders are cautioned not to place unwarranted reliance on such information, and Valley urges all Valley shareholders to review Valley’s financial statements and other information contained elsewhere in this joint proxy statement/prospectus for a description of Valley’s business and reported financial results.

The following table presents a summary of selected Valley unaudited prospective financial data for the years 2014 through 2016 (dollars in millions):

	2014	2015	2016

Balance Sheet
Total assets	$871.6	$928.2	$994.9
Gross loans	626.6	685.4	757.4
Total deposits	693.6	738.5	792.0
Total shareholders’ equity	58.5	64.9	71.6

Income Statement
Net interest income	$27.7	$28.5	$30.8
Provision for loan losses	1.6	1.2	1.0
Noninterest income	4.6	5.3	6.0
Noninterest expense	22.0	22.5	25.2
Tax provision	2.7	2.9	3.1
Net income	6.6	7.2	7.5
Earnings per share	1.38	1.48	1.56

Opinion of Financial Advisor to Valley

By letter dated September 9, 2014, Valley retained Sandler O’Neill to act as financial advisor to the Valley Board in connection with the Valley Board’s review of potential strategic alternatives, including as to a possible business combination with potential counterparties. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Sandler O’Neill acted as financial advisor to the Valley Board in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 16, 2014 meeting at which the Valley Board considered and approved the merger agreement, Sandler O’Neill delivered to the Valley Board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Valley common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Valley common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Valley Board and is directed only to the fairness of the merger consideration to the holders of Valley common stock from a financial point of view. It does not address the underlying business decision of Valley to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Valley common stock as to how such holder of Valley common stock should vote at the Valley annual meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Valley’s officers, directors, or employees, or class of such persons, relative to the per share consideration to be received by Valley’s stockholders.

In connection with rendering its opinion dated November 16, 2014, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain financial statements and other historical financial information of Valley that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements of BNC that Sandler O’Neill deemed relevant in determining BNC’s financial capacity to undertake the merger;

•	certain internal financial estimates for Valley for the years ending December 31, 2014 through December 31, 2016, and a long-term earnings growth rate for the years thereafter as provided by the senior management of Valley;

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•	a comparison of certain stock trading, financial and other information for Valley with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

•	to the extent publicly available, the terms and structures of other recent mergers and acquisition transactions in the banking sector;

•	the current market environment generally and in the banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Valley the business, financial condition, results of operations and prospects of Valley.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Valley and BNC or that was otherwise reviewed by Sandler O’Neill and have assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the senior management of Valley that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Valley. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Valley or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Valley or BNC. Sandler O’Neill assumed that the respective allowances for loan losses for Valley are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to internal financial estimates and a long-term earnings growth rate provided by senior management of Valley and used by Sandler O’Neill in its analyses, the senior management of Valley confirmed to Sandler O’Neill that those financial estimates and the long-term earnings growth rate reflected the best currently available estimates and judgments of such senior management of the respective future financial performances of Valley, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Valley or BNC since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Valley and BNC would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill assumed, with Valley’s consent, that in all material respects: (i) that each of the parties to the merger agreement would comply with the terms of the merger agreement and related agreements, that the representations and warranties contained in such agreements were true and correct, that Valley and BNC would perform the covenants required to be performed and that the conditions precedent were not waived, (ii) that in the course of obtaining the necessary regulatory or third part approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Valley or their merger and (iii) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment thereof and in compliance with all applicable laws and other requirements. Sandler O’Neill has expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

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Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its opinion dated November 16, 2014, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Valley and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Valley and the companies to which it is being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Valley, BNC and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Valley Board at its November 16, 2014 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Valley’s common stock or the prices at which Valley’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Valley Board in making its determination to approve of Valley’s entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Valley Board or management with respect to the fairness of the merger.

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In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, pursuant to the terms of the merger, each share of Valley common stock issued and outstanding immediately before the Effective Time, except for certain shares as specified in the merger agreement, will be converted into the right to receive $20.50 in value of BNC stock. Based upon 4,823,865 shares of Valley common stock outstanding and 210,270 options to purchase Valley common stock outstanding, Sandler O’Neill calculated an aggregate transaction value of $101.3 million. Based upon financial information as or for the twelve month period ended September 30, 2014, Sandler O’Neill calculated the following transaction ratios:

Transaction Value Per Share / Tangible Book Value Per Share:	173%
Transaction Value Per Share / Last Twelve Months Earnings Per Share:	15.8	x
Tangible Book Premium to Core Deposits[1]:	7.6%
Transaction Value Per Share / Valley Stock Price (November 14, 2014):	54.0%

 1Core deposits equals total deposits less time deposits >$100,000.

Valley - Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Valley to a group of financial institutions as selected by Sandler O’Neill. The group of financial institutions included publicly traded banks and thrifts headquartered in Virginia with assets, as of September 30, 2014, between $500 million and $1.5 billion. The group of financial institutions excluded merger targets.

WashingtonFirst Bancshares, Inc.	John Marshall Bank
American National Bankshares Inc.	New Peoples Bankshares, Inc.
C&F Financial Corporation	Chesapeake Financial Shares, Inc.
Middleburg Financial Corporation	Eagle Financial Services, Inc.
Community Bankers Trust Corporation	Highlands Bankshares, Inc.
National Bankshares, Inc.	First Capital Bancorp, Inc.
Eastern Virginia Bankshares, Inc.	F&M Bank Corp.
Monarch Financial Holdings, Inc.	Fauquier Bankshares, Inc.
Access National Corporation	First Virginia Community Bank
Xenith Bankshares, Inc.	Bank of Southside Virginia Corporation
Southern National Bancorp of Virginia, Inc.	First National Corporation
Old Point Financial Corporation	Virginia National Bankshares Corporation

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The analysis compared publicly available financial information for Valley and the mean and median financial and market trading data for the Valley peer group as of or for the period ended September 30, 2014, with pricing data as of November 14, 2014. The table below sets forth the data for Valley and the median data for the Valley peer group.

Comparable Company Analysis

Valley	Valley
Peer	Peer
Group	Group
Valley	Median	Mean
Total Assets (in millions)	$857	$812	$851
Market Capitalization (in millions)	$64	$87	$100
Price / Tangible Book Value	112%	106%	112%
Price / Last Twelve Months Earnings Per Share	10.3	x	14.4	x	15.0	x
Dividend Yield	1.2%	2.0%	1.8%
Last Twelve Months Net Interest Margin	3.58%	3.78%	3.93%
Last Twelve Months Efficiency Ratio	65.2%	73.8%	69.8%
Last Twelve Months Return on Average Assets	0.75%	0.92%	0.89%
Tangible Common Equity / Tangible Assets	6.67%	9.88%	10.26%
Non-Performing Assets / Total Assets	2.09%	1.73%	1.84%

Valley - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Valley’s common stock for the three-year periods ended November 14, 2014. Sandler O’Neill then compared the relationship between the movements in the price of Valley’s common stock against the movements in the prices of the Valley peer group, the NASDAQ index and the S&P 500 Index.

Valley’s Three-Year Stock Performance

	Beginning Index Value November 14, 2011	Ending Index Value November 14, 2014
Valley	0%	186.3%
Valley Peer Group	0%	59.2%
NASDAQ Bank Index	0%	70.9%

Valley - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of Valley common stock under various circumstances. The analysis assumed that Valley performed in accordance with the internal financial estimates for the years ending December 31, 2014 to December 31, 2016 and a long-term growth rate for the years thereafter in all cases as provided by Valley’s senior management. To approximate the terminal value of Valley common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 15.0x and multiples of tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Valley’s common stock. Using a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a size premium of 3.87%, Sandler O’Neill calculated a 12.87% discount rate for Valley.

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During the Valley Board meeting on November 16, 2014, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Valley common stock of $10.98 to $20.27 when applying multiples of earnings to the applicable amounts indicated in the Valley projections and $9.52 to $18.15 when applying multiples of tangible book value to the applicable amounts indicated in the Valley projections.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$ 13.72	$ 15.03	$ 16.34	$ 17.65	$ 18.96	$ 20.27
10.0%	$ 13.21	$ 14.47	$ 15.73	$ 16.99	$ 18.25	$ 19.51
11.0%	$ 12.72	$ 13.93	$ 15.14	$ 16.36	$ 17.57	$ 18.78
12.0%	$ 12.25	$ 13.42	$ 14.59	$ 15.75	$ 16.92	$ 18.09
13.0%	$ 11.81	$ 12.93	$ 14.05	$ 15.18	$ 16.30	$ 17.43
14.0%	$ 11.38	$ 12.46	$ 13.55	$ 14.63	$ 15.71	$ 16.79
15.0%	$ 10.98	$ 12.02	$ 13.06	$ 14.10	$ 15.15	$ 16.19

Tangible Book Value Multiples

Discount Rate	90.0%	100.0%	110.0%	120.0%	130.0%	140.0%
9.0%	$ 11.89	$ 13.14	$ 14.39	$ 15.64	$ 16.90	$ 18.15
10.0%	$ 11.45	$ 12.65	$ 13.85	$ 15.06	$ 16.26	$ 17.47
11.0%	$ 11.02	$ 12.18	$ 13.34	$ 14.50	$ 15.66	$ 16.82
12.0%	$ 10.62	$ 11.74	$ 12.85	$ 13.97	$ 15.08	$ 16.20
13.0%	$ 10.24	$ 11.31	$ 12.38	$ 13.46	$ 14.53	$ 15.60
14.0%	$ 9.87	$ 10.90	$ 11.94	$ 12.97	$ 14.00	$ 15.04
15.0%	$ 9.52	$ 10.51	$ 11.51	$ 12.51	$ 13.50	$ 14.50

Sandler O’Neill also considered and discussed with the Valley Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Valley’s net income varied from 30% above projections to 30% below projections. This analysis resulted in the following range of per share values for Valley common stock, using the same price to earnings multiples of 10.0x to 15.0x and a discount rate of 12.9%.

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Earnings Per Share Multiples

Annual Budget Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(30.0%)	$ 8.75	$ 9.57	$ 10.39	$ 11.20	$ 12.02	$ 12.84
(20.0%)	$ 9.92	$ 10.85	$ 11.79	$ 12.72	$ 13.65	$ 14.59
(10.0%)	$ 11.09	$ 12.14	$ 13.19	$ 14.24	$ 15.29	$ 16.34
0.0%	$ 12.25	$ 13.42	$ 14.59	$ 15.75	$ 16.92	$ 18.09
10.0%	$ 13.42	$ 14.70	$ 15.99	$ 17.27	$ 18.55	$ 19.84
20.0%	$ 14.59	$ 15.99	$ 17.39	$ 18.79	$ 20.19	$ 21.59
30.0%	$ 15.75	$ 17.27	$ 18.79	$ 20.30	$ 21.82	$ 23.34

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The groups of merger and acquisition transactions included: (i) 34 transactions announced between January 1, 2010 and November 14, 2014 involving nationwide banks as sellers with total assets between $750 million and $1 billion and announced deal values greater than $15 million; and (ii) 16 transactions announced between January 1, 2010 and November 14, 2014 involving banks and thrifts in North Carolina, Virginia, Maryland or West Virginia with announced deal values greater than $50 million.

The nationwide transaction group was composed of the following transactions:

Acquiror/Seller

HomeStreet, Inc./ Simplicity Bancorp, Inc.

Columbia Banking System, Inc./ Intermountain Community Bancorp

Eagle Bancorp, Inc./ Virginia Heritage Bank

National Penn Bancshares, Inc./ TF Financial Corporation

CU Bancorp/ 1st Enterprise Bank

Community Bank Shares of Indiana, Inc./ First Financial Service Corporation

Chemical Financial Corporation/ Northwestern Bancorp

Eastern Bank Corporation/ Centrix Bank & Trust

TriCo Bancshares/ North Valley Bancorp

IBERIABANK Corporation/ Teche Holding Company

Old National Bancorp/ United Bancorp, Inc.

Provident Financial Services, Inc./ Team Capital Bank

Independent Bank Group, Inc./ BOH Holdings, Inc.

Huntington Bancshares Incorporated/ Camco Financial Corporation

Simmons First National Corporation/ Metropolitan National Bank

Bear State Financial, Inc./ First National Security Company

Peoples Financial Services Corp./ Penseco Financial Services Corporation

Heartland Financial USA, Inc./ Morrill Bancshares, Inc.

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Triumph Consolidated Cos., LLC/ National Bancshares, Inc.

F.N.B. Corporation/ PVF Capital Corp.

Bank of the Ozarks, Inc./ First National Bank of Shelby

Crescent Financial Bancshares, Inc./ ECB Bancorp, Inc.

SCBT Financial Corporation/ Savannah Bancorp, Inc.

Investors Bancorp, Inc. (MHC)/ Marathon Banking Corporation

Washington Federal, Inc./ South Valley Bancorp, Inc.

Carlile Bancshares, Inc./ Northstar Financial Corporation

Old National Bancorp/ Indiana Community Bancorp

Piedmont Community Bank Holdings, Inc./ Crescent Financial Corporation

First Illinois Corporation/ HPB Holdings, Inc.

Berkshire Hills Bancorp, Inc./ Legacy Bancorp, Inc.

Community Bank System, Inc./ Wilber Corporation

Old National Bancorp/ Monroe Bancorp

People’s United Financial, Inc./ LSB Corporation

Chemical Financial Corporation/ O.A.K. Financial Corporation

The regional transaction group was composed of the following transactions:

Acquiror/Seller

TowneBank/ Franklin Financial Corporation

Eagle Bancorp, Inc./ Virginia Heritage Bank

F.N.B. Corporation/ OBA Financial Services, Inc.

Yadkin Financial Corporation/ VantageSouth Bancshares, Inc.

NewBridge Bancorp/ CapStone Bank

Cardinal Financial Corporation/ United Financial Banking Companies, Inc.

F.N.B. Corporation/ BCSB Bancorp, Inc.

Union First Market Bankshares Corporation/ StellarOne Corporation

United Bankshares, Inc./ Virginia Commerce Bancorp, Inc.

Bank of the Ozarks, Inc./ First National Bank of Shelby

F.N.B. Corporation/ Annapolis Bancorp, Inc.

Crescent Financial Bancshares, Inc./ ECB Bancorp, Inc.

Park Sterling Corporation/ Citizens South Banking Corporation

Capital Bank Financial Corporation/ Southern Community Financial

Corporation

PNC Financial Services Group, Inc./ RBC Bank (USA)

United Bankshares, Inc./ Centra Financial Holdings, Inc.

Sandler O’Neill reviewed the following multiples: transaction price to tangible book value, transaction price to last twelve months earnings per share, tangible book premium to core deposits and premium to seller’s market price. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median and mean multiples of comparable transaction groups.

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	Valley /BNC		Median Nationwide Transactions		Mean Nationwide Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	173%		139%		140%
Last Twelve Months Earnings Per Share:	15.8	x	18.2	x	19.7	x
Tangible Book Premium to Core Deposits[1]:	7.6%		5.9%		5.2%
Valley Stock Price (November 14, 2014):	54.0%		49.2%		42.1%

1Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits)

	Valley/BNC		Median Regional Transactions		Mean Regional Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	173%		136%		137%
Last Twelve Months’ Earnings Per Share:	15.8	x	22.6	x	30.8	x
Tangible Book Premium to Core Deposits[1]:	7.6%		6.3%		5.9%
Valley Stock Price (October 9, 2014):	54.0%		33.9%		31.8%

1 Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits)

Sandler O’Neill’s Relationship

Sandler O’Neill acted as the financial advisor to the Valley Board in connection with the merger and will receive a transaction fee in connection with the merger, all of which is subject to and due upon the closing of the merger. Valley has paid Sandler O’Neill a fee of $150,000 for rendering its opinion. Valley has also agreed to reimburse Sandler O’Neill for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

Board of Directors and Management of BNC Following Completion of the Merger

Effective upon completion of the merger, BNC currently expects to take certain actions to appoint to the BNC and Bank boards of directors Abney S. Boxley, III, who currently serves as a member of Valley Board. For information about the current BNC directors and executive officers, see “BNC’s Directors and Executive Officers.”

Valley’s Directors and Officers Have Financial Interests in the Merger

In considering the recommendation of the Valley Board that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that some of Valley’s directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, those of Valley’s shareholders generally. The Valley Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

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Payments under Current Valley Employment and Change in Control Agreements

Valley has entered into employment agreements with two of its executive officers, Ellis L. Gutshall and Kimberly B. Snyder. Valley also has entered into change in control severance agreements with Andrew B. Agee, Kevin S. Meade, Edward C. Martin, Mary P. Hundley, R. Grayson Goldsmith, JoAnn M. Lloyd and Connie W. Stanley. Each of those agreements has provisions for compensation in the event of a change in control. For the purpose of those agreements, the merger will constitute a change in control of Valley.

Mr. Gutshall entered into an employment agreement with Valley initially dated September 21, 2000 and amended and restated effective as of November 1, 2008. Ms. Snyder entered into an employment agreement with Valley effective as of November 1, 2008. The employment agreements contain provisions which entitle the executive to certain benefits in the event his or her employment is terminated within three years of a change in control of Valley for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, the executive is entitled to receive a lump-sum payment equal to 2.99 times his or her annualized includable compensation for the base period within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986. If the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax.

Valley also has entered into substantially similar change in control severance agreements with Andrew B. Agee, Kevin S. Meade, Edward C. Martin, Mary P. Hundley, R. Grayson Goldsmith, JoAnn M. Lloyd and Connie W. Stanley. The change in control severance agreements entitle the executive to certain benefits in the event his or her employment is terminated within twelve months of a change in control of Valley for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control. If a change-in-control followed by such termination occurs, the executive is entitled to receive a lump-sum payment equal to 2.0 times his annual salary at the rate in effect (i) at the time notice of termination is given, if notice of termination is required, or (ii) on the date of termination, if no notice of termination is required.

Upon consummation of the merger, Valley will terminate these employment and change in control agreements with its executive officers and, in connection therewith, Valley will make lump sum cash payments to Valley’s executive officers in the amounts provided in the change in control provisions of those agreements, in each case subject to reduction as necessary to avoid payment of the Excise Tax. As of February 13, 2015, Valley estimated that Mr. Gutshall’s Excise Tax limit was $1,596,516, Ms. Snyder’s Excise Tax limit was $848,601 and Mr. Agee’s Excise Tax limit was $684,913. The cash payments to Mr. Gutshall, Ms. Snyder, and Mr. Agee are set forth in the table below entitled “Golden Parachute Compensation.” Valley’s other executive officers with change of control severance agreements are expected to receive payments pursuant to the terms with an aggregate value of approximately $1.9 million.

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Certain of Valley’s executive officers also have entered into new employment agreements with BNC that will become effective upon consummation of the merger. See “Employment Agreements with BNC Following the Merger.”

Employment Agreements with BNC Following the Merger

BNC has agreed to enter into an employment agreement with Ellis L. Gutshall pursuant to which Mr. Gutshall will serve as Executive Vice President/Virginia Market President for a term of three years after the Effective Time. The employment agreement will be effective upon completion of the merger. Pursuant to the new employment agreement, Mr. Gutshall will receive an initial annual salary of $430,500, subject to annual review and increases in the discretion of the compensation committee of the BNC Board.

BNC also has agreed to enter into new, substantially similar employment agreements with each of Andrew B. Agee, Kevin S. Meade and Edward C. Martin that will be effective upon completion of the merger. Each of these agreements has a term of two years after the Effective Time. Pursuant to the agreements, Mr. Agee will receive an initial annual salary of $200,000, Mr. Meade will receive an initial annual salary of $225,000 and Mr. Martin will receive an initial annual salary of $190,000, in each case subject to annual review and increases in the discretion of the compensation committee of the BNC Board.

The new BNC employment agreements with Mr. Gutshall, Mr. Agee, Mr. Meade and Mr. Martin also make the executive eligible to participate in all officer or employee compensation, bonus, stock-based compensation and benefit plans of BNC and entitles him to club dues, business reimbursement and an automobile allowance.

The new employment agreements with BNC also contain provisions which entitle the executive to certain benefits in the event his employment is terminated without cause or for good reason (as those terms are defined in the agreement). In the event of such a termination, the executive will be entitled to receive his then-current base salary, payable in monthly installments, through the remainder of the term of the agreement. If the executive’s employment is terminated without cause or for good reason or the term of the agreement expires within twelve months of a change in control, the executive will be entitled to receive his then-current base salary, payable in monthly installments, through the greater of the remainder of the term of the agreement and twelve months.

Mr. Gutshall, Mr. Agee, Mr. Meade and Mr. Martin also have entered into noncompetition agreements with BNC that contain restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. These covenants continue generally for the period during which the executive receives the benefits described above following termination of his employment. The executive will not be entitled to any such benefits if he does not comply with the noncompetition agreement.

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Supplemental Retirement Plan. In 2002, Valley instituted a Supplemental Retirement Plan (the “SERP”) for certain key officers of Valley, including the named executive officers, to assist with the objective of recruiting and retaining executive talent by providing an additional retirement incentive (above the 401(k) plan available to all employees) in exchange for continued employment until retirement age. Because the SERP’s crediting rate is based upon Valley’s performance in the form of return on shareholder’s equity, the SERP assists the Valley in achieving alignment with shareholders’ long-term interests, as well. The SERP is designed to provide in a base case scenario fifteen annual payments equal to 50% (subject to a reduction for fewer than 15 years of participation) of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit. The SERP contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of Valley. The funding mechanism for the plan is Valley-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies; the SERP is designed to be profit-neutral to Valley.

The SERP contains a formula that each year varies the crediting rate for a participant’s account in accordance with Valley’s return on shareholders’ equity so that, depending on Valley’s financial performance over time, the annual benefit actually paid could be less than 50% of final average compensation prior to the Social Security offset. The computation of the crediting rate is based upon Valley’s actual return on average equity as a percentage of Valley’s budgeted return on average equity for Valley’s preceding fiscal year and has a minimum rate of 80% and a maximum rate of 100% based upon Valley’s performance. For example, if Valley’s return on average equity was 90% of the budgeted return on average equity, the crediting rate would be 90% for the following year. Based upon Valley’s performance in 2013, which was in excess of 100% of the budgeted return on average equity, the crediting rate for 2014 was 100%. Based upon Valley’s performance in 2014, which was in excess of 100% of the budgeted return on average equity, the crediting rate for 2015 is 100%.

The SERP provides that if a change of control of Valley occurs, the executive will vest in the right to receive certain retirement benefits under the SERP. The consummation of the merger will constitute a change in control of Valley under the SERP.

BNC and Valley have agreed that Valley will establish and fund a “Rabbi” Trust for the purpose of providing benefits accrued under the SERP as of the Effective Time, and future participation in the SERP will be frozen as of that time. BNC has further agreed to assume sponsorship of the SERP and to pay out benefits thereunder in accordance with its terms.

The present values of the accrued benefits under the SERP as of the Effective Time are estimated to be $2,446,341 for Mr. Gutshall, $161,901 for Ms. Snyder, $162,050 for Mr. Agee and an aggregate of $711,269 for Valley’s other executive officers who are participants in the SERP. Valley expects that it will accrue an additional expense of approximately $440,000 in connection with the funding of the SERP and the Rabbi Trust at the Effective Time, resulting in an estimated initial funding amount of $4,027,293. Mr. Gutshall is currently fully vested in his benefits under the SERP, and such benefits will not be increased or enhanced in connection with the merger. The present values of the additional benefits vested and accrued for Ms. Snyder and Mr. Agee as a result of the completion of the merger are set forth in the table below entitled “Golden Parachute Compensation.” These amounts are estimates only and are based upon certain actuarial assumptions regarding the date of termination of employment, the date of the change of control of Valley, interest rates and discount rates and before giving effect to the Excise Tax.

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Director Appointment. BNC has agreed to cause one individual from Valley to be appointed as a director of each of BNC and Bank at the Effective Time. Valley has nominated Abney S. Boxley, III for consideration by BNC, who, in its sole discretion, will select the new director. Non-employee directors of BNC receive an annual retainer of $35,000. BNC Board committee chairmen receive an additional $10,000 (Compensation Committee, Nominating and Corporate Governance Committee and the Bank’s ALCO Committee) or $15,000 (Audit Committee and the Bank’s Loan Committee). Members of the Audit Committee each receive an additional $7,500, and all other committee members receive an additional $5,000.

Support Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Valley entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of Valley agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, in favor of the approval of the merger agreement at the annual meeting of the Valley shareholders unless the Valley Board makes an Adverse Recommendation Change (as defined in the merger agreement and further described under “The Merger Agreement—Agreement Not to Solicit Other Offers.”) As of February 13, 2015, the directors of Valley were entitled to vote 1,349,135 shares, or approximately 27.3% of the outstanding shares of Valley common stock. A copy of the form of this support agreement is attached as Exhibit B to the merger agreement attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. Valley shareholders are urged to read the support agreements in their entirety.

Directors’ Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Valley entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors agreed to certain noninterference covenants with respect to customers and employees and confidentiality obligations for a period of one year following the Effective Time. A copy of the form of the director’s agreement is attached as Exhibit C to the merger agreement attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. Valley shareholders are urged to read the director’s agreements in their entirety.

Valley Director and Officer Indemnification and Insurance. BNC has agreed to indemnify the directors and officers of Valley for six years following the merger against certain liabilities arising from their acts or omissions before the merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Valley for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually, in the aggregate, any amount in excess of 200% of the annual premiums paid by Valley for such insurance before the merger.

Share Ownership. As of the record date, the directors and executive officers of Valley beneficially owned [•] shares with voting power, representing [•]% of the outstanding shares of Valley common stock with voting power, excluding outstanding options and warrants to acquire common stock. See “Security Ownership of Certain Beneficial Owners and Management of Valley” on page [•].

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Merger Consideration to Be Received by Valley Directors and Executive Officers in Exchange for Their Shares of Valley Common Stock. As noted in “Security Ownership of Certain Beneficial Owners and Management of Valley,” the directors and officers of Valley beneficially own shares of Valley’s common stock. As a result, like all other Valley shareholders, these directors and officers will be entitled to receive merger consideration upon the consummation of the merger.

The merger agreement provides that Valley shareholders will receive shares of BNC common stock based upon the 20-day volume weighted average price of BNC common stock prior to the closing of the merger, or the VWAP, subject to minimum and maximum exchange ratios as follows: (i) if the VWAP is greater than $18.50, Valley’s shareholders will receive 1.1081 shares of BNC common stock for each share of Valley common stock they own; (ii) if the VWAP is equal to or less than $18.50 but greater than $14.25, Valley’s shareholders will receive $20.50, payable in shares of BNC common stock (with the exchange ratio equal to $20.50 divided by the VWAP) for each share of Valley common stock they own and (iii) if the VWAP is equal to or less than $14.25, Valley’s shareholders will receive 1.4386 shares of BNC common stock for each share of Valley common stock they own.

The following table sets forth the shares of Valley common stock beneficially owned by each of Valley’s directors and named executive officers as of February 13, 2015, as well as the merger consideration Valley directors and named executive officers would receive for their shares of Valley common stock in connection with the merger under each of the three exchange ratio scenarios more specifically described above.

Name of Director/Executive Officer	Shares of Valley Common Stock Beneficially Owned as of February 13, 2015(1)	Shares of BNC Common Stock to be received at 1.1081 exchange ratio(2)	Shares of BNC Common Stock to be received at $20.50/VWAP exchange ratio(2) (3)	Shares of BNC Common Stock to be received at 1.4386 exchange ratio(2)

James S. Frantz, Jr.	11,524	12,770	[•]	16,578
Eddie F. Hearp	136,380	151,123	[•]	196,196
Anna L. Lawson	130,948	145,103	[•]	188,382
John W. Starr, MD	86,243	95,566	[•]	124,069
Abney S. Boxley, III	69,776	77,319	[•]	100,380
William D. Elliot	207,069	229,453	[•]	297,889
Samuel L. Lionberger, Jr.	11,630	12,887	[•]	16,731
Edward B. Walker	3,381	3,746	[•]	4,864
Ellis L. Gutshall	200,777	222,481	[•]	288,838
Mason Haynesworth	11,407	12,640	[•]	16,410
George W. Logan	480,000	531,888	[•]	690,528
Kimberly B. Snyder, CPA	8,364	9,268	[•]	12,032
Andrew Agee	4,674	5,179	[•]	6,724

All directors and executive officers (18 persons)	1,392,017	1,542,494	[•]	2,002,556

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(1)         The shares noted above exclude certain options owned by the executive officers of Valley. For complete information regarding the stock holdings of Valley’s directors and named executive officers, please see “Security Ownership of Certain Beneficial Owners and Management of Valley” on page [•] of this joint proxy statement/prospectus.

(2)         Directors and executive officers of Valley, as Valley shareholders, also will receive cash for any fractional shares of BNC common stock owed to them in an amount, without interest, based on the VWAP immediately prior to the merger.

(3)         Calculated based on the exchange ratio of [•], which was based on the VWAP of $[•] as of [•], 2015, the last practicable trading day prior to the printing of this joint proxy statement/prospectus.

Stock Options. Valley has awarded certain employees and executive officers stock options pursuant to its equity compensation plans. The vesting of all Valley stock options will accelerate as a result of the merger. To the extent the options have not been exercised prior to the Effective Time, employees and executive officers of Valley who will continue in such capacities with BNC or the Bank after the Effective Time will each receive a replacement option to acquire, on the same terms and conditions as were applicable under such Valley stock option and at an exercise price adjusted to account for the exchange ratio, the number of shares of BNC common stock equal to (a) the number of shares of Valley common stock subject to the Valley stock option multiplied by (b) the exchange ratio.

All other outstanding Valley stock options will be cancelled, and the holder thereof will receive a cash payment (without interest and less applicable taxes and withholdings) in an amount equal to the product of (a) the number of shares of Valley common stock subject to such Valley stock option multiplied by (b) the difference between (i) the imputed cash value per share of Valley common stock based upon the exchange ratio (with shares of BNC common stock being valued based upon the closing price of such shares on the second to last trading day prior to the Effective Date), and (ii) the exercise price of each respective Valley stock option.

As of the record date, executive officers of Valley held options to purchase approximately [•] shares of Valley common stock in the aggregate. Of the outstanding stock options granted to executive officers of Valley, [•] were vested as of the record date.

The value for each Valley named executive officer of the accelerated vesting of stock options in connection with the merger is set forth in the table below entitled “Golden Parachute Compensation.”

Restricted Stock. Valley also has awarded grants of restricted stock to certain executive officers pursuant to its equity compensation plans. The vesting of all Valley restricted stock awards will accelerate as a result of the merger. As of the record date, Mr. Gutshall was the only executive officer of Valley who held restricted stock, and he held 19,942 shares, as disclosed in the table in section entitled “Security Ownership of Certain Beneficial Owners and Management of Valley.”

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The value for Mr. Gutshall of the accelerated vesting of restricted stock in connection with the merger is set forth in the table below entitled “Golden Parachute Compensation.”

Payments and Benefits to Valley Named Executive Officers. The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Valley named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on January 1, 2015. The merger-related compensation payable to the Valley named executive officers is the subject of a non-binding advisory vote of Valley shareholders, as described under “The Valley Proposals—Proposal 4 – Say on Golden Parachute” beginning on page [•].

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ benefits ($)	Tax reimbursement ($)	Other ($) (4)	Total ($)

Ellis L. Gutshall	1,540,543	393,456	-	-	-	-	1,933,999

Kimberly B. Snyder	799,496	36,400	35,024	-	-	-	870,920

Andrew B. Agee	388,101	21,840	29,113	-	-	35,750	474,804

(1)         Represents estimated cash payments payable in a lump sum under the named executive officers’ employment and change in control severance agreements, assuming a termination without cause or for good reason within three years following closing, in the case of Mr. Gutshall and Ms. Snyder, and one year following closing, in the case of Mr. Agee (double-trigger). Valley and BNC have agreed that, upon consummation of the merger, Valley will terminate these employment and change in control agreements and, in connection therewith, make lump sum cash payments to the named executive officers in the amounts provided in the change in control provisions of those agreements, in each case subject to reduction as necessary to avoid payment of the Excise Tax. These amounts reflect reductions due to the Excise Tax cutback provisions in the employment agreements of $50,561 for Mr. Gutshall and $46,273 in the amount which would be payable.

(2)         Represents the value of accelerated vesting of stock options, with respect to Ms. Snyder and Mr. Agee, and restricted stock awards, with respect to Mr. Gutshall, that are unvested at the time of the merger (single-trigger). The amounts related to the accelerated vesting of the stock options are expressed as an aggregate dollar value which represents the difference between $19.73 (the average closing market price of Valley common stock over the first five business days following the first public announcement of the merger) and the exercise price for each unvested stock option grant for which vesting will be accelerated as a result of the merger. The amount related to the accelerated vesting of the restricted stock awards are expressed as an aggregate dollar value which represents $19.73 for each unvested share of common stock for which vesting will be accelerated as a result of the merger. Importantly, these values are different from—and significantly higher than—the valuation of unvested equity grants for purposes of the Excise Tax, which valuation is determined as of the date of the change in control and is based on several factors, including the stock’s fair market value and the length of time until the unvested equity grants would otherwise have vested, assuming no change in control.

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(3)         Represents the present value of the additional benefits under the SERP that will become vested upon completion of the merger. Based on the timing of expected payments under the SERP, the present value was calculated using a discount rate of 3.26%, which is 120% of the long-term AFR for December 2014. Mr. Gutshall is a participant in the SERP. No related dollar value is included in this table for Mr. Gutshall because he is currently fully vested in his benefits under the SERP, and such benefits will not be increased or enhanced in connection with the merger.

(4)         Represents estimated cash payments to Mr. Agee in consideration of out-of-the-money options that Mr. Agee agreed not to exercise prior to the announcement of the merger and that expired in November 2014. BNC and Valley have agreed to pay Mr. Agee a lump sum at closing equal to the value that would have been received had he been able to exercise these options. The amount included in this column represents the difference between $19.73 and the exercise price for the stock options.

BNC’s Reasons for the Merger and Recommendation of the BNC Board of Directors

The BNC Board believes that the completion of the merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by expanding its franchise and banking operations in the Roanoke, Virginia MSA by adding nine branches in Roanoke and Salem, which BNC believes is an attractive market area in Virginia. The BNC Board also noted that the merger furthered BNC’s strategic focused regional growth plan, would add a solid core deposit base, would diversify its loan portfolio composition, would reduce its wholesale funding, would be accretive to future earnings and lead to significant cost efficiencies.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and Valley. In reaching its decision to approve the merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction and with management of BNC. In approving the entry into the merger agreement, the BNC Board considered the following material factors:

•	Valley’s strategic presence around the attractive Roanoke, Virginia MSA;

•	the completion of the merger would not only expand and diversify BNC’s markets but it would further diversify its loan portfolio, its revenue and deposit mix, and reduce BNC’s wholesale funding;

•	the reports of BNC management and the financial presentation of BNC’s financial advisor concerning the operations and financial condition of Valley and the pro forma financial impact of the merger;

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•	Valley is a very well-managed, quality organization with strong historical earnings and a service-focused business model;

•	Valley and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;

•	the two companies have complementary service-focused business models;

•	BNC’s management believes that the merger will be accretive to BNC’s earnings under GAAP; and

•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Valley’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

The BNC Board considered all of these factors as a whole and, on balance, the BNC Board believes that the opportunities created by the merger to increase the value of BNC franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by BNC Board is not exhaustive, but includes the material factors considered by the BNC Board. In view of the wide variety of factors considered by the BNC Board in connection with its evaluation of the merger and the complexity of these matters, the BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the BNC Board may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the merger agreement was unanimously approved by the BNC Board on November 16, 2014.

Public Trading Markets

BNC common stock is listed on the Nasdaq Capital Market under the symbol “BNCN.” Valley common stock is listed on the Nasdaq Capital Market under the symbol “VYFC.” The shares of BNC common stock issued pursuant to the merger agreement will be listed for trading on the Nasdaq Capital Market.

Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC and Valley, and depository institutions, such as the Bank and Valley Bank, are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

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The merger is subject to approval (or waiver in certain circumstances) by the Federal Reserve under the BHC Act, the FDIC under the Bank Merger Act, and the approval by the NCCOB under Chapter 53C of the North Carolina General Statutes.

In addition, a period of up to 15 days must expire following approval by the FDIC or Federal Reserve, as applicable, before completion of the merger, within which period the United States Department of Justice may file objections to the merger under federal antitrust laws. While BNC and Valley believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets and liabilities of Valley as of the effective date of the merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the merger will reflect these fair values, but will not be restated retroactively to reflect the historical financial position or results of operations of Valley before the merger date.

Dissenters’ Rights

Valley shareholders will not have dissenters’ rights under Virginia law.

Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC. None of the officers or directors of Valley is expected to be deemed an affiliate of BNC as of the closing date of the merger.

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Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the merger to U.S. holders (as defined below) of Valley common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations, to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income taxation on its income regardless of its source. For purposes of this discussion, the term “common stock” means shares of Valley’s common stock.

This discussion addresses only those holders of Valley common stock that hold their Valley common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income-tax consequences that may be relevant to particular holders of Valley common stock in light of their individual circumstances or to holders of Valley common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons holding Valley common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar; and

•	holders who acquired their shares of Valley common stock through the exercise of an employee stock option or otherwise as compensation.

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If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds Valley common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Entities taxable as a partnership and their owners should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or Valley. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Merger as a Tax-Free Reorganization

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment, and subject to the limitations and qualifications described herein, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC, BNC shareholders or Valley as a result of the merger.

•	No gain or loss will be recognized by U.S. holders who hold their Valley common stock as a capital asset within the meaning of Section 1221 of the Code and exchange all of their Valley common stock solely for BNC common stock pursuant to the merger.

•	A U.S. holder who receives cash (other than any cash received in lieu of a fractional share of BNC common stock) will generally realize gain or loss in an amount equal to the difference between (i) the sum of the cash and the fair market value of BNC common stock received and (ii) the holder’s income-tax basis in BNC common stock surrendered. Such a U.S. holder will recognize taxable gain for federal income-tax purposes, however, only in the lesser of (i) the amount of realized gain as described in the previous sentence, and (ii) the amount of cash consideration received by the U.S. holder with respect to Valley common stock. A U.S. holder who receives any BNC common stock pursuant to the merger will not recognize any loss for federal income-tax purposes except in respect of cash received in lieu of any fractional share of BNC common stock (as discussed below).

•	The aggregate basis of BNC common stock received in the merger by a U.S. holder of Valley common stock will equal the net of (i) the aggregate basis of the Valley common stock for which it is exchanged, minus (ii) the amount of any cash received in exchange for Valley common stock, plus (iii) the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”).

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•	The holding period of BNC common stock received in exchange for shares of Valley common stock will include the holding period of the Valley common stock for which it is exchanged.

•	A U.S. holder of Valley common stock who receives cash in lieu of a fractional share of BNC common stock generally will be treated as having received the fractional share in the merger and then receiving cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate income-tax basis in the Valley common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Valley common stock is more than one year at the Effective Time.

If a U.S. holder of Valley common stock acquired different blocks of Valley common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Valley common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult with their own tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the merger.

Completion of the merger is conditioned on, among other things, the receipt by BNC of a legal opinion from Womble Carlyle Sandridge & Rice, LLP dated as of the closing date of the merger, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and on representation letters provided by BNC and Valley to be delivered at the time of closing. The tax opinion will not be binding on the IRS. Neither BNC nor Valley intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the merger, and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for Valley common stock, that U.S. holders of Valley common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if the U.S. holder has held (or is treated as having held) the Valley common stock for more than one year as of the date of the merger. For noncorporate U.S. holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 20% for the 2015 tax year. In addition, an unearned income Medicare contribution tax of 3.8% could apply to some to all of the capital gain of a noncorporate U.S. holder, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the applicable other provisions of Code Section 1411. As noted above, no capital loss will be recognized for a U.S. holder who receives BNC common stock in whole or in part in exchange for Valley common stock if the merger qualifies as a reorganization, except in respect of cash received in lieu of any fractional share of BNC common stock.

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Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Valley common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder, or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Valley common stock, including the application of certain constructive ownership rules, holders of Valley common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of Valley stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Because the constructive ownership provisions are complex, holders of Valley common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of Valley common stock who receives BNC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Valley common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury regulations Section 1.368-3 setting forth certain information, including the basis and fair market value of such U.S. holder’s Valley capital stock surrendered in the merger. A “significant holder” generally is a holder of Valley common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Valley (by either voting power or value) or securities of Valley with a basis for federal income-tax purposes of at least $1 million.

Backup Withholding

A noncorporate U.S. holder may be subject to backup withholding at a rate of 28% on proceeds received in the merger. Backup withholding will not apply, however, to a U.S. holder who provides the holder’s taxpayer identification number, or TIN, certifies that such number is correct (or properly certifies that it is awaiting a TIN) and that the U.S. holder is not subject to backup withholding for failure to report interest and dividends, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding also may be subject to a penalty imposed by the IRS. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the transmittal materials to be provided by the exchange agent, so as to provide the information and certification necessary to avoid backup withholding.

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If backup withholding applies to a U.S. holder, 28% of payments to the U.S. holder will be required to be withheld. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income-tax liability of the U.S. holder, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income-tax return with the IRS in a timely manner.

The foregoing tax discussion is only a summary. The discussion of U.S. federal income-tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Valley common stock. This discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

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THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of BNC and Valley believe are material. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The merger agreement provides for the merger of Valley with and into BNC, with BNC as the surviving corporation (the “merger”), and the merger of Valley Bank with and into the Bank, with the Bank as the surviving corporation (the “bank merger”, and together with the merger, the “mergers”). Under the terms of the merger agreement, at the effective time of the merger (the “Effective Time”), each share of common stock, no par value, of Valley issued and outstanding immediately before the Effective Time, except for shares of Valley common stock owned by BNC or the Bank (other than certain trust account shares), will be converted into the right to receive shares of BNC common stock based upon the volume weighted average price of a share of BNC common stock for a 20-trading day period starting with the opening of trading on the twenty-first (21st) trading day prior to the Effective Date (as defined below) and ending with the closing of trading on the second to last trading day prior to the Effective Date (the “VWAP”), subject to minimum and maximum exchange ratios as follows:

•	If the VWAP immediately prior to the merger is greater than $18.50, then each share of Valley common stock will be converted into 1.1081 shares of BNC common stock.

•	If the VWAP immediately prior to the merger is equal to or less than $18.50 but greater than $14.25, then each share of Valley common stock will be converted into $20.50 payable in shares of BNC common stock (with the exchange ratio equal to $20.50 divided by the VWAP).

•	If the VWAP immediately prior to the merger is equal to or less than $14.25, then each share of Valley common stock will be converted into 1.4386 shares of BNC common stock (we refer to the ratio in each of the three scenarios as the “exchange ratio”).

BNC’s and the Bank’s articles of incorporation will be the respective articles of incorporation, and BNC’s and the Bank’s bylaws will be the respective bylaws, of the combined companies after completion of the merger, and the separate existence of Valley and Valley Bank will thereupon cease.

Closing and Effective Time of the Merger

The merger will be completed only if certain conditions to closing are met or waived by the applicable party. The merger is to close on the fifth business day following the completion of the conditions to closing in the merger agreement (or, at BNC’s option, the last business day of the month in which such event occurs), or another mutually agreed upon date (the “Effective Date”). If BNC elects to delay the Effective Date, holders of Valley common stock will be entitled to receive and participate in any dividends declared which have a record date during such delay as if the holder of Valley common stock had been a holder of BNC common stock on such record date.

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The parties agree to use reasonable efforts to cause the effective date of the bank merger to occur as soon as reasonably practicable after the Effective Date or such later date mutually agreed upon by the parties.

Board of Directors of BNC and the Bank

BNC has agreed to cause one individual from Valley to be appointed as a director of each of BNC and the Bank at the Effective Time. Valley has nominated Abney S. Boxley, III for consideration by BNC, who, in its sole discretion, will select the new director.

Conversion of Shares; Exchange of Certificates

At or prior to the Effective Time, BNC will deposit with the exchange agent (i) certificates representing shares of BNC common stock to be used as merger consideration and (ii) an amount of cash necessary for payment of fractional shares. As soon as practicable, but in no event more than five business days after the Effective Time, the exchange agent will to former holders of Valley shares appropriate transmittal materials and exchange instructions. After the Effective Time, each holder of shares of Valley issued and outstanding at the Effective Time shall surrender the certificate(s) representing such shares to BNC and receive the merger consideration in exchange, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of Valley common stock is entitled as a result of the merger until such holder surrenders his or her certificate(s) representing the shares of Valley common stock for exchange as provided in the merger agreement.

Letter of Transmittal

As soon as is reasonably practicable, but no more than five business days after the Effective Time, the exchange agent will mail to each Valley shareholder at the time of the merger a letter of transmittal and instructions for the exchange of his or her Valley stock certificates for the merger consideration. Upon surrendering your certificate(s) representing shares of Valley, together with the properly executed letter of transmittal and any other required documents, your Valley stock certificate(s) will be cancelled and you will receive the shares of BNC common stock to which you are entitled in accordance with the merger agreement, a check representing the amount of cash in lieu of fractional shares, if any, and all undelivered dividends or distributions in respect of such shares, if any. No interest will be paid to Valley shareholders or accrued with respect to unpaid dividends and distributions, if any. Upon completion of the merger, Valley stock certificates will no longer represent shares of Valley capital stock and will only represent the right to receive the merger consideration. After the completion of the merger, there will be no further transfers of Valley common stock, except as required to settle trades executed before completion of the merger.

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Holders of Valley stock should not submit their Valley stock certificate(s) for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of BNC common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of BNC common stock made available to the exchange agent that remains unclaimed by Valley shareholders as of the first anniversary of the Effective Time will be returned to BNC. After that time, any Valley shareholder who has not exchanged shares of Valley stock for the merger consideration in accordance with the merger agreement may look only to BNC for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, none of BNC, Valley, the exchange agent or any other person will be liable to any Valley shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until Valley certificates are surrendered for exchange, any dividends or other distributions declared after the Effective Time with respect to BNC common stock into which shares of Valley may have been converted will accrue, without interest, but will not be paid. BNC will pay to former Valley shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Valley stock certificates.

Before the Effective Time, Valley may not (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on Valley common stock in excess of $0.04 per share per calendar quarter, or (ii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (or obligations convertible into or exchangeable for any shares of capital stock), except that Valley may accept its capital stock in payment of an exercise price or in satisfaction of a tax withholding obligation in connection with (i) the exercise of Valley Financial Stock Options and Rights Previously Disclosed (as defined in the merger agreement) and (ii) vesting of restricted shares of Valley common stock.

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Representations and Warranties

The merger agreement contains customary representations and warranties of Valley and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the financial statements of Valley true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect (as defined in the merger agreement) on the company making the representation. A Material Adverse Effect shall not include the impact of (1) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental entities, except to the extent such changes have a disproportionate impact on BNC or Valley, as the case may be, relative to the overall effects on the banking industry, (2) changes in GAAP or regulatory accounting requirements applicable to banks or savings banks and their holding companies generally, except to the extent such changes have a disproportionate impact on BNC or Valley, as the case may be, relative to the overall effects on the banking industry, (3) changes in economic conditions affecting financial institutions generally except to the extent such changes have a disproportionate impact on BNC or Valley, as the case may be, relative to the overall effects on the banking industry, (4) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados, or other natural disasters, or (5) the public disclosure of the merger agreement and the impact thereof on the relationships with customers or employees, or (6) the effects of compliance with the merger agreement on the operating performance of Valley and BNC. Subject to certain enumerated exceptions, the representations and warranties in the merger agreement will not survive the Effective Time.

Each of BNC and Valley has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the merger;

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•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	condition of assets;

•	certain banking regulations including Bank Secrecy Act, Patriot Act and Community Reinvestment Act compliance;

•	tax treatment of the merger;

•	environmental liability;

•	state takeover laws;

•	employee benefits plans; and

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

In addition, Valley has made other representations and warranties about itself to BNC as to:

•	material contracts;

•	employee matters;

•	risk management instruments;

•	books and records of Valley;

•	insurance;

•	investment securities;

•	loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

•	insurance;

•	personal and real property leases;

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•	privacy of customer information;

•	securitizations;

•	contingency planning program(s); and

•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the merger agreement were made by each of BNC and Valley to the other. These representations and warranties were made as of the date of the merger agreement (unless otherwise specified), may be subject to important qualifications and limitations agreed to by BNC and Valley in connection with negotiating the terms of the merger agreement, were made solely for the benefit of BNC and Valley and were not intended to establish matters as facts. The merger agreement is described in, and included as Appendix A to this joint proxy statement/prospectus, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Valley, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Covenants and Agreements

Each of Valley and BNC, and their respective subsidiaries, has undertaken customary covenants that place restrictions on it until the Effective Time. In general, Valley agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable efforts to maintain and preserve intact its business organization and assets, and maintain relationships with employees, and (3) take no action that is intended to or would be reasonably be likely to have an adverse effect upon the ability of either party to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.

Valley has further agreed that, with certain exceptions and except with BNC’s prior written consent, Valley will not, among other things, undertake the following actions:

•	take any action other than in the ordinary course of business or make any capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Valley’s ability to perform any of its material obligations under the merger agreement;

•	adjust, split, combine or reclassify, issue or sell any of its capital stock other than in connection with certain disclosed rights to acquire such shares of stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (or obligations convertible into or exchangeable for any shares of its capital stock) in excess of $0.04 per share per calendar quarter, with certain exceptions for the exercise and vesting of certain equity awards;

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•	grant any stock options, restricted shares or other equity-based award with respect to shares of Valley common stock, except that Valley shall be able to make equity compensation awards under equity compensation plans provided that, in the aggregate, such grants are convertible into no more than 9,200 shares of Valley common stock;

•	enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Valley or its subsidiaries, except in accordance with past practice;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted pursuant to enumerated rights disclosed in the merger agreement;

•	increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, or consultant of Valley, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, or consultant of Valley, except in the limited exceptions provided in the merger agreement;

•	make any loan or extension of credit in an amount in excess of $1 million (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1 million), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Valley (each, a “Classified Asset”); except, that BNC will be deemed to consent to such loan if Valley presents the loan for approval and BNC does not provide a response within two business days;

•	(i) enter into, establish, adopt or amend (except (A) as may be required by applicable law or (B) to satisfy previously disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer or employee of Valley or its subsidiaries, (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards, (iv) except with respect to any obligation under its currently existing compensation and benefit plans or as may be required by applicable law, take any action to fund or in any way secure the payment of compensation or benefits under any compensation and benefit plans, (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in seller or any securities exchangeable for or convertible into the same or other Valley common stock outstanding on the date hereof, except as otherwise permitted in the merger agreement, (vi) enter into any collective-bargaining agreement, or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any compensation and benefit plan;

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•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel, release or assign any material amount of indebtedness to any person or any claims held by any such person, in each case except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	make any material investment either by purchase of stock or other securities convertible into an equity security, contributions to capital, except that Valley may settle any such investment securities as to which purchase obligations have been incurred prior to the execution of the merger agreement;

•	amend Valley’s articles of incorporation or Valley’s bylaws, or otherwise take any action to exempt any person (other than Valley or its subsidiaries) or any action taken by any person from any state takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	other than in prior consultation with BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	except as previously disclosed in the disclosure schedules to the merger agreement or in its SEC filings, or in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages not in excess of $100,000 and not subjecting Valley to any material restrictions on its current or future business operations (including the future business and operations of the surviving corporation;

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•	other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice will include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, or the FHLB, borrowings from the Federal Reserve discount window, sales of certificates of deposit and entering into repurchase agreements);

•	take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code;

•	take any action that is intended or is reasonably likely to result in (1) any of the conditions to the merger set forth in the merger agreement not being satisfied (2) a material violation of any provision the merger agreement except, in each case, as may be required by applicable law or regulation or (3) a material delay or affect the ability of Valley or BNC to consummate the transactions contemplated by the merger agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000; or

•	except in the ordinary course of business consistent with past practice, enter into, terminate, or waive any material provision of any material contract, as defined in the merger agreement, or make any change in any material contract, including any instrument or agreement governing the terms of any of its securities, or material leases.

BNC has agreed that, except as expressly permitted by the merger agreement or with Valley’s prior written consent, BNC will not, among other things, undertake the following actions:

•	conduct the business of BNC other than in the ordinary course of business or fail to use reasonable efforts to maintain its organizations and business relationships or take any action reasonably likely to have an adverse effect on BNC’s ability to perform its obligations under the merger agreement;

•	except as may be required by law, (i) implement any material change to BNC’s interest rate or risk management policies, procedures or practices, (ii) fail to materially follow its existing policies and practices, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	make any changes to its accounting principles other than as may be required by GAAP;

•	make or declare or pay any extraordinary dividend;

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•	take any action that would, or is reasonably likely to, prevent the merger from qualifying as a tax free reorganization;

•	take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied or a material violation of any provision of the merger agreement;

•	enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving BNC or a BNC subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of the approval of any regulatory authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated by the merger agreement to be unavailable; however, this does not prohibit the pursuit, negotiation and consummation of other acquisitions and capital raising transactions provided that any such transaction contemplates the consummation of the merger with Valley in accordance with the provisions of the merger agreement and which treats holders of Valley common stock, upon completion of the merger and their receipt of BNC common stock, in the same manner as the holders of BNC common stock; and

•	amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the merger to any Valley shareholder.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus and any applications required by regulatory agencies, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. BNC has also agreed that at the Effective Time it will: (i) effect the TRUPs Assumption and (ii) assume all of Valley’s obligations under the Variable Subordinated Note, in the amount of $11 million, dated October 15, 2013, and payable to Franklin Federal Savings Bank. BNC also has agreed to cause the shares of BNC common stock issued in the merger to be approved for listing on The NASDAQ Capital Market.

Required Shareholder Votes

Valley and BNC have each agreed to hold meetings of their shareholders as promptly as practicable after the Registration Statement on Form S-4 is declared effective, for the purpose of obtaining the requisite shareholder approvals of the merger agreement. Each party has agreed to take all action necessary, in accordance with applicable law and their respective organizational documents, to convene such meeting to consider and vote upon such approval.

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Agreement Not to Solicit Other Offers

Valley has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any acquisition proposal. It will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the merger agreement with any parties other than BNC with respect to any of the foregoing and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. Valley will inform BNC promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Valley or any merger, change or control or other business combination involving Valley. Notwithstanding the foregoing, if, at any time the Valley Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Valley, in response to a written acquisition proposal that was unsolicited after the date of the merger agreement or that did not otherwise result from a breach of the duties in this paragraph, may furnish non-public information with respect to Valley to the entity who made such acquisition proposal and participate in negotiations regarding such acquisition proposal.

Valley may terminate the merger agreement if the Valley Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Valley meeting, in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Valley in compliance with its fiduciary duties under applicable law, and that would, if consummated, result in a transaction that is more favorable to Valley’s stockholders from a financial point of view than the merger with BNC (a “Superior Proposal”); provided, that (i) the merger agreement may be terminated by Valley pursuant to this paragraph only after the fifth business day following BNC’s receipt of written notice from Valley advising BNC that Valley is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, BNC does not make an offer to Valley that the Valley Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Valley pays the termination fee specified in the merger agreement.

Expenses and Fees

In general, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, the costs and expenses of printing and mailing this joint proxy statement/prospectus, are to be borne equally by Valley and BNC. Further, Valley has agreed to pay a fee to BNC if the merger agreement is terminated under certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement.”

Indemnification and Insurance

Following the Effective Time and for a period of six years thereafter, BNC will indemnify, defend and hold harmless the present directors, officers and employees of Valley and its subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Valley is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the Commonwealth of Virginia, the Valley Certificate, the Valley bylaws and any agreement or Valley Board resolution adopted or in effect on the date hereof.

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If any claim is asserted about an event within the six year period after the Effective Time, all such rights in respect of any such claim shall continue until disposition thereof and the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party.

For a period of six years from the Effective Time, BNC will use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Valley or any of its subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Valley; provided, that in no event shall BNC be required to expend more than 200% of the current amount expended by Valley (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if BNC is unable to maintain or obtain the insurance called for by the merger agreement, BNC will use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Valley or any subsidiary may be required to execute the application and provide customary representations and warranties to BNC’s insurance carrier for the purpose of obtaining such insurance.

Any Indemnified Party wishing to claim indemnification under the provisions in the merger agreement, must, upon learning of any claim, action, suit, proceeding or investigation described above, promptly notify BNC thereof; provided that the failure to notify will not affect the obligations of BNC unless and to the extent that BNC is actually prejudiced as a result of such failure.

Conditions to Complete the Merger

The respective obligations of BNC and Valley to effect the merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

•	the approval of the merger by the requisite affirmative vote of the shareholders of Valley and the approval of the issuance of the merger consideration by the shareholders of BNC;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement;

•	no government authority having issued any order, rule, law, injunction or other similar orders prohibiting the merger;

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•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to BNC common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the authorization of the listing of BNC common stock to be issued in the merger on The NASDAQ Capital Market, subject to official notice of issuance;

•	BNC shall have executed and delivered all documents required to be executed by BNC to effect the TRUPs Assumption;

The obligation of BNC to effect the merger is also subject to the satisfaction, or waiver by BNC, prior to the Effective Time, of a number of other conditions, including:

•	the representations and warranties of Valley set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the Effective Date as though made on and as of the Effective Date, and BNC having received a certificate signed on behalf of Valley by the Chief Executive Officer and Chief Financial Officer of Valley to such effect;

•	Valley having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the Effective Time, and BNC having received a certificate signed on behalf of Valley by the Chief Executive Officer and Chief Financial Officer of Valley to such effect;

•	BNC having received the opinion of its counsel, in form and substance reasonably satisfactory to BNC, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368 of the Code;

•	BNC must have received from each director of Valley (1) an executed support agreement and (2) an executed noncompete agreement, each in the form attached as an exhibit to the merger agreement;

The obligation of Valley to complete the merger is also subject to the satisfaction, or waiver by Valley, prior to the Effective Time, of a number of other conditions, including:

•	the representations and warranties of BNC set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the Effective Date as though made on and as of the Effective Date, and Valley having received a certificate signed on behalf of BNC by the Chief Executive Officer and the Chief Financial Officer of BNC to such effect;

•	BNC having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the Effective Time, and Valley having received a certificate signed on behalf of BNC by the Chief Executive Officer and Chief Financial Officer of BNC to such effect;

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•	Valley having received the opinion of its counsel, in form and substance reasonably satisfactory to Valley, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated as a reorganization within the meaning of Section 368 of the Code;

•	BNC having entered into, effective upon closing, an employment agreement with the President and Chief Executive Officer of Valley and with key loan production personnel of Valley; and

•	the receipt by certain of Valley’s executive officers of certain payments pursuant to employment and change in control severance agreements of Valley.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time before completion of the merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	if any shareholder or stockholder approval is not obtained at the BNC or Valley annual meetings;

•	if the merger has not been consummated on or before September 30, 2015, unless such failure is due to the terminating party’s knowing action or inaction;

•	if there is a breach by the other party of any representation, warranty, covenant or agreement contained within the merger agreement, provided that such breach cannot be cured within 30 days of giving written notice to the breaching party;

•	if there is a material breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days’ notice of the breach;

•	if either party’s board: (i) fails to recommend that its shareholders approve and adopt the merger agreement, or (ii) in a manner adverse to the terminating party, the other party withdraws, modifies, or changes such recommendation of the merger agreement and/or the merger to its shareholders;

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•	by Valley, if the Valley Board determines that an unsolicited acquisition proposal would, if consummated, result in a transaction that is more favorable to Valley shareholders from a financial point of view; or

•	by Valley, during the five-day period immediately preceding the Effective Date, if the Valley Board determines that there has been a significant decline in BNC’s common stock price (subject to specific calculation requirements and provisions outlined more fully in the merger agreement).

Valley will only be required to pay BNC a termination fee in the amount of $3.5 million, if either:

•	the merger agreement is duly terminated by BNC and prior to twelve months after such termination, an alternative acquisition agreement is entered into or an acquisition proposal is consummated; or

•	after receiving an unsolicited alternative proposal, the Valley Board agrees to enter into an agreement with respect to an unsolicited acquisition proposal.

BNC will not be entitled to a termination fee for any reason other than the two reasons set forth above.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability or further obligation on the part of BNC or Valley, except that (1) both BNC and Valley will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment and Waiver of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors in writing between the parties hereto executed in the same manner as the merger agreement, except that after the Valley annual meeting, the merger agreement may not be amended if it would violate the Virginia Stock Corporation Act. Prior to the Effective Time, any provision of the merger agreement may be waived by the part benefited by the provision.

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UNAUDITED PRO FORMA COMBINED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and explanatory notes are based on the historical financial data of BNC and Valley, and have been prepared to illustrate the effects of the proposed merger under the acquisition method of accounting, with BNC treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Valley, as of the effective date of the merger, will be recorded by BNC at their respective fair values and the excess of the merger consideration over the fair value of Valley’s net assets will be allocated to goodwill.

Included in the unaudited pro forma combined consolidated financial information are the effects of BNC’s completed acquisitions of South Street, Community First, and Harbor in BNC’s historical information because these acquisitions closed on April 1, 2014, June 1, 2014, and December 1, 2014, respectively. The unaudited pro forma combined consolidated balance sheet combines the historical financial information of BNC and Valley as of December 31, 2014, and assumes that the Valley merger was completed on that date. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2014 give effect to South Street, Community First, Harbor and the proposed acquisition of Valley as if all transactions had been completed on January 1, 2014.

The following unaudited pro forma combined financial information is provided for informational purposes only. The unaudited pro forma combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined financial information should be read together with:

•	the accompanying notes to the unaudited pro forma combined financial information; and

•	BNC’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in BNC’s Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein and Valley’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in Valley’s Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

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Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2014

	BNC Historical	Valley Historical	Valley Pro Forma Adjustments		BNC & Valley Pro Forma Combined
	(in thousands, except for share and per share data)
Assets
Cash and due from banks	$44,659	$10,316	$(615)	1	$54,360
Interest-earning deposits in other banks	40,535	42,835	-		83,370
Investment securities available-for -sale	269,290	177,737	-		447,027
Investment securities held-to-maturity	237,092	-	-		237,092
Loans held for sale	37,280	-	-		37,280
Loans	3,075,098	618,272	(19,709)	2	3,673,661
Allowance for loan losses	(30,399)	(6,500)	6,500	3	(30,399)
Net loans	3,044,699	611,772	(13,209)		3,643,262
Premises and equipment, net	87,761	9,298	1,000	4	98,059
Other real estate owned	42,531	12,308	(2,999)	5	51,840
FDIC indemnification asset	5,097	-	-		5,097
Investment in bank-owned life insurance	93,396	19,543	-		112,939
Goodwill	69,749	-	54,289	6	124,038
Other intangible assets	13,952	-	6,000	7	19,952
Other assets	86,467	17,590	7,782	8	111,839
Total Assets	$4,072,508	$901,399	$52,248		$5,026,155

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing demand	$534,792	$110,201	$-		$644,993
Interest-bearing demand	1,657,931	419,520	-		2,077,451
Time deposits	1,203,674	187,304	1,170	9	1,392,148
Total deposits	3,396,397	717,025	1,170		4,114,592
Short-term borrowings	127,934	59,778	-		187,712
Long-term debt	133,814	55,356	2,735	10	191,905
Accrued expenses and other liabilities	23,975	9,000	7,920	11	40,895
Total Liabilities	3,682,120	841,159	11,825		4,535,104
Shareholders' Equity
Common stock	314,995	23,987	(615)	1	415,658
			77,291	12
Retained earnings	65,211	36,725	(36,725)	12	65,211
Stock in directors rabbi trust	(3,429)	-	-		(3,429)
Directors deferred fees obligation	3,429	-	-		3,429
Accumulated other comprehensive income (loss)	10,182	(472)	472	12	10,182
Total Shareholders' Equity	390,388	60,240	40,423		491,051
Total Liabilities and Equity	$4,072,508	$901,399	$52,248		$5,026,155
			$-
Number of common shares outstanding	32,598,581	4,932,035	917,064	12	38,447,680
Total common book value per share	$11.98	$12.21			$12.77

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Unaudited Pro Forma Combined Consolidated Statements of Income

For the Year Ended December 31, 2014

	BNC Historical	Prior Acquisitions Pro Forma (1)	BNC and Prior Acquisitions Pro Forma Combined	Valley Historical	Pro Forma Adjustments		BNC, Prior Acquisitions Pro Forma and Valley Pro Forma Combined
	(in thousands, except share and per share data)
Interest income
Loans, including fees	$140,024	$20,453	$160,477	$27,775	$2,815	13	$191,067
Investment securities taxable	4,385	671	5,056	3,849	-		8,905
Investment securities tax-exempt	13,191	99	13,290	665	-		13,955
Interest-earning balances and other	542	27	569	28	-		597
Total interest income	158,142	21,250	179,392	32,317	2,815		214,524
Interest expense
Deposits	15,139	1,173	16,312	2,300	(585)	14	18,027
Short-term borrowings	416	253	669	135	-		804
Long-term debt	4,371	-	4,371	2,026	(608)	15	5,789
Total interest expense	19,926	1,426	21,352	4,461	(1,193)		24,620
Net interest income	138,216	19,824	158,040	27,856	4,008		189,904
Provision for loan losses	7,006	507	7,513	1,369	-		8,882
Net interest income after provision for loan losses	131,210	19,317	150,527	26,487	4,008		181,022
Non-interest income
Mortgage fees	7,689	1,225	8,914	572	-		9,486
Service charges	6,105	748	6,853	2,073	-		8,926
Earnings on bank-owned life insurance	2,382	137	2,519	671	-		3,190
Gain (loss) on sale of investments securities, net	(511)	-	(511)	730	-		219
Other	9,357	339	9,696	1,422	-		11,118
Total non-interest income	25,022	2,449	27,471	5,468	-		32,939
Non-interest expense
Salaries and employee benefits	62,232	256	62,488	12,548	-		75,036
Occupancy and equipment	15,603	1,736	17,339	1,922	67	16	19,328
Data processing and supplies	4,007	484	4,491	1,667	-		6,158
FDIC insurance assessments	2,932	448	3,380	621	-		4,001
Insurance, professional and other services	9,061	(4,545)	4,516	1,544	-		6,060
Loan, foreclosure and other real estate owned expenses	8,945	271	9,216	1,054	-		10,270
Other	13,697	2,313	16,010	3,315	500	17	19,825
Total non-interest expense	116,477	963	117,440	22,671	567		140,678
Income before income tax expense	39,755	20,803	60,558	9,284	3,441		73,283
Income tax expense	10,365	7,373	17,738	2,685	1,273		21,696
Net income	$29,390	$13,430	$42,820	$6,599	$2,168		$51,587

Basic earnings per common share	$1.01	$3.72	$1.31	$1.37			$1.34
Diluted earnings per common share	$1.01	$3.72	$1.31	$1.35			$1.34

Weighted average participating common shares – basic	29,049,525	3,609,421	32,658,946	4,823,422	1,025,677	18	38,508,045
Weighted average participating common shares - diluted	29,151,877	3,609,421	32,761,298	4,877,907	971,192	18	38,610,397

(1)	Includes the effect of the purchase accounting and pro forma adjustments of South Street, Community First and Harbor merger, as well as associated transaction costs, if the mergers were consummated on January 1, 2014.

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Notes to Unaudited Pro Forma Combined Consolidated Financial Information

As of and for the Year Ended December 31, 2014

Note 1 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial information. All adjustments are based on current assumptions and valuations which are subject to change.

1	Payment of cash merger consideration of $0.6 million to existing holders of options to terminate those agreements.
2	Reflects an estimated fair value adjustment based on BNC's evaluation of the acquired loan portfolio.
3	Existing allowance for loan losses eliminated to reflect accounting guidance.
4	Adjustment for premises and equipment to estimated fair value, based on BNC's evaluation.
5	Adjustment for other real estate owned to reflect estimated fair value, less costs of disposal, based on BNC's evaluation.
6	Reflects the estimated goodwill generated as a result of the consideration paid being greater than the net assets acquired.
7	Reflects the recording of the estimated core deposit intangible on acquired core deposit accounts.
8	Recording of deferred tax asset generated by the net fair value adjustments (tax rate = 37.0%) and includes deferred tax adjustment for merger transaction costs.
9	Estimated fair value adjustment to time deposits to reflect current market rates based on similar market products.
10	Estimated fair value adjustment to long-term debt reflect current market rates based on similar market products.
11	Reflects accrual of estimated merger transaction costs of $7.9 million.

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12	Adjustment for effects of the above adjustments, historical equity and retained earnings eliminated to reflect capitalization and common shares issued.
13	Adjustment for the net accretion of loan purchase accounting adjustments.
14	Reflects amortization of the time deposit premium based upon the scheduled maturities of the related deposits.
15	Reflects amortization of long-term debt premium based upon prepayment penalties and fees associated with the fair value adjustment.
16	Reflects amortization of premises and equipment based upon the estimated remaining useful life.
17	Adjustment reflects the amortization of the core deposit intangible.
18	Common shares adjusted to reflect common shares issued.

Note 2 – Merger Related Charges

The estimated transaction costs related to the merger are approximately $5.0 million, net of tax. This cost is included in the Pro Forma Combined Consolidated Balance Sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of transaction costs is in the following table (dollars in thousands).

Merger Transaction Costs Schedule (dollars in thousands)

Salaries and employee benefits	$5,400
Other non-interest expense	2,520
Total non-interest expense	$7,920
Tax benefit	2,930
Net expense after tax benefit	$4,990

Note 3 – Preliminary Purchase Accounting Allocation

The unaudited pro forma combined consolidated financial information reflects the issuance of 5,849,099 shares of BNC common stock with an aggregate value of $100.7 million, as well as cash consideration of approximately $0.6 million. The merger will be accounted for using the acquisition method of accounting; accordingly, BNC’s cost to acquire Valley will be allocated to the assets (including identifiable intangible assets) and liabilities of Valley at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

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Preliminary Purchase Accounting Allocations (dollars in thousands)

Equity capital of Valley - historical December 31, 2014		$60,240
Less estimated fair value adjustments:
Loan fair value	$(19,709)
Allowance for loan losses	6,500
Loans, net	(13,209)
Premises and equipment	1,000
Other real estate owned	(2,999)
Core deposit intangible	6,000
Time deposits	(1,170)
Long-term debt	(2,735)
Estimated transaction and contract buyouts	(7,920)
Related tax benefit for above	7,782
Total fair value adjustments		(13,251)
Net assets (equity capital less fair value adjustments)		46,989
Total consideration paid to Valley shareholders (1)		101,278
Goodwill		$54,289

(1)	The purchase price is based on estimated total consideration of $101.3 million. This includes issuance of BNC common stock of 5,849,099 shares at a price of $17.21 per common share for a value of $100.7 million and $0.6 million of cash to existing holders of options.

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DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s amended and restated bylaws, or the bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock, referred to in this section as the common stock, and 20,000,000 shares are designated as non-voting common stock, referred to in this section as the non-voting common stock. As of February 27, 2015, there were 27,872,370 shares of voting common stock issued and outstanding, held of record by approximately 3,105 shareholders, and 4,820,844 shares of non-voting common stock issued and outstanding, held of record by two shareholders. In addition, as of February 27, 2015, there were outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 409,686 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on the Nasdaq Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified Board.

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Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Computershare, located in Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

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Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the Federal Reserve or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay.

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Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of February 27, 2015, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Director” generally includes any member of the BNC Board who is not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider: (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

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The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing Valley Shareholders,” BNC’s Amended Articles and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

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COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING VALLEY SHAREHOLDERS

Valley is incorporated under the laws of the Commonwealth of Virginia and the rights of Valley shareholders are governed by the laws of the Commonwealth of Virginia, Valley’s articles of incorporation and Valley’s bylaws. As a result of the merger, Valley shareholders will receive shares of BNC common stock and will become BNC shareholders. BNC is incorporated under the laws of the State of North Carolina and the rights of BNC shareholders are governed by the laws of the State of North Carolina, BNC’s articles of incorporation and BNC’s bylaws. Thus, following the merger, the rights of Valley shareholders who become BNC shareholders in the merger will no longer be governed by Valley’s articles of incorporation and bylaws and instead will be governed by BNC’s articles of incorporation and bylaws. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Valley’s articles of incorporation and bylaws, BNC’s articles of incorporation and bylaws and the laws of the State of North Carolina and the Commonwealth of Virginia.

Authorized Capital Stock

Valley	BNC

Valley’s articles of incorporation state that the authorized capital stock of Valley consists of 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of February 27, 2015, there were 4,942,218 shares of common stock outstanding and no shares of preferred stock outstanding.	BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Of the 80,000,000 shares of common stock, 20,000,000 shares are classified as non-voting common stock, no par value per share. As of February 27, 2015, there were 32,693,214 shares of common stock outstanding, of which 4,820,844 were non-voting shares of common stock, and no shares of preferred stock outstanding.

Preemptive Rights

Valley	BNC

The articles of incorporation of Valley provide that shareholders do not have any preemptive or preferential rights of subscription to any shares of any class of stock of Valley, or to any obligations of Valley convertible into Valley stock.	Although permitted by the NCBCA, the articles of incorporation of BNC do not provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Number of Directors

Valley	BNC

The articles of incorporation of Valley provide that the Valley Board shall consist of no less than 5 nor more than 25 directors, with the exact size set by Valley’s bylaws. The current number of directors, as set by Valley’s bylaws, is 11.	The BNC bylaws provide that the number of directors will be not less than 5 and not more than 30, with the actual number of directors to be determined by BNC Board. The BNC board of directors currently consists of 15 directors.

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Classes of Directors

Valley	BNC

The articles of incorporation of Valley provide for three classes of directors. Each director serves until the third succeeding annual meeting of shareholders.	So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting. If the number of directors falls below nine during a year, that does not shorten the term of any incumbent director. BNC has more than nine directors and therefore has a staggered board of directors.

Qualifications of Directors

Valley	BNC

Valley’s bylaws state that no individual shall stand for election or re-election to the Valley Board who has reached the age of 75 prior to the date of the shareholder meeting at which an election of directors is held. Valley’s bylaws do not require that a person own shares of stock in Valley to be qualified as a director.	No person can be elected, re-elected, or appointed a director after attaining 72 years of age. Each director attaining the age of 72 years during his or her term shall retire at the end of the term, except that the BNC Board may waive such mandatory retirement age and permit any director to serve in excess of the mandatory retirement age for additional one year terms.

Voting for Directors

Valley	BNC

Valley’s directors are elected by a plurality of the votes cast by the shares entitled to vote at the meeting.	BNC’s directors are elected by a plurality of the votes cast by the shares entitled to vote at the meeting.

Filling Vacancies on the Board

Valley	BNC

Valley’s articles of incorporation and bylaws provide that a vacancy on the Valley Board, including a vacancy due to an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum.	Vacancies of the BNC Board, including a vacancy resulting from an increase in the number of directors or from the failure of the shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the BNC Board, whichever group acts first.

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Removal of Directors

Valley	BNC

The articles of incorporation of Valley provide that directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-third of each class of the voting stock of Valley then outstanding at a meeting called for that purpose.	Under the BNC bylaws, any director may be removed at any time with or without cause by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. A director may not be removed by the shareholders at a meeting unless the notice of that meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.

Shareholder Proposals and Director Nominations

Valley	BNC

Valley’s bylaws provide that a Valley shareholder can submit proposals and nominate directors at an annual meeting of the shareholders by delivering written notice to the President of Valley not less than 60 but no more than 90 days prior to the meeting, provided that if fewer than 70 days’ notice of any meeting is given to shareholders, such notice shall be received not later than the close of business of the tenth day following the day on which such notice of the date of the meeting or such public disclosure was made.	BNC’s bylaws require that any shareholder proposing business to be conducted at any meeting of BNC’s shareholders to provide written notice to BNC no later than ninety (90) days and no earlier than one hundred twenty (120) days prior to the one-year anniversary of BNC’s mailing of the previous year’s proxy materials. Such proposals must be in writing and must contain certain specific information provided by the BNC bylaws.

Shareholder Action Without a Meeting

Valley	BNC

Valley’s bylaws permit shareholders to act by unanimous written consent without a meeting.	The NCBA provides that shareholders may act by unanimous written consent without a meeting.

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Annual Meetings of Shareholders

Valley	BNC

The regular annual meeting of shareholders for the election of directors and transaction of such other business as may come before the meeting shall be held on the second Wednesday of May each year, or on such other date as determined by the Valley Board.	BNC’s bylaws provide that an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Special Meetings of Shareholders

Valley	BNC

Valley’s bylaws provide that a special meeting of shareholders may be called by the Chairman of the Valley Board, the President or by a majority of the directors then in office. No business shall be transacted at a special meeting of shareholders other than the business stated in the notice of the special meeting.	The BNC bylaws provide that special meetings of the BNC Board may be called by the Chief Executive Officer, the President, the Chairman or Vice Chairman of the Board of Directors.

Notice of Meetings

Valley	BNC

Notice of any annual or special meeting of Valley shareholders shall be given to each shareholder of record entitled to vote at such meeting not less than ten nor more than 60 days before the meeting date, except as otherwise required by the Virginia Stock Corporation Act. Notice of a special meeting must also contain the purpose of such meeting.	Notice of any annual or special meeting of the BNC shareholders must be given not less than ten (10) nor more than sixty (60) days before the date of any shareholders’ meeting, either by personal delivery, or by mail by or at the direction of the Chief Executive Officer, the President, the Chairman of the Board of Directors or the Board of Directors, to each shareholder entitled to vote at such meeting. Notices for special meetings are to contain the purpose of such a meeting

Amendments to Articles of Incorporation and Bylaws

Valley	BNC

Unless a greater vote is required by law, by the articles of incorporation, or by resolution of the Valley Board as a condition to its submission of a proposed amendment to the articles of incorporation for shareholder approval, any amendment to Valley’s articles of incorporation must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.	Except as provided below, amendments to the BNC Articles of Incorporation must be approved by a majority vote of the BNC Board of Directors and also by a vote of the shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment; provided, however, that the following amendments may require a different vote:

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Valley’s bylaws may be amended, altered or repealed by the Valley Board present and voting at a meeting at which a quorum is present, unless bylaws adopted by shareholders provide otherwise. Shareholders, by the affirmative vote of the holders of not less than 80 percent of each class of the voting stock of Valley, may adopt new bylaws; alter, amend and repeal bylaws adopted by shareholders or the Valley Board; and may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Valley Board.

•      matters covered by the NCBA Section 55-10-02, which may be adopted by a vote of the board of directors; and

•      the amendment or repeal of Article VII of the Articles of incorporation, which shall require the affirmative vote of 75% of the then outstanding voting shares of BNC, voting separately as a class; provided that such restriction shall not be required for certain business combination transactions meeting certain exceptions in Article VII.

The BNC bylaws may be amended by a majority vote of the BNC Board or by a vote of the shareholders of BNC.

Appraisal Rights

Valley	BNC

Under Virginia law, shareholders of a Virginia corporation are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger (if shareholder approval is required), transfer of all or substantially all of the corporation’s assets (if the shareholder is entitled to vote on the disposition), participation in a share exchange as the corporation whose shares will be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock (i) is traded in an organized market and (ii) has 2,000 or more shareholders and an aggregate market value of $20 million or more, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares.

Appraisal rights will not be available to the shareholders of Valley in connection with the proposed merger of Valley into BNC.

North Carolina law generally provides for appraisal rights in the event of: (i) a merger; (ii) a share exchange or conversion; (iii) a sale, lease, exchange or any other disposition of all or substantially all of the property of the corporation; (iv) certain amendments to the articles of incorporation that materially and adversely affect rights in respect of a dissenter’s shares; or (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. Unless the articles of incorporation, bylaws or a resolution of the board of directors provide otherwise, appraisal rights are not available under North Carolina law to a corporation’s shareholders with respect to a merger if the merger did not require shareholder approval.

However, in the event of transactions (i) through (iii) described above, no appraisal rights are available under North Carolina law to holders of shares of any class of stock that is either listed on a national securities exchange or held of record by more than 2,000 shareholders.

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In the case of a merger or share exchange, however, appraisal rights are available if shareholders are required by the terms of the merger or share exchange to accept anything other than (i) cash; (ii) shares, or shares and cash in lieu of fractional shares of the surviving corporation, or of any other corporation which were either listed subject to notice of issuance on a national market system security or an interdealer quotation system by the NASD (or successor entity) or held by at least 2000 record stock holders; or (iii) a combination of (i) and (ii).

Dividends

Valley	BNC

Subject to the prior rights of any holders of the preferred stock in respect of payment of dividends, holders of common stock are entitled to receive dividends when, as and if, declared by the Valley Board out of funds legally available for the payment of dividends.	Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

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Indemnification of Directors and Officers

Valley	BNC

Valley’s articles of incorporation provide that Valley shall indemnify a director or officer who is or was a party to any proceeding because he or she is or was a director or officer of Valley or is or was serving at the request of Valley as a director, officer, employee or agent of another organization, against all liabilities and expenses incurred in the proceeding; provided that Valley will not indemnify a director or officer for liabilities or expenses incurred because of his or her willful misconduct or knowing violation of the criminal law. Valley is permitted to make advancements and reimbursements for expenses incurred in the proceeding, provided that the director or officer undertakes to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Valley’s articles of incorporation also provide that the Valley Board may indemnify employees and agents for liabilities and expenses incurred as a result of the individual’s position as an employee or agent of Valley.	BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents or anyone serving at the request of BNC as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan shall have a right to be indemnified to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

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Votes on Business Combinations and Similar Transactions

Valley	BNC

Virginia law contains provisions regulating “affiliated transactions.” In general, this law prohibits a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding shares, referred to herein as an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless certain conditions are satisfied. A Virginia corporation may include in its articles of incorporation initially filed with the State Corporation Commission of the Commonwealth of Virginia a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions statute. Valley has not “opted out” of the affiliated transactions statute.

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33⅓% or 50%) of the total votes entitled to be cast for the election of directors. A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute. Valley has not “opted out” of the control share acquisition statute.

In addition, Valley’s articles of incorporation provide that a business combination requires only such affirmative vote of the shareholders as is required by law if either (i) the business combination has been approved by a majority vote of the directors or (ii) a variety of conditions regarding the transaction are met. If the business combination is not approved by a majority of the directors and does not meet the conditions provided in Valley’s articles of incorporation, the business combination must be approved by the affirmative vote of the holders of at least 80 percent of each class of voting stock of Valley then outstanding.

Valley’s articles of incorporation define an “Interested Shareholder” as any person who is the direct or indirect beneficiary of five percent or more of the outstanding capital stock of Valley entitled to vote for the election of directors.

BNC’s Amended Articles provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is not applicable to BNC. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable.

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is not applicable to BNC. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its Amended Articles that the provisions of the Act are not applicable.

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BNC’S DIRECTORS AND EXECUTIVE OFFICERS

In addition to the previously listed incumbent directors who are nominated for re-election, the following lists the remainder of the incumbent directors of BNC and the Bank and the executive officers of BNC. The following includes each director’s specific experience, qualifications, attributes, and skills that lead the BNC Board to conclude that each director is well qualified to serve as a member of the BNC Board. Each member of the BNC Board serves as a member of the Board of Directors of the Bank.

Board of Directors

Directors whose terms expire in 2016

Lenin J. Peters, M.D., age 63, is the President of Bethany Medical Center. He has served as a director of the Bank since 1991 and of BNC since 2002 and has over 25 years of banking experience. Dr. Peters earned his medical degree from the University of Pittsburgh, Pennsylvania. He has attended several financial and corporate governance courses from the Wharton School of Business.

Thomas R. Smith, CPA, age 66, is a partner with Smith Leonard PLLC, a CPA firm. He has served as a director of the Bank since 1997 and of BNC since 2002 and has over 20 years of banking experience. Mr. Smith earned a B.S. degree from Barton College. He has attended Director Assemblies and Directors College with the NCBA and numerous NCBA seminars.

D. Vann Williford, age 67, is the Chief Executive Officer of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift). He has served as a director of the Bank since 1991 and of BNC since 2002 and has over 20 years of banking experience. Mr. Williford earned a B.S. degree from North Carolina State University. He has attended NCBA Director Assemblies and the NCBA Directors College.

Thomas R. Sloan, age 70, is retired. Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the Chairman of Essilor Laboratories of America. Mr. Sloan has served as a director of BNC and the Bank since 2006 and has over 15 years of banking experience. Mr. Sloan earned a B.S and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. He has attended several NCBA Director Assemblies and the NCBA Directors College and numerous NCBA seminars. Mr. Sloan has served on the board of the following companies: Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; AgData, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are publicly traded.

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John S. Ramsey, Jr., age 66, is a self-employed business consultant and a former director of KeySource Financial, Inc. (“KeySource”). He joined the BNC Board after BNC acquired KeySource in 2012 and was elected to a three-year term on the BNC Board at the Annual Meeting of Shareholders in May 2013. Mr. Ramsey has worked in the insurance industry since 2008. During his tenure with KeySource, he was chairman of the KeySource board of directors and also served on that company’s executive, audit, compensation, ALCO and loan committees. Mr. Ramsey has over 40 years of banking experience. He received a B.S. in Business Administration from the University of South Carolina and has attended the NCBA Directors College and numerous NCBA seminars.

Directors whose terms expire in 2017

Joseph M. Coltrane, Jr., age 68, is retired, but serves as “of counsel” with the law firm Coltrane, Grubbs PLLC. He has served as a director of the Bank and BNC since 2002 and has over 18 years of banking experience as a director. Mr. Coltrane earned a B.A. in Journalism and a law degree (J.D.) from the University of North Carolina at Chapel Hill. He has completed several hundred hours of legal and continuing education sponsored by the North Carolina Bar Association and the UNC Banking Institute, and has attended Director Assemblies and the Advanced Directors College offered by the NCBA and the office of the North Carolina Commissioner of Banks. Mr. Coltrane has substantial business experience with family-owned real estate investment firms, and has extensive knowledge of Winston-Salem, Greensboro and High Point banking and business communities and markets.

Richard F. Wood, age 70, is retired from Wells Fargo Advisors, where he previously served as a Financial Advisor/Investment Officer. He is the Secretary of BNC. Mr. Wood has served as a director of the Bank since 1991 and of BNC since 2002 and has over 20 years of banking experience. Mr. Wood attended East Carolina University. He has attended Director Assemblies and Directors College with the NCBA.

G. Kennedy Thompson, age 64, is a Principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm (“Aquiline”). Aquiline indirectly owns 7.36% of BNC’s voting common stock and 24% of BNC’s non-voting common stock. Mr. Thompson is Aquiline’s representative (the “Board Representative”) on the BNC Board pursuant to an Investment Agreement between Aquiline and BNC. Under the terms of the Investment Agreement, we are required to use our reasonable best efforts to have Board Representative elected as a director of BNC by our shareholders. Further, upon the death, resignation, retirement, disqualification, or removal from office of the Board Representative as a member of the BNC Board or the Board of Directors of the Bank, Aquiline has the right to designate the replacement for such Board Representative. We are required to use our reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008. He worked at Wachovia and First Union for 32 years. Mr. Thompson served in numerous industry leadership positions, including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum and President of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007. In the past five years he has served on the board of Hewlett-Packard and Carolinas Healthcare System. He is a Trustee of The Morehead-Cain Foundation. Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University.

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Elaine M. Lyerly, age 63, is the majority shareholder and serves as the Chief Executive Officer of Lyerly Agency, Inc., a marketing and public relations company, and is the majority member of Buffalo Girls, LLC. She joined the BNC Board after the Bank’s acquisition of First Trust Bank (“First Trust”) in 2012 and was elected for a one-year term on the BNC Board at the May 2013 Annual Meeting of Shareholders. She served on the First Trust board of directors from 1998 to 2012 and chaired that company’s audit committee. Ms. Lyerly also served as a board member and vice chair of the National American Red Cross and serves on the International Movement Council. Ms. Lyerly has an Associate’s Degree from Central Piedmont Community College and has attended the NCBA Directors College.

No director or principal officer is related to another director or principal officer. No director is a director of any other company with a class of securities registered pursuant to the Exchange Act.

Executive Officers

Richard D. Callicutt II, age 56, serves as President and Chief Executive Officer of BNC and the Bank. He has been employed by the Bank since 1991 and BNC since its organization in 2002. Mr. Callicutt has over 30 years of banking experience.

David B. Spencer, age 52, serves as Senior Executive Vice President and Chief Financial Officer of the Bank and BNC. He has been employed by the Bank since 1997 and BNC since its organization in 2002. Mr. Spencer has over 25 years of banking experience.

Ronald J. Gorczynski, age 49, serves as Executive Vice President and Chief Accounting Officer of BNC and the Bank. Prior to July 2013, Mr. Gorczynski served as Senior Vice President and Managing Director of Accounting and Financial Reporting for BNC and the Bank. Before joining the Bank in 2009, Mr. Gorczynski served as the Chief Financial Officer of Square 1 Bank in Durham, North Carolina.

BNC’S EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes BNC’s compensation philosophy, objectives, alignment of pay and performance, and decision-making process related to the compensation provided to our chief executive officer, our chief financial officer, and our only other executive officer serving at fiscal year-end. These executives are referred to collectively in this joint proxy statement/prospectus as our Named Executive Officers, as follows:

•	Richard D. Callicutt II, President and Chief Executive Officer of BNC and the Bank.

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•	David B. Spencer, Senior Executive Vice President and Chief Financial Officer of BNC and the Bank.

•	Ronald J. Gorczynski, Executive Vice President and Chief Accounting Officer of BNC and the Bank.

Executive Summary

Program Objectives. Our compensation program is designed to link BNC’s performance to the total compensation paid to our Named Executive Officers. Each year we review our compensation philosophy and pay program to ensure that total compensation is aligned with our philosophy, business strategy, and BNC’s financial performance. Beginning in 2012 and continuing into 2013, the Compensation Committee redesigned our compensation program to create a formalized program with emphasis on performance-based compensation. This program focuses on long-term value creation rather than short-term results and does not incentivize behaviors that encourage unnecessary risk taking. Over the course of 2014, the Compensation Committee utilized the redesigned executive compensation program to make executive compensation decisions.

Bank Performance and Compensation Alignment

The following is a list highlighting our achievements in 2014:

•	BNC and the Bank have continued to grow by expanding our franchise through acquisitions. We completed the acquisitions of South Street Financial Corp., Community First Financial Group, Inc., and Harbor Bank Group, Inc., and entered into the merger agreement with Valley Bank;

•	Significant increase in operating earnings: $35.3 million earnings for 2014 versus $19.1 million earnings for 2013, an increase of 85%;

•	Nonperforming assets decreased by 24.0%; and

•	improvement in all of our key credit metrics while growing non-acquired loans by more than 24.1%.

In alignment with these achievements, key changes made to executive compensation for 2014 included the following and are discussed in further detail later in this document. We feel these compensation decisions support both current year and long-term strategic objectives of the organization:

•	base salary increases were granted for Mr. Callicutt (13.68%), Mr. Spencer (10%), and Mr. Gorczynski (8%) based on a market review of compensation paid to officers in our peer group and surveys, as well as BNC’s overall financial and operating performance;

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•	annual incentive compensation awards under the Executive Incentive Program (the “EIC”) were granted to Mr. Callicutt (83.47% of base pay) and Mr. Spencer (74.18% of base pay), both of which represented payouts between target and superior performance, based on the range of performance established under the EIC (Mr. Gorczynski was not an EIC participant); and

•	to continue our long-term strategic practice of increasing equity ownership of our executive team, service-based restricted stock awards were granted to Mr. Callicutt (189,000 shares) and Mr. Spencer (132,000 shares). These grants serve to promote shareholder alignment and long-term decision-making through significant share ownership. The awards will vest over a six-year period and are subject to holding requirements until retirement or termination. Further discussion on our equity compensation strategy is provided in the following section on Elements of Compensation.

In addition, the Committee continued to more fully formalize executive compensation practices in 2014. As part of the effort, BNC continued the following practices implemented in 2013:

•	a significant portion of compensation is equity compensation, to align executives’ interests with shareholders’ interests; and

•	the incentive program uses a structured and formalized process for determining the amount of incentive paid.

Compensation Philosophy

Given today’s competitive marketplace, along with our long track record of consistent financial results that have exceeded those of our peers, the Compensation Committee believes that retaining each member of our existing management team and attracting other high-level management talent are each critical components to our long-term success. We provide a total compensation program that attracts the qualified executives necessary to meet our needs as defined by BNC’s strategic plan, while also retaining and motivating executives whose performance supports the achievement of our long-term plans and short-term goals. The following summarizes the guiding principles of our compensation philosophy:

•	support the attainment of our vision, business strategy and operating imperatives;

•	align management and shareholder interests;

•	reinforce our business values;

•	compensate our executives fairly for their efforts and reward achievement of BNC’s goals; and

•	guide the design and implementation of effective executive compensation and benefit plans.

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Moreover, the Compensation Committee incorporates best practices into the oversight of the compensation decision-making and administrative processes. For example:

•	The Company uses a structured annual incentive plan in which both the quantitative and qualitative components are well defined;

•	Equity awards vest over a long time horizon. The awards granted pursuant to Messrs. Callicutt and Spencer’s promotions in 2013 have a holding requirement;

•	The Company has instituted clawback, anti-hedging, and anti-pledging policies; and

•	The Company uses the services of an independent compensation consultant.

Elements of Compensation

The principal components of our compensation program for the Named Executive Officers are base salary, performance-based cash and equity incentive compensation, retirement benefits, and other executive benefits.

Base Salary. The salaries of our Named Executive Officers are designed to:

•	provide base pay benchmarked to the individual’s level of responsibility, talent, and experience;

•	provide financial predictability;

•	provide a salary that is market competitive; and

•	promote retention of executives.

Salaries are reviewed annually, and adjustments, if any, are made based on:

•	a review of market analyses that compare our Named Executive Officers’ salaries to those in our peer group and surveys;

•	an evaluation of the individual officer’s responsibilities, job scope, and individual performance;

•	BNC’s overall financial and operating performance; and

•	the internal equity of our Named Executive Officers’ current compensation.

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In 2014, the Named Executive Officers received base salary increases. The Compensation Committee considered compensation paid to officers in similar positions within our peer group, compensation survey data and BNC’s overall financial and operating performance. To make this decision, the Compensation Committee reviewed market competitiveness, each officer’s performance, contribution, and responsibilities and reporting relationships. Specific increases granted in 2014 are as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary (1)	% Increase
Richard D. Callicutt II	$475,000	$540,000	13.68%
David B. Spencer	$400,000	$440,000	10.00%
Ronald J. Gorczynski	$255,000	$275,400	8.00%

(1) Base salary increased in 2014 on July 1, 2014.

BNC Bancorp Executive Incentive Program. As part of our executive compensation program redesign in 2013, the Compensation Committee implemented the BNC Bancorp Executive Incentive Program (the “Executive Incentive Program”) which was approved by the BNC Board on July 25, 2013. Mr. Callicutt and Mr. Spencer participated in the Executive Incentive Program. The Executive Incentive Program is designed to focus executives on building a strong foundation for success and long-term sustainability while recognizing shorter-term performance during the calendar year. Rewards under this program represent compensation that must be earned each year based on attainment of performance goals.

Performance goals are proposed each year by management and are subsequently reviewed and approved by the Compensation Committee. In addition, under the Executive Incentive Program, the Compensation Committee determines the mix of cash and/or equity that may be awarded under the Executive Incentive Program, and determines the payouts to the extent that performance goals have been met.

Incentive award targets and ranges are reviewed annually and adjusted as necessary by the Compensation Committee to ensure that they provide meaningful but risk-balanced incentives based on achievement of predefined performance goals. Incentive award targets are defined as a percentage of the participant’s average base earnings in a given program year, which runs from January 1 through December 31. The Executive Incentive Program allows for target incentive payouts up to 60% of the average base earnings for Mr. Callicutt and 52.5% of average base earnings for Mr. Spencer. Both Messrs. Callicutt and Spencer could receive greater awards, if performance exceeds target levels. For 2014, Messrs. Callicutt and Spencer participated in the Executive Incentive Program and their incentive opportunities, as a percentage of average base earnings, were as follows:

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		Richard D. Callicutt II			David B. Spencer
		Potential Award as % of Base Earning			Potential Award as % of Base Earning
Performance Measures	Weight	Threshold	Target	Superior	Threshold	Target	Superior
Operating EPS	30%	9%	18%	27%	7.9%	15.7%	23.7%
Asset Growth	15%	4.5%	9%	13.5%	3.9%	7.9%	11.8%
Non-Performing Asset Ratio	15%	4.5%	9%	13.5%	3.9%	7.9%	11.8%
Qualitative Assessment	40%	12%	24%	36%	10.5%	21%	31.5%
Grand Total	100%	30%	60%	90%	26.2%	52.5%	78.8%

In order for the Executive Incentive Program to be activated, BNC must first achieve a trigger level of performance. The trigger for 2014 was defined as positive operating income. Once the trigger is achieved for the program year, the program can be funded up to the “Superior Incentive” payout level. In 2014, the trigger was met, and the program was funded. The actual performance measures achieved required the program to be funded at the “Superior Incentive” level for all measures other than operating earnings per share. The 2014 performance goals and achievements are set forth in the following table:

		Goals Established for Program Year 2014
Performance Measures	Weight	Threshold	Target	Superior	Actual Achieved
Operating EPS	30%	$1.00	$1.11	$1.22	$1.21
Asset Growth	15%	12.43%	15.53%	18.62%	26.10%
Non-Performing Asset Ratio	15%	1.41%	1.21%	1.01%	0.87%
Qualitative Assessment	40%				Superior
Grand Total	100%

On January 26, 2015 the Compensation Committee approved the following metrics for the Executive Incentive Plan for 2015, which were equivalent to those used in 2014.

		Richard D. Callicutt II			David B. Spencer
		Potential Award as % of Base Earning			Potential Award as % of Base Earning
Performance Measures	Weight	Threshold	Target	Superior	Threshold	Target	Superior
Operating EPS	30%	9%	18%	27%	7.9%	15.7%	23.7%
Asset Growth	15%	4.5%	9%	13.5%	3.9%	7.9%	11.8%
Non-Performing Asset Ratio	15%	4.5%	9%	13.5%	3.9%	7.9%	11.8%
Qualitative Assessment	40%	12%	24%	36%	10.5%	21.0%	31.5%
Grand Total	100%	30%	60%	90%	26.2%	52.5%	78.8%

In order for the Executive Incentive Program to be activated in 2015, BNC must first achieve a trigger level of performance. The trigger for 2015 is positive operating income. Once the trigger is achieved for 2015, the Executive Incentive Program can be funded up to the “Superior Incentive.” The 2015 performance goals are set forth in the following table:

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		Goals Established 2015 for Program Year
Performance Measures	Weight	Threshold	Target	Superior
Operating EPS	30%	$1.35	$1.44	$1.53
Asset Growth	15%	18.20%	23.20%	28.20%
Non-Performing Asset Ratio	15%	0.90%	0.80%	0.70%
Qualitative Assessment	40%
Grand Total	100%

Operating EPS:	Net income available to common shareholders per GAAP plus fully tax-effected expenses for one-time acquisition and/or capital raise expenses plus or minus fully tax-effected gains or losses from securities not held in trading accounts or acquisitions divided by the weighted-average of common shares outstanding for the period. Other fully tax-effected one-time expenses or income will be added or deducted based on a mutual agreement of the Compensation Committee and Messrs. Callicutt and Spencer. Operating EPS is a non-GAAP financial measure.

Asset Growth:	Year-end total assets less previous year-end total assets, divided by previous year-end total assets.

Non-Performing Asset Ratio:	Year-end non-performing assets (“NPAs”), excluding all covered assets, divided by total assets. Any NPAs and assets from acquired entities within the past 12 months are excluded from the calculation.

Qualitative Assessment:	A qualitative assessment of actions and results by the senior management team that support value creation for our shareholders, an enhanced customer experience, employee satisfaction and greater safety and soundness. Primary components of this assessment include: 1) quality of earnings; 2) performance against budget; 3) implementation of our strategic plan; 4) acquisitions made during the year, the integration and accretive results of past acquisitions, the actions by executives to bring quality merger and acquisition opportunities to the BNC Board, and results from organic growth initiatives; 5) reduction in total criticized/classified assets (including real estate owned) prior to accounting discounts; and 6) regulatory compliance and risk management results of BNC. The assessment may consider but is not limited to the following: satisfactory exam ratings; resolution of key exam findings; actions and results taken by management to strengthen enterprise risk management, such as information system integration and improved controls and processes.

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BNC exceeded its targeted performance for all three quantitative goals. As a result, the Compensation Committee granted the following awards to Messrs. Callicutt and Spencer:

Named Executive Officer	2014 Base Salary(1)	2014 Actual Incentive	% of Average Base Earning
Richard D. Callicutt II	$540,000	$450,720	83.47%
David B. Spencer	$440,000	$326,380	74.18%

(1) Base salary effective July 1, 2014.

The Compensation Committee awarded performance units payable in cash to Mr. Callicutt and to Mr. Spencer.

In addition to payments to Messrs. Callicutt and Spencer under the Executive Incentive Plan, Mr. Gorczynski was awarded a $25,000 performance bonus in 2014.

Long-Term Equity Incentive Awards. On May 21, 2013, the BNC shareholders approved the BNC Bancorp 2013 Omnibus Stock Incentive Plan (the “Omnibus Incentive Plan”). Pursuant to the terms of the Omnibus Incentive Plan, no new awards can be granted under the former BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan (the “2004 Plan”). However, awards previously granted and outstanding under the 2004 Plan remain in full force and effect under the 2004 Plan according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, shares of our common stock subject to such award that are not delivered will not be available for grant under the Omnibus Incentive Plan. Dividend equivalents, however, may continue to be issued under the 2004 Plan in respect of awards granted under the 2004 Plan that were outstanding as of May 21, 2013. The Omnibus Incentive Plan provides for the grant of incentive stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units and other stock-base awards. The purpose of the Omnibus Incentive Plan is to:

•	balance the short-term orientation of other compensation elements;

•	directly align management and shareholder interests;

•	focus executives on the achievement of long-term results;

•	support the growth and profitability of BNC and the Bank;

•	allow key executives to accumulate equity in the organization; and

•	retain executive talent.

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In determining the form of equity to be granted, the Compensation Committee considers many factors, including the ability to drive corporate performance, retention, stock ownership, tax and accounting treatment, and the impact on dilution. To strengthen the link between executives’ compensation and stock price performance, and to enable executives to further accumulate stock holdings in BNC in the future, service-based restricted stock awards were granted to Messrs. Callicutt and Spencer on October 20, 2014. Mr. Callicutt received 189,000 shares of restricted BNC common stock and Mr. Spencer received 132,000 shares of restricted BNC common stock under the Omnibus Incentive Plan. Mr. Callicutt’s award vests over six years as follows: (i) 15,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 48,000 shares vest on June 30 of each of 2018, 2019 and 2020. Mr. Spencer’s award vests over six years as follows: (i) 12,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 32,000 shares vest on June 30 of each of 2018, 2019 and 2020.

Stock Compensation Grant and Award Practices. The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other Named Executive Officers. Until 2013, there had been no formal equity incentive program and equity grants were occasional and on a discretionary basis. Following the Compensation Committee’s implementation of a formal incentive program in 2013, equity grants may be made annually as they were in 2014.

When appropriate, the Compensation Committee’s decisions are reviewed and ratified by the BNC Board.

In accordance with our equity plan, the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

Other Executive Benefits - Perquisites. BNC may provide the following to our Named Executive Officers:

•	club memberships and dues;

•	personal use of company-provided auto or auto allowance;

•	expenses for spouses to attend conferences; and

•	personal use of company-provided mobile devices.

For 2014, we determined the level of perquisites and benefits to offer based on the Compensation Committee’s review of similar practices of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our market area and facilitate the officer’s ability to work outside our administrative office by assisting with travel and providing an external location to conduct business. See the Summary Compensation Table on page [•] of this joint proxy statement/prospectus for perquisites received by each Named Executive Officer.

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Other Executive Benefits - Retirement Benefits. We maintain Supplemental Executive Retirement Plans (“SERPs”) in the form of salary continuation and split dollar agreements for the benefit of Messrs. Callicutt and Spencer. Our goal is to provide competitive retirement benefits, given the restrictions on executives within tax-qualified plans. The Compensation Committee has worked in past years with consulting firms to analyze the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at BNC as a percentage of final average pay and executives in our peer group. The Compensation Committee believes that supplemental retirement benefits are at levels deemed competitive with peers and within annual cost parameters established by the Compensation Committee. For more information on the SERPs, see pages [•] of this joint proxy statement/prospectus.

Other Executive Benefits - Severance Benefits. We have employment agreements with Messrs. Callicutt and Spencer and a severance agreement with Mr. Gorczynski that provide, among other things, for severance benefits upon certain types of employment terminations. We believe the employment agreements and severance agreement serve a number of functions, including: (i) to enable us to retain our talented executive team; (ii) to mitigate any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) to protect BNC’s and our customers’ interests through appropriate post-employment restrictions, including non-compete and non-solicitation covenants, in the case of the employment agreements. Additional information regarding the employment agreements and the severance agreement may be found on pages [•] of this joint proxy statement/prospectus.

Other Executive Benefits - Employee Benefit Plans. Our Named Executive Officers are eligible to participate in the employee benefit plans available to all of our employees, including medical, dental, life and disability insurance plans, and are also eligible to participate in our 401(k) plan.

Compensation Decision-Making Process

BNC’s compensation structure is designed to ensure direct supervision and accountability with respect to performance evaluations at each level of the organization. The Compensation Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package. The CEO, in turn, is directly responsible for determining the compensation packages for the officers that report directly to him other than Mr. Spencer and Mr. Gorczynski. This system continues in sequence throughout BNC’s chain-of-command, by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by BNC’s human resources department.

At the 2014 Annual Meeting of Shareholders, 98% of the votes cast voted in favor of the advisory vote on our executive compensation. The Compensation Committee, however, is committed to continuing to review and evolve programs and practices to ensure alignment with our compensation philosophy, business strategy, and regulatory guidelines.

Role of the Compensation Committee. Each year, the Compensation Committee sets performance goals for our Named Executive Officers and reviews all compensation and benefits for the Named Executive Officers. The Committee operates under a written charter that establishes its responsibilities. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter gives the Compensation Committee sole responsibility for determining the compensation of the Chief Executive Officer, based on the Compensation Committee’s evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management’s approval to the extent deemed necessary to discharge its responsibilities.

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The Compensation Committee annually conducts a self-assessment of its overall performance and regularly engages in educational events, either through its independent consultant or through attendance at industry-specific events.

The Compensation Committee is also charged with determining and ensuring that our compensation plans do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of BNC. The compensation and incentive plans encourage behavior focused on creating long-term value, rather than short-term results. Within this framework, a variety of topics are considered, including:

•	parameters of acceptable and excessive risk-taking in light of a number of considerations, including the understanding that some risk-taking is an inherent part of the operations of a financial institution;

•	other controls that BNC and the Bank have established (other than reviews of BNC’s compensation practices) that limit undesirable risk-taking; and

•	BNC’s general business goals and concerns, ranging from growth and profitability to the need to attract, retain, and incentivize top-tier talent.

As a result of this review and discussion, the Compensation Committee determined that the design and goals of the existing Named Executive Officers and employee compensation and incentive arrangements do not:

•	create an incentive for the Named Executive Officers or other employees to engage in unnecessary and excessive risk-taking;

•	encourage behavior that is focused on short-term results rather than long-term value creation; or

•	encourage manipulation of BNC’s reported earnings to enhance the compensation of any employee.

Role of Consultant. Beginning in 2013, Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, was engaged by the Compensation Committee to provide compensation consulting services, including the following:

•	provide information regarding base salary ranges and recommendations for executives;

•	update the Compensation Committee about regulatory matters and trends;

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•	assist with the development of 2014 executive compensation decisions; and

•	be available to attend Compensation Committee meetings.

The Compensation Committee has adopted a policy requiring that its consultants be independent of BNC and management and that any consultant’s independence must be assessed annually. PM&P reports directly to the Committee and does not provide any other services to BNC. The Compensation Committee assessed the independence of PM&P and concluded that it was independent under the Compensation Committee’s policy. PM&P’s advice and work for the Committee did not raise any conflicts of interest, and its advice and work was consistent with the guidance provided under the Dodd-Frank Act, and applicable rules and regulations promulgated by the SEC and/or NASDAQ.

Role of Management. While the Compensation Committee makes independent determinations on compensation of the Named Executive Officers, management may be requested to attend or provide input to the Compensation Committee, especially on matters relating to strategic objectives, company performance goals and the CEO’s self-assessment, the CEO’s assessment of the Named Executive Officers, and design, administration, and operation of BNC’s compensation programs.

However, although management provides input, management (including the CEO) may not be present during any deliberations or voting by the Compensation Committee on the components of or the aggregate compensation package.

Benchmarking. The Compensation Committee reviews compensation for executive officers in similar roles and responsibilities at banking institutions that are considered comparable to BNC when it makes compensation decisions. A primary data source used in the benchmarking for the Named Executive Officers is the information publicly disclosed by a peer group of publicly traded banks. Survey data is also utilized to provide overall market perspective. In 2014, American Bankers Association – Compensation & Benefits Survey, PM&P – Banking Compensation Survey Report, and additional proprietary surveys were used.

A peer group was developed by PM&P and reviewed and approved by the Compensation Committee. This peer group was developed using objective selection criteria and consists of community banks with similar asset size (between $2.2 billion and $12.5 billion, with a median of $5.5 billion for the group) and characteristics, such as growth in franchise value and profitable financial performance, and against whom we would be competing for executive talent. The following companies comprise the peer group as of December 31, 2014:

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Bank of California	Home Bancshares
Bank of the Ozarks	National Bank Holdings
Capital Bank Financial	Park Sterling
Cardinal Financial	Republic Bancorp
Community Trust Bancorp	Southside Bancshares
First Bancorp (North Carolina)	Tompkins Financial
First Financial Bankshares	TowneBank
First Financial Holdings	Union Bankshares
United Bankshares

Clawback Policy

We are committed to fully complying with the Dodd-Frank Act regarding a clawback policy once the SEC has promulgated final rules with respect to this requirement. Until regulations are promulgated, the Compensation Committee will address any situation regarding the adjustment or recovery of incentive awards based on performance measures that are later restated or otherwise adjusted in a manner that would reduce the size of an award and will determine the proper course of action taking into consideration fairness to BNC’s shareholders and the recipient.

Anti-Hedging Policy

Because we use equity compensation as a way to align our executives’ interests with those of our shareholders, we have an anti-hedging policy to ensure that such alignment remains intact. Certain forms of hedging or monetization transactions may allow an executive to continue owning the stock without the full risks and rewards of ownership and thus would result in the executive no longer having the same objectives as other Company shareholders. Our anti-hedging policy seeks to prevent such misalignment of interests and promotes our compensation philosophy.

Anti-Pledging Policy

Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Tax and Accounting Considerations

The Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to BNC with the benefit/value to the Named Executive Officer. The accounting and tax treatment of compensation generally has not been a material factor in determining the amount of compensation for BNC’s Named Executive Officers.

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BNC accounts for equity-based compensation following the provisions of Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

The Compensation Committee considers the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee also takes into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

2014 SUMMARY COMPENSATION TABLE

In 2014, BNC made equity awards to its Named Executive Officers in accordance with the terms of the 2004 Plan, the Omnibus Incentive Plan and the Executive Incentive Program. BNC also made cash awards to Mr. Callicutt and to Mr. Spencer under the Executive Incentive Program. Each Named Executive Officer of BNC is also an executive officer of the Bank and receives cash compensation from the Bank. The following table sets forth the cash and other compensation, including equity awards, which the Bank and/or BNC paid or accrued to our Named Executive Officers during the years ended December 31, 2014, 2013, and 2012, respectively.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards(1)	Non-Equity Incentive Plan Compensa- tion(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensa- tion(4) ($)	Total ($)
Richard D. Callicutt II	2014		508,468	-	3,190,320	450,720	94,403	52,332	4,296,243
President and Chief Executive Officer	2013		434,234	-	1,074,391	308,988	90,257	50,400	1,958,270
of BNC and the Bank	2012		419,299	75,000	323,380	-	86,292	34,199	938,170

David B. Spencer	2014		421,937	-	2,228,160	326,380	57,695	38,739	3,072,911
Senior Executive	2013		397,678	-	903,171	180,704	55,161	38,452	1,575,166
Vice President and Chief Financial Officer of BNC and the Bank	2012		383,749	75,000	237,480	-	52,738	24,241	773,208

Ronald J. Gorczynski	2014		257,820	25,000	82,300	-	-	18,831	383,951
Executive Vice President and Chief	2013		245,746	25,000	50,240	-	-	16,612	337,598
Accounting Officer of BNC and the Bank	2012	(5)	-	-	-	-	-	-	-

_______________________

1      This column represents the aggregate grant date fair value of restricted stock granted to each of the Named Executive Officers in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation.” Restricted stock awards are valued at the closing price of BNC’s common stock on the date of the grant. Please refer to BNC’s Financial Statements and Footnotes to the Financial Statements found in the Annual Report on Form 10-K incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page [•].

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2     All amounts reported under this column related to performance-based awards earned under the BNC Executive Incentive Program, as described in “Elements of Compensation – BNC Bancorp Executive Incentive Program”, beginning on page [•].

3     These amounts represent the aggregate value of the increase in actuarial present value of each named executive officer under their individual Supplemental Executive Retirement Plan.

4    Included in All Other Compensation is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites can include a Company provided vehicle, club dues, cell phone and imputed income from Bank-owned split dollar insurance policy. In addition, the amount reflected includes Company contributions to the Bank’s 401(k) plan and dividends on unvested restricted stock.

Name	Total Perquisites ($)	401(k) Plan Contributions ($)	Unvested Restricted Stock Dividends ($)	Total ($)
Richard D. Callicutt II	13,557	10,875	27,900	52,332
David B. Spencer	8,761	9,178	20,800	38,739
Ronald J. Gorczynski	10,486	7,012	1,333	18,831

5     Mr. Gorczynski was not considered a Named Executive Officer until 2013, and as such, his compensation for 2012 is not included in the Summary Compensation Table.

Employment Agreements

On June 28, 2013, BNC entered into employment agreements, effective July 1, 2013, with each of Mr. Callicutt and Mr. Spencer (the “Employment Agreements”).

Under the terms of the Employment Agreements, Mr. Callicutt received a base salary of no less than $475,000 prior to July 1, 2014 and receives a base salary of no less than $540,000 after such date. Mr. Callicutt’s base salary amount is subject to annual increases as determined by the BNC Board. Mr. Callicutt is also eligible to earn an annual bonus award based upon the achievement of performance targets set by the BNC Board or Compensation Committee, with a target annual bonus equal to 60% of his base salary. Mr. Spencer received a base salary of no less than $400,000 prior to July 1, 2014, and receives a base salary of no less than $440,000 after such date. Mr. Spencer’s base salary amount is subject to annual increases as determined by the BNC Board. Mr. Spencer is also eligible to earn an annual bonus award based upon the achievement of performance targets set by the BNC Board or Compensation Committee, with a target annual bonus equal to 52.5% of his base salary.

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Each of the Employment Agreements provides for a term of three years, beginning July 1, 2013, with automatic annual extensions on each annual anniversary date, unless BNC gives the executive notice at least 90-days prior to the annual anniversary date that the employment period will not be extended. If BNC terminates the executive’s employment for reasons other than cause, death or disability, or the executive terminates employment for good reason, the executive will generally be entitled to receive: (1) accrued but unpaid base salary and vacation pay through his termination date; (2) reimbursement of expenses incurred prior to his termination date; (3) any unpaid bonus amounts, if then determinable, for the preceding fiscal year; (4) a pro-rated bonus amount for any bonus earned in the year of termination; and (5) an amount equal to 1.5 times the sum of his (A) annual base salary and (B) target bonus. In the event that the executive’s employment is terminated within two years following a change in control, the executive will receive an amount equal to three times the sum of his (A) annual base salary, and (B) target bonus. BNC will reimburse the executives for legal fees and expenses defending each executive’s rights under the employment agreement up to a maximum aggregate amount of $500,000.

Each Employment Agreement also: (1) contains a confidentiality provision; (2) contains non-competition and non-solicitation provisions for the 15-month period following the executive’s termination; and (3) amends Section 7.14 of the Salary Continuation Agreement of Messrs. Callicutt and Spencer, to address treatment of any payments under Section 4999 and Section 280G of the Internal Revenue Code.

See page [•] for the payments Mr. Callicutt and Mr. Spencer would have been entitled to receive under their respective Employment Agreements had a change in control termination occurred on December 31, 2014.

Severance Agreement

On March 12, 2014, BNC entered into a Change in Control Severance Agreement with Mr. Gorczynski, which provides for a three-year term with annual automatic annual extensions on each annual anniversary date, unless BNC gives him notice at least 60-days prior to the annual anniversary that the Severance Agreement will not be extended. If Mr. Gorczynski’s employment is terminated without cause or Mr. Gorczynski terminates his employment during the two years following a change in control of BNC, he will be entitled to receive: (1) accrued but unpaid base salary and vacation pay through his termination date; (2) reimbursement of expenses incurred prior to his termination date; (3) an amount equal to two times his annual base salary (4) acceleration of 100% of the unvested portion of his unvested equity awards and (5) continued health insurance benefits until the earliest to occur of (a) a period of 12 months from the date of his termination, (b) the date upon which he becomes eligible for coverage under a subsequent employer’s insurance plan, and (c) the date he or his dependents cease to be eligible for COBRA coverage.

The receipt of severance payments and benefits is subject to Mr. Gorczynski’s signing and not revoking a separation agreement and release of claims. The Severance Agreement also contains a confidentiality provision.

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Salary Continuation and Endorsement Split Dollar Agreements

The Bank entered into amended Salary Continuation Agreements and associated Endorsement Split Dollar Agreements with Messrs. Callicutt and Spencer on December 18, 2007. Referred to as “SERPs,” the Salary Continuation Agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age – age 65 – or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. Consistent with generally accepted accounting principles, the Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the present value of the specified normal retirement benefit. If an executive’s employment terminates before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive attains age 65. Annual SERP benefits are payable for life and increases annually by 3%. The SERPs also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates. For Messrs. Callicutt and Spencer the lump-sum benefit would consist of cash in an amount equal to the present value of the executive’s specified normal retirement age benefit, meaning the liability accrual balance projected to exist when the executive attains age 65. The SERPs make clear that this lump-sum change-in-control benefit is payable on no more than one occasion. If the change-in-control benefit is paid under the SERPs, the executives would be entitled to no other SERP benefits. If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. The Bank has assured each executive that it will reimburse the executive’s legal expenses if his SERP is challenged after a change in control, up to $500,000. This promise is in addition to the similar legal fee reimbursement promise contained in the employment agreements.

See page [•] for the amount each of Mr. Callicutt and Mr. Spencer would have been entitled to receive had termination occurred on December 31, 2014.

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The amended Endorsement Split Dollar Agreements associated with the SERPs assure each participating executives’ designated beneficiaries of a death benefit after the executive’s death, whether death occurs before or after employment termination, but if the executive is terminated for cause he would forfeit all benefits under his SERP and the associated Endorsement Split Dollar Agreement. At the executives’ death the executives’ designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the SERPs in a single lump sum 90 days after the executive’s death, and (y) under the Endorsement Split Dollar Agreements associated with the SERPs, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ life, payable directly by the insurer to the designated beneficiary. The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value. The policy cash surrender value is payable in its entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Accordingly, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Grants of Plan-Based Awards

The following table gives information related to the grants of restricted stock from the 2004 Plan and Omnibus Incentive Plan and cash and stock awards made under the BNC Bancorp Executive Incentive Program, which were granted to or earned by our Named Executive Officers during fiscal year 2014. In the case of awards under the BNC Bancorp Executive Incentive Program, the awards, based on 2014 performance, were approved on January 26, 2015 and issued on January 30, 2015.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stock or Units(1)(#)	Underlying Options (#)	Awards ($/Sh)	Awards ($)
Richard D. Callicutt II	10/20/2014	-	-	-	-	-	-	189,000	-	-	3,190,320
	01/26/2015	-	-	450,720	-	-	-	-	-	-	-

David B. Spencer	10/20/2014	-	-	-	-	-	-	132,000	-	-	2,228,160
	01/26/2015	-	-	326,380	-	-	-	-	-	-	-

Ronald J. Gorczynski	12/1/2014	-	-	-	-	-	-	5,000	-	-	82,300

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_______________________

1     On October 20, 2014, Mr. Callicutt was awarded 189,000 shares and Mr. Spencer 132,000 shares of BNC’s common stock under the Omnibus Incentive Plan for no purchase price. The awards are subject to the terms and conditions described in the Omnibus Incentive Plan. Mr. Callicutt’s award agreement provides that his award vests over six years as follows: (i) 15,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 48,000 shares vest on June 30 of each of 2018, 2019 and 2020. Mr. Spencer’s award agreement provides that his award vests over six years as follows: (i) 12,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 32,000 shares vest on June 30 of each of 2018, 2019 and 2020. The value of the grant is based on the closing price per share of $16.88 of BNC’s common stock on October 20, 2014. On December 1, 2014, Mr. Gorczynski was awarded 5,000 shares of restricted stock under the Omnibus Incentive Plan. Mr. Gorczynski’s restricted stock vests as follows: (i) 1,666 shares vest on December 1, 2015; (ii) 1,667 shares vest on December 1 of each of 2016 and 2017.

2     Based on the Compensation Committee’s assessment of achievement of the 2014 performance goals on January 26, 2015: (1) Mr. Callicutt received a cash payment of $450,720 (payable in the form of a performance unit under the Omnibus Incentive Plan) and (2) Mr. Spencer received a cash payment of $326,380 (payable in the form of a performance unit under the Omnibus Incentive Plan).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table gives information related to equity awards held by our Named Executive Officers on December 31, 2014.

Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisible(1)	Number of Securities Underlying Unexercised Options (#) Unexercisible	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Richard D.	1/18/2005	22,000	-	-	13.64	1/15/2015	4/30/2013	-	-	75,000	(2)	1,290,750
Callicutt II							10/20/2014	-	-	189,000	(6)	3,252,690

David B.	1/18/2005	22,000	-	-	13.64	1/15/2015	4/30/2013	-	-	60,000	(2)	1,032,600
Spencer							10/20/2014	-	-	132,000	(7)	2,271,720

Ronald J.	8/04/2009	7,000	-	-	7.40	8/04/2019	10/10/2013	-	-	2,667	(3)	45,899
Gorczynski							12/01/2014	-	-	5,000	(4)	86,050

_______________________

1     All stock option awards are exercisable.

2     These shares of restricted stock vest based on service conditions. Future vesting dates are April 29, 2015, April 29, 2016, and April 29, 2017.

3     These shares of restricted stock vest based on service conditions. Future vesting dates are October 10, 2015 and October 10, 2016.

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4     These shares of restricted stock vest as follows: (i) 1,666 shares vest on December 1, 2015; (ii) 1,667 shares vest on December 1 of each of 2016 and 2017.

5     The amounts in the Market Value Column under the Stock Awards section of this Table were computed by multiplying the price per share ($17.21) on the last day of BNC’s fiscal year, December 31, 2014, by the number of shares awarded, rounded to the nearest dollar.

6     This award vests over six years as follows: (i) 15,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 48,000 shares vest on June 30 of each of 2018, 2019 and 2020.

7     This award vests over six years as follows: (i) 12,000 shares vest on April 29 of each of 2015, 2016 and 2017 and (ii) 32,000 shares vest on June 30 of each of 2018, 2019 and 2020.

Option Exercises and Stock Vested Table. The following table provides information concerning options and restricted stock awards vested during the year ended December 31, 2014 for each of our Named Executive Officers.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Richard D. Callicutt II	-	-	3,433	59,391
	-	-	25,000	407,500
	-	-	22,000	375,320

David B. Spencer	3,058	52,812	5,270	91,171
	-	-	20,000	326,000
	-	-	12,000	204,720

Ronald J. Gorczynski	-	-	4,000	62,880
	-	-	1,333	20,875
	-	-	501	8,517

_______________________

1     Reflects the fair market value of the shares as of the vesting date.

Nonqualified Deferred Compensation. The following table gives information related to SERPS of Messrs. Callicutt and Spencer. The material terms of the SERPS, including payouts under various termination scenarios and distributions upon retirement or death, are described in detail on pages [•] of this joint proxy statement/prospectus.

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2014 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(2)
Richard D. Callicutt II	-	94,403	-	-	798,218
David B. Spencer	-	57,695	-	-	447,721

_______________________

1     These amounts represent the aggregate value of the increase in actuarial present value of the SERP for Messrs. Callicutt and Spencer under their individual Supplemental Executive Retirement Plan. These amounts are reported as fiscal year 2014 income in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2014 Summary Compensation Table.

2     Amounts reported in this column were reported as compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in previous years.

Profit Sharing and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code. All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, up to 75% of his or her salary on a tax deferred or an after-tax basis subject to the limits and requirements of Section 401(k) of the Code. The Bank has agreed to contribute to the Retirement Plan an amount equal to 50% of such payroll deductions, but no more than 6% of total compensation. The Bank can, in its discretion, make additional contributions to the Plan. Any contributions by the Bank will be fully vested in the participant if he or she has five years of service with the Bank and will be reduced by 20% for each lesser number of years. Effective January 1, 2015, the Bank’s match of participant contributions increased to 100% up to 3% of the participant's contributions and 50% on 4% and 5% of participant’s contributions. In addition, the Bank’s contributions, both past and future, are immediately vested at 100%. The Bank contributed $1.0 million to the Retirement Plan in 2014.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summarizes the value of the termination payments and benefits that Mr. Callicutt, Mr. Spencer and Mr. Gorczynski would receive if they had terminated employment on December 31, 2014, under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

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Name	Executive Contributions Last Fiscal Year ($)	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Richard D. Callicutt II	(a) Cash Severance	1,296,000	2,592,000	-	-	-	-
	(b) Pro-Rata Bonus	324,000	324,000	324,000	-	324,000	-
	(c) Equity Acceleration	4,543,440	4,543,440	4,543,440	-	4,543,440	-
	(d) Benefit Contribution	27,044	54,087	27,044	-	27,044	-
	(e) SERP	798,218	1,882,447	798,218	1,882,447	798,218	798,218
	(f) Outplacement	25,000	25,000	-	-	-	-
	(g) Life Insurance	-	-	1,960,556	-	-	-
	Total	7,013,702	9,420,974	7,653,258	1,882,447	5,692,702	798,218

David B. Spencer	(a) Cash Severance	1,006,500	2,013,000	-	-	-	-
	(b) Pro-Rata Bonus	231,000	231,000	231,000	-	231,000
	(c) Equity Acceleration	3,304,320	3,304,320	3,304,320	-	3,304,320	-
	(d) Benefit Contribution	26,245	52,490	26,245	-	26,245	-
	(e) SERP	447,721	1,440,665	447,721	1,440,665	447,721	447,721
	(f) Outplacement	25,000	25,000	-	-	-	-
	(g) Life Insurance	-	-	2,412,497	-	-	-
	Total	5,040,786	7,066,475	6,421,783	1,440,665	4,009,286	447,721

Ronald J. Gorczynski	(h) Accrued Compensation	-	21,185	-	-	-	-
	(i) Cash Severance	-	550,800	-	-	-	-
	(j) Equity Acceleration	-	131,949	-	-	-	-
	(k) Continued Benefits	-	16,232	-	-	-	-
	(g) Life Insurance			250,000
	Total	-	720,166	250,000	-	-	-

_______________________

The Pay Components in the table above were determined as follows:

a)     As provided in each respective Employment Agreement, upon termination, executives are entitled to a lump sum cash payment equal to the product of the applicable severance multiple and the sum of the executive’s current base salary and the target bonus. The severance multiples provided in their Employment Agreements are as follows:

Termination without Cause or For Good Reason in the absence of a change in control	1.5x
Termination without Cause For Good Reason upon a change of control	3x
Death, Disability, Retirement, or Voluntary Termination	0x

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b)     The executives are entitled to receive a pro-rated annual bonus upon termination by the executive for Good Reason or by BNC without Cause (with or without a change in control), death or disability.

c)     As provided in the Employment Agreements, upon termination (except for retirement), all outstanding equity awards vest immediately.

d)     As provided in the Employment Agreements, the executives receive continued coverage under any medical, dental, or life insurance programs for 18 months for termination, other than retirement in the absence of a change in control. The benefit continuation period extends to 36 months upon termination in the event of a change in control. Benefit costs are based on 2014 employer costs.

e)     As provided in the SERP agreements, the amounts represent the incremental value of the SERP benefit and are equal to the present value at age 65, the normal retirement age, taking into account the annual 3% benefit increase and using a discount rate equal to the accrual rate used by the Bank to account for its obligations under the SERP, which rate was 4.5% as of December 31, 2014. Mr. Callicutt reached normal retirement age in 2014 and Mr. Spencer will reach such age in 2017; the annual retirement benefit under the SERP is $129,000 for Mr. Callicutt and $99,000 for Mr. Spencer, payable for the executive’s lifetime and increasing annually by 3% after payments commence.

f)      As provided in the Employment Agreements, for the one-year period after termination, executives are entitled to receive reasonable outplacement expenses in an amount up to $25,000.

g)     This amount represents the split-dollar benefit due to beneficiaries.

The Pay Components in the table above for Mr. Gorczynski were determined as follows:

h)      As provided in Mr. Gorcyznski’s Change in Control Severance Agreement (“Severance Agreement”), the Company will pay any accrued but unpaid vacation, expense reimbursements, wages and other benefits due to him under any Company-approved plan, policy and arrangements.

i)       Upon termination by Mr. Gorczynski for Good Reason or by BNC without Cause (with a Change in Control), Mr. Gorczynski is entitled to receive a lump sum cash severance payment equal to twenty-four (24) months of his then current base salary.

j)      As provided in the Severance Agreement and upon termination by Mr. Gorczynski for Good Reason or by BNC without Cause (with a Change in Control), 100% of Mr. Gorczynski’s unvested, then-outstanding equity awards will immediately vest and, if applicable, will become exercisable upon the date of his termination.

k)     Under the Severance Agreement, and pursuant to COBRA, Mr. Gorczynski is eligible to receive continued health, dental, or vision benefits, that are sponsored by the Company and provided within the time period prescribed in COBRA, for himself and his dependents until the earliest of (i) twelve months from the date of termination, (ii) Mr. Gorczynski becoming eligible under a subsequent employer’s benefit plan(s), or (iii) Mr. Gorczynski or his dependents cease to be eligible for COBRA coverage.

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2014 DIRECTOR COMPENSATION TABLE

The following table reports compensation for the benefit of each non-employee director during 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Stock Options ($)	Non- Equity Incentive Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compen- sation ($)(2)		Total ($)
Larry L. Callahan(3)	52,500	69,200	-	-	3,719		-		125,419
Joseph M. Coltrane, Jr.	52,500	69,200	-	-	354		800		122,854
Charles T. Hagan III	57,500	69,200	-	-	8,473		800		135,973
Elaine M. Lyerly	47,500	69,200	-	-	7,234		800		124,734
W. Swope Montgomery, Jr.	47,500	69,200	-	-	97,004	(4)	208,300	(5)	422,004
Lenin J. Peters, M.D.	60,000	69,200	-	-	13,056		800		143,056
John S. Ramsey, Jr.	47,500	69,200	-	-	-		800		117,500
Thomas R. Sloan	72,500	69,200	-	-	11,365		800		153,865
Thomas R. Smith, CPA	60,000	69,200	-	-	22,972		800		152,972
Robert A. Team, Jr.	57,500	69,200	-	-	10,126		800		137,626
G. Kennedy Thompson(6)	35,000	-	-	-	-		69,200		104,200
D. Vann Williford	55,000	69,200	-	-	5,799		800		130,799
Richard F. Wood	55,000	69,200	-	-	6,399		800		131,399

_______________________

1     On January 21, 2014 the directors, with the exception of Mr. Thompson, were awarded 4,000 shares of the Company's common stock based on service conditions. One-third of such award vests on each of January 21, 2015, January 21, 2016 and January 21, 2017. Mr. Thompson's award will be paid in cash over the same vesting dates to Aquiline Capital Partners LLC pursuant to the Investment Agreement between Aquiline Holdings LLC and BNC.

2     Included in “All Other Compensation” are common stock dividends paid on unvested shares of common stock in the amount of $800 per Director as indicated in Note 1 above, as well as Mr. Thompson’s award.

3     Mr. Callahan did not stand for re-election to the BNC Board at the 2014 Annual Meeting of Shareholders and served on the Board during 2014 from January 1, 2014 until May 20, 2014.

4     Represents the aggregate value of the increase in actuarial present value of his Supplemental Executive Retirement Plan, which is attributable to his service as an employee to BNC.

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5     Mr. Montgomery was paid $207,500 relating to his two-year consulting agreement entered into on April 10, 2013.

6     Mr. Thompson’s director’s fees are paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement between Aquiline Holdings LLC and BNC.

Directors’ Fees.  For the fiscal year ended December 31, 2014, each director received a $35,000 annual retainer; the Chairman of the BNC Board received an additional $20,000.  The Chairmen of BNC’s Audit Committee and the Bank’s Loan Committee received an additional $15,000 the Chairmen of BNC’s Compensation Committee and Nominating and Corporate Committees and the Bank’s ALCO Committee received an additional $10,000.  Members of BNC’s Audit Committee and the Bank’s Loan Committee each received an additional $7,500 and all other committee members received an additional $5,000.  Mr. Callicutt and Mr. Bolt do not receive compensation for attendance at these meetings.

During 2014, directors’ fees totaled $700,000 in the aggregate.  Except for $366,000, these fees were not paid directly to the directors, but were either placed into a “Directors Deferred Compensation Plan” which was approved by the BNC Board in January 1994 or, in the case of Mr. Thompson, paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement.  Prior to the beginning of the applicable fiscal year and consistent with past practice, each non-employee director has the ability to defer up to 100% of the annual retainer and meeting fees.  The deferred amounts are deemed invested in director-selected investments alternatives, including BNC common stock.  The Principal administers this plan at an annual cost of $4,000.  We have established a rabbi trust to hold the directors’ accrued benefits under the plan.

Director Stock Option Plan. See “BNC’s Executive Compensation—Long-Term Equity Incentive Awards” for a discussion of the benefits under the Omnibus Incentive Plan. Our directors received 4,000 shares of restricted common stock on January 21, 2014 for their services on our Board of Directors.

BNC’S CORPORATE GOVERNANCE

Board Leadership Structure

We have traditionally operated with separate Chief Executive Officer and Chairman of the Board positions. The BNC Board believes that having separate persons serving as Chief Executive Officer and Chairman, as well as having a majority of independent directors, provides the optimal board leadership structure for BNC and our shareholders. The Chief Executive Officer’s responsibility is to manage BNC, and the Chairman’s responsibility is to lead the BNC Board. Thomas R. Sloan is currently serving as Chairman of the BNC Board. All of the members of the Board of Directors are independent under NASDAQ listing requirements, with the exception of W. Swope Montgomery, Jr., who is the former CEO and has a consulting agreement with BNC; Richard D. Callicutt II, who is the President and Chief Executive Officer of BNC; and James T. Bolt, Jr., who is an Executive Vice President of the Bank. BNC has four standing committees: Executive, Nominating and Corporate Governance, Audit and Compliance, and Compensation. All but the Executive Committee is made up entirely of independent directors. Richard D. Callicutt II serves on the Executive Committee. The Bank has Asset/Liability Management and Loan Committees. The duties of BNC’s committees and the qualifications of the independent directors are described below.

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The Nominating and Corporate Governance Committee, as part of its annual review, evaluates the BNC Board leadership structure and BNC Board performance and reports its findings to the whole BNC Board.

Board’s Role in Risk Oversight

Directors keep themselves informed of the activities and condition of BNC and of the risk environment in which it operates by regularly attending BNC Board and committee meetings, and by reviewing meeting materials, auditors’ finding and recommendations. Directors also stay abreast of current trends and regulatory developments through briefings from senior management and counsel, auditors or other consultants and more formal director education. Each of BNC’s and the Bank’s committees considers risks within its area of responsibility. The Bank’s Asset/Liability Management and Loan Committees give monthly reports to the BNC Board. The Audit and Compliance Committee and the full BNC Board focus on BNC’s most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The BNC Board sets policy guidelines in the areas of loans and asset/liability management that are reviewed on an on-going basis. Mr. William McKendry, the Bank’s Chief Enterprise Risk Officer, brings a diverse banking background with extensive experience in risk management. He is responsible for managing and monitoring risks and implementing appropriate strategies to mitigate identified risks. He regularly makes reports to the BNC Board on BNC’s risk management strategies regarding mitigating risk. Management, the BNC Board, and the BNC Board’s committees utilize third-party consultants and advisors to help them examine and assess the Bank’s and BNC’s enterprise risk management. While the BNC Board oversees BNC’s risk management, management is responsible for day-to-day risk management following the dictates of the BNC Board’s policy decisions.

Communication with Board Members

We do not have formal procedures for shareholder communication with the BNC Board. In general, our directors and officers are easily accessible by telephone, postal mail, or e-mail. Any matter intended for the BNC Board, or any individual director, can be directed to Richard D. Callicutt II, our President and Chief Executive Officer, or David B. Spencer, our Chief Financial Officer, at our principal executive office, 3980 Premier Drive – Suite 210, High Point, North Carolina 27265. You also may direct correspondence to the BNC Board, or any of its members, in care of BNC at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Attendance at Annual Meetings

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All of BNC’s directors attended our Annual Meeting of Shareholders held on May 20, 2014.

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Shareholder Nominations

Our bylaws provide that in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee, must be in writing and must be delivered to the Secretary of BNC not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of BNC not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The BNC Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the BNC Board, the inspector of voting for an Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of BNC.

Board Meetings

The BNC Board is scheduled to meet on a monthly basis or as needed. During 2014, the BNC Board met nine times. All incumbent directors attended more than 75% of the total number of meetings of the BNC Board and the committees on which they served during the year.

Executive Session

The members of the BNC Board who are independent under NASDAQ listing standards meet regularly in executive session without management present. Executive sessions are generally held in connection with a regularly scheduled BNC Board meeting. In addition, executive sessions may be held when called by two or more directors or at the request of the BNC Board.

Committees of the Board

During 2014, the BNC Board had four standing committees, the Audit and Compliance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The BNC Board appoints the members of these Committees annually from among its members.

Executive Committee. Our Executive Committee consists of Thomas R. Sloan (chairman), Richard D. Callicutt II, Charles T. Hagan III, Lenin J. Peters, M.D., Thomas R. Smith, CPA, Robert A. Team, Jr., and D. Vann Williford. The Executive Committee makes recommendations to the full BNC Board and acts on policies adopted by the BNC Board in the absence of a meeting of the entire BNC Board. During the fiscal year ending December 31, 2014, the Executive Committee met four times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Charles T. Hagan III (chairman), Joseph M. Coltrane, Jr., Elaine M. Lyerly, and Richard F. Wood. All members of the Nominating and Corporate Governance Committee are independent as defined in NASDAQ’s listing standards. The Nominating and Corporate Governance Committee evaluates qualifications and candidates for positions on the BNC Board and nominates new and replacement members for the BNC Board. In addition, the Nominating and Corporate Governance Committee facilitates an annual evaluation by BNC Board members of the performance of the BNC Board, as a whole, as well as each individual director.

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In reviewing candidates for the BNC Board, the Nominating and Corporate Governance Committee seeks individuals whose background, knowledge and experience will assist the BNC Board in furthering the interests of BNC and its shareholders. Some of the factors considered in the Nominating and Corporate Governance Committee’s evaluation of potential directors include:

•	financial, regulatory, accounting and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and the ability to understand financial statements;

•	personal financial interest in BNC’s and the Bank’s long-term growth, stability, and success;

•	the need for a director possessing particular skills, experience, attributes or experience;

•	diversity;

•	community leadership and involvement;

•	the performance and past and future contributions of our current directors;

•	the value of continuity on the BNC Board;

•	personal and professional integrity, honesty and reputation;

•	the ability to devote sufficient time and energy to the performance of his or her duties;

•	independence under applicable SEC and NASDAQ listing standards; and

•	contributions to the range of talent, skill and expertise appropriate for the BNC Board.

The Nominating and Corporate Governance Committee reviews the qualifications of, and approves and recommends to the BNC Board, those individuals to be nominated for positions on the BNC Board and submitted to shareholders for election at each annual meeting. With respect to nominating an existing director for re-election to the BNC Board, the Nominating and Corporate Governance Committee will consider and review an existing director’s BNC Board and committee attendance and performance, length of BNC Board service, experience, skills and contributions that the existing director brings to the BNC Board. In addition, the Nominating and Corporate Governance Committee will consider nominees for the BNC Board by shareholders that are proposed in accordance with the advance notice procedures in BNC’s bylaws that are described in the section of this joint proxy statement/prospectus entitled “Submission of Future BNC Shareholder Proposals”.

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The Nominating and Corporate Governance Committee identified director nominees from various sources such as officers, directors, and shareholders and, in 2014, did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Corporate Governance Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Nominating and Corporate Governance Committee-recommended nominee. The Nominating and Corporate Governance Committee received no nominations from any of our shareholders for the 2015 Annual Meeting.

BNC has no written mandatory diversity policy; however, when considering nominees for the BNC Board, the Nominating and Corporate Governance Committee defines diversity broadly to include (in addition to race, gender, ethnicity and age) differences in professional experience, educational background, geographic mix within BNC’s market area, and skills and other individual qualities and attributes that foster board heterogeneity in order to encourage and maintain board effectiveness. Accordingly, diversity is one of multiple factors considered by the Nominating and Corporate Governance Committee in selecting director nominees and is consistent with the Nominating and Corporate Governance Committee’s goal of creating a board of directors that best serves the needs of BNC and its shareholders. Any qualified candidate receives consideration regardless of race, gender or national origin.

A copy of the Nominating and Corporate Governance Committee charter, which is reviewed annually, is available on BNC’s website at www.bncbancorp.com under Investor Relations.

The Nominating and Corporate Governance Committee met five times during the fiscal year ending December 31, 2014.

Audit and Compliance Committee. The BNC Board has a standing Audit and Compliance Committee. Our Audit and Compliance Committee consists of Thomas R. Smith, CPA (chairman), Joseph M. Coltrane, Jr., Charles T. Hagan III, Elaine M. Lyerly, John S. Ramsey, Jr., and Richard F. Wood. The BNC Board has determined that these directors are independent as defined in NASDAQ listing standards and the SEC’s rules and regulations. The Audit and Compliance Committee meets on an as-needed basis (but no less than four times per year) and, among other responsibilities: (i) appoints, compensates, and retains BNC’s independent auditor; (ii) oversees the independent auditing of BNC; (iii) arranges for, receives, and reviews periodic written and verbal reports from the independent auditors, from management, and from all internal audit contractors and employees; (iv) reviews corporate policies regarding compliance with laws and regulations, conflicts of interest, and employee misconduct and reviews situations related thereto; (v) monitors for compliance with laws, regulations, the Employee Code of Business Conduct and Ethics and the Director Code of Business Conduct; (vi) reviews and develops BNC’s internal audit policies and procedures, and appoints, meets with, and oversees all internal audit contractors and employees and the management employees who are directly responsible for those activities; (vii) establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls, and auditing matters; (viii) pre-approves all audit and non-audit related services provided by the independent auditor; and (ix) performs other duties as may be assigned to it by the BNC Board.

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The BNC Board has determined that each of Thomas R. Smith, CPA and John S. Ramsey, Jr. is an “audit committee financial expert” and independent as defined under applicable rules and regulations. The BNC Board’s affirmative determination was based upon, among other things, the educational and professional credentials and financial background of Messrs. Smith and Ramsey.

A copy of the Audit and Compliance Committee Charter, which is reviewed annually, is available on BNC’s website at www.bncbancorp.com under Investor Relations.

The Audit and Compliance Committee met seven times during the fiscal year ending December 31, 2014.

Compensation Committee. The Compensation Committee is responsible for developing, implementing, and maintaining BNC’s compensation policies. The members of the Compensation Committee in fiscal year 2014 were D. Vann Williford (chairman), Joseph M. Coltrane, Jr., Thomas R. Sloan, John S. Ramsey, Jr., and Lenin J. Peters, M.D. All of the members of the Compensation Committee are independent as defined in NASDAQ listing standards.

Direct responsibilities of the Committee include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the named executive officers and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the CEO;

•	reviewing and approving the compensation structure for other key executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	reviewing performance-based and equity-based incentive plans for the CEO and other executive officers, as well as reviewing any other benefit programs presented to the Compensation Committee by the CEO;

•	recommending director compensation to the BNC Board;

•	recommending any equity compensation grants to the BNC Board for approval;

•	reviewing and recommending employment or other agreements with BNC’s executive officers;

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•	reviewing BNC’s and the Bank’s overall compensation practices to ensure that those practices do not encourage unnecessary and excessive risk that threaten the value of BNC and the Bank; and

•	reviewing BNC’s compliance with legal and regulatory requirements related to compensation practices and arrangements.

A copy of the Compensation Committee’s Charter, which is reviewed annually, is available on BNC’s website: www.bncbancorp.com under Investor Relations.

The Compensation Committee met six times during the fiscal year ending December 31, 2014.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of BNC or the Bank. None of the named executive officers serves as a member of the board of directors of another entity whose executive officers or directors serve on the BNC Board.

Committees of the Bank Board

All of the members of the BNC Board serve on the Board of Directors of the Bank. The Bank’s Board of Directors has appointed several standing committees to which certain responsibilities have been delegated, including the Asset/Liability Management Committee and the Loan Committee.

Code of Ethics

We have a Code of Business Conduct and Ethics Policy for our directors, as well as a Code of Business Conduct and Ethics Policy for our officers and employees. These Codes of Business Conduct and Ethics require that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of BNC and the Bank. Both Codes of Business Conduct and Ethics are guides to help ensure that all directors and employees live up to the highest ethical standards.

Copies of both Codes of Business Conduct and Ethics Policy are available on BNC’s website at www.bncbancorp.com under Investor Relations.

As is permitted by the SEC, BNC intends to post on its website any amendment to, or waiver from, any provision in the Code of Business Conduct and Ethics Policy that applies to the Chief Executive Officer, Chief Financial Officer, or any other senior financial officer that performs similar functions, or that relates to any element of the standards enumerated in the rules of the SEC.

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BNC’S COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the BNC Compensation Committee is now, or formerly was, an officer or employee of BNC or the Bank. None of the BNC named executive officers serves as a member of the board of directors of another entity whose executive officers or directors serve on the BNC Board.

BNC’S COMPENSATION COMMITTEE REPORT

The BNC Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee has recommended to the BNC Board that the “Compensation Discussion and Analysis” be included in this joint proxy statement/prospectus for the 2015 BNC Annual Meeting for filing with the SEC.

COMPENSATION COMMITTEE:

D. Vann Williford (Chairman)

Joseph M. Coltrane, Jr.

Lenin J. Peters, MD

John R. Ramsey, Jr.

Thomas R. Sloan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under such acts.

BNC’S AUDIT AND COMPLIANCE COMMITTEE REPORT

The BNC Audit and Compliance Committee has reviewed and discussed the audited consolidated financial statements with BNC management and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the BNC Audit and Compliance Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit and Compliance Committee recommended to the BNC Board that the audited consolidated financial statements be included in BNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. As part of its duties, the BNC Audit and Compliance Committee also considered whether the provision of services other than audit services during fiscal year 2015 by Cherry, Bekaert L.L.P., BNC’s independent registered public accounting firm for that period, is compatible with maintaining the accountant’s independence. The Audit and Compliance Committee also reappointed the independent auditors and the BNC Board concurred in such appointment.

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AUDIT AND COMPLIANCE COMMITTEE

Thomas R. Smith, CPA, Chairman

Joseph M. Coltrane, Jr.

Charles T. Hagan III

Elaine M. Lyerly

John S. Ramsey, Jr.

Richard F. Wood

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BNC

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of BNC’s common stock notify the SEC and BNC. Following is certain information, as of the record date for the BNC annual meeting, regarding those persons or groups who held of record, or who are known to BNC to own beneficially, more than five percent of the outstanding voting common stock. The information below is based on filings made with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Wellington Management Group, LLP(3) 280 Congress Street Boston, MA	1,500,060	6.31%

Aquiline BNC Holdings LLC(4) 535 Madison Avenue, 24th Floor New York, NY 10022	1,507,054	5.38	%(2)

Forest Hill Capital, LLC(5) 100 Morgan Keegan Dr., Suite 430 Little Rock, Arkansas 72202	1,510,681	5.1%

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1     Voting and investment power are not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

2     Based upon a total of 27,992,711 shares, which includes voting common stock outstanding as of the record date for the BNC annual meeting, unvested restricted stock with voting rights as of the record date and shares in which a person has the right to acquire beneficial ownership within 60 days.

3     The information reported is based upon a Schedule 13 G/A filed with the SEC on February 12, 2015 reporting shared voting and shared dispositive power of 1,500,060 shares of BNC common stock. Wellington Management Company LLP has shared dispositive and voting power over its beneficially owned shares.

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4     The information reported is based upon a Schedule 13 D/A filed with the SEC on February 8, 2013 reporting sole voting and sole dispositive power of 1,507,054 shares of BNC common stock. Aquiline BNC Holdings, LLC also directly owns 4,820,843 shares of Non-Voting Common Stock, which are convertible into 4,820,843 shares of BNC’s voting common stock only by unaffiliated third parties.

5     The information reported is based upon a Schedule 13 G filed with the SEC on February 13, 2015 reporting shared voting power of 444,360 shares and shared dispositive power of 1,510,681 shares of BNC common stock.

Set forth on the following pages is certain information, as of February 27, 2015, regarding those shares of voting common stock owned beneficially by each of the persons who currently serves as a member of the BNC Board, is a nominee for election to the BNC Board at the Annual Meeting, or is a named executive officer of BNC. Also shown is the number of shares of voting common stock owned by the directors and executive officers of BNC as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

James T. Bolt, Jr. 4733 Cambridge Crescent Dr. Charlotte, NC 28226	63,903	*

Richard D. Callicutt II(3) 4244 Rockbridge Road High Point, NC 27262	140,410	*

Joseph M. Coltrane, Jr.(4) 6001 Knightbridge Court Kernersville, NC 27284	64,249	*

Ronald J. Gorczynski(5) 1200 Cairphilly Castle Court Apex, NC 27502	19,608	*

Charles T. Hagan III(6) 305 Meadowbrook Terrace Greensboro, NC 27408	58,795	*

Elaine M. Lyerly(7) 804 Scotty Court Cramerton, NC 28032	40,147	*

W. Swope Montgomery, Jr.(8) 4831 Worchester Place Jamestown, NC 27282	90,897	*

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Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Lenin J. Peters, M.D.(9) 507 Lindsay Street High Point, NC 27262	538,379	1.93%

John S. Ramsey, Jr.(10) P.O. Box 502 Sullivan’s Island, SC 29482	26,301	*

Thomas R. Sloan(11) 705 Sunset Drive Greensboro, NC 27108	289,116	1.04%

Thomas R. Smith, CPA(12) 309 Balsam Drive Lexington, NC 27292	89,783	*

David B. Spencer(13) 7420 Foxchase Drive Lexington, NC 27292	516,595	1.85%

Robert A. Team, Jr.(14) 102 Acacia Circle Lexington, NC 27292	41,440	*

G. Kennedy Thompson c/o Aquiline Capital Partners LLC 535 Madison Avenue New York, NY 10022	100	*

D. Vann Williford(15) 4455 Fair Oaks Land High Point, NC 27265	72,877	*

Richard F. Wood(16) 701 Florham Drive High Point, NC 27262	8,468	*

All directors and executive officers as a group (16 persons)(17)	2,061,068	7.36%

_______________________

*        Less than 1%

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1         Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

2         Based upon a total of 27,992,711 shares of the voting common stock outstanding at the record date for the BNC annual meeting, plus the number of shares of voting common stock each individual has the right to purchase based on underlying options that have vested or are exercisable within 60 days under the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan, or the 2014 Plan, plus the number of shares of unvested restricted stock awarded to each director who has voting rights over such shares, plus shares of restricted stock that will vest within 60 days.

3         Includes 40,000 shares of restricted stock that will vest within 60 days.

4         Includes 2,640 shares of restricted stock awarded under the BNC Bancorp 2013 Omnibus Stock Incentive Plan, or the Omnibus Incentive Plan, which have not vested but which Mr. Coltrane can vote.

5         Includes 7,000 shares underlying options underlying options that have vested or are exercisable under the 2004 Plan.

6         Includes 3,080 shares owned by Hagan Family Fund of which Mr. Hagan is director, 2,505 shares owned by 1884 LLC of which Mr. Hagan is a director, and 9,737 shares owned by Hagan Group, Inc of which Mr. Hagan is a director. While Mr. Hagan is a director of both the Hagan Family Fund and 1884 LLC, he has shared rather than sole voting and dispositive authority over the shares held in those entities. Also includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Hagan can vote.

7         Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Ms. Lyerly can vote.

8         Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Montgomery can vote.

9         Includes 175,891 shares that Dr. Peters does not own but over which he has sole voting and investment authority. Also includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Dr. Peters can vote.

10        Includes 12,301 shares underlying options that have vested and are exercisable within 60 days under the Keysource 2007 Nonstatutory Stock Option Plan. Also includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Ramsey can vote.

11        Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Sloan can vote.

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12        Includes 5,000 shares in J&A Investments, a company in which he and his spouse own 50% of the equity; and 9,143 shares held in the Hodges Family Trust for which Mr. Smith is the trustee. Mr. Smith has voting and dispositive power over the shares held in the Hodges Family Trust but no beneficial ownership in the shares. Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Smith can vote.

13        Includes 405,745 shares held by BNC’s Rabbi Trust over which Mr. Spencer, as trustee, has voting power. Also includes 32,000 shares of restricted stock that will vest within 60 days.

14        Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Team can vote.

15        Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Williford can vote.

16        Includes 2,640 shares of restricted stock awarded under the Omnibus Incentive Plan which have not vested but which Mr. Wood can vote.

17        Includes 19,301 shares underlying options that have vested or are exercisable within 60 days, 72,000 shares of restricted stock which will vest within 60 days and 29,040 shares of restricted stock that have not vested but which may be voted.

BNC’S SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of BNC’s officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors, and greater-than-ten percent beneficial owners are required by SEC regulations to furnish BNC with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to BNC and written representations from BNC’s certain officers and directors, we believe that during the fiscal year ended December 31, 2014, all the officers and directors and greater-than-ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

BNC’S CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

BNC is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on the Nasdaq Capital Market. BNC uses the definition of independence contained in the NASDAQ listing standards to determine the independence of its directors and that the BNC Board and each standing committee of the BNC Board is in compliance with the NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2014. All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2014 to the Bank’s executive officers and directors and their family members were made in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

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The BNC Board routinely, and no less than annually, reviews all transactions, direct and indirect, between BNC or the Bank and any employee or director, or any of such person’s immediate family. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to BNC and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The BNC Board also evaluates the influence that family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on the BNC Board or the board of directors of the Bank.

On April 10, 2013, BNC entered into a two-year consulting agreement with W. Swope Montgomery, Jr., upon Mr. Montgomery’s retirement as the Chief Executive Officer of BNC. The agreement provides that BNC will pay Mr. Montgomery an annual consulting fee of $200,000 for certain consulting services that commenced upon his retirement on June 11, 2013. In addition, the agreement provides that Mr. Montgomery is entitled to the receive the title to the vehicle he used while Chief Executive Officer, a car expense of $500 per month, a $125 per month cell phone allowance, payment of country club dues and payment for medical care under a Medicaid program.

During 2013, BNC entered into a leasing arrangement for its administrative offices with a company in which Robert A. Team, Jr., a member of the BNC Board, has a minority ownership interest. During 2014, BNC paid $580,566 in aggregate rent expense related to this leasing agreement. Before entering into this leasing agreement, the BNC Board hired a third-party consulting firm to evaluate the competitiveness of the lease terms and based on the consulting firm’s analysis and the BNC Board’s own due consideration, the leasing agreement was considered economically fair and in the best interest of BNC considering BNC’s growth over the past several years.

SUBMISSION OF FUTURE BNC SHAREHOLDER PROPOSALS

It is presently anticipated that the 2016 Annual Meeting of BNC Shareholders will be held in May 2016. In order for shareholder proposals to be included in BNC’s proxy materials for that meeting, such proposals must be received by the Secretary of BNC at BNC’s corporate office no later than [•], 2015 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2016 Annual Meeting of BNC Shareholders. In order to do so, the shareholder must notify the Secretary of BNC in writing, at BNC’s corporate office no later than [•], 2016, of his or her proposal. If the Secretary of BNC is not notified of the shareholder’s proposal by [•], 2016, the BNC Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the BNC Board for the 2016 Annual Meeting.

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INFORMATION ABOUT VALLEY

Valley was incorporated as a Virginia stock corporation on March 15, 1994, primarily to own and control all of the capital stock of Valley Bank. Valley Bank operates under a state charter issued by the Commonwealth of Virginia, and engages in the business of commercial banking. Its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and it is a member of the Federal Reserve System.

Valley is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small-to-medium sized businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, Valley Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. Valley’s Internet site at www.myvalleybank.com is available for online banking and also contains investor information.

Effective June 26, 2003, Valley Financial (VA) Statutory Trust I was established as a wholly-owned subsidiary of Valley for the purpose of issuing trust preferred securities. Effective October 16, 2002, Valley Bank established VB Investments, LLC as a wholly-owned subsidiary of Valley Bank to be a limited partner in various tax credit partnerships. The establishment of the subsidiary gives Valley Bank the right to utilize certain federal and state tax credits. Effective September 26, 2005, Valley Financial (VA) Statutory Trust II was established as a wholly-owned subsidiary of Valley for the purpose of issuing additional trust preferred securities.  Effective December 15, 2006, Valley Financial (VA) Statutory Trust III was established as a wholly owned subsidiary of Valley for the purpose of issuing additional trust preferred securities.  These entities raised capital (in the case of the statutory trusts) or investments (in the case of the LLC) for Valley and Valley Bank.  VB Land, LLC was established in September 2008 as a wholly-owned subsidiary of Valley Bank to provide credit intermediary services for Valley Bank.  In June 2010, Valley Bank established Ivy View, LLC, a wholly-owned subsidiary, to manage one large commercial real estate project that Valley Bank acquired through foreclosure.  In September 2011, Valley Bank established FRP II, LLC, a wholly-owned subsidiary, to assist in the disposition of one of its properties acquired through foreclosure.

Banking Services

Valley conduct a general commercial banking business while emphasizing the needs of small-to-medium sized businesses, professional concerns, and individuals.

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Deposit Services. Valley Bank offer a wide range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to Valley Bank’s principal market area at rates competitive to those offered in the area. In addition, Valley Bank offers certain retirement account services, such as individual retirement accounts. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. Valley Bank solicits accounts from individuals, businesses, associations and organizations and governmental authorities.

Valley Bank also participates in the Certificate of Deposit Account Registry Service (“CDARS”).  CDARS gives Valley Bank the ability to provide its deposit customers access to FDIC insurance in amounts exceeding the existing FDIC limit.  This permits Valley Bank to better attract and retain large deposits from businesses, nonprofit organizations, individuals and other customers that require an assurance of safety.  Valley Bank offers a remote deposit transaction delivery system (“RDC”) which allows Valley Bank to receive digital information from deposit documents captured at remote locations.  These locations may be Valley Bank’s branches, ATMs, domestic and foreign correspondents, or locations owned or controlled by commercial or retail customers of Valley Bank. In substance, RDC is similar to traditional deposit delivery systems; however, it enables customers of financial institutions to deposit items electronically from remote locations. RDC can decrease processing costs, support new and existing banking products, and improve customers' access to their deposits; however, it introduces additional risks to those typically inherent in traditional deposit delivery systems. During 2012, Valley Bank also introduced Mobile Banking services to its customers and expanded those service offerings during 2013.

Lending Activities. Valley offers a wide range of lending services including commercial loans, residential real estate loans, construction and development loans, and consumer loans.

Credit Policies. The principal risk associated with each of the categories of loans in Valley Bank’s portfolio is the creditworthiness of its borrowers.  In an effort to manage the risk, Valley Bank’s loan policy gives loan amount approval limits to individual bankers based on their position and level of experience, and to Valley Bank’s loan committees based on the size of the lending relationship.  The risk associated with real estate and construction loans, commercial loans and consumer loans varies, based on market employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness.  The risk associated with real estate construction loans also varies based on the supply and demand for the type of real estate under construction.

Valley has written policies and procedures to help manage credit risk.  Valley utilizes an outside third party loan review process that includes regular portfolio reviews to establish loss exposure and to ascertain compliance within Valley Bank’s loan policy.

A Senior Loan Committee and a Directors’ Loan Committee are used to approve loans.  The Senior Loan Committee is comprised of Valley’s Chief Executive Officer, Chief Lending Officer, Chief Credit Officer, Chief Operating Officer, Senior Real Estate Finance Officer and Senior Business Banking Manager.  The Directors’ Loan Committee is comprised of five Directors, four of whom are independent Directors.  Both Committees approve new, renewed, and modified loans that exceed individual officer loan authorities.  The Directors’ Loan Committee also reviews any changes to Valley Bank’s lending policies, which are then approved by the Board of Directors.

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Commercial Lending. Valley Bank makes both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery.  Loan requests are granted based upon several factors including credit history, past and present relationships with Valley Bank, marketability of collateral and the cash flow of the borrowers.  Unsecured commercial loans must be supported by a satisfactory balance sheet, income statement and cash flow statement of the borrowing entity.  Collateralized business loans may be secured by a security interest in marketable equipment, accounts receivable, business equipment and/or general intangibles of the business.  In addition, or as an alternative, the loan may be secured by a deed of trust lien on business real estate.  The risks associated with commercial loans are related to the strength of the individual business, the value of loan collateral, and the general health of the economy.

Residential Real Estate Lending. Residential real estate loans are secured by deeds of trust on 1-4 family residential properties.  Valley Bank also serves as a broker for residential real estate loans placed in the secondary market.  There are occasions when a borrower or the real estate does not qualify under secondary market criteria, but the loan request represents a reasonable credit risk.  Also, an otherwise qualified borrower may choose not to have their mortgage loan sold.  On these occasions, if the loan meets Valley Bank’s internal underwriting criteria, the loan will be closed and placed in Valley Bank’s portfolio.  Residential real estate loans carry risk associated with the continued credit-worthiness of the borrower and changes in the value of the collateral. Valley Bank has expanded its mortgage program by becoming an FHA and VA approved lender. In addition, Valley Bank continues to add additional external wholesale partners to ensure competitive mortgage programs and interest rate pricing.

Construction and Development Lending. Valley Bank makes loans for the purpose of financing the construction of business and residential structures to financially responsible business entities and individuals.  Additionally, Valley Bank makes loans for the purpose of financing the acquisition and development of commercial and residential projects.  These loans are subject to additional underwriting standards as compared to Valley Bank’s commercial and residential real estate loans, due to the following inherent risks associated with construction and development loans. Construction loans and acquisition and development loans bear the risks that the project will not be finished according to schedule; the project will not be finished according to budget; and/or the value of the collateral may at any point in time total less than the principal amount of the loan.  Construction loans and acquisition and development loans also bear the risk that the general contractor, who may or may not be Valley Bank’s loan customer, is unable to finish the construction project as planned because of financial pressures unrelated to the project.  Loans to customers that are made as permanent financing of construction loans may likewise under certain circumstances be affected by external financial pressures.

Consumer Lending. Valley Bank routinely makes consumer loans, both secured and unsecured, for financing automobiles, home improvements, education, and personal investments.  The credit history, cash flow and character of individual borrowers is evaluated as a part of the credit decision.  Loans used to purchase vehicles or other specific personal property and loans associated with real estate are usually secured with a lien on the subject vehicle or property.  Negative changes in a customer’s financial circumstances due to a large number of factors, such as illness or loss of employment, can place the repayment of a consumer loan at risk.  In addition, deterioration in collateral value can add risk to consumer loans.

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Other Lending Activities. Valley Bank will occasionally buy or sell all or a portion of a loan.  Valley Bank will consider selling a loan or a participation in a loan, if  (i) the full amount of the loan will exceed Valley Bank’s legal lending limit to a single borrower; (ii) the full amount of the loan, when combined with a borrower’s previously outstanding loans, will exceed Valley Bank’s legal lending limit to a single borrower; (iii) the Board of Directors or an internal Loan Committee believes that a particular borrower has a sufficient level of debt with us; (iv) the borrower requests the sale; (v) the loan to deposit ratio is at or above the optimal level as determined by Valley Bank management; and/or (vi) the loan may create too great a concentration of loans in one particular location or in one particular type of loan.  Valley Bank will consider purchasing a loan, or a participation in a loan, from another financial institution (including from another subsidiary of Valley) if the loan meets all applicable credit quality standards and (i) Valley Bank’s loan to deposit ratio is at a level where additional loans would be desirable; and/or (ii) a common customer requests the purchase.

Additionally, Valley Bank offer leasing services for its small business, private banking and business banking customers and prospects to access equipment, technology or other capital assets that they need to improve productivity and to facilitate growth without taking on debt or investing significant working capital.  Leasing facilities do generally incorporate above-average risk as they generally require minimal initial equity investments on the part of the lessee and may include residual value risks at the time of lease maturity.

Valley Bank offer several forms of specialized asset-based lending to its commercial business customers, which include:

•	Accounts Receivable Financing – enables small businesses to unlock the cash typically frozen in accounts receivable which provides cash flow to support operations. Valley Bank utilizes an automated software program to manage and monitor collateral values on a consistent and routine basis.
•	Automobile Floor Plan Financing – enables auto-related businesses to carry sufficient levels of inventories to support sales demand.

Asset-based loans require substantial risk management and monitoring processes which should help mitigate collateral exposures; however, these types of financing have inherently higher risk due to the ever changing status of the underlying collateral.

Valley Bank’s lending activities are subject to a variety of lending limits imposed by state and federal laws and regulations. In general, Valley Bank is subject to a loans-to-one borrower limit of an amount equal to 15% of the total of Valley Bank’s unimpaired capital, surplus, and allowance for loan loss. Valley Bank may not make any extensions of credit to any director, executive officer, or principal shareholder of Valley Bank or Valley, or to any related interest of such person, unless the extension of credit is approved by the Board of Directors of Valley Bank and the credit is made on terms not more favorable to such person than would be available to an unaffiliated party.

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Other Services. Other Valley Bank services include safe deposit boxes, certain cash management services including overnight repurchase agreements, merchant purchase and management programs, traveler’s checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. Valley Bank operates nine proprietary ATM’s and are associated with the Star, Cirrus and InterCept shared networks of automated teller machines that may be used by bank customers throughout Virginia and other regions. Valley Bank also offer VISA and MasterCard credit card services as well as a debit-check card. Valley Bank’s lockbox service provides a simple and efficient way to collect accounts receivable payments locally for businesses and non-profit organizations.

Financial Services. Valley Wealth Management Services, Inc, (“VWM”) a wholly-owned subsidiary of Valley Bank, provides a wide range of brokerage services including retirement planning, insurance, college funding and any other financial planning needs that Valley’s clients may have.  Valley has no immediate plans to obtain or exercise trust powers. Valley may in the future offer a full-service trust department, but cannot do so without the prior approval of its primary regulators, the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission.

Location and Market Area

Valley’s primary market area is the Roanoke Metropolitan Statistical Area (the “Roanoke MSA”), which is the regional center for southwest Virginia, and is located approximately 165 miles west of Richmond, Virginia, 178 miles northwest of Charlotte, North Carolina, 178 miles east of Charleston, West Virginia and 222 miles southwest of Washington, D.C.

The population in the Roanoke MSA was estimated at 308,707 based on the 2010 Census. The Roanoke MSA’s population growth typically is slower than that in the Commonwealth overall and in other key Virginia markets in particular. The Virginia Employment Commission reported that the Roanoke MSA had a seasonally unadjusted unemployment rate of 4.6% in December 2014, compared with 4.5% for Virginia.

The business community in the Roanoke MSA is well diversified by industry group. The principal components of the economy are retail trade, services, transportation, manufacturing, finance, insurance, and real estate. The Roanoke MSA’s position as a regional center creates a strong medical, legal and business professional community. The Kroger Company Mid-Atlantic, Carilion Clinic, Advance Auto Parts, Lewis-Gale Hospital, and Allstate Insurance Company are among Roanoke’s largest employers. Other large employers include General Electric Co., Altec Industries, Inc., Richfield Nursing Center and Carter Machinery Company.

Competition

The banking and financial service business in Virginia and in Valley’s primary market area specifically, is highly competitive. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems and new competition from non-traditional financial service providers.  Valley Bank competes for loans and deposits with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other non-bank financial service providers.  In order to compete, Valley Bank relies upon a service-based business philosophy, personal relationships with customers, specialized services tailored to meet customers’ needs and the convenience of office locations.  In addition, Valley Bank is generally competitive with other financial institutions in its market area with respect to interest rates paid on deposit accounts, interest rates charged on loans and other service charges on loans and deposit accounts.

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Valley’s market area is a highly concentrated, highly branched banking market. Currently, Valley Bank, Bank of Botetourt, Bank of Fincastle, Bank of Floyd, and Hometown Bank are the only locally owned and operated commercial banks headquartered in Valley’s market area. Most competitors are subsidiaries of large holding companies headquartered in Georgia, Tennessee, Northern Virginia, California and North Carolina, all of whom have substantially greater resources and lending limits than Valley Bank does and offer certain services, such as extensive and established branch networks and other services that Valley Bank cannot provide.  Additionally, these larger institutions operating in the Roanoke MSA have access to borrowed funds at a lower cost than Valley Bank does.  Numerous credit unions operate additional offices in the Roanoke MSA. Further, various other financial companies, ranging from local to national firms, provide financial services to residents of Valley Bank’s market area.

Valley believes that it will continue to be able to compete effectively in this market, and that the community reacts favorably to Valley’s community bank focus and emphasis on service to small businesses, individuals and professional entities.

Employees

As of December 31, 2014, Valley had 142 full-time employees and 3 part-time employees, including executive officers, loan and other banking officers, branch personnel, operations personnel and other support personnel.  None of Valley’s employees is represented by a union or covered under a collective bargaining agreement.  Management of Valley considers its employee relations to be excellent.

For the fourth consecutive year, Valley Bank was named as one of the Best Places to Work in Virginia.  The annual list of “Best Places to Work” was created by Virginia Business and Best Companies Group.  The rankings were published in the February 2015 issue of Virginia Business, and Valley Bank ranked 13th in the mid-sized employer group (firms with 100 – 249 employees). This survey and award program was designed to identify, recognize and honor the best places of employment in Virginia, benefiting the state’s economy, its work force and businesses.  The first part of the survey consisted of evaluating each nominated company’s workplace policies, practices, philosophy, systems and demographics.  The second part consisted of an employee survey to measure the employee experience.  The combined scores determined the top organizations and the final ranking.  Best Companies Group managed the overall registration, survey and analysis process and determined the final rankings.  In the end, a total of 100 companies made the final cut for this year’s list.

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Supervision and Regulation

Bank holding companies and banks are extensively regulated under both federal and state laws.  The following description briefly addresses certain historic and current provisions of federal and state laws and certain regulations, proposed regulations, and the potential impacts on Valley and Valley Bank.  To the extent statutory or regulatory provisions or proposals are described in this report, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Regulatory Reform – The Dodd-Frank Act. On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).  The Dodd-Frank Act significantly restructures the financial regulatory regime in the United States and has a broad impact on the financial services industry.  While much rulemaking under the Dodd-Frank Act has occurred, some of the act’s provisions require study or rulemaking by federal agencies, a process which may take years to implement fully.

Among other things, the Dodd-Frank Act provides for new capital standards that eliminate the treatment of trust preferred securities as Tier 1 capital.  Existing trust preferred securities are grandfathered for banking entities with less than $15 billion of assets, such as Valley.  The Dodd-Frank Act permanently raises deposit insurance levels to $250,000.  Pursuant to modifications under the Dodd-Frank Act, deposit insurance assessments are now calculated based on an insured depository institution’s assets rather than its insured deposits and the minimum reserve ratio of the FDIC's Deposit Insurance Fund is to be raised to 1.35%.  The payment of interest on business demand accounts is permitted by the Dodd-Frank Act.  Further, the Dodd-Frank Act bars banking organizations, such as Valley, from engaging in proprietary trading and from sponsoring and investing in hedge funds and private equity funds, except as permitted under certain limited circumstances.

The Dodd-Frank Act also established the Bureau of Consumer Financial Protection (“CFPB”) as an independent bureau of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  The CFPB has the exclusive authority to prescribe rules governing the provision of consumer financial products and services, which in the case of Valley Bank will be enforced by the Federal Reserve.  The Dodd-Frank Act also provides that debit card interchange fees must be reasonable and proportional to the cost incurred by the card issuer with respect to the transaction.  This provision is known as the “Durbin Amendment”. In June 2011, the Federal Reserve adopted regulations setting the maximum permissible interchange fee as the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction, with an additional adjustment of up to one cent per transaction if the card issuer implements certain fraud-prevention standards. The interchange fee restriction only applies to financial institutions with assets of $10 billion or more and therefore has no direct effect on Valley.

The Dodd-Frank Act also provides that federal banking regulators must establish standards prohibiting as an unsafe and unsound practice any compensation plan of a bank holding company or other “covered financial institution” that provides an insider or other employee with “excessive compensation” or compensation that gives rise to excessive risk or could lead to a material financial loss to such firm.  In March 2011, federal banking regulators proposed rules to establish these standards pursuant to the Dodd-Frank Act, but the rules have yet to be finalized. In June 2010, prior to the Dodd-Frank Act, the bank regulatory agencies promulgated the Interagency Guidance on Sound Incentive Compensation Policies, which is designed to ensure that financial institutions' incentive compensation take into account the related risk to the financial institution of such behavior and are consistent with safe and sound practices.

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Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, some of the new requirements have yet to be implemented and will likely be subject to implementing regulations over the course of several years.  Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented and interpreted by the various regulatory agencies, the full extent of the impact such requirements will have on the operations of Valley and Valley Bank is unclear.  The changes resulting from the Dodd-Frank Act may affect the profitability of business activities, require changes to certain business practices, impose more stringent capital requirements, liquidity and leverage ratio requirements, or otherwise adversely affect the business of Valley and Valley Bank.  These changes may also require Valley to invest significant management attention and resources to evaluate and make necessary changes to comply with new statutory and regulatory requirements.

Valley

General.  As a bank holding company registered under the Bank Holding Company Act of 1956 (the "BHCA"), Valley is subject to supervision, regulation and examination by the Federal Reserve. Valley is also registered under the bank holding company laws of Virginia and is subject to supervision, regulation and examination by the Virginia State Corporation Commission (the "SCC").

Permitted Activities. A bank holding company is limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such activity.

Banking Acquisitions; Changes in Control. The BHCA requires, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless it already owns a majority of such voting shares), (ii) acquire all or substantially all of the assets of another bank or bank holding company, or (iii) merge or consolidate with any other bank holding company. In determining whether to approve a proposed bank acquisition, the Federal Reserve will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s performance under the Community Reinvestment Act of 1977 (the “CRA”).

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Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company’s acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered securities under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or no other person will own a greater percentage of that class of voting securities immediately after the acquisition. Valley’s common stock is registered under Section 12 of the Exchange Act.

In addition, Virginia law requires the prior approval of the SCC for (i) the acquisition by a Virginia bank holding company of more than 5% of the voting shares of a Virginia bank or any holding company that controls a Virginia bank, or (ii) the acquisition by a Virginia bank holding company of a bank or its holding company domiciled outside Virginia.

Source of Strength. Federal Reserve policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. The federal bank regulatory agencies must still issue regulations to implement the source of strength provisions of the Dodd-Frank Act. Under this requirement, Valley is expected to commit resources to support Valley Bank, including at times when Valley may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Safety and Soundness. There are a number of obligations and restrictions imposed on bank holding companies and their subsidiary banks by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance fund in the event of a depository institution default. For example, under the Federal Deposit Insurance Company Improvement Act of 1991, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any subsidiary bank that may become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal bank regulatory agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

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Under the Federal Deposit Insurance Act (“FDIA”), the federal bank regulatory agencies have adopted guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines.

Gramm-Leach-Bliley Act.   The Gramm-Leach Bliley Act (the “GLB Act”) allows a bank holding company or other company to certify its status as a financial holding company, thereby allowing such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities.  The GLB Act enumerates certain activities deemed financial in nature such as underwriting insurance or acting as an insurance principal, agent or broker; underwriting; dealing in or making markets in securities; and engaging in merchant banking under certain restrictions.  It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto.

For a bank holding company to be eligible for financial holding company status, each of its subsidiary banks must be “well capitalized” and “well managed” and have at least a satisfactory rating on its most recent CRA review. A bank holding company seeking to become a financial holding company must file a declaration with the Federal Reserve that it elects to become a financial holding company. If, after becoming a financial holding company, any of its subsidiary banks should fail to continue to meet these requirements, the financial holding company would be prohibited from engaging in activities not permissible for bank holding companies unless it was able to return to compliance within a specified period of time. Although Valley Bank, Valley’s sole banking subsidiary, meets the capital, management, and CRA requirements, Valley has not made a declaration to elect to become a financial holding company and at this time has no plans to do so.

Capital Requirements. The Federal Reserve imposes certain capital requirements on bank holding companies under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Valley Bank – Capital Requirements”. Subject to its capital requirements and certain other restrictions, Valley is able to borrow money to make a capital contribution to Valley Bank, and such loans may be repaid from dividends paid by Valley Bank to Valley.

Limits on Dividends and Other Payments. Valley is a legal entity, separate and distinct from its subsidiaries. A significant portion of Valley’s revenues result from dividends paid to it by Valley Bank. There are various legal limitations applicable to the payment of dividends by Valley Bank to Valley and to the payment of dividends by Valley to its shareholders. Valley Bank is subject to various statutory restrictions on its ability to pay dividends to Valley. Under the current supervisory practices of Valley Bank’s regulatory agencies, prior approval from those agencies is required if cash dividends declared in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by Valley or Valley Bank may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have the authority to prohibit Valley or Valley Bank from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of the Valley Bank, or Valley, could be deemed to constitute such an unsafe or unsound practice.

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Under the FDIA, insured depository institutions such as Valley Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become “undercapitalized” (as such term is used in the statute). Based on Valley Bank’s current financial condition, Valley does not expect this provision will have any impact on its ability to receive dividends from Valley Bank.

Valley Bank

General.  Valley Bank is supervised and regularly examined by the Federal Reserve and the SCC. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as the payment of dividends, incurrence of debt, and acquisition of financial institutions and other companies; they also affect business practices, such as the payment of interest on deposits, the charging of interest on loans, types of business conducted, and location of offices. Certain of these laws and regulations are referenced above under “Valley.”

Capital Requirements. The Federal Reserve and the other federal banking agencies have issued risk-based and leverage capital guidelines applicable to U. S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of the Federal Reserve, Valley and Valley Bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%. At least half of the total capital is required to be “Tier 1 capital,” which consists principally of common and certain qualifying preferred shareholders’ equity (including grandfathered trust preferred securities), less certain intangibles and other adjustments. The remainder (“Tier 2 capital”) consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of Valley were 12.0% and 14.7%, respectively, as of December 31, 2014, thus exceeding the minimum requirements. The Tier 1 and total capital to risk-weighted asset ratios of Valley Bank were 13.5% and 14.5%, respectively, as of December 31, 2014, also exceeding the minimum requirements.

Each of the federal regulatory agencies has established a minimum leverage capital ratio of Tier 1 capital to average adjusted assets (“Tier 1 leverage ratio”). These guidelines provide for a minimum Tier 1 leverage ratio of 4% for banks and bank holding companies that meet certain specified criteria, including having the highest regulatory examination rating and are not contemplating significant growth or expansion. As of December 31, 2014, the Tier 1 leverage ratios of Valley and Valley Bank were 8.8% and 10.0%, respectively, well above the minimum requirements. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

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New Capital Requirements. On June 7, 2012, the Federal Reserve issued a series of proposed rules that would revise and strengthen its risk-based and leverage capital requirements and its method for calculating risk-weighted assets. The rules were proposed to implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. On July 2, 2013, the Federal Reserve approved certain revisions to the proposals and finalized new capital requirements for banking organizations.

Effective January 1, 2015, the final rules require Valley and Valley Bank to comply with the following new minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the current requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from current requirement); and (iv) a leverage ratio of 4.0% of total assets. These are the initial capital requirements, which will be phased in over a five-year period. When fully phased in on January 1, 2019, the rules will require Valley and Valley Bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.

The capital conservation buffer requirement will be phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

With respect to Valley Bank, the rules also revised the “prompt corrective action” regulations pursuant to Section 38 of the FDIA by (i) introducing a common equity Tier 1 capital ratio requirement at each level (other than critically undercapitalized), with the required ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum ratio for well-capitalized status being 8.0% (as compared to the current 6.0%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3.0% Tier 1 leverage ratio and still be well-capitalized.

The new capital requirements also include changes in the risk weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and nonresidential mortgage loans that are 90 days past due or otherwise on nonaccrual status, a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable, a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital, and increased risk-weights (from 0% to up to 600%) for equity exposures.

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If the new minimum capital ratios described above had been effective as of December 31, 2014, based on management’s interpretation and understanding of the new rules, Valley would have remained “well capitalized” as of such date.

Deposit Insurance. Substantially all of the deposits of Valley Bank are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The deposit insurance assessment base is calculated as average total assets minus average tangible equity, pursuant to a rule issued by the FDIC as required by the Dodd-Frank Act.

The FDIA, as amended by the Federal Deposit Insurance Reform Act and the Dodd-Frank Act, requires the FDIC to set a ratio of deposit insurance reserves to estimated insured deposits of at least 1.35%. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating.

Transactions with Affiliates.  Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of Valley Bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an affiliate generally must be collateralized and certain transactions between Valley Bank and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to Valley Bank, as those prevailing for comparable nonaffiliated transactions. In addition, Valley Bank generally may not purchase securities issued or underwritten by affiliates.

Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank (“10% Shareholders”), are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulations (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives (which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board of directors. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed Valley Bank’s unimpaired capital and unimpaired surplus. Section 22(g) of the Federal Reserve Act identifies limited circumstances in which Valley Bank is permitted to extend credit to executive officers.

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Prompt Corrective Action. Immediately upon becoming “undercapitalized,” a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the DIF, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (iv) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions. Valley Bank met the definition of being “well capitalized” as of December 31, 2014.

Community Reinvestment Act. Valley Bank is subject to the requirements of the Community Reinvestment Act of 1977. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of the local communities, including low and moderate income neighborhoods. If Valley Bank receives a rating from the Federal Reserve of less than satisfactory under the CRA, restrictions on operating activities would be imposed. Valley Bank currently has a “satisfactory” CRA rating.

Privacy Legislation.  Several recent regulations issued by federal banking agencies also provide new protections against the transfer and use of customer information by financial institutions.  A financial institution must provide to its customers information regarding its policies and procedures with respect to the handling of customers’ personal information.  Each institution must conduct an internal risk assessment of its ability to protect customer information.  These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated parties without prior notice and approval from the customer.

US Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 (“Patriot Act”) was enacted in response to the September 11, 2001 terrorist attacks in New York, Pennsylvania and Northern Virginia.  The Patriot Act is intended to strengthen U.S. law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism.  The continuing impact on financial institutions of the Patriot Act and related regulations and policies is significant and wide ranging.  The Patriot Act contains sweeping anti-money laundering and financial transparency laws, and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities to identify persons who may be involved in terrorism or money laundering.

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Consumer Laws and Regulations. Valley Bank is also subject to certain consumer laws and regulations issued thereunder that are designed to protect consumers in transactions with banks. These laws include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, the Fair Credit Reporting Act, and the Fair Housing Act, among others. The laws and related regulations mandate certain disclosure requirements and regulate the manner in which financial institutions transact business with customers. Valley Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Incentive Compensation. In June 2010, the federal banking agencies issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of financial institutions do not undermine the safety and soundness of such institutions by encouraging excessive risk-taking. The Interagency Guidance on Sound Incentive Compensation Policies, which covers all employees that have the ability to materially affect the risk profile of a financial institution, either individually or as part of a group, is based upon the key principles that a financial institution’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the institution’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the financial institution’s board of directors.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of financial institutions, such as Valley, that are not “large, complex banking organizations.” These reviews will be tailored to each financial institution based on the scope and complexity of the institution’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the institution’s supervisory ratings, which can affect the institution’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a financial institution if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the institution’s safety and soundness and the financial institution is not taking prompt and effective measures to correct the deficiencies. At December 31, 2014, Valley had not been made aware of any instances of non-compliance with the new guidance.

Effect of Governmental Monetary Policies. Valley’s operations are affected not only by general economic conditions but also by the policies of various regulatory authorities. In particular, the Federal Reserve regulates money and credit conditions and interest rates to influence general economic conditions. These policies have a significant impact on overall growth and distribution of loans, investments and deposits and they affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks, including Valley, in the past and are expected to do so in the future.

Filings with the SEC

Valley files annual, quarterly, and other reports under the Securities Exchange Act of 1934 with the SEC.  These reports and this Form 10-K are posted and available at no cost on Valley’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to the Securities and Exchange Commission (SEC).  Valley maintains a website at www.myvalleybank.com.  After accessing the website, the filings are available upon selecting the Shareholder Information menu items.  The contents of the website are not incorporated into this report or into Valley’s other filings with the SEC.  Valley’s filings are also available through the SEC’s website at www.sec.gov.

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Properties

Valley’s main office is located in a seven-story office building at 36 Church Avenue, S.W., in downtown Roanoke, Virginia 24011, in which Valley leases six floors. The lease on all floors terminates on December 31, 2019 with options to renew for two additional five-year terms at the end of the December 31, 2019 extension period. Valley has entered into a land lease for its South Roanoke office. The land lease has an initial lease term of twenty-five years, terminating on July 25, 2032, with the option to renew for two additional twenty-five year periods. Valley leases its Grandin Village office. The lease has an initial term of five years, terminating on March 31, 2015 with the option to renew for four additional five year periods. Valley owns its Starkey Road, Salem, Hershberger, Vinton, Lewis Gale, and Bonsack offices. Valley leases its 419 Mortgage Office. The initial term of the lease terminates on September 30, 2017 with the option to renew for five additional five-year periods. Subsequent to December 31, 2014, Valley entered into a lease for a new office that will initially focus on mortgage and brokerage services at Smith Mountain Lake. The initial term of the lease commences February 1, 2015 and terminates in one year with options to renew up to an additional 10 years.

In the opinion of Valley’s management, its properties are adequate for its current operations and adequately covered by insurance.

VALLEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the financial condition and results of operations of Valley as of and for the years ended December 31, 2014 and 2013. The purpose of this discussion is to focus on important factors affecting Valley’s financial condition and results of operations.  The discussion should be read in conjunction with the audited consolidated financial statements and related notes to assist in the evaluation of Valley’s 2014 performance.

Executive Overview

Valley, a Virginia corporation, is a bank holding company based in Roanoke, Virginia.  Its principal subsidiary, Valley Bank, is also headquartered in Roanoke, Virginia.  Valley’s core businesses include commercial banking, retail and small business banking, consumer lending, mortgage banking, and wealth management services.  Valley has nine full-service financial centers serving the Roanoke Valley at December 31, 2014.

Valley provides convenient financial services through multiple channels in its primary banking market.  Valley has developed products and services designed to meet the needs of all consumers.  Valley focuses on attracting and retaining customers through providing customer service that “Exceeds Expectations”.  This strategy includes partnering with Valley’s clients while providing excellent service through branches that are open five days a week, automated teller machine (“ATM”) networks and telephone, internet and mobile banking.

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Valley’s lending strategy is to originate high credit quality, primarily secured, loans.  Valley’s largest core lending business is its commercial real estate loan operation, which offers fixed and variable-rate loans and lines of credit secured by real estate properties.  These loans are generally made on local properties or to local customers within Valley’s market.

Valley is reporting a fifth consecutive year of record earnings for Valley Financial Corporation. Key drivers to Valley’s 2014 performance include increased net interest income of 3%, increased noninterest income of 15%, reduced foreclosed asset expense of 46% and the positive $321,000 after-tax impact of Valley's full redemption of Valley's TARP preferred stock in the fourth quarter of 2013. Select financial highlights are as follows:

•	Valley's tangible book value per common share improved 19% from $10.22 as of December 31, 2013 to $12.21 as of December 31, 2014. Tangible common equity to total assets increased 13% to 6.68% as of December 31, 2014.

•	Tax-equivalent net interest income of $28.2 million, an $814,000 or 3% increase when compared to $27.4 million in 2013.

•	Due to Valley's full redemption of TARP on October 15, 2013, preferred dividends paid were $0 in 2014 as compared to $634,000 last year, resulting in an after-tax savings of $321,000 or $0.07 per diluted share in comparison to Valley's subordinated debt after-tax expense of $313,000 (through October 15, 2014). Subordinated debt after-tax expense for the year ended December 31, 2014 totaled $396,000 in comparison to $85,000 for the year ended December 31, 2013.

•	Nonperforming assets ("NPAs") decreased $5.6 million or 21%, from $26.3 million at December 31, 2013 to $20.7 million at December 31, 2014, resulting in a 90 basis point reduction in Valley's NPAs as a percentage of total assets, from 3.19% at December 31, 2013 to 2.29% at December 31, 2014.

•	Valley's Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.26% at December 31, 2013 to 1.05% at December 31, 2014 due to continued improving credit quality trends.

•	Increase in average gross loans outstanding of $49.4 million or 9% from 2013 and an increase of $10.9 million (annualized growth rate of 7%) in comparison to the third quarter of 2014.

At December 31, 2014, Valley's total assets were $901,399,000, total loans stood at $618,272,000, total investments were $177.7 million, total deposits were $717.0 million and total shareholders' equity was $60.2 million. Compared with December 31, 2013, Valley's total assets increased $76.1 million or 9%, total loans increased $47.9 million or 8%, total investments decreased $4.1 million or 2% and total deposits increased $40.0 million or 6%. Total shareholders' equity increased $11.3 million or 23% due to $6.6 million in net income earned and the $4.1 million in other comprehensive income recorded during 2014 which was driven by the significant reduction in Valley’s unrealized loss position on its investment portfolio due to the changed interest rate environment as compared to the prior year.

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Tax-equivalent net interest income was $28.2 million for the year ended December 31, 2014, an increase of $814,000 or 3% compared to 2013. Valley's net interest margin was 3.52%, down 22 basis points compared to the 3.74% reported for last year. The decrease in Valley’s net interest margin year over year was due to significant pressure on asset yields from the current prolonged low interest rate environment.

For the year ended December 31, 2014, noninterest income was $5.5 million, a $712,000 or 15% increase when compared to the $4.8 million last year. Excluding gains taken on the sale of securities, noninterest income improved $27,000 or 1%. A 14% or $249,000 increase in service charges on deposit accounts helped offset the $97,000 reduction in mortgage fee income due to the slowdown in the refinance market experience in 2014 and the $185,000 reduction in brokerage fee income which was negatively impacted by the personnel changes in June 2014. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.59% of average earning assets for the period compared to 0.64% in the prior year.

Valley continues to make significant improvement in its nonperforming and classified loan categories which allows it to reduce its overall allowance for loan and lease losses. Valley’s ratio of non-performing assets as a percentage of total assets decreased 90 basis points to 2.29% as compared to the 3.19% reported at December 31, 2013. Foreclosed assets decreased $7.4 million to $12.3 million as of December 31, 2014, a 38% decrease.

The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.26% at December 31, 2013 to 1.05% at December 31, 2014. At December 31, 2014, Valley's total reserves amounted to $6.5 million, of which $62,000 are specific reserves on impaired loans and $6.4 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. Total reserves represented 178% of the non-accrual loan balances as of December 31, 2014 as compared to 196% reported at December 31, 2013.

Valley's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 12.0% and 14.7%, respectively, at December 31, 2014 an increase as compared to 11.3% and 14.2% reported at December 31, 2013. Valley's tier 1 leverage ratio was 8.8% at December 31, 2014 in comparison to 8.6% at December 31, 2013.

Non-US GAAP Financial Measures

Valley measures the net interest margin as an indicator of profitability. The net interest margin is calculated by dividing tax-equivalent net interest income by total average earning assets. Because a portion of interest income earned by Valley is nontaxable, the tax-equivalent net interest income is considered in the calculation of this ratio. Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2014 and 2013 is 34%. The reconciliation of tax-equivalent net interest income, which is not a measurement under Accounting Principles Generally Accepted in the United States (“USGAAP”), to net interest income, is reflected in the table below.

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In thousands	2014	2013
Net interest income, non tax-equivalent	$27,856	$27,055
Less: tax-exempt interest income	(665)	(641)
Add: tax-equivalent of tax-exempt interest income	1,008	971
Net interest income, tax-equivalent	$28,199	$27,385

Critical Accounting Estimates

General. Valley’s financial statements are prepared in accordance with USGAAP and with general practices within the banking industry.  In connection with the application of those principles, Valley has made judgments and estimates, which in the case of the determination of its allowance for loan losses, deferred tax assets, and foreclosed assets have been critical to the determination of its financial position and results of operations.

Management considers accounting estimates to be critical to reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on Valley’s financial statements.

Allowance for Loan Losses. Valley considers the allowance for loan and lease losses of $6.5 million appropriate to cover losses incurred in the loan and lease portfolio as of December 31, 2014.  However, no assurance can be given that Valley will not in any particular period, sustain loan and lease losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions, Valley’s ongoing credit review process or regulatory requirements, will not require significant changes in the allowance for loan and lease losses.  Among other factors, a continued economic slowdown and/or a decline in commercial or residential real estate values in Valley’s market may have an adverse impact on the current adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss.

The total allowance for loan and lease losses is generally available to absorb losses from any segment of the portfolio.  The allocation of Valley’s allowance for loan and lease losses disclosed in the asset quality table is subject to change based on the changes in criteria used to evaluate the allowance and is not necessarily indicative of the trend or future losses in any particular portfolio.

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The discussion and analysis included in this section contains detailed information regarding Valley’s allowance for loan and lease losses, net charge-offs, non-performing assets, past due loans and leases and potential problem loans and leases.  Included in this data are numerous portfolio ratios that must be carefully reviewed in relation to the nature of the underlying loan and lease portfolios before appropriate conclusions can be reached regarding Valley or for purposes of making comparisons to other banks.  Most of Valley’s non-performing assets and past due loans are secured by real estate.  Given the nature of these assets and the related mortgage foreclosure and property sale, it can take 12 months or longer for a loan to migrate from initial delinquency to final disposition.  This resolution process generally takes much longer for loans secured by real estate than for unsecured loans or loans secured by other property primarily due to state real estate foreclosure laws.

Deferred Taxes. Valley uses the asset and liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established.  Management considers the determination of this valuation allowance to be a critical accounting policy due to the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income.  These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.  A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if Valley projects lower levels of future taxable income.  If such a valuation allowance is deemed necessary in the future, it would be established through a charge to income tax expense that would adversely affect Valley’s operating results.

Foreclosed Assets. Foreclosed assets represent properties and equipment acquired through foreclosure or physical possession.  Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses.  Subsequent to foreclosure, Valley periodically evaluates the value of foreclosed assets held for sale and record an impairment charge for any subsequent declines in fair value less selling costs.  Subsequent declines in value are charged to operations.  Fair value is based on Valley’s assessment of information available to it at the end of a reporting period and depends upon a number of factors, including its historical loss experience, economic conditions, and issues specific to individual properties.  Valley’s evaluation of these factors involves subjective estimates and judgments that may change.

Results of Operations

Net Income

2014 Compared to 2013. For the year ended December 31, 2014, Valley reported net income available to common shareholders of $6.6 million and $1.35 per diluted common share, as compared to $6.2 million and $1.26 per diluted common share for last year, increases of 6% and 7%, respectively.  Valley’s earnings for the year produced an annualized return on average total assets of 0.77% and an annualized return on average shareholder’s equity of 11.54% in comparison to 0.86% and 11.06% for 2013.  Due to Valley's full redemption of TARP on October 15, 2013, preferred dividends paid were $0 in 2014 as compared to $634,000 last year, resulting in an after-tax savings of $321,000 or $0.07 per diluted share in comparison to Valley's subordinated debt after-tax expense of $313,000 (through October 15, 2014). Subordinated after-tax expense for the year ended December 31, 2013 totaled $396,000 in comparison to $85,000 for the year ended December 31, 2013.

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Absent the merger related expenses, net income available to common shareholders would have been $6.9 million and $1.41 per diluted share for the year ended December 31, 2014, increases of 11% and 12%, respectively, in comparison to 2013. Valley's ROA and ROE for the year ended December 31, 2014 would have been 0.80% and 12.04%.

	2014	2013
Net income available to common shareholders	6,599,000	6,201,000
Exclude: Merger expenses, net of taxes	290,000	0
Net income available to common shareholders, excluding post-tax merger transaction expenses	6,889,000	6,201,000
Diluted earnings per share, excluding post-tax merger transaction expenses	$1.41	1.26

The book value of Valley’s common stock increased 19% to $12.21 per share as of December 31, 2014 from the $10.22 per share book value as of a year earlier due to the $6.6 million in net income and the $4.1 million increase in net unrealized losses on available-for-sale securities reflected in other comprehensive income.

The following table shows Valley’s key performance ratios for the years ended December 31, 2014 and 2013:

Key Performance Ratios (1)

	2014	2013
Return on average assets	0.77%	0.86%
Return on average equity	11.54%	11.06%
Net interest margin (2)	3.52%	3.74%
Cost of funds	0.56%	0.59%
Yield on earning assets (2)	4.08%	4.32%
Basic net earnings per share	$1.37	$1.30
Diluted net earnings per share	$1.35	$1.26

(1) All percentage calculations are on an annualized basis.

(2) Calculated on a fully taxable equivalent basis assuming a federal tax rate of 34%.

2013 Compared to 2012. For the year ended December 31, 2013, Valley reported net income of $6.8 million compared to $6.5 million for 2012, an increase of $346,000 or 5%.  After the dividend on preferred stock and accretion of discounts on warrants, net income available to common shareholders was $6.2 million, or $1.26 per diluted common share, as compared to $5.5 million, or $1.14 per diluted common share, for 2012.   Valley’s earnings for the year produced an annualized return on average total assets of 0.86% and an annualized return on average shareholder’s equity of 11.06% in comparison to 0.83% and 10.31% for 2012.  The book value of Valley’s common stock decreased 3% to $10.22 per share as of December 31, 2013 from the $10.50 per share book value as of December 31, 2012 due to the $5.2 million increase in net unrealized losses on available-for-sale securities reflected in other comprehensive income.

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Net Interest Income

The primary source of Valley’s banking revenue is net interest income, which represents the difference between interest income on earning assets and interest expense on liabilities used to fund those assets.  Earning assets include loans, securities, and federal funds sold.  Interest bearing liabilities include deposits and borrowings.  To compare the tax-exempt yields to taxable yields, amounts are adjusted to pretax equivalents based on a 34% federal corporate income tax rate.

Net interest income is affected by changes in interest rates, volume of interest bearing assets and liabilities, and the composition of those assets and liabilities.  The “interest rate spread” and “net interest margin” are two common statistics related to changes in net interest income.  The interest rate spread represents the difference between the yields earned on interest earning assets and the rates paid for interest bearing liabilities.  The net interest margin is defined as the percentage of net interest income to average earning assets.  Earning assets obtained through noninterest bearing sources of funds such as regular demand deposits and shareholders’ equity result in a net interest margin that is higher than the interest rate spread.

2014 Compared to 2013. Net interest income for the year ended December 31, 2014 was $27.9 million, a $801,000, or 3%, increase when compared to the $27.1 million reported for 2013.   Valley’s fully tax-equivalent net interest income increased $814,000, or 3%, to $28.2 million from $27.4 million in 2013. The increase was volume driven as average interest-earning assets increased 9% or $67.7 million as compared to the prior year. The tax-equivalent net interest margin decreased 22 basis points from 3.74% one year earlier to 3.52%. The primary driver in the net interest margin drop has been the yield on loans decreasing 29 bps from 4.95% in 2013 to 4.66% in 2014. Loan yields continue to be negatively affected by the low interest rate environment, resulting in lower new and renewed loan pricing.

2013 Compared to 2012. Net interest income for the year ended December 31, 2013 was $27.1 million, a $1.4 million, or 6%, increase when compared to the $25.6 million reported for 2012.   Valley’s net interest margin increased by 17 basis points to 3.74% for the year ended December 31, 2013 as compared to 3.57% for 2012.  Valley’s cost of funds was 0.59% during the 12-month period ended December 31, 2013, compared to 0.85% in 2012.  Valley’s yield on earning assets was 4.32% during the 12-month period ended December 31, 2013, a decrease of 9 basis points from the 4.41% in 2012.

The following table presents the major categories of interest-earning assets, interest-bearing liabilities and shareholders’ equity with corresponding average balances, related interest income or expense, and resulting yields and rates for the periods indicated. Where appropriate income categories and yields have been adjusted in the table to their fully taxable equivalent basis.

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NET INTEREST INCOME AND AVERAGE BALANCES (1)

	2014			2013			2012
In thousands	Average Balance	Interest Income/ Expense	Average Yield/Rate	Average Balance	Interest Income/ Expense	Average Yield/Rate	Average Balance	Interest Income/ Expense	Average Yield/Rate
Assets
Interest-earning assets:
Loans (2) (5)	$595,865	$27,775	4.66%	$553,802	$27,412	4.95%	$528,906	$27,325	5.15%
Investment securities
Taxable	166,921	3,849	2.31%	147,371	3,270	2.22%	162,360	3,799	2.34%
Nontaxable (3)	25,297	1,008	3.98%	19,376	971	5.01%	14,915	805	5.40%
Money market	12,599	28	0.22%	12,446	28	0.22%	17,260	39	0.23%
Total interest-earning assets	800,682	32,660	4.08%	732,995	31,681	4.32%	723,441	31,968	4.41%
Other Assets:
ALLL	(6,690)			(7,969)			(8,923)
Cash and due from banks	7,539			7,213			6,815
Premises and equipment, net	9,493			8,789			7,814
Other assets	48,741			53,037			50,933
Total assets	$859,765			$794,065			$780,080
Interest-bearing liabilities
Savings, NOW and MMA	$399,054	$761	0.19%	$406,058	$1,178	0.29%	$390,613	$2,290	0.58%
Time deposits	187,013	1,539	0.82%	150,911	1,398	0.93%	165,978	1,961	1.18%
Repurchase agreements	23,338	79	0.34%	21,149	59	0.28%	17,714	49	0.28%
Federal funds purchased and overnight borrowings	501	2	0.40%	802	6	0.75%	190	1	0.52%
Junior subordinated debentures	27,411	958	3.49%	18,844	493	2.62%	16,496	395	2.39%
FHLB borrowings	55,110	1,122	2.04%	38,068	1,162	3.05%	42,563	1,357	3.18%
Total interest-bearing liabilities	692,427	4,461	0.64%	635,832	4,296	0.68%	633,554	6,053	0.95%
Noninterest-bearing liabilities
Demand deposits	102,755			90,837			78,796
Total interest-bearing liabilities and demand deposits	795,182	4,461	0.56%	726,669	4,296	0.59%	712,350	6,053	0.85%
Other liabilities	7,340			5,513			4,883
Total liabilities	802,522			732,182			717,233
Shareholders’ Equity, exclusive of unrealized gains/losses on AFS securities	57,243			61,883			62,847
Total liabilities and shareholders’ equity	$859,765			$794,065			$780,080
Net interest income		$28,199			$27,385			$25,915
Net interest margin (4)			3.52%			3.74%			3.57%

(1) Averages are daily averages.

(2) Loan interest income includes loan fees of $0.4 million, $0.4 million and $0.1 million for the years ended 2014, 2013 and 2012, respectively.

(3) Nontaxable interest income is adjusted to its fully taxable equivalent basis using a federal tax rate of 34 percent.

(4) The net interest margin is calculated by dividing net interest income (tax equivalent basis) by average total earning assets.

(5) Non-accrual loans are included in the above yield calculation.

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As discussed above, Valley’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The following table presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.  Where appropriate income categories and yields have been adjusted in the table to their fully taxable equivalent basis.

RATE/VOLUME ANALYSIS

	2014 compared to 2013			2013 compared to 2012
In thousands	Volume	Rate	Net	Volume	Rate	Net
Interest earned on interest-earning assets:
Loans	$1,560	$(1,197)	$363	530	(443)	87
Investment securities:
Taxable	447	132	579	(339)	(190)	(529)
Nontaxable	112	(75)	37	219	(52)	167
Money market investments	0	0	0	(11)	0	(11)
Total interest earned on interest-earning assets	2,119	(1,140)	979	399	(685)	(286)
Interest paid on interest-bearing liabilities:
Savings, NOW, and money markets	(20)	(397)	(417)	95	(1,207)	(1,112)
Time deposits	264	(123)	141	(168)	(395)	(563)
Junior subordinated debentures	267	197	464	59	40	99
Repurchase agreements	7	13	20	9	1	10
Federal funds and overnight borrowings	(2)	(1)	(3)	4	1	5
FHLB borrowings	(163)	122	(41)	(141)	(54)	(195)
Total interest paid on interest-bearing liabilities	353	(189)	164	(142)	(1,614)	(1,756)
Change in net interest income	$1,766	$(951)	$815	$541	$929	$1,470

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Market Risk Management

Financial institutions can be exposed to several market risks that may impact the value or future earnings capacity of an organization.  These risks involve interest rate risk, foreign currency exchange risk, commodity price risk and equity market price risk.  Valley’s primary market risk is interest rate risk.  Interest rate risk is inherent because as a financial institution, Valley derives a significant amount of its operating revenue from “purchasing” funds (customer deposits and borrowings) at various terms and rates.  These funds are then invested into earning assets (loans, leases, investments, etc.) at various terms and rates.  This risk is further discussed below.

Equity market risk is not a significant risk to Valley as equity investments on a cost basis comprise less than 1% of corporate assets.  Valley does not have any exposure to foreign currency exchange risk or commodity price risk.

Interest rate risk is the exposure to fluctuations in Valley’s future earnings (earnings at risk) and value (economic value at risk) resulting from changes in interest rates.  This exposure results from differences between the amounts of interest earning assets and interest bearing liabilities that reprice within a specified time period as a result of scheduled maturities and repayment and contractual interest rate changes.

The primary objective of Valley’s asset/liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements.  Management recognizes that a certain amount of interest rate risk is inherent and appropriate, yet is not essential to Valley’s profitability.  Thus the goal of interest rate risk management is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at a tolerable level.

Valley assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations.  Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk.  However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.  Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment.  Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate Valley’s overall interest rate risk.

Management endeavors to control the exposures to changes in interest rates by understanding, reviewing and making decisions based on its risk position.  The corporate asset/liability management committee is responsible for these decisions.  The committee operates under management policies defining guidelines and limits on the level of acceptable risk.  These policies are approved by the Boards of Directors of Valley and its banking subsidiary.  Valley primarily uses the securities portfolios and FHLB advances to manage its interest rate risk position.  Additionally, pricing, promotion and product development activities are directed in an effort to emphasize the loan and deposit term or repricing characteristics that best meet current interest rate risk objectives.  At present, Valley does not have any off-balance sheet instruments.

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Valley uses simulation analysis to assess earnings at risk and Economic Value of Equity analysis to assess value at risk.  These methods allow management to regularly monitor both the direction and magnitude of Valley’s interest rate risk exposure.  These modeling techniques involve assumptions and estimates that inherently cannot be measured with complete precision.  Key assumptions in the analyses include maturity and repricing characteristics of both assets and liabilities, prepayments on amortizing assets, other embedded options, non-maturity deposit sensitivity and loan and deposit pricing.  These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions and management strategies, among other factors.  However, the analyses are useful in quantifying risk and provide a relative gauge of Valley’s interest rate risk position over time.

Earnings at Risk

Simulation analysis evaluates the effect of upward and downward changes in market interest rates on future net interest income.  The analysis involves changing the interest rates used in determining net interest income over the next twelve months.  The resulting percentage change in net interest income in various rate scenarios is an indication of Valley’s shorter-term interest rate risk.  Various assumptions are applied to the measurement date balance sheet over the simulation time period to account for management’s projection of balance sheet movement over the simulation period, including assumptions related to maturing and repayment dollars.  Additional assumptions are applied to modify volumes and pricing under the various rate scenarios.  These include prepayment assumptions on mortgage assets, the sensitivity of non-maturity deposit rates, and other factors deemed significant. At December 31, 2014, Valley was asset sensitive as simulation results indicate that net interest income would increase in an upward rate environment. Valley's risk position is within the guidelines set by policy.

Derivative Financial Instruments

For asset/liability management purposes, Valley may use interest rate swap agreements to hedge interest rate risk exposure to declining rates.  Such derivatives are used as part of the asset/liability management process and are linked to specific assets, and have a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. At December 31, 2014 and 2013 Valley did not have any derivative agreements related to interest rate hedging in place.

Noninterest Income

	2014 vs. 2013
In thousands	2014	2013	%
Service charges on deposit accounts	$2,073	$1,824	14
Mortgage fee income	572	669	(14)
Brokerage fee income, net	821	1,006	(18)
Bank owned life insurance income	671	666	1
Other income	601	546	10
Total noninterest income before realized gains on sale of securities	4,738	4,711	1
Realized gain (loss) on sale of securities	730	45	1,522
Total noninterest income	$5,468	$4,756	15

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2014 Compared to 2013. Noninterest income increased $712,000 or 15% for the year ended December 31, 2014 compared to the same period in 2013.  Excluding gains realized on the sale of securities, noninterest income increased $27,000 or 1%. Service charges on deposit accounts increased $249,000 due to increased overdraft and debit card fee income while other income is up $55,000 primarily due to the non-recurring $91,000 grant received from the state's Virginia Enterprise Zone program in the second quarter of 2014. The $97,000 reduction in mortgage fee income is due to the slowdown in the refinance market experienced in 2014, while brokerage fee income was negatively impacted by personnel changes within Valley Wealth Management in June. During the 3rd quarter, Valley was successful in recruiting a new brokerage team with over 40 years of combined experience and fully expects the revenue contributions from Valley Wealth Management to return to the levels achieved in 2013 and the first half of 2014. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.59% of average earning assets for the period compared to 0.64% in the prior year.

2013 Compared to 2012. Noninterest income decreased $534,000 or 10% for the year ended December 31, 2013 compared to 2012.  Excluding gains taken on the sale of securities, noninterest income increased $612,000 or 15%, led by Valley’s wealth management division. Brokerage fee income increased $238,000 or 31% while service charge income increased $225,000 or 14% and other income increased $143,000 or 35% primarily as a result of increased income earned on individual loan swap transactions. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.64% in 2013 compared to 0.57% in 2012.

Noninterest Expense

	2014 vs. 2013
In thousands	2014	2013	%
Compensation expense	$12,548	$12,088	4
Occupancy and equipment expense	1,922	1,860	3
Data processing expense	1,667	1,530	9
Insurance expense	897	841	7
Professional fees	647	886	(27)
Foreclosed asset expense, net	1,054	1,942	(46)
Other operating expense	3,497	3,411	3
Merger transaction costs	439	0	N/M
Total noninterest expense	$22,671	$22,558	1

2014 Compared to 2013. Noninterest expense for year ended December 31, 2014 totaled $22.7 million, an increase of $113,000 or 1% as compared to the $22.6 million for the year ended December 31, 2013. Valley's efficiency ratio for 2014 improved to 68.1% as compared to 69.5% for last year.  (The efficiency ratio is computed by dividing non-interest expenses by the sum of fully taxable equivalent net interest income and fully taxable equivalent non-interest income.) Excluding merger transaction expenses of $439,000, noninterest expense decreased $326,000 or 1% and Valley’s efficiency ratio would have improved to 66.80%. Specific items to note are as follows:

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•	Compensation expense increased $460,000 or 4% primarily as the result of equity and merit increases for all employees which went into effect January 1, 2014 and increased staffing in Valley’s private wealth and brokerage line of businesses;

•	Data processing expense increased $137,000 or 9% due to increased customer transactions across all business lines;

•	Other operating expenses increased $86,000 or 3% due to increases in advertising and marketing, mortgage processing expenses and state bank franchise tax expense; and

•	These increases were offset by reduced net foreclosed asset expense of $888,000 or 46% due to reduced impairment charges as well as reduced real estate taxes, insurance and utilities as a result of the sale of the Ivy Market building during the second quarter of 2014.

2013 Compared to 2012. Noninterest expense for year ended December 31, 2013 totaled $22.6 million, an increase of $1.1 million or 5% as compared to the $21.5 million in 2012. Valley's efficiency ratio for 2013 increased slightly to 69.4% as compared to 68.2% in 2012.  Specific items to note are as follows:

•	Compensation expense increased $1.2 million or 12% in comparison to 2012 as the result of equity and merit increases for all employees which went into effect January 1, 2013, increased commissions earned in Valley Wealth Management and increased incentive, profit sharing and performance bonuses based upon Valley's fourth consecutive year of record performance;

•	Occupancy and equipment expense increased $230,000 or 14% as a result of Valley’s expansion of office space in its downtown location, the new mortgage office at The Shoppes at West Village and its new Bonsack branch which opened November 1, 2013;

•	Data processing expense increased $236,000 or 18% due to an improvement and enhancement of Valley’s corporate-wide network and telecommunications infrastructure as well as increased customer transactions across all business lines; and

•	These increases were partially offset by reduced insurance expense of $236,000 or 22% and reduced foreclosed asset expense of $674,000 or 26%. The reduction in insurance expense is primarily related to reduced FDIC assessment while foreclosed asset expense decreased due to a decrease in impairment write-downs taken in 2013 as compared to 2012.

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Income Taxes

For the year ended December 31, 2014, Valley recorded $2.7 million of expense resulting in an effective tax rate of 28.9% compared to an income tax expense of $2.9 million or 29.7% in 2013.   The tax preference items such as tax exempt interest income and income from BOLI are relatively comparable for 2014 and 2013.  These preference items have the effect of reducing income tax expense during a year in which income is recognized, which reduces income tax expense in relation to pretax earnings, thus reducing the effective rate.

Asset Quality

Summary of Allowance for Loan Losses. Valley establishes the allowance for loan losses through charges to earnings through a provision for loan losses.  Loan losses are charged against the allowance when Valley believes that the collection of the principal is unlikely.  Subsequent recoveries of losses previously charged against the allowance are credited to the allowance. The allowance represents an amount that, in Valley’s judgment, will be appropriate to absorb probable losses on existing loans that may become uncollectible. Some of the factors Valley considers in determining the appropriate level of the allowance for loan losses are as follows:

•	an evaluation of the current loan portfolio;

•	identified loan problems;

•	loan volume outstanding;

•	past loss experience;

•	present and expected industry and economic conditions and, in particular, how such conditions relate to Valley’s market area;

•	problem loan trends over a 3-year historical time period; and

•	loan growth trends over a 3-year historical time period.

The general component of the reserve covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect Valley’s estimate of probable losses. It also reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The allowance for loan losses is evaluated on a regular basis by management.  On a quarterly basis, Valley performs a detailed analysis of the allowance for loan losses to verify the adequacy and appropriateness of the allowance in meeting probable losses in the loan portfolio.

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Valley uses generally accepted accounting standards related to receivables and contingencies when segregating its portfolio into loans classified as impaired and non-impaired loan pools and in analyzing its current portfolio to determine the appropriate level of the allowance for loan losses.  Included in Valley’s potentially impaired loan category are its current “watch list” credits plus any additional credits which have been past due three or more times within the past 12-month period.  Valley individually reviews these potentially impaired loans based on generally accepted accounting standards related to receivables and makes a determination if the loan in fact is impaired.  Valley considers a loan impaired when it determines that is probable that it will be unable to collect all interest and principal payments as scheduled in the loan agreement.  Valley does not consider a loan impaired during a period of delay in payment if it expects the ultimate collection of all amounts due.  If it is found to be impaired, an allowance is established when the collateral value, discounted cash flows, or observable market price of the impaired loan is lower than the carrying value of that loan. Valley recognizes any impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to bad-debt expense.  The valuation allowance becomes Valley’s “specific reserve” for the specific loan.

Valley takes the balance of its portfolio and adds back to it any loans that were included in the potentially impaired loan category but that were found not to be impaired.  Valley then segregates the remaining portfolio into specific categories based on type of loan and review the groups of loans to estimate loss under generally accepted accounting standards based on contingencies.  Valley applies a specific loss factor to each category based upon Valley’s historical loss experience for each category of loans for the most recent eight quarters, including the current quarter.  The loss factor is multiplied by the outstanding balance in the loan category to estimate potential loss for Valley’s allowance for loan losses.  Valley then evaluates certain environmental and qualitative factors that are relevant to Valley’s portfolio and makes a risk assessment of low, medium, or high for each factor.  An additional loss factor is assigned to the portfolio according to the risk assessment.  This evaluation is inherently subjective, because it requires estimates that may be significantly revised as more information becomes available.

Bank regulators also periodically review the loan portfolio and other assets to assess their quality, and Valley employs independent, third party loan reviewers as well.  This evaluation is inherently subjective because it requires estimates that may be significantly revised as more information becomes available. Loans are assigned to Valley’s “watch list” based upon its internal risk rating system.  There are three levels of accountability in the risk rating process.  The primary responsibility for risk identification lies with the account officer.  It is the account officer’s responsibility for the initial and ongoing risk rating of all notes and commitments in his or her portfolio.  On a monthly basis, each account officer signs a Credit Risk Rating Certification attesting to the accuracy of the credit risk ratings for the loans in his or her loan portfolio.  The Chief Credit Officer is responsible for periodically reviewing the risk rating process employed by the lending officers.  The Chief Credit Officer is responsible for the accuracy and timeliness of account officer risk ratings and has the authority to override account officer risk ratings and initiate rating changes, if warranted.  Finally, Valley Bank has a loan review program to provide an independent validation of portfolio quality.  This independent review is intended to assess adherence to underwriting guidelines, proper credit analysis and documentation.  In addition, the loan review process is required to test the integrity, accuracy and timeliness of account officer risk ratings and to test the effectiveness of the credit administration’s controls over the risk identification process.   Risk Management reports its findings to the Board of Directors.

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Valley regularly reviews asset quality and re-evaluate the allowance for loan losses.  However, no assurance can be given that unforeseen adverse economic conditions or other circumstances will not result in increased provisions in the future.  Valley’s current market environment, with a nationwide recession, makes this risk even higher.  Additionally, regulatory examiners may require Valley to recognize additions or reductions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.  On a quarterly basis, the Directors’ Loan Committee will review all loans on Valley’s watch list to determine proper action and reporting of any loans identified as substandard by the credit quality review.   Additionally, the Directors’ Loan Committee and the Audit Committee meet jointly at the end of each quarter to review in detail management’s assessment of the adequacy of the allowance for loan losses.  Valley believes that the allocated reserves are adequate for the impaired loans in Valley’s portfolio based upon a detailed review of the quality and pledged collateral of each individual loan considered impaired at each of the above-referenced periods.

The allowance for loan losses was $6.5 million and $7.2 million as of December 31, 2014 and 2013, respectively.  The ratio of the allowance for loan losses to total loans outstanding was approximately 1.05% at December 31, 2014, which compares to approximately 1.26% of total loans at December 31, 2013 (see Note 4 to the Consolidated Financial Statements).  These estimates are primarily based on Valley historical loss experience, portfolio concentrations, evaluation of individual loans and economic conditions.  A total of $62,000 in specific reserves was included in the balance of the allowance for loan losses as of December 31, 2014 compared to $1,357,000 at December 31, 2013 for impaired loans.  Valley believes the allowance for loan losses is adequate to provide for expected losses in the loan portfolio, but there are no assurances that it will be.

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The following table represents Valley’s activity in its allowance for loan losses:

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

In thousands	2014	2013	2012	2011	2010
Balance at January 1	$7,200	$8,060	$9,650	$11,003	$14,630
Recoveries:
Commercial	18	5	6	2	24
Commercial real estate	0	0	0	7	48
Construction real estate	12	75	2	0	3
Residential real estate	91	47	0	50	97
Consumer	2	4	19	11	11
Total Recoveries	123	131	27	70	183
Charged off loans:
Commercial	157	261	160	58	922
Commercial real estate	0	0	0	61	353
Construction real estate	1,988	39	695	1,250	2,525
Residential real estate	27	159	1,154	222	1,089
Consumer	20	67	6	56	48
Total Loans Charged-Off	2,192	526	2,015	1,647	4,937
Net charge-offs	2,069	395	1,988	1,577	4,754
Provision for Loan Losses	1,369	(465)	398	224	1,127
Balance at December 31	$6,500	$7,200	$8,060	$9,650	$11,003
Ratio of allowance for loan losses to total loans outstanding at end of year	1.05%	1.26%	1.49%	1.90%	2.02%
Ratio of net charge-offs to average loans outstanding during the period	0.35%	0.07%	0.38%	0.31%	0.86%

The balance in the allowance and the allowance as a percentage of loans decreased during 2014 when compared to 2013 in consideration of the following:

•	Valley decreased its risk assessment from high to medium for the credit quality trends risk factor as a result of the continued improving trends in asset quality, including a 90 basis point reduction in its NPA / Total Asset ratio; an $8.3 million reduction in total watchlist loans, including a $5.2 million reduction in impaired loans year over year; and a 14.9% reduction in total adversely classified items to tier 1 capital plus ALLL.

•	Valley decreased its risk assessment related to the current industry and economic conditions to the low-end of the medium range, from 0.10% to 0.05%, based upon continued improving trends across all FDIC insured institutions.

•	Valley decreased the loss factor for commercial real estate devaluation by 5 basis points to reflect the current market conditions in the Roanoke MSA for non-stressed properties.

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•	Valley decreased its risk assessment related to its large relationship credit concentration loss factor from 0.30% to 0.15% due to the significant reduction in the level of relationships considered for this category that are rated watchlist.

•	During the first quarter of 2014, Valley charged-off the $1.3 million of specific reserves that were set aside in the previous year.

The balance in the allowance and the allowance as a percentage of loans decreased during 2013 when compared to 2012 in consideration of the following:

•	Valley experienced a $20.7 million reduction in its level of Watch-List loans from 2012 to 2013, including a $9.9 million reduction in its level of impaired loans and as a result decreased its risk assessment from high to medium for the credit quality trends risk factor as a result of the continued improving trends in asset quality.

•	Valley decreased its risk assessment from high to medium for the local economic trends risk factor as a result of the stabilization of the unemployment rate and the improved housing market in the Roanoke MSA.

•	Valley decreased its risk assessment from high to low on its large relationship risk factor due to an improved risk profile on these relationships.

The following table summarizes the allocation for loan losses for the past five years ended December 31.  The percentage in the table below refers to the percent of loans outstanding in each category to total loans at the years ended.

	2014		2013		2012		2011		2010
In thousands	$	%	$	%	$	%	$	%	$	%

Commercial	884	13.6	1,112	15.4	1,377	17.1	1,666	17.3	1,882	17.1
Commercial real estate	3,061	47.1	3,513	48.8	3,894	48.3	4,892	50.7	5,303	48.2
Construction real estate	579	8.9	560	7.8	620	7.7	685	7.1	1,166	10.6
Residential real estate	1,930	29.7	1,960	27.2	2,107	26.1	2,325	24.1	2,553	23.2
Consumer	46	0.7	55	0.8	62	0.8	82	0.8	99	0.9

Total Allowance	6,500	100.0	7,200	100.0	8,060	100.0	9,650	100.0	11,003	100.0

Non-Performing Assets ("NPAs")

Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing, restructured loans and foreclosed assets.  A loan will be placed on nonaccrual status when collection of all principal or interest is deemed unlikely.  A loan will be placed on nonaccrual status automatically when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of being collected.  In this case, the loan will continue to accrue interest despite its past due status.

Foreclosed assets represent properties and equipment acquired through foreclosure or physical possession.  Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses.

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A restructured loan is a loan in which the original contract terms have been modified due to a borrower’s financial condition or there has been a transfer of assets in full or partial satisfaction of the loan.  A modification of original contractual terms is generally a concession to a borrower that a lending institution would not normally consider.

Based on generally accepted accounting standards for receivables, a loan is impaired when, based on current information and events, it is likely that a creditor will be unable to collect all amounts, including both principal and interest, due according to the contractual terms of the loan agreement.

Valley's ratio of NPAs to total assets decreased 90 basis points to 2.29% as compared to 3.19% reported at December 31, 2013. In comparison to the prior year, nonaccrual loans remained relatively flat; troubled-debt restructurings decreased $558,000 and foreclosed assets decreased $7.4 million. There were $2.3 million in loans past due 90 days or more and still accruing interest at December 31, 2014 compared to $0 at December 31, 2013. The increase is primarily due to one borrower who moved into this category due to a temporary cash flow shortfall. As a result of the borrower's past due status, Valley downgraded the relationship to substandard status. All loans to this borrower and related entities were brought current in mid-January.

For the year ended December 31, 2013, Valley’s non-performing assets to total assets ratio decreased 101 basis points from 4.20% at December 31, 2012 to 3.19%.  Net charge-offs for the year ended December 31, 2013 amounted to $395,000 in comparison to $2.0 million for the year ended December 31, 2012.

Non-performing assets for the five years ended December 31, 2014 are detailed as follows:

In thousands	2014	2013	2012	2011	2010
Nonaccrual loans	$3,660	$3,665	$7,185	$8,638	$12,242
Loans past due 90 days or more and still accruing interest	2,323	0	401	4	2,244
Troubled debt restructurings (accruing)	2,364	2,922	3,201	2,305	0
Total nonperforming loans	8,347	6,587	10,787	10,947	14,486
Foreclosed, repossessed and idled properties	12,308	19,705	21,364	17,040	16,081
Total non-performing assets	$20,655	$26,292	$32,151	$27,987	$30,567

If the non-accrual loans disclosed above had performed in accordance with their original terms, additional interest income in the amount of $276,000 and $222,000 would have been recorded for the years ended December 31, 2014 and December 31, 2013, respectively.   See Note 4 to the Consolidated Financial Statements for a discussion of Valley’s impaired loans, which are those loans identified by Valley in which it is determined to be probable that the borrower will not make interest and principal payments according to the contract terms of the loan.

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Financial Condition

Total assets at December 31, 2014 were $901.4 million, up $76.1 million or 9% from $825.3 million at December 31, 2013.  The principal components of Valley’s assets at the end of the period were $53.1 million in cash and cash equivalents, $177.7 million in securities available-for-sale and $618.3 million in gross loans.  Total assets at December 31, 2013 were $825.3 million, up $60.8 million or 8% from $764.6 million at December 31, 2012.  The principal components of Valley’s assets at the end of the period were $16.4 million in cash and cash equivalents, $159.9 million in securities available-for-sale, $22.0 million in securities held-to-maturity and $570.4 million in gross loans.

Total liabilities at December 31, 2014 were $841.2 million, up from $776.4 million at December 31, 2013, an increase of $64.7 million or 8%.  Deposits increased $40.0 million or 6% to $717.0 million from the $677.0 million level at December 31, 2013. Total liabilities at December 31, 2013 were $776.4 million, up from $700.4 million at December 31, 2012, an increase of $76.1 million or 11%. Deposits increased $55.9 million or 9% to $677.0 million from the $621.1 million level at December 31, 2012.

Investment Securities

Valley’s investment securities portfolio consists primarily of securities for which an active market exists.  Valley’s policy is to invest primarily in securities of the U.S. Government and its agencies and in other high grade fixed income securities to minimize credit risk.  Valley’s investment securities portfolio plays a role in the management of interest rate sensitivity and generates additional interest income.  In addition, Valley’s portfolio serves as a source of liquidity and is used to meet collateral requirements.

Valley’s investment securities portfolio consists of two components, securities held-to-maturity and securities available-for-sale.  Securities are classified as held-to-maturity based on Valley’s intent and ability, at the time of purchase, to hold such securities to maturity.  These securities are carried at amortized cost.  Securities which may be sold in response to changes in market interest rates, changes in securities’ prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available-for-sale and are carried at estimated fair value.

2014 Compared to 2013. Investment securities (available for sale and held to maturity) at December 31, 2014 were $177.7 million, a decrease of $4.1 million or 2.3% from $181.9 million at December 31, 2013.  The decrease is attributable to $52.6 million in proceeds from maturities, calls and principal pay-downs and $1.6 million in net premium amortization recorded, partially offset by purchases of $45.2 million and a $4.2 million increase in net unrealized losses in Valley’s available-for-sale ("AFS") securities. See Note 3 to the Consolidated Financial Statements. During the year, Valley transferred all securities classified as held-to-maturity ("HTM") to the AFS classification.

2013 Compared to 2012. Investment securities (available for sale and held to maturity) at December 31, 2013 were $181.9 million, an increase of $31.4 million or 20.9% from their level of $150.5 million at December 31, 2012.  The increase is attributable to purchases of $91.5 million, partially offset by $53.4 million in proceeds from maturities, calls and principal pay-downs, $1.5 million in net premium amortization and $5.2 million increase in net unrealized losses in Valley’s available-for-sale ("AFS") securities.  See Note 3 to the Consolidated Financial Statements.

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AVAILABLE FOR SALE INVESTMENT PORTFOLIO

	December 31, 2014		December 31, 2013		December 31, 2012
In thousands	Amortized Cost	Approximate Fair Values	Amortized Cost	Approximate Fair Values	Amortized Cost	Approximate Fair Values
U.S. Government and federal agency	$14,031	$13,956	$10,844	$10,307	$5,016	$5,131
Government-sponsored enterprises	28,571	27,738	33,580	31,311	34,138	34,080
Mortgage-backed securities	90,554	90,615	74,375	72,389	51,856	52,507
Collateralized mortgage obligations	12,974	12,943	9,261	9,194	10,537	10,659
States and political subdivisions	32,323	32,485	38,896	36,660	21,956	21,843

Total securities available for sale	$178,453	$177,737	$166,956	$159,861	$123,503	$124,220

HELD TO MATURITY INVESTMENT PORTFOLIO

	December 31, 2014		December 31, 2013		December 31, 2012
In thousands	Amortized Cost	Approximate Fair Values	Amortized Cost	Approximate Fair Values	Amortized Cost	Approximate Fair Values
U.S. Government and federal agency	0	0	$7,470	$7,555	$8,258	$8,638
Mortgage-backed securities	0	0	147	156	231	247
Collateralized mortgage obligations	0	0	93	98	1,644	1,740
States and political subdivisions	0	0	14,282	14,662	16,119	17,166

Total securities held to maturity	0	0	$21,992	$22,471	$26,252	$27,791

The following table presents the maturity ranges of securities available-for-sale as of December 31, 2014 and the weighted average yields of such securities. Maturities may differ from scheduled maturities on mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity. The weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax-exempt obligations have been computed on a taxable equivalent basis using a tax rate of 34%.

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INVESTMENT PORTFOLIO – MATURITY DISTRIBUTION

December 31, 2014

	Available for Sale
In thousands	Amortized Costs	Fair Value	Yield
U.S. Government and federal agency:
After five but within ten years	$8,490	$8,444	2.58%
After ten years	5,541	5,512	2.71%
Government-sponsored enterprises:
After one but within five years	10,550	10,399	1.36%
After five but within ten years	13,041	12,641	1.93%
After ten years	4,980	4,698	2.79%
Obligations of states and subdivisions:
After one but within five years	3,635	3,629	2.34%
After five but within ten years	13,035	13,055	2.64%
After ten years	15,653	15,801	3.62%
Mortgage-backed securities	90,554	90,615	2.13%
Collateralized mortgage obligations	12,974	12,943	2.08%
Total	$178,453	$177,737
Total Securities by Maturity Period *
Less than one year	$0	$0
After one but within five years	14,185	14,028
After five but within ten years	34,566	34,140
After ten years	26,174	26,011
Mortgage-backed securities	90,554	90,615
Collateralized mortgage obligations	12,974	12,943
Total by Maturity Period	$178,453	$177,737

*  Maturities on mortgage-backed securities and collateralized mortgage obligations are not presented in this table because maturities may differ substantially from contractual terms due to early repayments of principal.

Loan Portfolio

Valley’s total gross loans were $618.3 million at December 31, 2014, an increase of $47.9 million or 8.4% from the $570.4 million reported one year earlier.  Valley’s ratio of total loans to total funding sources, excluding the Federal Reserve Discount Window, (customer deposits, securities sold under agreements to repurchase, federal funds purchased, Federal Home Loan Bank advances, and trust preferred securities) stood at 74.3% at December 31, 2014 and 75.2% at December 31, 2013. Management seeks to maintain the ratio of loans to funding sources at or below 90%.  In addition to the funding sources noted above, at December 31, 2014 Valley has a secured line of credit with the Federal Reserve Discount Window for $54.8 million.

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The loan portfolio primarily consists of commercial, real estate (including real estate term loans, construction loans and other loans secured by real estate) and loans to individuals for household, family and other consumer purposes.  Valley adjusts the mix of lending and the terms of its loan programs according to economic and market conditions, asset/liability management considerations and other factors.  Loans typically are made to businesses and individuals located within Valley’s primary market area (target range 85 – 90%), most of whom maintain deposit accounts with Valley Bank.  There is no concentration of loans exceeding 10% of total loans that is not disclosed in the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements or discussed below.

The following table summarizes the loan portfolio by category for the five years ended December 31.

	LOAN PORTFOLIO SUMMARY
	2014		2013		2012		2011		2010
In thousands	$	%	$	%	$	%	$	%	$	%
Commercial	84,203	13.6	88,119	15.4	92,512	17.1	87,711	17.2	92,809	17.1
Commercial real estate	291,384	47.1	278,215	48.8	261,724	48.2	257,578	50.7	261,969	48.0
Construction real estate	54,802	8.9	44,368	7.8	41,690	7.7	36,081	7.1	57,865	10.6
Residential real estate	183,752	29.7	155,280	27.2	141,598	26.1	122,450	24.1	126,657	23.3
Consumer *	4,220	0.7	4,336	0.8	4,154	0.8	4,314	0.8	4,707	0.9
Deferred loan costs, net	(89)	0.0	42	0.0	275	0.1	452	0.1	287	0.1
Total loans	618,272	100.0	570,360	100.0	541,953	100.0	508,586	100.0	544,294	100.0

*  Does not include those secured by real estate which are included in the Residential real estate categories.

The following table presents maturity information (based upon interest rate repricing dates) on the loan portfolio based upon scheduled repayments at December 31, 2014.

In thousands	Due within One Year	Due One to Five Years	Due After Five Years	Total
Commercial	$62,778	$20,190	$1,235	$84,203
Commercial real estate	56,922	174,585	59,877	291,384
Real estate construction	40,647	10,812	3,343	54,802
Residential real estate	19,223	72,370	92,159	183,752
Loans to individuals	1,875	2,273	72	4,220
Deferred loan costs, net	(89)	0	0	(89)
Total loans	$181,356	$280,230	$156,686	$618,272

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Bank Owned Life Insurance

Valley has purchased life insurance contracts on key employees, the tax-exempt income from which is the funding vehicle for Valley’s Supplemental Executive Retirement Plan (“SERP”) and other employee benefit costs including health insurance, dental insurance, life insurance, and 401(k) employer match.  Bank owned life insurance was $19.5 million at December 31, 2014, an increase of $671,000 over the $18.9 million reported as of December 31, 2013.  The increase is due to the increase in the cash surrender value of the life insurance contracts recorded as income.

Deposits

Valley’s major source of funds and liquidity is Valley’s deposit base.  Deposits provide funding for Valley’s investment in loans and securities.  Valley’s primary objective is to increase core deposits as a means to fund asset growth at a lower cost.  Interest paid for deposits must be managed carefully to control the level of interest expense.  Valley offers individuals and small-to-medium sized businesses a variety of deposit accounts, including checking, savings, money market and certificates of deposits.  The levels and mix of deposits are influenced by such factors as customer service, interest rates paid, service charges and the convenience of banking locations.  Competition for deposits is intense from other depository institutions and money market funds, some of which offer interest rates higher than Valley pays.  Valley attempts to identify and implement pricing and marketing strategies designed to control the overall cost of deposits and to maintain a stable deposit mix.

The following table summarizes Valley’s total deposits for the three years ended December 31, 2014:

	2014		2013		2012
In thousands	$	%	$	%	$	%
Time deposits	187,304	26.1	158,840	23.5	125,580	20.2
Interest bearing & money market	316,815	44.2	335,707	49.6	314,254	50.6
Savings	185,824	25.9	161,251	23.8	156,978	25.3
Total interest bearing deposits	689,943	96.2	655,798	96.9	596,812	96.1
Noninterest demand & official checks (1)	27,082	3.8	21,237	3.1	24,289	3.9
Total deposits	717,025	100.0	677,035	100.0	621,101	100.0

(1) Valley utilizes a deposit reclassification program which restructures interest and noninterest transaction accounts so that a portion of the balance in each account is actually maintained in a linked savings sub-account.  The savings portion of the combined account is not subject to the 10% reserve that is required for checking balances, therefore the overall daily cash reserve requirement for the Federal Reserve is reduced.  Without this product Valley’s deposits would have been:

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	2014		2013		2012
In thousands	$	%	$	%	$	%
Time deposits	187,304	26.1	158,840	23.5	125,580	20.2
Interest bearing & money market	373,247	52.0	384,543	56.7	362,962	58.4
Savings	46,273	6.5	38,964	5.8	38,213	6.2
Total interest bearing deposits	606,824	84.6	582,347	86.0	526,755	84.8
Noninterest demand & official checks (1)	110,201	15.4	94,688	14.0	94,346	15.2
Total deposits	717,025	100.0	677,035	100.0	621,101	100.0

The following table summarizes average deposits for the three years ended December 31:

	2014		2013		2012
In thousands	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Interest bearing deposits:
NOW accounts	$60,280	0.1%	$56,672	0.2%	$55,383	0.5%
Money market accounts	296,551	0.2%	310,474	0.3%	298,952	0.6%
Savings	42,223	0.3%	38,912	0.3%	36,279	0.5%
Time deposits > = $100,000	94,479	0.8%	70,545	0.9%	87,323	1.2%
Other time deposits	92,534	0.8%	80,366	0.9%	78,656	1.2%
Total Interest bearing deposits	586,067	0.4%	556,969	0.5%	556,593	0.8%
Demand deposits	102,756	0.0%	90,837	0.0%	78,796	0.0%
Total average deposits	688,823	0.3%	647,806	0.4%	$635,389	0.7%

The following table presents the maturity schedule of certificates of deposit of $100,000 or more as of December 31, 2014.

In thousands	2014
Three months or less	$38,027
Over three through six months	14,056
Over six through 12 months	14,511
Over 12 months	29,540
Total	$96,134

Short-Term Borrowings

Total short-term borrowings (federal funds purchased and securities sold under agreements to repurchase) increased by $7.4 million from their level of $22.4 million at December 31, 2013 to a total of $29.8 million as of December 31, 2014. Total balances were exclusively from Valley’s commercial sweep program as federal funds purchased totaled $0 as of December 31, 2014 and 2013, respectively.

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Total short-term borrowings (federal funds purchased and securities sold under agreements to repurchase) increased by $2.7 million from their level of $19.7 million at December 31, 2012 to a total of $22.4 million as of December 31, 2013.  The total balance of short-term borrowings came from Valley’s commercial sweep program as federal funds purchased totaled $0 as of December 31, 2013 and 2012, respectively.

The commercial sweep program involves balances subject to repurchase agreements which are reported as short term borrowings rather than deposits since they are not FDIC insured.  The program consists of a demand deposit account from which Valley invests available balances daily in securities on an overnight basis subject to repurchase. On the following business day, Valley repurchases from the customer the securities for an amount equal to the amount of available balances invested in the securities.  Interest is calculated daily at the rate applicable for each overnight period; however, it is posted to the customer accounts only once per month.

FHLB Borrowings

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide Valley with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity.

Valley had outstanding short-term debt with the FHLB in the amount of $30.0 million at December 31, 2014, an increase of $15.0 million from the $15.0 million reported as of December 31, 2013.  The $30.0 million includes two $15.0 million fixed rate credit advances with interest rates of 0.20% and 0.19%, respectively, maturing in January 2015.  Valley utilizes short-term advances such as this on a monthly basis to offset seasonal deposit fluctuations from Valley’s municipal customers as needed. See the liquidity section for further information on the preceding borrowings.

Valley had outstanding long-term debt with the FHLB in the amount of $28.0 million as of December 31, 2014 and 2013, respectively. See Footnote 11 of Valley’s Consolidated Financial Statements for more information on the long-term FHLB advances.

Junior Subordinated Debentures

Valley had outstanding junior subordinated debentures of $27.4 million at December 31, 2014 compared to $27.5 million as of December 31, 2013. The balance at December 31, 2014 is comprised of $10.9 million in a junior subordinated note and trust preferred borrowings of $16.5 million. At December 31, 2013, the balance was comprised of $11.0 million in a junior subordinated note and trust preferred borrowings of $16.5 million. See Footnote 11 of Valley’s Consolidated Financial Statements for more information on the junior subordinated debentures.

Financial Instruments with Off-Balance-Sheet Risk

Valley Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments may involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.  The contract amounts of these instruments reflect the extent of involvement Valley Bank has in particular classes of financial instruments.

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Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract.  Valley Bank's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments.  Valley Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Valley Bank requires collateral to support financial instruments when it is deemed necessary. Valley Bank evaluates customers' creditworthiness on a case-by-case basis.  The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.  Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.  Financial instruments whose contract amounts represent credit risk as of December 31 are as follows:

In thousands	2014	2013
Commitments to extend credit	$166,427	$146,642
Standby letters of credit	14,267	11,626
Total	$180,694	$158,268

Capital Adequacy

The management of capital in a regulated financial services industry must properly balance return on equity to shareholders while maintaining sufficient capital levels and related risk-based capital ratios to satisfy regulatory requirements.  Valley’s capital management strategies have been developed to provide attractive rates of returns to shareholders, while maintaining its “well-capitalized” position at the banking subsidiary.  The primary source of additional capital to Valley is earnings retention, which represents net income less dividends declared.

Total shareholders’ equity at December 31, 2014 was $60.2 million, an increase of $11.3 million or 23% over the $48.9 million at December 31, 2013.  The increase was due to the $6.6 million net income and the $4.2 million reduction in Valley’s unrealized loss position on its AFS portfolio that ran through other comprehensive income as a result of the decline in long-term interest rates during the year. Partially offsetting those large increases were $771,000 in common dividends paid during 2014.

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Shareholders’ Equity (in thousands)

	12/31/14	12/31/13
Balance, beginning of year	$48,920	$64,231
Net income	6,599	6,835
Redemption of preferred stock	0	(14,419)
Issuance and amortization of restricted stock grants and stock options	314	232
Tax benefit recognized on restricted stock units’ vesting	36	52
Issuance of common stock	1,011	4
Dividends declared on common stock	(771)	(670)
Dividends declared on preferred stock	0	(563)
Purchase and retirement of treasury stock	0	(1,602)
Net gains (losses) on available-for-sale securities	4,210	(5,155)
Net holding gains amortization on securities transferred to held-to-maturity	(79)	(25)
Balance, end of year	$60,240	$48,920

Valley and its banking subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Valley and the subsidiary bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), Valley and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and reclassifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Valley and its banking subsidiary to maintain minimum amounts and ratios of total and Tier 1 capital to average assets.  As of December 31, 2014 and 2013, Valley and the subsidiary bank met all minimum capital adequacy requirements to which they were subject and were categorized as “well capitalized”.  These capital amounts and ratios are incorporated by reference to Note 18 of the consolidated financial statements herein.

On June 7, 2012, the Federal Reserve issued a series of proposed rules that would revise and strengthen its risk-based and leverage capital requirements and its method for calculating risk-weighted assets. The rules were proposed to implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. On July 2, 2013, the Federal Reserve approved certain revisions to the proposals and finalized new capital requirements for banking organizations.

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Effective January 1, 2015, the final rules require Valley and the Subsidiary Banks to comply with the following new minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the current requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from current requirement); and (iv) a leverage ratio of 4.0% of total assets. These are the initial capital requirements, which will be phased in over a four-year period. When fully phased in on January 1, 2019, the rules will require Valley and Valley Bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.

The capital conservation buffer requirement will be phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

With respect to Valley Bank, the rules also revised the “prompt corrective action” regulations pursuant to Section 38 of the FDIA by (i) introducing a common equity Tier 1 capital ratio requirement at each level (other than critically undercapitalized), with the required ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum ratio for well-capitalized status being 8.0% (as compared to the current 6.0%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3.0% Tier 1 leverage ratio and still be well-capitalized.

The new capital requirements also include changes in the risk weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and nonresidential mortgage loans that are 90 days past due or otherwise on nonaccrual status, a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable, a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital, and increased risk-weights (from 0% to up to 600%) for equity exposures.

If the new minimum capital ratios described above had been effective as of December 31, 2014, based on management’s interpretation and understanding of the new rules, Valley would have remained “well capitalized” as of such date.

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Liquidity

One of the principal goals of Valley Bank’s asset and liability management strategy is to maintain adequate liquidity.  Liquidity measures Valley’s ability to meet Valley’s maturing obligations and existing commitments, to withstand fluctuations in deposit levels, to fund Valley’s operations and to provide for customers’ credit needs.  Liquidity represents a financial institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds from alternative funding sources.  Valley sells excess funds overnight to provide an immediate source of liquidity and as of December 31, 2014 Valley had a total of $42.8 million in overnight funds at the Reserve Bank.   Liquid assets maintained in interest bearing accounts averaged $12.6 million in 2014 compared to an average of $12.4 million during 2013.  Valley also maintains approved lines of credit with correspondent banks as backup liquidity sources.

The secondary liquidity source for both short-term and long-term borrowings consists of a secured line of credit from the FHLB.  At December 31, 2014, the line of credit had $58.0 million outstanding under a total available line of $111.2 million.  Borrowings from the FHLB are secured by a blanket collateral agreement on a pledged portion of Valley Bank’s 1-4 family residential real estate loans, multifamily mortgage loans, and commercial mortgage collateral.  Additionally, Valley has an established line of credit with the Reserve Bank’s Discount Window that had no outstanding balance under a total available line of $54.8 million at December 31, 2014.  Borrowings from the FRB Discount Window are secured by a collateral agreement on a pledged portion of Valley Bank’s commercial and real estate construction collateral.

Valley maintains a liquidity policy as a means to manage liquidity and the associated risk.  The policy includes a Liquidity Contingency Plan (“the Liquidity Plan”) that is designed as a tool for Valley to detect liquidity issues in order to protect depositors, creditors and shareholders.  The Liquidity Plan includes monitoring various internal and external indicators such as changes in core deposits and changes in market conditions.  It provides for timely responses to a wide variety of funding scenarios ranging from changes in loan demand to a decline in Valley’s quarterly earnings to a decline in market price of Valley’s stock.  The Liquidity Plan calls for specific responses designed to meet a wide range of liquidity needs based upon assessments that are performed on a recurring basis by Valley and its Board of Directors.

As a result of Valley’s management of liquid assets and its ability to generate liquidity through alternative funding sources, Valley believes it maintains overall liquidity sufficient to meet its depositors’ requirements and satisfy its customers’ credit needs.

Impact of Inflation

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with USGAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all the assets and liabilities of Valley and Valley Bank are monetary in nature. As a result, interest rates have a greater impact on Valley’s performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as do the prices of goods and services. Management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

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VALLEY’S DIRECTORS AND EXECUTIVE OFFICERS

Valley’s Articles of Incorporation divide the Valley Board into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years. The current term of office of the Class C directors expires at the Valley annual meeting. The terms of office of the Class A and Class B directors will expire in 2016 and 2017, respectively.

In addition to the previously listed incumbent directors who are nominated for re-election, the following lists the remaining incumbent directors of Valley and Valley Bank and the executive officers of Valley. The following biographical information discloses each person’s age, business experience and other directorships held during the past five years. It also includes the experiences, qualifications, attributes and skills that caused the nominating committee and the Valley Board to determine that the individual should serve as a director for Valley, and the year that each individual was first elected to the Valley Board or previously to the Board of Directors of Valley Bank. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Class A Directors

James S. Frantz, Jr. Mr. Frantz, age 58, has been a director of Valley since January 2005.  He is Managing Director of Faiveley Transport North America and President, Chief Executive Officer of Graham-White Manufacturing Company, a position he has held since 1993.  He currently serves Valley Bank as chairman of the Directors Loan Committee and is a member of the Audit Committee.  In addition, he is a Past-Chairman of the Finance Committee, Young Presidents’ Association International, past-Chairman of Silent Preferred Partners, Young Presidents’ Association (Southern 7 Chapter), and the Virginia Manufacturers Association.  He is a past-President of the former Goodwill Industries Tinker Mountain, the Virginia Museum of Transportation and past Vice-President Administration, Blue Ridge Mountains Council – Boy Scouts of America.  His directorships during the past five years include: Valley Financial Corporation, Valley Bank, Graham-White Manufacturing Company, The Branch Group, The Railway Supply Institute, Virginia Manufacturers Association, Young Presidents’ Association International, Goodwill Industries of the Valleys, Blue Ridge Mountains Council – Boy Scouts of America.  He is a graduate of Washington and Lee University (BS Commerce) and Wake Forest University (MBA).

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Eddie F. Hearp. Mr. Hearp, age 71, has been a director of Valley since March 1994. He has been a resident of Roanoke since 1970, is CEO of National Financial Services, Inc., a firm specializing in personal and business insurance, and retirement benefit planning. Mr. Hearp’s professional experience has focused on assisting clients in asset accumulation, retirement planning, estate planning, and wealth transfer. By assisting clients in determining their plans, goals, and objectives, time horizons, Mr. Hearp develops appropriate strategies to achieve success and the results desired. He is a Chartered Life Underwriter and a Chartered Financial Consultant and a member of the Society of Financial Professionals, the International Association of Financial Planners, the Estate Planning Council and a life member of the Million Dollar Round Table. Mr. Hearp has been President of the Roanoke Valley Chapters of the General Agents and Managers Association and the American Society of Chartered Life Underwriters. He is a past-director of the Virginia Tech Athletic Board and past-president of the Virginia Tech Alumni Association., past director of the Science Museum of Western Virginia, and a member of the Smith Mountain Partnership. Mr. Hearp has not held any directorships during the past five years other than with Valley Financial Corporation and Valley Bank. Mr. Hearp is a founding organizer/director of Valley Financial Corporation and Valley Bank and currently serves on the Executive Committee, the Directors Loan Committee, and the Audit Committee of Valley. Mr. Hearp received his B.S. and M.S. in Business Administration from Virginia Polytechnic Institute and State University.

Anna L. Lawson. Ms. Lawson, age 71, has been a director of Valley since March 1994. A lifelong resident of the Roanoke area, her corporate experience includes 12 years on the board of Frigid Freeze Foods, a frozen food distributorship in Salem, VA, where she acted as corporate secretary for most of her tenure. She is a founding organizer/director of Valley Financial Corporation and Valley Bank, where she chaired the ALCO Oversight Committee for 15 years, and now chairs the Human Resources and Nominating Committees. In her public relations career she held writing and editorial positions at Hollins College and the Kettering Foundation in Ohio. Ms. Lawson has served on a number of non-profit boards, including four which she chaired in recent years: Total Action Against Poverty (TAP, the Roanoke area's community action agency), Hollins University, The Nature Conservancy - Virginia Chapter, and the Virginia Foundation for the Humanities (the state affiliate of the National Endowment for the Humanities). She has been a director or trustee of the following entities during the past five years: Virginia Environmental Endowment, Virginia Land Conservation Foundation, Valley Conservation Council, Population Connection (the Washington, DC-based successor to ZPG), and the Virginia Historical Society. Ms. Lawson received her BA and MA degrees from Hollins College and PhD from the University of Virginia.

John W. Starr, MD. Dr. Starr, age 68, has been a director of Valley since March 1994. He has been a resident of Roanoke since 1977, is on staff at Carilion Clinic Cardiology. He previously has been a member and Treasurer of Consultants in Cardiology, P.C., Chief of the Medical Specialties Department at Roanoke Memorial, Director of the Cardiac Catheterization Laboratory at Roanoke Memorial Hospital and Clinical Associate Professor of Internal Medicine at the University of Virginia. Dr. Starr is a Fellow of the American College of Cardiology and Member of the American Society of Echocardiography and the National Lipid Association. He is an Associate Professor of Medicine at Virginia Tech-Carilion School of Medicine. Dr. Starr is a founding/organizing director of Valley Financial Corporation and Valley Bank and has multiple years’ experience on the Directors Loan Committee and the Audit Committee. Dr. Starr received his B.A. from Emory University and his M.D. from Duke University School of Medicine.

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Class B Directors

Abney S. Boxley, III. Abney S. Boxley, III, age 57, has been a director of Valley since March 1994.  A Roanoke native, Mr. Boxley has been President and CEO of Boxley Materials Company, a construction materials producer, since 1988. As CEO of Boxley, Mr. Boxley has extensive financial management, governance, strategic analysis experience and has been involved in numerous merger and acquisition activities.  His recent experience includes service on two additional audit committees as well as board oversight in a broad range of business and cultural organizations.  Mr. Boxley is a founding organizing/director of Valley Financial Corporation and Valley Bank, and currently serves as Chairman of the Valley Board and Chairman of the Executive Committee. In addition to Valley and Valley Bank, Mr. Boxley has served as director of the following entities during the past five years:  Boxley Materials Company, RGC Resources, Graham-White Manufacturing, Carilion Clinic, Art Museum of Western Virginia/Taubman Museum of Art, Episcopal High School, Alexandria, VA, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, and the Roanoke Valley Development Foundation.  He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.

William D. Elliot. Mr. Elliot, age 68, has been a director of Valley since March 1994. A Roanoke native, Mr. Elliot is Chairman and Managing Director of Davis H. Elliot Co., Inc., a regional construction company specializing in the construction and maintenance of overhead electric power lines. Prior thereto, he was an attorney and partner with Hazlegrove, Dickinson & Rea in Roanoke. Having lived and worked in Roanoke for his entire life, he is extremely familiar with and well recognized in our community. Mr. Elliot has served on many non-profit boards in the past and currently serves on the Board of the Foundation for Roanoke Valley. He is a founding organizer/director of Valley Financial Corporation and Valley Bank. Mr. Elliot currently serves on the Executive Committee, Directors Loan Committee, and Audit Committee for Valley. He previously served as Chairman of the Human Resources Committee and Nominating Committee. In addition to Valley and Valley Bank, his directorships over the past five years include: Davis H. Elliot Company, Inc. and subsidiaries in Roanoke, VA; Taubman Museum of Arts’ Board of Trustees, VA; Center for Religious Tolerance in Sarasota, FL; and Storydancer Project in Santa Fe, NM. Mr. Elliot received his B.A. in Philosophy from Trinity College and his J.D. from Washington and Lee University, and his M.A. from the Center for Justice and Peacebuilding from Eastern Mennonite University.

Samuel L. Lionberger, Jr. Mr. Lionberger, age 74, has been a director of Valley since January 2005. Mr. Lionberger recently retired as CEO of a commercial construction company where he served since 1975. Additionally, Mr. Lionberger owns commercial rental properties and is involved in the board management of other operating businesses. Mr. Lionberger has served for 20-plus years as a local Director of United Virginia Bank which became Crestar and then National Bank of Commerce. He joined the Valley Financial Corporation and Valley Bank Board of Directors in 2005 and currently serves on the Human Resources Committee, the Nominating Committee and the Property Committee. Mr. Lionberger has also served on many not-for-profit Boards including the Virginia Tech Foundation and Lutheran Family Services of Virginia and chaired the Finance and Endowment Committee for the Lutheran Theological Southern Seminary for over 15 years. He is currently Chairman of the Trustees of Ferrum College. In addition to Valley and Valley Bank, Mr. Lionberger’s directorships over the past five years include: Tradewinds Capital Inc., ADM Micro Inc., Blue Ridge Public Television Inc., Virginia Tech Alumni Association, Skelton Smith Mountain Lake 4-H Center, Lionberger Construction Company, Draper Aden Associates, Salvation Army Roanoke Corps, March of Dimes of Virginia, and AGC of America. Mr. Lionberger received his B.S. from Virginia Polytechnic Institute and State University and was honored with its Ruffner Medal award in 2012.

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Edward B. Walker. Mr. Walker, age 47, has been a director of Valley since August 2007.  Mr. Walker is a life-long resident of the Roanoke Valley.  As an accomplished attorney and real estate developer, he is familiar with many bank related issues including aspects of legal, financial and reputational risk analysis.  Mr. Walker serves on the Human Resources Committee and Nominating Committee for Valley Financial and Valley Bank.  He has served on numerous for-profit and non-profit boards of directors and held several positions at Harvard University where he is currently a Senior Fellow at the Center for Public Leadership.  Mr. Walker received his undergraduate degree from the University of North Carolina at Chapel Hill and his J.D. from Washington and Lee University.

Executive Officers

The following individuals are the executive officers of Valley who are not also directors. Officer titles are for Valley Bank, unless specified otherwise. Unless otherwise specified, each officer has held their current position for at least five years.

Name	Principal Occupation	Age	Since

Kimberly B. Snyder, CPA	Executive Vice President & Chief Financial Officer, 2007-present; Senior Vice President & Chief Financial Officer, 2005-2007;	44	2005

Andrew B. Agee	Executive Vice President & Chief Lending Officer, 2012-present; Senior Vice President & Chief Lending Officer, 2010-2011; Senior Vice President & Senior Real Estate Officer, 2004-2010;	53	2005

R. Grayson Goldsmith	Senior Vice President & Business Banking Manager, 2007-present	60	2007

Mary P. Hundley	Executive Vice President & Chief Risk Officer, 2012-present; Senior Vice President & Chief Risk Officer, 2006-2011	55	2003

JoAnn M. Lloyd	Senior Vice President & Chief Information Officer, 2006-present	61	2003

Edward C. Martin	Executive Vice President & Chief Credit Officer, 2012-present; Senior Vice President & Chief Credit Officer, 2007-2011	41	2007

Kevin S. Meade	Executive Vice President & Chief Operating Officer, 2012-present; Senior Vice President & Senior Business Banking Officer, 2008-2011	44	2009

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VALLEY’S EXECUTIVE COMPENSATION

Introduction

This section of the joint proxy statement/prospectus provides an overview and explanation of the material information relevant to understanding the objectives, policies and the philosophy underlying Valley’s compensation programs for its executives, focusing on the named executive officers (“NEOs”):

•	Ellis L. Gutshall, President and Chief Executive Officer (“CEO”)
•	Kimberly B. Snyder, CPA, Executive Vice President and Chief Financial Officer (“CFO”)
•	Andrew B. Agee, Executive Vice President and Chief Lending Officer (“CLO”)

Update on Advisory Vote on Executive Compensation

At its 2014 annual meeting of shareholders, Valley provided shareholders with a non-binding vote on executive compensation in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The shareholders voted to approve, on an advisory basis, the compensation of Valley’s 2013 compensation program for the NEOs, as described in the 2014 Proxy Statement. The vote was 2,757,278 shares “For” (99% of the shares voted) and 31,007 shares “Against” (1% of the shares voted).

The HR Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2014 annual meeting. The HR Committee viewed the vote as an expression of the shareholders’ overall satisfaction with Valley’s current executive compensation programs. While the HR Committee considered this shareholder satisfaction in determining to continue Valley’s compensation programs for 2014, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

General Philosophy

Our philosophy on compensation is to pay for performance that supports Valley’s business strategies. We balance the need to recruit and retain executives who can meet and exceed business goals with the need to motivate and reward short-term and long-term performance that is in the best interest of the shareholders. This is accomplished by the annual profit-sharing pay program that is tied to annual financial performance measures, and long-term equity pay programs that are aligned with overall company strategy and long-term stock appreciation. Valley also targets base salary and benefit programs at competitive market compensation levels that enable Valley to attract and retain executive management. Targets for salary, profit-sharing, and equity are reviewed and set as appropriate for each Named Executive Officer. The process by which the HR Committee makes specific decisions relating to executive compensation includes consideration of the above philosophy, the performance of Valley compared to peers and industry standards, success in attaining annual and long-term goals and objectives, management of compensation expense, executive officer potential, and individual performance, experience, and contributions.

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Roles and Responsibilities

The primary purpose of the HR Committee is to conduct reviews of Valley’s general executive compensation policies and strategies and oversee and evaluate Valley’s overall compensation structure and program. Direct responsibilities include, but are not limited to:

•	Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;
•	Determining and approving the compensation level for the Chief Executive Officer;
•	Reviewing and approving the compensation levels of other key executive officers recommended to the Committee by the Chief Executive Officer;
•	Reviewing and approving all grants of equity-based compensation to all employees, including executive officers;
•	Recommending to the Valley Board compensation policies for outside directors;
•	Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers;
•	Reviewing and making recommendations to the Valley Board approval of the following bank-wide plans:
o	employee benefit plans;
o	annual Profit Sharing Plan;
o	annual incentive plans, including incentive plans for commercial, business banking, wealth management, retail, private banking, and any other incentive plan; and
•	Reviewing and advising on programs for management succession.

The Chief Executive Officer provides performance reviews and recommendations with respect to Valley’s subordinate executive officers, including the NEOs, for the HR Committee’s consideration, and manages Valley’s overall executive compensation programs, policies, and governance with assistance from the Chief Financial Officer.

Compensation Policy and Practices Review

Chief Risk Officer Hundley has the responsibility of evaluating all employee compensation plans, programs, policies, and agreements for components that may cause unnecessary and excessive risk-taking. This review incorporates guidelines on sound compensation principles established by the Federal Reserve and jointly supported by the FDIC and the OCC.

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Compensation Structure and Elements

Our executive compensation program normally consists of four main elements of compensation: base salary, performance-based bonus awards, annual profit-sharing awards, and long-term equity awards. The HR Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components, and the relationship between compensation levels provided to the CEO and other NEOs.

In making compensation decisions with respect to each element of compensation for the CEO and other Named Executive Officers, the HR Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee comprehensively reviews the compensation program for executive officers each year, seeks to understand how Valley’s programs differ from those of its competitors, and evaluates the components of the program in view of Valley’s long-term strategic objectives (three-year plan). The Committee considers an understanding of the compensation practices of the companies with whom we compete for talent to be a critical starting point for creating the right mix of compensation to recruit, retain, and incent the right leadership for Valley. Accordingly, the Committee annually assesses the competitiveness of the executive compensation program by reviewing competitive market data published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size in various areas of Virginia. The Virginia Bankers Association survey does not disclose the specific banks included in the various groupings. The Committee also reviews a comparison of executive compensation at various similarly-situated banking companies in the southeastern United States, prepared by SNL Securities, Inc. from filings with the SEC. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

The base salary, performance-based incentive awards, and annual profit-sharing awards are all expensed in the year earned and taxed as ordinary income to the participants. The long-term equity-based compensation awards are expensed in accordance with Generally Accepted Accounting Principles. The gain realized from these awards is taxed as ordinary income in the year of exercise if the participant does not hold the stock for the holding period required. If the participant holds the stock for the required holding period, any gain realized from the sale of the stock after the holding period is treated as capital gain for tax purposes.

Profit-Sharing Awards

Valley recognizes the importance of a well-designed profit-sharing plan that rewards individual performance as well as allows employees to share in the profits of Valley when strategic goals are met. As such, Valley continued the Employee Profit Sharing Plan (“Profit Sharing Plan”) as part of Valley’s overall strategic plan for 2013 – 2015. The Profit Sharing Plan is designed to reward performance for meeting individual goals and objectives that are aligned with Valley’s overall strategic plan. All Valley compensation programs exclude incentives for executive officers to take unnecessary and excessive risks that threaten the value of Valley and do not incorporate any activities that would encourage manipulation of reported earnings to enhance the compensation of any employee.

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For 2014, the profit sharing award was tied to Valley exceeding budgeted net income to common shareholders. Valley’s actual results exceeded budgeted net income to common shareholders (after deducting the after tax impact of the merger related transaction expenses that were not contemplated in the budget). As a result, Valley contributed the maximum payout or $617,000 to the Profit Sharing Plan for 2014 for all employees. The Profit Sharing Plan paid an award as a percentage of base salary to all officer-level employees, with the percentage varying based upon title and level of responsibility. Non-officer level employees were paid a flat amount. Awards were paid in the form of cash. The total profit sharing awards paid to Valley’s NEOs was $114,013.

Bonus Awards

For 2014, Valley awarded performance bonuses totaling $611,075 to key employees, including $377,000 to Valley’s NEOs. The NEO awards ranged from 20% to 50% of base salary and were based upon Valley’s performance, the NEO’s performance and his or her overall contribution to Valley’s performance. These awards were paid in the form of cash and stock.

In evaluating Valley’s performance for bonus awards, the HR Committee considered the following accomplishments achieved during 2014:

•	Entrance into definitive agreement with BNC Bancorp for the sale of Valley at a 173% premium to tangible book value, a 54.0% premium to market value and a multiple of 15.8x last-twelve-months earnings per share;
•	Fifth consecutive year of record earnings, including a 6% increase over the previous year’s then-record net income to common shareholders;
•	Improved credit quality metrics including a 90 basis point reduction in Valley’s NPAs as a percentage of total assets from 3.19% at December 31, 2013 to 2.29% at December 31, 2014;
•	Increased loan growth of 8%;
•	Increase in stock price of 26% from $10.55 at December 31, 2013 to $13.31 at November 14, 2014 (prior to merger announcement); and
•	Retention of 100% of key personnel.

Long-Term Incentive Awards

The principal purpose of the long-term incentive program is to promote the success of Valley by providing incentives to key employees that will promote the identification of their personal interest with the long-term financial success of Valley and with growth in shareholder value.

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Valley has a 2011 Stock Incentive Plan (the “2011 Plan”) which succeeded Valley’s 2005 Key Employee Equity Award Plan (the “2005 Plan”). The 2011 Plan gives Valley flexibility in tailoring equity-based compensation awards for employees from time to time to the continuing objective of aligning employee incentives with the interests of shareholders as Valley grows and develops. In addition to incentive and nonqualified stock options, the 2011 Plan permits the grant of restricted stock, stock appreciation rights and stock units. The aggregate number of shares of the Common Stock that may be issued pursuant to awards made under the 2011 Plan may not exceed 250,764. As of February 13, 2015, the 2011 Plan has 124,943 shares available for issuance.

Valley’s stock option awards vest in equal installments over a five-year period from the date of the grant. Once an installment of shares vests and becomes exerciseable, the award recipient may exercise such options, or any portion of such installment, during the term of the subject option agreement, which term is ten years after the date of such agreement. The option agreements, as amended in 2014, also provide for accelerated vesting upon a change in control (as defined in the applicable plan document).

Employment Agreements

Ellis L. Gutshall. Mr. Gutshall is employed as President and Chief Executive Officer of Valley and Valley Bank pursuant to an employment agreement initially dated September 21, 2000 and as amended and restated effective as of November 1, 2008. Under his employment agreement, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a bank holding company or a commercial bank, as the case may be. The agreement has a three year term with an automatic extension each September 21 of one additional year unless either party gives notice at least 120 days prior to the date of extension that the employment agreement shall not be extended. The employment agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Valley Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives, the establishment of a split-dollar life insurance plan, and an automobile allowance (which amount is included in the Other Compensation column of the Summary Compensation Table below).

Mr. Gutshall’s employment agreement also contains change-in-control provisions which entitle Mr. Gutshall to certain benefits in the event his employment is terminated within three years of a change in control of Valley for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Mr. Gutshall will receive a lump-sum payment equal to 2.99 times annualized includable compensation for the base period within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986. If the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. The lump-sum payment will be made six-months following such termination in accordance with Section 409A of the Internal Revenue Code. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Valley Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by Valley’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of Valley or the assets of Valley Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by Valley, control meaning the ownership of 50% of the combined voting power of Valley’s voting securities; or (iv) Valley is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of Valley. The triggering events above were set by the HR Committee to encourage Mr. Gutshall to assess strategic opportunities objectively and to protect Mr. Gutshall in the event of a change-in-control if he is terminated or materially adversely affected as a result of the change-in-control.

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Mr. Gutshall’s employment agreement also sets forth certain confidentiality provisions as well as a covenant not to compete. If Mr. Gutshall’s employment with Valley and/or Valley Bank is terminated by Mr. Gutshall other than for Good Reason (as defined in the agreement) or by Valley other than for Cause (as defined in the agreement), Mr. Gutshall agrees that for a period of 3 years from the date his employment is terminated, he will not, without the consent in writing of the Chairman of the Board of Valley, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The employment agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Mr. Gutshall, the premiums of which will be paid by Valley, as provided in a split-dollar agreement which is mutually satisfactory to Valley and Mr. Gutshall and discussed more fully below.

Kimberly B. Snyder, CPA. Ms. Snyder is employed as Executive Vice President and Chief Financial Officer of Valley and Valley Bank pursuant to an amended employment agreement effective as of November 1, 2008. Under her agreement, she has the duties and responsibilities customarily exercised by the person serving as chief financial officer of a bank holding company or a commercial bank, as the case may be. The agreement has a two-year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. Ms. Snyder’s employment agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Valley Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives and the establishment of a split-dollar life insurance plan.

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Ms. Snyder’s employment agreement also contains change-in-control provisions which entitle her to certain benefits in the event her employment is terminated within three years of a change in control of Valley for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Ms. Snyder will receive a lump-sum payment equal to 2.99 times annualized includable compensation for the base period within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986. If the payment would be subject to Excise Tax, the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. The lump-sum payment will be made six-months following such termination in accordance with Section 409A of the Internal Revenue Code. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Valley Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by Valley’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of Valley or the assets of Valley Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by Valley, control meaning the ownership of 50% of the combined voting power of Valley’s voting securities; or (iv) Valley is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of Valley. The triggering events above were set by the HR Committee to encourage Ms. Snyder to assess strategic opportunities objectively and to protect Ms. Snyder in the event of a change-in-control if she is terminated or materially adversely affected as a result of the change-in-control.

Ms. Snyder’s employment agreement also sets forth certain confidentiality provisions as well as a covenant not to compete. If Ms. Snyder’s employment with Valley and/or Valley Bank is terminated by Ms. Snyder other than for Good Reason (as defined in the agreement) or by Valley other than for Cause (as defined in the agreement), Ms. Snyder agrees that for a period of 2 years from the date her employment is terminated, she will not, without the consent in writing of the Chief Executive Officer of Valley, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The employment agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Ms. Snyder, the premiums of which will be paid by Valley, as provided in a split-dollar agreement which is mutually satisfactory to Valley and Ms. Snyder and discussed more fully below.

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Andrew B. Agee. Mr. Agee is employed as Executive Vice President and Chief Lending Officer of Valley and Valley Bank and is a party to a Change in Control Severance Agreement with Valley. The Agreement entitle him to certain benefits in the event his employment is terminated within twelve months of a change in control of Valley for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control. If a change-in-control followed by such termination occurs, Mr. Agee will receive a lump-sum payment equal to 2.0 times his annual salary at the rate in effect (i) at the time Notice of Termination is given, if Notice of Termination is required, or (ii) on the Date of Termination, if no Notice of Termination is required. Such payment shall be made within thirty (30) days of the Date of Termination, if Mr. Agee is not a “specified employee” for purposes of Code Section 409A on the Date of Termination. If Mr. Agee is a “specified employee” for purposes of Code Section 409A on the Date of Termination, the payment shall be made (i) within thirty (30) days of the Date of Termination to the extent the payment is permitted to be treated as exempt “separation pay” for purposes of Code Section 409A and Treasury Regulations thereunder; and (ii) on the first day of the month following the six-month anniversary of the Date of Termination to the extent the payment is not permitted to be treated as exempt “separation pay” for purposes of Code Section 409A and Treasury Regulations thereunder. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Valley Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by Valley’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of Valley or the assets of Valley Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by Valley, control meaning the ownership of 50% of the combined voting power of Valley’s voting securities; or (iv) Valley is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of Valley. The triggering events above were set by the HR Committee to encourage Mr. Agee to assess strategic opportunities objectively and to protect Mr. Agee in the event of a change in control if he is terminated or materially adversely affected as a result of the change in control.

Mr. Agee’s change in control agreement also sets forth certain confidentiality provisions as well as a covenant not to compete. If Mr. Agee’s employment with Valley and/or Valley Bank is terminated under circumstances entitling Mr. Agee to receive severance compensation, Mr. Agee agrees that for a period of 2 years from the date his employment is terminated, he will not, without the consent in writing of the Chief Executive Officer of Valley, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

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Certain payments under Valley’s employment and change in control severance agreements that are expected to be made in connection with Valley’s proposed merger with BNC are discussed under “The Merger—Valley’s Directors and Officers Have Financial Interests in the Merger” in this joint proxy statement/prospectus.

Split-Dollar Life Insurance Agreements

Ellis L. Gutshall. Valley entered into an individual split-dollar life insurance agreement with Mr. Gutshall on August 20, 2003 (and amended November 1, 2008) to assist with the objective of retaining Mr. Gutshall by providing certain death benefits to Mr. Gutshall in exchange for continued employment until retirement age. The agreement provides for Valley to pay 100% of the premiums associated with the insurance policy specified in the agreement. Upon Mr. Gutshall’s death, the proceeds of the respective policy shall be paid in the following order: (a) to Mr. Gutshall’s designated beneficiary or beneficiaries an amount equal to three times his base salary during the last full year of his employment with Valley Bank, and (b) to Valley Bank the excess of the death proceeds after payment of the foregoing proceeds to Mr. Gutshall’s beneficiary. Valley Bank agrees to direct the insurer with respect to the payment of the death proceeds in accordance with the agreement.

The agreement will automatically terminate upon termination of Mr. Gutshall’s employment with either Valley Bank or Valley regardless of reason, cause or event except:

•	Death;
•	Disability (as defined in Mr. Gutshall’s employment agreement described above);
•	Retirement (as defined in Mr. Gutshall’s employment agreement described above);
•	Termination of employment for Good Reason (as defined in Mr. Gutshall’s employment agreement described above); and
•	Termination without Cause (as defined in Mr. Gutshall’s employment agreement described above).

After termination of the agreement, all rights and benefits of the Mr. Gutshall under the agreement and under the policy shall cease automatically.

Kimberly B. Snyder, CPA. Valley entered into an individual split-dollar life insurance agreement with Ms. Snyder on November 1, 2008 to assist with the objective of retaining Ms. Snyder by providing certain death benefits to Ms. Snyder in exchange for continued employment until retirement age. The agreement provides for Valley to pay 100% of the premiums associated with the insurance policy specified in the agreement. Upon Ms. Snyder’s death, the proceeds of the respective policy shall be paid in the following order: (a) to Ms. Snyder’s designated beneficiary or beneficiaries an amount equal to three times her base salary during the last full year of her employment with Valley Bank, and (b) to Valley Bank the excess of the death proceeds after payment of the foregoing proceeds to Ms. Snyder’s beneficiary. Valley Bank agrees to direct the insurer with respect to the payment of the death proceeds in accordance with the agreement.

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The agreement will automatically terminate upon termination of Ms. Snyder’s employment with either Valley Bank or Valley regardless of reason, cause or event except:

•	Death;
•	Disability (as defined in Ms. Snyder’s employment agreement described above);
•	Termination of employment for Good Reason (as defined in Ms. Snyder’s employment agreement described above); and
•	Termination without Cause (as defined in Ms. Snyder’s employment agreement described above).

After termination of the agreement, all rights and benefits of the Ms. Snyder under the agreement and under the policy shall cease automatically.

Supplemental Retirement Plan

In 2002, Valley instituted a Supplemental Retirement Plan (the “SERP”) for certain key officers of Valley and Valley Bank, including the Named Executive Officers, to assist with the objective of recruiting and retaining executive talent by providing an additional retirement incentive (above the 401(k) plan available to all employees) in exchange for continued employment until retirement age. Because the SERP’s crediting rate is based upon Valley’s performance in the form of return on shareholder’s equity, the SERP assists Valley in achieving alignment with shareholders’ long-term interests, as well. The SERP is designed to provide in a base case scenario fifteen annual payments equal to 50% (subject to a reduction for fewer than 15 years of participation) of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit. The SERP contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of Valley. The funding mechanism for the plan is Valley-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies; the SERP is designed to be profit-neutral to Valley.

The SERP contains a formula that each year varies the crediting rate for a participant’s account in accordance with Valley’s return on shareholders’ equity so that, depending on Valley’s financial performance over time, the annual benefit actually paid could be less than 50% of final average compensation prior to the Social Security offset. The computation of the crediting rate is based upon Valley’s actual return on average equity as a percentage of Valley’s budgeted return on average equity for Valley’s preceding fiscal year and has a minimum rate of 80% and a maximum rate of 100% based upon Valley’s performance. For example, if Valley’s return on average equity was 90% of the budgeted return on average equity, the crediting rate would be 90% for the following year. Based upon Valley’s performance in 2013, which was in excess of 100% of the budgeted return on average equity, the crediting rate for 2014 was 100%. Based upon Valley’s performance in 2014, which was in excess of 100% of the budgeted return on average equity, the crediting rate for 2015 is 100%.

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Summary Compensation Table

The following table shows the compensation paid by Valley for the years ended December 31, 2014 and 2013 to the NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Ellis L. Gutshall	2014	430,500	215,250	215,666	-	328,224	1,189,640
President and Chief Executive Officer	2013	420,000	57,330	185,697	-	371,684	1,034,711

Kimberly B. Snyder, CPA	2014	222,670	82,388	21,724	-	45,833	372,615
EVP and Chief Financial Officer	2013	217,239	74,517	-	20,810	47,246	359,812

Andrew B. Agee	2014	189,318	51,116	9,235	-	52,663	302,332
EVP and Chief Lending Officer	2013	184,700	52,869	-	12,486	54,069	304,124

(1) Bonus amounts for 2014 and 2013 include performance bonus awards and awards pursuant to the Profit Sharing Plan.

(2) Represents the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 14 Stock Based Compensation in Valley’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 for assumptions made in the valuation for stock awards. These amounts include stock-based bonus awards and awards pursuant to the profit sharing plan. The 2014 amounts include grants awarded during fiscal year 2014 for 2013 performance and the 2013 amounts include grants awarded during fiscal year 2013 for 2012 performance.

(3) Represents the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 14 Stock Based Compensation in Valley’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 for assumptions made in the valuation for option awards. The option awards granted during 2013 were in recognition of the individual contribution to the successful redemption of TARP.

(4) The details of the components of this column are provided in a separate table below.

Name	Year	Valley Contributions to 401(K) Plans ($)	Valley Contributions to Supplemental Retirement Plan ($)	Automobile Allowance ($)	Insurance Premiums ($)	Other Benefits ($) (1)	Total ($)
Ellis L. Gutshall	2014	11,700	283,243	12,400	15,331	5,550	328,224
	2013	11,475	330,033	12,400	14,699	3,077	371,684

Kimberly B. Snyder, CPA	2014	9,956	29,161	0	6,716	0	45,833
	2013	9,776	30,429	0	6,841	200	47,246

Andrew B. Agee	2014	8,519	37,265	0	6,379	500	52,663
	2013	8,312	38,759	0	6,498	500	54,069

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(1)	Represents mortgage referral commissions and bonus paid equal to the NEO’s annual compensation in excess of the dollar amount specified in Code section 401(a)(17) times the rate of the employer matching contribution made by Valley Bank for the Plan Year under the Valley Bank Employee Savings Plan.

Securities authorized for issuance under equity compensation plans.

Equity Compensation Plan Information

As of December 31, 2014

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
Valley Financial Corporation 2011 Stock Incentive Plan	43,100	$9.92	124,943
Valley Financial Corporation 2005 Key Employee Equity Award Plan	51,920	$8.30	-

Total	95,020	$9.04	124,943

As of December 31, 2014 there were no compensation plans, including individual compensation arrangements, under which equity securities of Valley are authorized for issuance that have not been approved by a vote of security holders.

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Outstanding Equity Awards Table at Fiscal Year-End 2014:

The following table shows outstanding equity awards for the Named Executive Officers at December 31, 2014:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ellis L. Gutshall	1/15/2013					5,206	(3)	103,131
	1/31/2013					15,330	(4)	303,687
	2/25/2013					1,600	(5)	31,696
	10/18/2013					336	(6)	6,656
	1/30/2014					19,606	(7)	388,395

Kimberly B. Snyder	12/10/2009	800	0	3.05	12/9/2019
	10/18/2013	1,000	4,000	10.63	10/17/2023

Andrew B. Agee	12/10/2009	600	0	3.05	12/9/2019
	10/18/2013	600	2,400	10.63	10/17/2023

(1)	Each of the incentive stock option awards vests according to the following schedule: 20% of the award is exercisable one year after the grant date, and 20% vests for each subsequent year thereafter for a period of five years; once an installment of shares vests and becomes exercisable, the award recipient may exercise such options, or any portion of such installment, during the term of the subject Incentive Stock Option Agreement which term is ten years after the date of such agreement.
(2)	The market value of the stock awards that have not vested, as shown in the above table, was determined based on the per share closing price of Valley’s common stock on December 31, 2014 ($19.81).
(3)	Vesting date: 1/15/2015.
(4)	Vesting date: 1/31/2015.
(5)	Vesting date: 2/25/2015.
(6)	Vesting date: 10/18/2015.
(7)	Vesting date: 1/30/2016.

Compensation of Directors

Directors of Valley do not receive any retainers or stock compensation of any kind for their services as directors, but they do receive cash fees for meetings attended. For 2014, the fees were as follows:

•	The Valley Board Chairman receives $1,500 for each meeting attended;
•	All other Valley Board members receive $1,200 for each Valley Board meeting attended;
•	$500 for meetings of Valley Board committees, except Audit, which receives $550 for each meeting attended;

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•	The Audit Committee Chairman receives $650 for each Audit Committee meeting attended;
•	The Directors’ Loan Committee Chairman receives $600 for each Directors Loan Committee meeting attended;
•	Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Valley Board or another committee on which the director serves; and
•	Directors who are also active officers of Valley or Valley Bank are not eligible to receive director fees.

The following table presents total compensation paid to the Valley Board for fiscal year 2014:

Name	Fees Earned or Paid in Cash ($)
Abney S. Boxley, III	22,050
William D. Elliot	24,465
James S. Frantz, Jr.	24,044
Ellis L. Gutshall	0
Mason Haynesworth	22,523
Eddie F. Hearp	27,510
Anna L. Lawson	21,053
Samuel L. Lionberger, Jr.	20,003
George W. Logan	18,690
John W. Starr, M.D.	27,038
Edward B. Walker	16,800

The Human Resources Committee reviewed the results of the 2014 VBA Salary Survey as they relate to director compensation and noted Valley remains below peer banks on director compensation, primarily because we do not pay a retainer. As a result, for 2015, the Committee recommended and the Valley Board approved the following board fees:

•	The Valley Board Chairman receives $1,700 for each meeting attended;
•	All other Valley Board members receive $1,500 for each Valley Board meeting attended;
•	$600 for meetings of Valley Board committees, except Audit, which receives $625 for each meeting attended;
•	The Audit Committee Chairman receives $725 for each Audit Committee meeting attended;
•	The Directors’ Loan Committee Chairman receives $700 for each Directors Loan Committee meeting attended;
•	Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Valley Board or another committee on which the director serves; and
•	Directors who are also active officers of Valley or Valley Bank are not eligible to receive director fees.

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VALLEY’S CORPORATE GOVERNANCE

Valley Board Leadership

Valley has a policy unanimously established by the Valley Board in 1995 that the Chief Executive Officer and the Chairman of the Board would never be the same individual. The Valley Board believes that there is an inherent conflict in having both positions occupied by one individual. The Valley Board believes that the principal role of the President and Chief Executive Officer is to manage the business of Valley in a safe, sound, and profitable manner. The role of the Valley Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of Valley for the benefit of its shareholders, and to balance the interests of Valley Financial Corporation’s diverse constituencies including shareholders, customers, employees, and communities.

Valley’s leadership structure is built from the bottom up, with successively higher reporting relationships being symmetrical with increased authority, responsibility and risk exposure. The CEO has a highly skilled senior management team which reports directly to the CEO and meet at least weekly, or more often if necessary.  The senior management team extends to every phase of Valley Bank’s activities and acts as the primary communications medium across all functional areas of the enterprise.  This structure enables information and management guidance to flow easily up, down and horizontally throughout the organization.

Valley Board’s Role in Risk Oversight

The Valley Board is intimately engaged in overseeing the risk management of Valley, including credit risk, liquidity risk and operational risk. This is accomplished through a strong committee system consisting of the Directors’ Loan Committee, the Human Resources Committee and the Audit Committee, each of which meets with scheduled frequency with its senior staff counterparts. Each of these committees is composed of directors who are familiar with their areas of responsibility. Senior staff responsible for day-to-day risk management in each functional area report at each full board and appropriate board committee meetings. In addition, the Valley Board receives commentary from each respective committee chair. Our reporting system is both retrospective and prospective in nature to enable the Valley Board to look at both recent outcomes and to the likelihood of various future outcomes. The entire senior management team attends all Valley Board meetings and remains for the duration of the meeting except when the Valley Board goes into Executive Session. Also of note is that on a quarterly basis, there is a formal, joint meeting of the Audit Committee and the Directors’ Loan Committee. This meeting takes place prior to the release of Valley’s SEC quarterly and annual filings, and it enables each committee to remain well-versed in the other’s area of responsibility.

Independence and Family Relationships

The Valley Board has determined that all directors with the exception of Director Gutshall are “independent” directors under the current listing standards of the NASDAQ Stock Market. In making this determination, the Valley Board considered the current lease agreement that exists between Valley Bank and Director Walker for its Grandin Road Office and determined the terms of the lease agreement do not impair Director Walker’s independence under the current listing standards of the NASDAQ Stock Market.

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Anna L. Lawson, a Class A Director, is the sister of George W. Logan, a Class C Director and former Chairman of the Valley Board. Other than the foregoing, there are no family relationships among the Directors and Executive Officers of Valley.

Valley Board and Committee Meetings and Attendance

The Valley Board and the Board of Valley Bank met fourteen times in fiscal year 2014. All incumbent Valley Board members, with the exception of two, attended at least 75% of the total meetings of the Boards of Valley and Valley Bank and all committees hereof on which he or she sat. Valley Board member Elliot attended 74% of the total meetings of the Boards of Valley and Valley Bank and all committees hereof on which he sat. Valley Board member Frantz attended 70% of the total meetings of the Boards of Valley and Valley Bank and all committees hereof on which he sat.

Valley Board Member Attendance at Annual Meetings

The Valley Board recognizes that attendance by directors at annual meetings of the Corporation’s shareholders benefits Valley by giving directors an opportunity to meet, talk with and hear the suggestions or concerns of shareholders who attend those meetings, and by giving those shareholders access to Valley’s directors that they may not have at any other time during the year. The Valley Board also recognizes that directors have their own business interests and are not full-time employees of Valley, and that Valley cannot compel attendance by directors at annual meetings. However, it is the policy of the Valley Board that directors be strongly encouraged to attend each annual meeting of Valley’s shareholders. At the 2014 annual meeting of shareholders, ten of the then-serving eleven directors were in attendance.

Code of Ethics

Valley has in place a written Code of Ethics for Executive Officers and Officers. The Code applies to the Chief Executive Officer, the Chief Financial Officer, all other executive officers and officers. The Code of Ethics is included on the shareholder information page of our website at www.myvalleybank.com.

Whistleblower Procedures

The Audit Committee and the Valley Board have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Valley or Valley Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

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Communications with Directors

The Valley Board has adopted a policy and procedures for shareholders and other interested parties to communicate with directors. Shareholders of Valley and other interested parties are encouraged to communicate with the full Board, or with individual directors, regarding their suggestions, concerns, complaints and other matters pertinent to Valley’s business. Communications should be sent in writing to the Corporate Secretary, indicating whether it is intended for the Valley Board as a whole, for the Chairman of a committee of the Valley Board, or for one or more individual members of the Valley Board. The Corporate Secretary will review all written communications and forward them to the director or directors for whom they appear to be intended. Communications that involve specific complaints from a customer of Valley Bank relating to the customer’s deposit, loan or other relationship or transactions with Valley Bank will be forwarded to the Chairman of the Audit Committee.

Valley Board Committees

The Boards of Valley and Valley Bank are identical in membership. The Boards have standing nominating, audit and compensation committees (or committees performing similar functions) as listed below. The Valley Board has adopted charters for its Audit Committee, Nominating Committee, and Human Resources Committee to define the duties and responsibilities of those committees. The Audit, Nominating, and Human Resources Committee charters are included on the shareholder information page of our website at www.myvalleybank.com. If you would prefer to receive a copy via mail at no cost to you, please contact the Corporate Secretary.

Executive Committee

Valley and Valley Bank also have an Executive Committee which is chaired by the Chairman of the Board. Its members are elected annually by the full Board, as are the members of every standing Committee. The Executive Committee, when necessary, is empowered to act on behalf of the full Board between scheduled Valley Board meetings. The Executive Committee met two times during fiscal year 2014.

Nominating Committee

The Nominating Committee consists of Directors Lawson (Chairman), Lionberger, Logan, and Walker. The Valley Board has determined that all Nominating Committee members are “independent” directors under the current listing standards of the NASDAQ Stock Market. The Nominating Committee evaluates and recommends to the Valley Board nominees for election as directors of Valley and Valley Bank. The Nominating Committee and the Valley Board have approved a Nominating Committee Charter, which is included on the shareholder information page of our website at www.myvalleybank.com. The Nominating Committee did not meet during 2014.

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Potential candidates for nomination and election to the Valley Board are identified by current Valley Board members, management and shareholders.  All candidates, including those recommended by shareholders, will be considered using the same criteria.  While Valley does not have a specific Diversity Policy, Valley considers the extent to which a potential candidate contributes to a mix of Valley Board members that represents a diversity of background, talent, skill, specialized experience and viewpoint, including with respect to race and gender.  Generally, candidates should possess an in-depth knowledge of our community as a whole, be highly qualified by business, professional or comparable experience, eager to serve on the Valley Board, financially capable of making a meaningful investment in Valley’s stock, able to develop meaningful new customer relationships for Valley Bank and capable of representing the interests of all shareholders and not merely those of any special interest group.

When considering a potential candidate the Nominating Committee and the Valley Board will consider their personal knowledge of the candidate, information from outside sources concerning the candidate’s qualifications, and the results of an interview, if appropriate.

Shareholder Nominees

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name and address of the shareholder submitting the nomination; name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director, and a written consent of the candidate that he or she will serve if elected. All such shareholder recommendations should be submitted to the attention of Ellis L. Gutshall, President and CEO, Valley Financial Corporation, 36 Church Avenue, SW, Roanoke, Virginia 24011. Based on an anticipated date of May 4, 2016 for the 2016 annual meeting of shareholders, such recommendations must be received no earlier than February 4, 2016 and no later than March 5, 2016 in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee based on the qualifications described above. The Nominating Committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Nominating Committee received no shareholder nominations of directors for the 2015 Valley annual meeting.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) serves as Valley’s compensation committee and consists of Directors Lawson (Chairman), Lionberger, Logan, and Walker. The Valley Board has determined that all HR Committee members are “independent” directors under the current listing standards of the NASDAQ Stock Market and SEC rules. The HR Committee oversees Valley’s compensation and benefits practices, recommends to the full Board the compensation arrangements for all executive officers of Valley and Valley Bank, administers any executive compensation plans and stock incentive plans, and reviews management succession plans. The HR Committee may not delegate its authority with respect to Valley’s compensation and benefits practices. The HR Committee met three times in fiscal year 2014 and one time jointly with the Audit Committee. The HR Committee’s adopted charter is included on the shareholder information page of our website at www.myvalleybank.com.

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Audit Committee

The Audit Committee is appointed by the Valley Board to assist in monitoring the integrity of the financial statements and of financial reporting. The purpose of the Audit Committee is to monitor the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements, the performance of the internal audit function, and the independence, qualifications, and performance of the independent registered public accountants. The Audit Committee operates according to a written charter adopted by the Valley Board, which is available on the shareholder information page of our website at www.myvalleybank.com.

The Audit Committee consists of directors Haynesworth (Chairman), Elliot, Frantz, Hearp, and Lawson. The Valley Board has determined that all Audit Committee members are “independent” directors under the current standards of the SEC and the NASDAQ Stock Market. The Valley Board has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Haynesworth qualifies as an “audit committee financial expert” as defined by SEC regulations. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with Valley’s independent registered public accountants, Valley’s internal auditors, Valley’s Chief Executive Officer, Valley’s Chief Financial Officer, and Valley’s Chief Risk Officer, (as a group or separately as deemed necessary). The Audit Committee met seven times during fiscal year 2014, four times jointly with the Directors Loan Committee and one time jointly with the Human Resources Committee.

VALLEY’S AUDIT COMMITTEE REPORT

The Audit Committee assists the Valley Board in fulfilling its responsibilities for general oversight of the integrity of Valley’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The Audit Committee manages Valley’s relationship with its independent registered public accountants (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Valley for such advice and assistance.

Valley’s management has primary responsibility for the financial reporting process and for preparing the financial statements. Elliott Davis Decosimo, LLC, Valley’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Valley’s audited financial statements with accounting principles generally accepted in the United States.

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In fulfilling its oversight responsibilities for 2014, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Valley’s management.
2.	The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the Public Company Accounting Oversight Board’s Audit Standard No. 16, as modified or supplemented.
3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountant’s independence.
4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Valley Board, and the Valley Board has approved, that the audited financial statements be included in Valley Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Valley Board.

Members of the Audit Committee

Mason Haynesworth, Chairman

William D. Elliot

James S. Frantz, Jr.

Eddie F. Hearp

Anna L. Lawson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VALLEY

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as to persons believed by management of Valley to be beneficial owners of more than 5% of the outstanding Common Stock. Other than as disclosed below, Valley is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who beneficially owned more than 5% of the outstanding Common Stock as of February 13, 2015.

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Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	George W. Logan	480,000	9.72%
	P. O. Box 99
	Earlysville, VA 22936
Common Stock	Nicholas F. Taubman (1)	404,022	8.18%
	2965 Colonnade Drive
	Roanoke, VA 24018
Common Stock	The Banc Funds Company, LLC (2)	422,530	8.55%
	208 S. LaSalle Street
	Chicago, IL 60604
Common Stock	Wellington Management Group, LLP (3)	338,700	6.86%
	280 Congress Street Boston, MA 02210

(1) According to a Schedule 13G/A filed with the SEC on October 7, 2004, Nicholas F. Taubman reported that, through certain trusts and entities of which he and his wife are trustees and managers, he had the sole voting and dispositive power over 216,274 shares of Common Stock and shared voting and dispositive power over 187,748 shares of Common Stock.

(2) According to a Schedule 13G/A filed jointly by Banc Fund VI L.P. ("BF VI"), Banc Fund VII L.P. ("BF VII"), Banc Fund VIII L.P. ("BF VIII"), and Banc Fund IX L.P. (“BF IX”) with the SEC on February 12, 2015, BF VI had sole voting and dispositive power over 108,114 shares of Common Stock, BF VII had sole voting and dispositive power over 156,752 shares of Common Stock, BF VIII had sole voting and dispositive power over 100,144 shares of Common Stock, and BF IX had sole voting and dispositive power over 57,520 shares of Common Stock. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. ("MidBanc VIII"), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBanc IX L.P. (“MidBanc IX”), whose principal business is to be a general partner of BF IX. The general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX is The Banc Funds Company, L.L.C., ("Banc Funds"), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX. Charles J. Moore is the principal shareholder of Banc Funds and has been the manager of BF VI, BF VII, BF VIII and BF IX, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of Valley held by each of those entities. As the controlling member of Banc Funds, Mr. Moore will control Banc Funds and therefore each of the partnership entities directly and indirectly controlled by Banc Funds.

(3) According to a Schedule 13G/A filed with the SEC on February 12, 2015, Wellington Management Group LLP reported that, in its capacity as investment adviser, it may be deemed to beneficially own 338,700 shares held of record by its clients and has shared voting and dispositive power over such shares.

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Security Ownership of Directors and Officers

The following table sets forth, as of February 13, 2015, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Valley Board, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in his or herself at once or at some future time.

Name of Beneficial Owner	Shares Beneficially Owned		Shares Acquirable within 60 days(8)	Percent of Class

James S. Frantz, Jr.	11,524		-	**
Eddie F. Hearp*	136,380	(1)	-	2.76%
Anna L. Lawson	130,948	(2)	-	2.65%
John W. Starr, MD	86,243	(3)	-	1.75%
Abney S. Boxley, III*	69,776	(4)	-	1.41%
William D. Elliot*	207,069	(5)	-	4.19%
Samuel L. Lionberger, Jr.	11,630		-	**
Edward B. Walker	3,381		-	**
Ellis L. Gutshall*	200,777	(6)	-	4.06%
Mason Haynesworth	11,407	(7)	-	**
George W. Logan *	480,000		-	9.72%
Kimberly B. Snyder, CPA	8,364		800	**
Andrew Agee	4,674		600	**

Total 18 Directors and Executive Officers as a Group	1,392,017		18,950	28.56%

*Member of the Executive Committee

**Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	Includes 47,380 shares held by Mr. Hearp’s spouse.
(2)	Includes 4,950 shares held by Mrs. Lawson’s spouse.
(3)	Includes 3,150 shares held by Dr. Starr’s spouse.
(4)	Includes 10,000 shares Mr. Boxley holds as custodian for his children.
(5)	Includes 3,000 shares held by Mr. Elliot’s spouse.
(6)	Includes 959 shares held by Mr. Gutshall’s spouse and 19,942 shares of restricted stock that will vest upon consummation of the merger with BNC pursuant to the terms of the restricted stock award agreement.
(7)	Includes 1,574 shares held by Mr. Haynesworth’s spouse.
(8)	Computed in accordance with SEC Rule 13d-3 to reflect stock options exercisable within 60 days. Shares reflected in this column are not included in the Shares Beneficially Owned column.

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VALLEY’S SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of beneficial ownership reporting Forms 3 and 4 and amendments thereto furnished to Valley under Rule 16a-3(e) of the SEC and Forms 5 and amendments thereto furnished to Valley, and upon appropriate written representations, we believe that all reports of initial and subsequent changes in beneficial ownership of Valley’s securities as required pursuant to Section 16(a) of the Exchange Act, were filed with the Commission on a timely basis during the 2014 by all persons who were directors or executive officers of Valley at any time during the year.

VALLEY’S CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Valley Bank has had and expects to have loan transactions with certain directors and officers and their affiliates. Management of Valley Bank is of the opinion that such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Valley Bank, and do not involve more than normal risk of collectability or present other unfavorable features.

SUBMISSION OF FUTURE VALLEY SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at Valley’s 2016 annual meeting of shareholders must be received no later than [•] by the President at P.O. Box 2740, Roanoke, VA 24001 for inclusion in Valley’s Proxy Statement relating to that meeting. With respect to a proposal by a shareholder not seeking to have the proposal included in Valley’s Proxy Statement but seeking to have the proposal considered at the 2016 annual meeting, the proposal must be received by the President at P.O. Box 2740, Roanoke, VA 24001 not earlier than February 4, 2016 and not later than March 5, 2016 to be considered at the 2016 annual meeting. Valley anticipates holding the 2016 annual meeting of shareholders on May 4, 2016.

LEGAL MATTERS

The validity of BNC common stock to be issued in connection with the merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice, LLP. As of the date of this prospectus, attorneys at Womble Carlyle Sandridge & Rice, LLP beneficially own an aggregate of 36,580 shares of BNC common stock. Williams Mullen will opine as to material federal income tax consequences of the merger on behalf of Valley.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and audit reports incorporated into this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Valley and its subsidiary as of December 31, 2014 and 2013 and for the years then ended were audited by Elliott Davis Decosimo, LLC, an independent registered public accounting firm, and have been so included in this joint proxy statement/prospectus in reliance upon the reports of such firm, given on the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

BNC has filed a registration statement with the SEC under the Securities Act that registers the shares of BNC common stock to be issued in the merger to Valley shareholders and includes this joint proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BNC and its common stock, Valley and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement/prospectus.

In addition, BNC (File No. 000-50128) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like BNC, that file electronically with the SEC. The address of that site is http://www.sec.gov. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this joint proxy statement/prospectus.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (http://www.bncbancorp.com), under the “About Our Bank” tab, or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, 3980 Premier Drive - Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

The SEC allows BNC to “incorporate by reference” information into this joint proxy statement/prospectus. This means that BNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015.

•	BNC’s Current Reports on Form 8-K filed with the SEC on January 27, 2015 and February 11, 2015.

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A description of BNC’s capital stock can be found herein under “Description of BNC Capital Stock.”

BNC incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of each company’s annual meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

BNC has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to BNC, and Valley has supplied all such information relating to Valley.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus from BNC or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from BNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

If you would like to request documents, please do so by [•], 2015, to receive them before the Valley annual meeting. If you request any incorporated documents from BNC, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that BNC has incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

248

FINANCIAL STATEMENTS OF VALLEY FINANCIAL CORPORATION

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Valley Financial Corporation

Roanoke, Virginia

We have audited the accompanying consolidated balance sheets of Valley Financial Corporation and subsidiaries (“the Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Valley Financial Corporation and subsidiaries as of December 31, 2014 and 2013 and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, LLC

Richmond, Virginia

February 27, 2015

F-2

VALLEY FINANCIAL CORPORATION

Consolidated Balance Sheets

As of December 31, 2014 and 2013

(In thousands, except share data)

	December 31, 2014	December 31, 2013
Assets
Cash and due from banks	$10,316	$11,404
Interest bearing deposits	42,835	4,958
Total cash and cash equivalents	53,151	16,362

Securities available for sale	177,737	159,861
Securities held to maturity (fair value 12/31/13: $22,471)	0	21,992
Loans, net of allowance for loan losses, 12/31/14: $6,500; 12/31/13: $7,200	611,772	563,160
Foreclosed assets	12,308	19,705
Premises and equipment, net	9,298	9,722
Bank owned life insurance	19,543	18,872
Accrued interest receivable	2,374	2,576
Other assets	15,216	13,096
Total assets	$901,399	$825,346

Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$27,082	$21,237
Interest bearing deposits	689,943	655,798
Total deposits	717,025	677,035

Securities sold under agreements to repurchase	29,778	22,397
FHLB borrowings	58,000	43,000
Junior subordinated debentures	27,356	27,476
Accrued interest payable	414	424
Other liabilities	8,586	6,094
Total liabilities	841,159	776,426

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013, respectively	0	0
Common stock, no par value; 10,000,000 shares authorized; 4,932,035 shares issued and outstanding at December 31, 2014 and 4,787,605 shares issued and outstanding at December 31, 2013	23,987	22,626
Retained earnings	36,725	30,897
Accumulated other comprehensive loss	(472)	(4,603)
Total shareholders' equity	60,240	48,920
Total liabilities and shareholders' equity	$901,399	$825,346

See accompanying notes to consolidated financial statements

F-3

VALLEY FINANCIAL CORPORATION

Consolidated Income Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

	2014	2013
Interest income
Interest and fees on loans	$27,775	$27,412
Interest on securities - taxable	3,849	3,270
Interest on securities - nontaxable	665	641
Interest on deposits in banks	28	28
Total interest income	32,317	31,351
Interest expense
Interest on deposits	2,300	2,576
Interest on borrowings	2,161	1,720
Total interest expense	4,461	4,296
Net interest income	27,856	27,055
Provision for loan losses	1,369	(465)
Net interest income after provision for loan losses	26,487	27,520
Noninterest income
Service charges on deposit accounts	2,073	1,824
Mortgage fee income	572	669
Brokerage fee income, net	821	1,006
Bank owned life insurance income	671	666
Net realized gain on sale of securities	730	45
Other income	601	546
Total noninterest income	5,468	4,756
Noninterest expense
Compensation expense	12,548	12,088
Occupancy and equipment expense	1,922	1,860
Data processing expense	1,667	1,530
Insurance expense	897	841
Professional fees	647	886
Foreclosed asset expense, net	1,054	1,942
Merger transaction costs	439	0
Other operating expense	3,497	3,411
Total noninterest expense	22,671	22,558
Income before income taxes	9,284	9,718
Income tax expense	2,685	2,883
Net income	$6,599	$6,835
Preferred dividends and accretion of discounts on warrants	0	634
Net income available to common shareholders	$6,599	$6,201
Earnings per share
Basic earnings per common share	$1.37	$1.30
Diluted earnings per common share	$1.35	$1.26
Weighted average common shares outstanding	4,823,422	4,786,030
Diluted average common shares outstanding	4,877,907	4,915,891
Dividends declared per common share	$0.16	$0.14

See accompanying notes to consolidated financial statements

F-4

VALLEY FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Net Income	$6,599	$6,835
Other comprehensive income:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	7,109	(7,766)
Tax related to unrealized gains (losses)	(2,417)	2,640
Reclassification adjustment for gains included in net income	(730)	(45)
Tax related to realized gains	248	15
Holding gains on securities transferred to HTM from AFS:
Holding gains amortized during period	(120)	(37)
Tax related to amortized holding gains	41	13
Total other comprehensive income (loss)	4,131	(5,180)
Total comprehensive income	$10,730	$1,655

See accompanying notes to consolidated financial statements

F-5

VALLEY FINANCIAL CORPORATION

Consolidated Statements of Shareholders' Equity

For the Years Ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Preferred Stock
Balance, beginning of year	$0	$14,256
Preferred stock discount accretion	0	163
Redemptions	0	(14,419)
Balance, end of year	0	0

Common stock, no par value
Balance, beginning of year	22,626	23,940
Issuance and amortization of restricted stock grants and options	314	232
Tax benefit recognized on restricted stock unit's vesting	36	52
Issuance of common stock	1,011	4
Purchase and retirement of treasury stock	0	(1,602)
Balance, end of year	23,987	22,626

Retained Earnings
Balance, beginning of year	30,897	25,458
Net income	6,599	6,835
Dividends declared on preferred stock	0	(563)
Dividends declared on common stock	(771)	(670)
Preferred stock discount accretion	0	(163)
Balance, end of year	36,725	30,897

Accumulated other comprehensive income (loss)
Balance, beginning of year	(4,603)	577
Other comprehensive income (loss)	4,131	(5,180)
Balance, end of year	(472)	(4,603)
Total shareholders' equity	$60,240	$48,920

See accompanying notes to consolidated financial statements

F-6

VALLEY FINANCIAL CORPORATION

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Cash flows from operating activities
Net income	$6,599	$6,835
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision for loan losses	1,369	(465)
Depreciation and amortization of bank premises, equipment and software	812	809
Net amortization of bond premiums/discounts	1,565	1,542
Stock compensation expense	314	232
Net gains on sale of securities	(730)	(45)
Net losses and impairment writedowns on foreclosed assets and premises	359	1,065
Increase in value of life insurance contracts	(671)	(666)
Increase in other assets	(332)	(2,905)
Increase in other liabilities	2,482	1,507
Net cash and cash equivalents provided by operating activities	11,767	7,909
Cash flows from investing activities
Purchases of bank premises, equipment and software	(370)	(2,219)
Purchases of securities available-for-sale	(45,228)	(91,444)
Proceeds from sales, maturities, calls, and paydowns of securities available-for-sale	52,128	49,253
Proceeds from sales, maturities, calls, and paydowns of securities held-to-maturity	512	4,133
Proceeds from sale of foreclosed assets	8,011	4,284
Capitalized costs related to foreclosed assets	(188)	(794)
Increase in loans, net	(52,370)	(31,931)
Net cash and cash equivalents used in investing activities	(37,505)	(68,718)
Cash flows from financing activities
Increase (decrease) in non-interest bearing deposits	5,845	(3,052)
Increase in interest bearing deposits	34,145	58,986
Proceeds from borrowings	15,000	5,000
Increase in securities sold under agreements to repurchase	7,381	2,652
Net proceeds from issuance of junior subordinated notes	0	11,000
Principal payments made on junior subordinated notes	(120)	(20)
Net proceeds from issuance of common stock	1,011	4
Redemptions of preferred stock	0	(14,419)
Excess tax benefits from share-based payment agreements	36	52
Purchase and retirement of treasury stock	0	(1,602)
Cash dividends paid	(771)	(1,233)
Net cash and cash equivalents provided by financing activities	62,527	57,368
Net increase (decrease) in cash and cash equivalents	36,789	(3,441)
Cash and cash equivalents at beginning of period	16,362	19,803
Cash and cash equivalents at end of period	53,151	16,362

Continued

F-7

VALLEY FINANCIAL CORPORATION

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31

(In thousands)

	2014	2013
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$4,471	$4,209
Cash paid during the period for income taxes	$2,883	$3,169
Noncash financing and investing activities
Transfer of loans to foreclosed property	$2,259	$2,896
Transfer of foreclosed property to loans	$579	$1,320
Transfer of foreclosed assets to other assets	$1,474	$0
Transfer of HTM securities to AFS securities	$21,482	$0

See accompanying notes to consolidated financial statements.

F-8

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 1.  Organization and Summary of Significant Accounting Policies

Valley Financial Corporation (the "Company") was incorporated under the laws of the Commonwealth of Virginia on March 15, 1994, primarily to serve as a holding company for Valley Bank (the "Bank"), which opened for business on May 15, 1995. The Company's fiscal year end is December 31.

The Company reports its activities as a single business segment.

Valley Bank (“the Bank”) provides traditional commercial banking services concentrated primarily in the Roanoke Valley of Virginia.  However, the Bank does not currently offer trust services.  As a state chartered, Federal Reserve member bank, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve.  The Bank opened for business on May 15, 1995 at its main office in the City of Roanoke, opened its second office on September 11, 1995 in the County of Roanoke, its third office on January 15, 1997 in the City of Roanoke, its fourth office in the City of Salem on April 5, 1999, its fifth office in the City of Roanoke on May 7, 2001, its sixth office in County of Roanoke on May 20, 2002, its seventh office in the City of Roanoke on December 8, 2003, its eighth office in the City of Roanoke on May 9, 2005 and its ninth office in the County of Roanoke on November 1, 2013.  Additionally, the Bank opened its wealth management subsidiary, Valley Wealth Management Services, Inc., in the City of Roanoke on June 23, 2005 and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County on October 28, 2012.

The Bank operates under a state charter issued by the Commonwealth of Virginia, and engages in the business of commercial banking. Its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and it is a member of the Federal Reserve System. Our primary purpose is to own and manage the Bank.

Effective October 16, 2002, the Bank established VB Investments, LLC as a wholly-owned subsidiary of the Bank to be a limited partner in various tax credit partnerships. The establishment of the subsidiary gives the Bank the right to utilize certain federal and state tax credits. Effective June 26, 2003, Valley Financial (VA) Statutory Trust I was established as a wholly-owned subsidiary of Valley Financial Corporation (“the Company”) for the purpose of issuing trust preferred securities. Effective September 26, 2005, Valley Financial (VA) Statutory Trust II was established as a wholly-owned subsidiary of the Company for the purpose of issuing additional trust preferred securities.  Effective December 15, 2006, Valley Financial (VA) Statutory Trust III was established as a wholly owned subsidiary of the Company for the purpose of issuing additional trust preferred securities.  These entities are for raising capital (in the case of the statutory trusts) or investments (in the case of the LLC) for the Company and the Bank.  In September 2008, the Bank established VB Land, LLC, a wholly-owned subsidiary to provide credit intermediary services for the Bank.  In June 2010, the Bank established Ivy View, LLC, a wholly-owned subsidiary, to manage one large commercial real estate project that the Bank anticipated acquiring through foreclosure.  In October 2011, the Bank established FRP II, LLC, a wholly-owned subsidiary, to purchase a property adjacent to one of its properties acquired through foreclosure.

BNC Merger

On November 14, 2014, the Company entered into a definitive agreement with BNC Bancorp ("BNC") the holding company for Bank of North Carolina, pursuant to which BNC will acquire all of the common stock of the Company in a stock transaction valued at approximately $101.3 million, based on the closing price of BNC common stock on November 14, 2014. Upon completion of the transaction, BNC is expected to have approximately $5.0 billion in assets, $3.6 billion in loans, and $4.0 billion in deposits.

F-9

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

The transaction is expected to be immediately accretive to BNC’s fully diluted earnings per share, excluding deal costs. Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, the Company's shareholders will receive shares of BNC common stock based upon the 20-day volume weighted average price of BNC common stock prior to the closing of the merger ("VWAP"), subject to minimum and maximum exchange ratios. If the VWAP immediately prior to the merger is equal to or less than $18.50 but greater than $14.25, then each share of our common stock will be converted into $20.50 payable in shares of BNC common stock (with the exchange ratio equal to $20.50 divided by the VWAP). If the VWAP immediately prior to the merger is greater than or equal to $18.50 then each share of our common stock shall be converted into 1.1081 shares of BNC common stock (the “Minimum Exchange Ratio”). If the VWAP immediately prior to the merger is less than $14.25, then each share of our common stock shall be converted into 1.4386 shares of BNC common stock (the “Maximum Exchange Ratio”). The transaction, which is subject to regulatory approval, the approval of the shareholders of the Company and BNC, and other customary conditions, is expected to close in the third quarter of 2015.

Risks and Uncertainties

In its normal course of business, the Company encounters two significant types of risk:  economic and regulatory.  There are three main components of economic risk:  interest rate risk, credit risk and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly or on a different basis than its interest earning assets.  Credit risk is the default on the Company’s loan portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable, securities, and the valuation of real estate held by the Company.

The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  Management believes that, as of December 31, 2014 the allowance for loan losses and the valuation of real estate are adequate based on information currently available.  A worsening or protracted economic decline or substantial increase in interest rates would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases in the allowance for loan losses.

The Company is subject to the regulations of various regulatory agencies, which can change significantly from year to year.  In addition, the Company undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators’ judgments about information available to them at the time of their examinations.

Basis of Presentation

The accounting and reporting policies of the Company, the Bank, and the Company’s unconsolidated Statutory Trusts as discussed in Note 11, conform to accounting principles generally accepted in the United States of America and to accepted practices within the banking industry. The following is a description of the more significant accounting policies:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank, thereafter referred to collectively as the Company.  All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in one business segment.  In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Advertising Costs

The Company expenses all advertising and business promotion costs as incurred.

F-10

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the recoverability of deferred tax assets.  In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks" and “interest-bearing deposits”.

Interest-Bearing Deposits in Banks

Interest bearing deposits in banks mature within one year and are carried at cost.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value.  Except for realized losses charged to earnings for other-than-temporary impairment deemed to be credit-related, unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are included in accumulated other comprehensive income (loss) in shareholders’ equity until realized.  The initial classification of securities is determined at the date of purchase.  The Company does not have any pooled or private label trust preferred securities or any other high risk or hard to value investments.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, and (iii) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company, through its banking subsidiary, is a member of the Federal Reserve Bank and the Federal Home Loan Bank and is required to hold stock in each institution.  These equity securities are restricted from trading and are recorded in other assets at a cost of $4.7 million at December 31, 2014 and $4.2 million at December 31, 2013.  These are considered cost basis securities for which the associated cost approximates fair value.

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Loans

The Company, through its banking subsidiary, grants commercial, mortgage, and consumer loans to customers.  A substantial portion of the loan portfolio is represented by commercial real estate loans.  The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Company’s market area.

F-11

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and costs are capitalized and recognized as an adjustment to the yield on the related loan.  Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.  Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding.  The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower is unlikely to meet payments as they become due.  When interest accrual is discontinued, all unpaid accrued interest is reversed.  We apply payments received on nonaccrual loans first to outstanding principal, and the residual amount, if any, is applied to interest.  When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status.  Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that have been sustained in the loan portfolio.  The allowance is based on accounting standards for contingencies and receivables.  Losses are accrued when it is probable they have occurred and can be estimated.

The allowance consists of specific and general components.  The specific component relates to impaired loans.  For such loans an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component is based on historical loss experience adjusted for qualitative and environmental factors.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

F-12

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment, and from time to time, we may evaluate one or more homogeneous loans as impaired.

Premises and Equipment

Land is carried at cost.  The determination as to whether to capitalize a purchase or record as a current expense is based on the nature of the item, the useful life and the cost, but generally any purchase less than $1 will be expensed in the current period. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	30
Computer equipment	4
Computer software	3
Furniture and fixtures	10
Other equipment	3-10
Leasehold improvements	3-15

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis.  After foreclosure, valuations are periodically performed by management and the asset is carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Share Based Compensation

Based on generally accepted accounting guidance for equity and stock compensation, share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Policy for Issuing Shares Upon Option Exercise

Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Human Resources (HR) Committee setting forth the number of shares with respect to which the option is to be exercised, accompanied by full payment for the shares.  The option price shall be payable to the Company in full either in cash, by delivery of shares of stock valued at fair market value at the time of exercise, delivery of a promissory note (in the HR Committee’s sole discretion) or by a combination of the foregoing.  As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the participant, stock certificates (new shares) in an appropriate amount based upon the number of options exercised, issued in the participant’s name.  No participant who is awarded options shall have rights as a shareholder in connection with the shares subject to such options until the date of exercise of the options.  See Note 14 for further information regarding our share based compensation assumptions and expenses.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

F-13

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities and income earned on bank-owned life insurance) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets).  Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized.  Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.  The Company and its wholly-owned subsidiary file a consolidated income tax return.  Each entity provides for income taxes based on its contribution to income or loss of the consolidated group.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing net income to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.  These additional common shares would include employee equity share options, nonvested shares and similar equity instruments granted to employees. Diluted earnings per common share are based upon the actual number of options or shares granted and not yet forfeited unless doing so would be antidilutive.  The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to shareholders.  It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense.

Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

F-14

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Interest Rate Swap Agreements

For asset/liability management purposes, the Company may use interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.  Interest rate swaps are contracts in which a series of cash flows from interest are exchanged over a prescribed period, based upon a notional amount.  The notional amount on which the interest payments are based is not exchanged.  These swap agreements are derivative instruments and generally convert a portion of the Company’s variable-rate loans to a fixed rate (cash flow hedge), and convert a portion of its fixed-rate loans to a variable rate (fair value hedge). Such derivatives are used as part of the asset/liability management process and are linked to specific assets, and have a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.  In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring.  All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.  Cash flows resulting from derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.  At December 31, 2014 and 2013 the Company did not have any derivative agreements related to interest rate hedging in place.

Dividends and Discount on Preferred Stock

The Company includes dividends on preferred stock in shareholders’ equity at the time of declaration and includes the dividends and accretion on discount on preferred stock in the earnings per share calculation when earned, without regard to declaration.

Reclassification

Certain reclassifications have been made to the financial statements of the prior year to place them on a comparable basis with the current year.  Net income and shareholders’ equity previously reported were not affected by these reclassifications.

Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure.

Recent and Future Accounting Pronouncements

In January 2014, the FASB amended the Investments-Equity Method and Joint Ventures topic of the Codification to address accounting for investments in qualified affordable housing projects. If certain conditions are met, the amendments permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects by amortizing the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizing the net investment performance in the income statement as a component of income tax expense (benefit). If those conditions are not met, the investment should be accounted for as an equity method investment or a cost method investment in accordance with existing accounting guidance. The Company has elected to early adopt which did not have a material effect on the financial statements.

In January 2014, the FASB amended the Receivables-Troubled Debt Restructurings by Creditors subtopic of the Codification to address the reclassification of consumer mortgage loans collateralized by residential real estate upon foreclosure. The amendments clarify the criteria for concluding that an in substance repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments also outline interim and annual disclosure requirements. The amendments will be effective for the Company for interim and annual reporting periods beginning after December 15, 2014. Companies are allowed to use either a modified retrospective transition method or a prospective transition method when adopting this update. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

F-15

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

In January 2014, the FASB amended the Receivables topic of the Accounting Standards Codification. The amendments are intended to resolve diversity in practice with respect to when a creditor should reclassify a collateralized consumer mortgage loan to other real estate owned (OREO). In addition, the amendments require a creditor reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The amendments will be effective for the Company for annual periods, and interim periods within those annual period beginning after December 15, 2014, with early implementation of the guidance permitted. In implementing this guidance, assets that are reclassified from real estate to loans are measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate are measured at the lower of the net amount of the loan receivable or the fair value of the real estate less costs to sell at the date of adoption. The Company will apply the amendments prospectively. The Company does not expect these amendments to have a material effect on its financial statements.

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2016. The Company will apply the guidance using a full retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2014, the FASB issued guidance which makes limited amendments to the guidance on accounting for certain repurchase agreements. The new guidance (1) requires entities to account for repurchase-to-maturity transactions as secured borrowings (rather than as sales with forward repurchase agreements), (2) eliminates accounting guidance on linked repurchase financing transactions, and (3) expands disclosure requirements related to certain transfers of financial assets that are accounted for as sales and certain transfers (specifically, repos, securities lending transactions, and repurchase-to-maturity transactions) accounted for as secured borrowings. The amendments will be effective for the Company for the first interim or annual period beginning after December 15, 2014. The Company will apply the guidance by making a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2014, the FASB issued guidance which clarifies that performance targets associated with stock compensation should be treated as a performance condition and should not be reflected in the grant date fair value of the stock award. The amendments will be effective for the Company for fiscal years that begin after December 15, 2015. The Company will apply the guidance to all stock awards granted or modified after the amendments are effective. The Company does not expect these amendments to have a material effect on its financial statements.

In November 2014, the FASB issued guidance that gives acquired entities the option to apply pushdown accounting in their separate financial statements when an acquirer obtains control of them. Pushdown accounting is the practice of adjusting an acquired company’s separate financial statements to reflect the new basis of accounting established by the buyer for the acquired company. The new guidance provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments were effective upon issuance. The Company does not expect this amendment to have a material effect on its financial statements.

In January 2015, the FASB issued guidance that eliminated the concept of extraordinary items from U.S. GAAP. Existing U.S. GAAP required that an entity separately classify, present, and disclose extraordinary events and transactions. The amendments will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, however, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The amendments may be applied either prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

F-16

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 2.  Restrictions on Cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances.  The daily cash reserve requirement for the week including December 31, 2014 was $422, which was met by cash on hand.  The daily cash reserve requirement for the week including December 31, 2013 was $448, which was met by cash on hand.

As a condition of our correspondent bank agreement, the Bank is also required to maintain a target balance.  The target balance as of December 31, 2014 and December 31, 2013 was $250.

Note 3.  Securities

The carrying values, unrealized gains, unrealized losses, and approximate fair values of available-for-sale and held-to-maturity investment securities at December 31, 2014 and December 31, 2013 are shown in the tables below. As of December 31, 2014, investments and restricted equity securities with amortized costs and fair values of $123,742 and $123,048 respectively, were pledged as collateral for public deposits, a line of credit available from the Federal Home Loan Bank, customer sweep accounts, and for other purposes as required or permitted by law.

The amortized costs, gross unrealized gains and losses, and approximate fair values of securities available-for-sale (“AFS”) as of December 31, 2014 and December 31, 2013 were as follows:

	Amortized	Unrealized	Unrealized
December 31, 2014	Cost	Gains	Losses	Fair Values
U.S. Government and federal agency	$14,031	$146	$(221)	$13,956
Government-sponsored enterprises *	28,571	0	(833)	27,738
Mortgage-backed securities	90,554	542	(481)	90,615
Collateralized mortgage obligations	12,974	47	(78)	12,943
States and political subdivisions	32,323	428	(266)	32,485
	$178,453	$1,163	$(1,879)	$177,737

December 31, 2013
U.S. Government and federal agency	$10,844	$13	$(550)	$10,307
Government-sponsored enterprises *	33,580	0	(2,269)	31,311
Mortgage-backed securities	74,375	132	(2,118)	72,389
Collateralized mortgage obligations	9,261	40	(107)	9,194
States and political subdivisions	38,896	0	(2,236)	36,660
	$166,956	$185	$(7,280)	$159,861

* Such as FNMA, FHLMC and FHLB.

F-17

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

There were no securities classified as held-to-maturity (“HTM”) as of December 31, 2014. On May 30, 2014, the Company transferred all of its investment and mortgage-backed securities classified as held to maturity to available for sale. Based on changes in the current rate environment, management elected this change in an effort to more effectively manage the investment portfolio, including subsequently selling some securities that were formerly classified as held to maturity. The amortized cost of the securities that were transferred totaled $21,482 and the net unrealized gain related to these securities totaled $961 on the date of the transfer. As a result of the transfer and subsequent sales, the Company believes it has tainted its held to maturity classification and judgment will be required in the future in determining when circumstances have changed such that management can assert with a great degree of credibility that it has the intent and ability to hold debt securities to maturity. Based on this guidance, the Company does not expect to classify any securities as held to maturity within the near future.

The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity ("HTM") at December 31, 2013 were as follows:

	Amortized	Unrealized	Unrealized
December 31, 2013	Cost	Gains	Losses	Fair Values
U.S. Government and federal agency	$7,470	$161	(76)	$7,555
Mortgage-backed securities	147	9	0	156
Collateralized mortgage obligations	93	5	0	98
States and political subdivisions	14,282	407	(27)	14,662
	$21,992	$582	(103)	$22,471

The following tables present the maturity ranges of securities available-for-sale as of December 31, 2014 and the weighted average yields of such securities. Maturities may differ from scheduled maturities on mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity. The weighted average yields are calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax-exempt obligations have been computed on a taxable equivalent basis using a tax rate of 34%.

F-18

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

	Available-for-Sale
	Amortized	Fair
In thousands	Costs	Value	Yield

U.S. Government and federal agency:
After five but within ten years	$8,490	$8,444	2.58%
After ten years	5,541	5,512	2.71%

Government-sponsored enterprises:
After one but within five years	10,550	10,399	1.36%
After five but within ten years	13,041	12,641	1.93%
After ten years	4,980	4,698	2.79%

Obligations of states and subdivisions:
After one but within five years	3,635	3,629	2.34%
After five but within ten years	13,035	13,055	2.64%
After ten years	15,653	15,801	3.62%
Mortgage-backed securities	90,554	90,615	2.13%

Collateralized mortgage obligations	12,974	12,943	2.08%
Total	$178,453	$177,737

Total Securities by Maturity Period
After one but within five years	14,185	14,028
After five but within ten years	34,566	34,140
After ten years	26,174	26,011
Mortgage-backed securities*	90,554	90,615
Collateralized mortgage obligations*	12,974	12,943
Total by Maturity Period	$178,453	$177,737

*  Maturities on mortgage-backed securities and collateralized mortgage obligations are not presented in this table because maturities may differ substantially from contractual terms due to early repayments of principal.

The following tables detail unrealized losses and related fair values in the Company’s available-for-sale and held-to-maturity investment securities portfolios.  This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2014 and December 31, 2013, respectively.

F-19

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

	Temporarily Impaired Securities in AFS Portfolio
In thousands	Less than 12 months		Greater than 12 months		Total
		Unrealized		Unrealized		Unrealized
December 31, 2014	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government and federal agency	$0	$0	$7,511	$(221)	$7,511	$(221)
Government-sponsored enterprises	5,917	(33)	21,821	(800)	27,738	(833)
Mortgage-backed securities	9,833	(23)	32,745	(458)	42,578	(481)
Collateralized mortgage obligations	3,653	(38)	1,756	(40)	5,409	(78)
States and political subdivisions	1,508	(19)	12,116	(247)	13,624	(266)
	$20,911	$(113)	$75,949	$(1,766)	$96,860	$(1,879)

December 31, 2013
U.S. Government and federal agency	$9,287	$(550)	$0	$0	$9,287	$(550)
Government-sponsored enterprises	16,797	(1,236)	11,064	(1,033)	27,861	(2,269)
Mortgage-backed securities	62,336	(2,019)	1,777	(99)	64,113	(2,118)
Collateralized mortgage obligations	5,050	(107)	5	0	5,055	(107)
States and political subdivisions	30,950	(1,744)	4,838	(492)	35,788	(2,236)
	$124,420	$(5,656)	$17,684	$(1,624)	$142,104	$(7,280)

	Temporarily Impaired Securities in HTM Portfolio
In thousands	Less than 12 months		Greater than 12 months		Total
		Unrealized		Unrealized		Unrealized
December 31, 2013	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government and federal agency	2,387	(76)	0	0	2,387	(76)
States and political subdivisions	1,842	(27)	0	0	1,842	(27)
	$4,229	$(103)	$0	$0	$4,229	$(103)

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary.  Consideration is given to (1)the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2014, there were forty-seven securities in the portfolio with an unrealized loss for a period greater than 12 months totaling $1,766. As of December 31, 2014, management believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.  The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased.  The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.  Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality. Accordingly, as of December 31, 2014, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Company's consolidated income statement.

Gross proceeds on the sale of securities were $33,430 in 2014, with $929 of gross gains realized and $199 of gross losses realized.  Gross proceeds on the sale of securities were $26,019 in 2013, with $140 of gross gains realized and $95 of gross losses realized.

F-20

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 4.  Loans and Allowance for Loan and Lease Losses

The major components of loans in the consolidated balance sheets at December 31, 2014 and December 31, 2013 are as follows:

In thousands	12/31/2014	12/31/2013
Commercial	$84,203	$88,119
Real estate:
Commercial real estate	291,384	278,215
Construction real estate	54,802	44,368
Residential real estate	183,752	155,280
Consumer	4,220	4,336
Deferred loan fees, net	(89)	42
Gross loans	618,272	570,360

Allowance for loan losses	(6,500)	(7,200)
Net loans	$611,772	$563,160

Substantially all one-four family residential and commercial real estate loans collateralize the line of credit available from the Federal Home Loan Bank and substantially all commercial and construction loans collateralize the line of credit with the Federal Reserve Bank of Richmond Discount Window.  The aggregate amount of deposit overdrafts that have been reclassified as loans and included in the consumer category in the above table as of December 31, 2014 and December 31, 2013 was $226 and $82, respectively.

Loan Origination.  The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management and the Board of Directors review and approve these policies and procedures on a periodic basis. A reporting system supplements the review process by providing management and the Board of Directors with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower’s management possesses sound ethics and solid business acumen, the Company’s management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. Management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus income producing loans. At December 31, 2014, approximately 42% of the outstanding principal balance of the Company’s commercial real estate loans was secured by owner-occupied properties and 50% was secured by income-producing properties.

F-21

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

With respect to construction and development loans that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by recurring on-site inspections during the construction phase and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential real estate loans are secured by deeds of trust on 1-4 family residential properties.  The Bank also serves as a broker for residential real estate loans placed in the secondary market.  There are occasions when a borrower or the real estate does not qualify under secondary market criteria, but the loan request represents a reasonable credit risk.  On these occasions, if the loan meets the Bank’s internal underwriting criteria, the loan will be closed and placed in the Company’s portfolio.  Residential real estate loans carry risk associated with the continued credit-worthiness of the borrower and changes in the value of collateral.

The Company routinely makes consumer loans, both secured and unsecured, for financing automobiles, home improvements, education, and personal investments.  The credit history, cash flow and character of individual borrowers is evaluated as a part of the credit decision.  Loans used to purchase vehicles or other specific personal property and loans associated with real estate are usually secured with a lien on the subject vehicle or property.  Negative changes in a customer’s financial circumstances due to a large number of factors, such as illness or loss of employment, can place the repayment of a consumer loan at risk.  In addition, deterioration in collateral value can add risk to consumer loans.

Risk Management. It is the Company’s policy that loan portfolio credit risk shall be continually evaluated and categorized on a consistent basis.  The Board of Directors recognizes that commercial, commercial real estate and construction lending involve varying degrees of risk, which must be identified, managed, and monitored through established risk rating procedures. Management’s ability to accurately segment the loan portfolio by the various degrees of risk enables the Bank to achieve the following objectives:

1.	Assess the adequacy of the Allowance for Loan and Lease Losses;
2.	Identify and track high risk situations and ensure appropriate risk management;
3.	Conduct portfolio risk analysis and make informed portfolio planning and strategic decisions; and
4.	Provide risk profile information to management, regulators and independent accountants as requested in a timely manner.

There are three levels of accountability in the risk rating process:

1.	Risk Identification - The primary responsibility for risk identification lies with the account officer. It is the account officer's responsibility for the initial and ongoing risk rating of all notes and commitments in his or her portfolio. The account officer is the one individual who is closest to the credit relationship and is in the best position to identify changing risks. Account officers are required to continually review the risk ratings for their credit relationships and make timely adjustments, up or down, at the time the circumstances warrant a change. Account officers are responsible for ensuring that accurate and timely risk ratings are maintained at all times. Account officers are allowed a maximum 30-day period to assess current financial information (e.g. prepare credit analysis) which may influence the current risk rating. Account officers are required to review the risk ratings of loans assigned to their portfolios on a monthly basis and to certify to the accuracy of the ratings. Certifications are submitted to the Chief Credit Officer and Chief Lending Officer for review. All risk rating changes (upgrades and downgrades) must be approved by the Chief Credit Officer prior to submission for input into the Commercial Loan System.

F-22

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

2.	Risk Supervision - In addition to the account officer’s process of assigning and managing risk ratings, the Chief Credit Officer is responsible for periodically reviewing the risk rating process employed by the account officers. Through credit administration, the Chief Credit Officer manages the credit process which, among other things, includes maintaining and managing the risk identification process. The Chief Credit Officer is responsible for the accuracy and timeliness of account officer risk ratings and has the authority to override account officer risk ratings and initiate rating changes, if warranted. Upgrades from a criticized or classified category to a pass category or upgrades within the criticized/classified categories require the approval of the Senior Loan Committee or Directors’ Loan Committee based upon aggregate exposure. Upgrades must be reported to the Directors' Loan Committee and Board of Directors at their next scheduled meetings.
3.	Risk Monitoring - Valley Bank has a loan review program to provide an independent validation of portfolio quality. This independent review is intended to assess adherence to underwriting guidelines, proper credit analysis and documentation. In addition, the loan review process is required to test the integrity, accuracy, and timeliness of account officer risk ratings and to test the effectiveness of the credit administration function's controls over the risk identification process. Portfolio quality and risk rating accuracy are evaluated during regularly scheduled portfolio reviews. Risk Management is required to report all loan review findings to the quarterly joint meeting of the Audit Committee and Directors’ Loan Committee.

Related party loans.  In the ordinary course of business, the Company has granted loans to certain directors, executive officers, significant shareholders and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other unaffiliated persons, and do not involve more than normal credit risk or present other unfavorable features.

	2014	2013
Balances at beginning of year	$24,171	$38,480
Advances	2,903	4,286
Repayments	(8,128)	(18,595)
Balances at end of year	$18,946	$24,171

F-23

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. The following schedule is an aging of past due loans receivable by portfolio segment as of December 31, 2014 and December 31, 2013:

In thousands	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days, Accruing
December 31, 2014
Commercial	$0	$0	$201	$201	$84,002	$84,203	$0
Commercial real estate
Owner occupied	0	1,021	1,403	2,424	118,681	121,105	1,403
Income producing	0	1,961	1,066	3,027	141,219	144,246	364
Multifamily	0	0	0	0	26,033	26,033	0
Construction real estate
1 - 4 Family	14	0	556	570	19,120	19,690	556
Other	0	0	2,030	2,030	31,804	33,834	0
Farmland	0	0	0	0	1,278	1,278	0
Residential real estate
Equity Lines	0	0	0	0	28,895	28,895	0
1 - 4 Family	0	480	682	1,162	145,403	146,565	0
Junior Liens	21	15	0	36	8,256	8,292	0
Consumer
Credit Cards	24	4	0	28	1,258	1,286	0
Other	6	0	0	6	2,928	2,934	0
Deferred loan fees, net	0	0	0	0	(89)	(89)	0
Total	$65	$3,481	$5,938	$9,484	$608,788	$618,272	$2,323

F-24

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

In thousands	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days, Accruing
December 31, 2013
Commercial	$186	$0	$384	$570	$87,549	$88,119	$0
Commercial real estate
Owner occupied	0	0	0	0	116,137	116,137	0
Income producing	0	20	0	20	137,319	137,339	0
Multifamily	0	0	0	0	24,739	24,739	0
Construction real estate
1 - 4 Family	5	0	0	5	17,434	17,439	0
Other	0	0	3,161	3,161	22,285	25,446	0
Farmland	0	0	0	0	1,483	1,483	0
Residential real estate
Equity Lines	449	0	54	503	26,731	27,234	0
1 - 4 Family	174	156	0	330	119,736	120,066	0
Junior Liens	44	0	0	44	7,936	7,980	0
Consumer
Credit Cards	13	0	0	13	1,316	1,329	0
Other	10	0	5	15	2,992	3,007	0
Deferred loan fees, net	0	0	0	0	42	42	0
Total	$881	$176	$3,604	$4,661	$565,699	$570,360	$0

The increase in past due loans at December 31, 2014 in comparison to December 31, 2013 is primarily due to one borrower who experienced a temporary cash flow shortfall during the fourth quarter of 2014. His loans totaled $2.8 million or 80% of the total loans past due 60 - 89 days and $2.1 million or 91% of the loans past due greater than 90 days and accruing interest at December 31, 2014. As a result of the borrower's past due status, the Company downgraded the relationship to substandard. As of January 29, 2015, all loans to this borrower and related entities are current.

Nonaccrual Loans.  Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. Loans will be placed on nonaccrual status automatically when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection.  In this case, the loan will continue to accrue interest despite its past due status.  When interest accrual is discontinued, all unpaid accrued interest is reversed and any subsequent payments received are applied to the outstanding principal balance. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  The following is a schedule of loans receivable, by portfolio segment, on nonaccrual status as of December 31, 2014 and December 31, 2013:

F-25

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

In thousands	December 31, 2014	December 31, 2013
Commercial	$201	$383
Commercial real estate
Income Producing	702	0
Construction real estate
Other	2,030	3,161
Residential real estate
Equity Lines	46	54
1 - 4 Family	681	62
Consumer
Other	0	5
Total	$3,660	$3,665

Had nonaccrual loans performed in accordance with their original contract terms, the Company would have recognized additional interest income in the amount of $276 during the twelve months ended December 31, 2014 and $222 during the twelve months ended December 31, 2013.  There was one restructured loan totaling $2,364 at December 31, 2014 compared to four restructured loans totaling $2,922 at December 31, 2013.

Impaired Loans.  Impaired loans are identified by the Company as loans in which it is determined to be probable that the borrower will not make interest and principal payments according to the contract terms of the loan.  In determining impaired loans, our credit administration department reviews past-due loans, examiner classifications, Bank classifications, and a selection of other loans to provide evidence as to whether the loan is impaired.  All loans rated as substandard are evaluated for impairment by the Bank’s Allowances for Loan and Lease Losses (“ALLL”) Committee.  Once classified as impaired, the ALLL Committee individually evaluates the total loan relationship, including a detailed collateral analysis, to determine the reserve appropriate for each one.  Any potential loss exposure identified in the collateral analysis is set aside as a specific reserve (valuation allowance) in the allowance for loan and lease losses.  If the impaired loan is subsequently resolved and it is determined the reserve is no longer required, the specific reserve will be taken back into income during the period the determination is made.  Impaired loans, or portions thereof, are charged off when deemed uncollectible.  Impaired loans as of December 31, 2014 and December 31, 2013 are set forth in the following table:

F-26

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

In thousands	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2014
With no related allowance:
Commercial	$707	$995	$0	$739	$26
Commercial real estate
Owner occupied	2,771	2,771	0	2,784	194
Income producing	7,735	7,735	0	8,570	442
Construction real estate
1 - 4 Family	0	0	0	0	0
Other	2,099	4,865	0	2,310	4
Farmland	0	0	0	0	0
Residential real estate
Equity Lines	136	146	0	140	3
1 - 4 Family	1,153	1,156	0	1,170	56
Total loans with no allowance	$14,601	$17,668	0	$15,713	$725
With an allowance recorded:
Commercial real estate
Income producing	137	137	62	141	5
Total loans with an allowance	$137	$137	$62	$141	$5
Total:
Commercial	707	995	0	739	26
Commercial real estate	10,643	10,643	62	11,495	641
Construction real estate	2,099	4,865	0	2,310	4
Residential real estate	1,289	1,302	0	1,310	59
Totals	$14,738	$17,805	$62	$15,854	$730

F-27

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

In thousands	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2013
With no related allowance:
Commercial	$1,570	$1,706	$0	$1,433	$50
Commercial real estate
Owner occupied	5,182	5,182	0	5,249	340
Income producing	4,538	4,538	0	4,577	287
Construction real estate
1 - 4 Family	580	580	0	489	23
Other	4,294	6,279	0	4,457	206
Farmland	171	171	0	175	10
Residential real estate
Equity Lines	493	500	0	499	21
1 - 4 Family	473	530	0	543	26
Consumer
Other	13	18	0	21	2
Total loans with no allowance	$17,314	$19,504	0	$17,443	$965
With an allowance recorded:
Construction real estate
Other	2,566	2,566	1,337	2,566	0
Residential real estate
1-4 family	26	26	20	26	1
Total loans with an allowance	$2,592	$2,592	$1,357	$2,592	1
Total:
Commercial	1,570	1,706	0	1,433	50
Commercial real estate	9,720	9,720	0	9,826	627
Construction real estate	7,611	9,596	1,337	7,687	239
Residential real estate	992	1,056	20	1,068	48
Consumer	13	18	0	21	2
Totals	$19,906	$22,096	$1,357	$20,035	$966

Cash basis interest income on impaired loans was $778 and $1,011 for the years ended December 31, 2014 and 2013, respectively.

Credit Quality Indicators. The Company categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. This categorization is made on all commercial, commercial real estate and construction and development loans.  The Company analyzes loans and leases individually by classifying the loans and leases as to credit risk. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Risk rated 1

Highest Caliber Credit – to qualify as a “1”, a credit must be either fully secured by cash or secured by a portfolio of marketable securities within margin.

F-28

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Risk rated 2

Very High Caliber Credit – to qualify as a “2”, a credit must be a borrower within an industry exhibiting strong trends.  The borrower must be a highly-rated individual or company whose management, profitability, liquidity, and leverage are very strong and above industry averages.  Borrower should show substantial liquidation net worth and income or alternative fund sources to retire the debt as agreed.

Risk rated 3

High Caliber Credit - to qualify as a “3”, the criteria of management, industry, profitability, liquidity, and leverage must be generally strong and comparable to industry averages.  Borrower should show above average liquidation net worth and sufficient income or alternative fund sources to retire the debt as agreed.

Risk rated 4

Satisfactory Credit – to qualify as a “4”, a credit should be performing relatively close to expectations, with adequate evidence that the borrower is continuing to generate adequate cash flow to service debt.  There should be no significant departure from the intended source and timing of repayment, and there should be no undue reliance on secondary sources of repayment.  To the extent that some variance exists in one or more criteria being measured, it may be offset by the relative strength of other factors and/or collateral pledged to secure the transaction.  A credit secured by a portfolio of marketable securities in an out-of-margin condition would qualify as a “4”.  Borrower should show average liquidation net worth and income sufficient to retire the debt on an amortizing basis.

Risk rated 5

Monitored Satisfactory Credit – there are certain satisfactory credits, which have elements of risk that the Bank chooses to monitor formally.  The objective of the monitoring process is to assure that no weaknesses develop in credits with certain financial or operating leverage, or credits, which are subject to cyclical economic or variable industry conditions.  Also included in this category are credits with positive operating trends and satisfactory financial conditions, which are achieving performance expectations at a slower pace than anticipated.  This rating may also include loans which exhibit satisfactory credit quality but which are improperly structured as evidenced by excessive renewals, unusually long repayment schedules, the lack of a specific repayment plan, or which exhibit loan policy exceptions or documentation deficiencies.

Risk rated 6

Special Mention – assets in this category are still adequately protected by the borrower’s capital adequacy and payment capability, but exhibit distinct weakening trends and/or elevated levels of exposure to external conditions. If left unchecked or uncorrected, these potential weaknesses may result in deteriorated prospects of repayment. These exposures require management’s close attention so as to avoid becoming undue or unwarranted credit exposures.

Risk rated 7

Substandard - substandard loans are inadequately protected by the borrower’s current financial condition and payment capability or of the collateral pledged, if any. Loans and leases so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Risk rated 8

Doubtful – an asset classified as doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.  Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimate loss is deferred until its more exact status may be determined.

F-29

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Risk rated 9

Loss – assets classified as loss are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Losses are taken in the period in which they surface as uncollectible.

F-30

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

As of  December 31, 2014 and December 31, 2013, and based on the most recent analysis performed at those dates, the risk category of loans and leases is as follows:

Internal Risk Rating Grades
In thousands	1-4	5	6	7	8
December 31, 2014
Commercial	$20,121	$62,500	$0	$1,381	$201
Commercial real estate
Owner occupied	35,401	76,341	1,674	7,689	0
Income producing	16,100	117,129	367	10,650	0
Multifamily	13,270	12,763	0	0	0
Construction real estate
1 - 4 Family	7,204	10,141	1,331	1,014	0
Other	834	26,594	441	4,530	1,435
Farmland	209	906	0	163	0
Totals	$93,139	$306,374	$3,813	$25,427	$1,636
Total:
Commercial	20,121	62,500	0	1,381	201
Commercial real estate	64,771	206,233	2,041	18,339	0
Construction real estate	8,247	37,641	1,772	5,707	1,435
Totals	$93,139	$306,374	$3,813	$25,427	$1,636

December 31, 2013
Commercial	$22,054	$63,329	$765	$1,971	$0
Commercial real estate
Owner occupied	36,025	70,048	2,694	7,370	0
Income producing	14,921	110,200	3,155	9,063	0
Multifamily	13,690	11,049	0	0	0
Construction real estate
1 - 4 Family	3,921	10,809	1,129	1,580	0
Other	874	14,943	441	9,188	0
Farmland	220	1,092	0	171	0
Totals	$91,705	$281,470	$8,184	$29,343	$0
Total:
Commercial	$22,054	$63,329	$765	$1,971	$0
Commercial real estate	64,636	191,297	5,849	16,433	0
Construction real estate	5,015	26,844	1,570	10,939	0
Totals	$91,705	$281,470	$8,184	$29,343	$0

There are no loans classified as 9 as of December 31, 2014 and December 31, 2013.

As can be seen from the table above, the Company continues to make progress in reducing its problem assets. Loans risk rated 6, 7 and 8 ("Watch-List") in the above categories have decreased $$6,651 or 18% from $37,527 at December 31, 2013 to $30,876 at December 31, 2014. Senior management remains focused on continued improvement of these Watch-List loans.

F-31

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

All consumer-related loans, including residential real estate are evaluated and monitored based upon payment activity.  Once a consumer-related loan becomes past due on a recurring basis, the Company will pull that loan out of the homogenized pool and evaluate it individually for impairment.  At this time, the consumer-related loan may be placed on the Company’s internal watch list and risk rated either special mention or substandard, depending upon the individual circumstances.

Risk Based on Payment Activity	Performing		Non-Performing
In thousands	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Residential real estate
Equity Lines	$28,849	$27,180	$46	$54
1 - 4 Family	145,884	120,004	681	62
Junior Liens	8,292	7,980	0	0
Consumer
Credit Cards	1,286	1,329	0	0
Other	2,934	3,002	0	5
Totals	$187,245	$159,495	$727	$121
Total:
Residential real estate	$183,025	$155,164	$727	$116
Consumer	4,220	4,331	0	5
Totals	$187,245	$159,495	$727	$121

Allowance for Loan Losses

The allowance for possible loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans.

The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

F-32

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances determined in accordance with accounting principles regarding receivables based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with accounting principles regarding contingencies based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with accounting principles regarding contingencies based on general economic conditions and other qualitative risk factors both internal and external to the Company.

Specific Valuation

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the obligor’s ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. This analysis is performed at the relationship manager level for all commercial loans. When a loan is added to the internal watch list, the ALLL Committee analyzes the loan to determine whether the loan is impaired and, if impaired, the need to specifically allocate a portion of the allowance for loan losses to the loan. Specific valuation allowances are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, and economic conditions affecting the borrower’s industry, among other things.

Historical Valuation

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans at the time they were charged-off. The Company uses a rolling 8-quarter analysis to determine its historical loss ratio for the specific pool. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the average balance of loans in the pool for the respective quarter. The loss factors used at December 31, 2014 and December 31, 2013 are as follows:

	12/31/2014	12/31/2013
Commercial	0.22%	0.21%
Commercial real estate - Owner occupied	0.00%	0.00%
Commercial real estate - Income producing	0.00%	0.00%
Commercial real estate - Multifamily	0.00%	0.00%
Construction real estate - 1-4 Family	0.17%	0.42%
Construction real estate - Other	3.58%	2.23%
Construction real estate - Farmland	0.00%	0.00%
Residential real estate - Equity lines	0.26%	0.26%
Residential real estate - 1-4 Family	0.00%	0.36%
Residential real estate - Junior Liens	0.00%	0.00%
Consumer & credit cards	0.96%	0.59%
Loans held for sale	0.00%	0.00%

The Company applies the historical loss ratios to balances of all loans within each category to establish the reserve needed for this section of the allowance calculation.  All impaired loans are excluded from this calculation as they are individually evaluated in the specific valuation section as described above.

F-33

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

General Valuation

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating, among other things: (i) levels and trends in credit quality; (ii) trends in the volume of loans; (iii) the experience, ability and effectiveness of the bank’s lending management and staff; (iv) local economic trends and conditions; (v) credit concentration risk; (vi) current industry conditions; (vii) real estate market conditions; (viii) large relationship credit risk and (ix) HELOC portfolio risk (new environmental factor at December 31, 2014). Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate or low degree of risk. The results are then input into a general allocation matrix to determine an appropriate general valuation allowance, based on the risk assessment performed by management and the loss factors established.  Loans identified as losses by management, internal loan review and/or regulatory examiners are charged-off.

	12/31/14	12/31/13
Levels and trends in credit quality	0.15%	0.15%
Trends in volume of loans	1.35%	1.00%
Experience, ability, and depth of lending management and staff	0.00%	0.00%
Local economic trends and conditions	0.25%	0.25%
Credit concentration risk	0.05%	0.05%
Current industry conditions/general economic conditions	0.05%	0.10%
Commercial Real Estate Devaluation	0.20%	0.25%
Residential Real Estate Devaluation	0.15%	0.15%
Credit concentration risk - large relationships > $8 Million	0.15%	0.30%
HELOC Portfolio Risk	0.25%	N/A

All impaired loans are excluded from this calculation as they are individually evaluated in the specific valuation section as described above.  The loss factors are multiplied by the loan balances related to each environmental factor at quarter-end.  Therefore for example, only commercial real estate balances are used in the determination for the estimated loss for the commercial real estate devaluation factor.

As a result of the Company's analysis, at December 31, 2014 the Company's total reserves amount to $6.5 million, of which $62 are specific reserves on impaired loans and $6.4 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.26% at December 31, 2013 to 1.05% at December 31, 2014. The reduction year over year is supported by the following factors:

•	The Company decreased its risk assessment from high to medium for the credit quality trends risk factor as a result of the continued improving trends in asset quality, including a 90 basis point reduction in its NPA / Total Asset ratio; an $8.3 million reduction in total watchlist loans, including a $5.2 million reduction in impaired loans year over year; and a 14.9% reduction in total adversely classified items to tier 1 capital plus ALLL.
•	The Company decreased its risk assessment related to the current industry and economic conditions to the low-end of the medium range, from 0.10% to 0.05%, based upon continued improving trends across all FDIC insured institutions.
•	The Company decreased the loss factor for commercial real estate devaluation by 5 basis points to reflect the current market conditions in the Roanoke MSA for non-stressed properties.
•	The Company decreased its risk assessment related to its large relationship credit concentration loss factor from 0.30% to 0.15% due to the significant reduction in the level of relationships considered for this category that are rated watchlist.

F-34

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Changes in the allowance for loan losses for the twelve months ended December 31, 2014 and December 31, 2013 by segment are as follows:

In thousands	Beginning				Ending
December 31, 2014	Balance	Charge-offs	Recoveries	Provision	Balance
Commercial	$544	$(157)	$18	$74	$479
Commercial real estate	2,587	0	0	339	2,926
Construction real estate	2,894	(1,988)	12	1,213	2,131
Residential real estate	1,081	(27)	91	(418)	727
Consumer	50	(20)	2	9	41
Unallocated	44	0	0	152	196
Total	$7,200	$(2,192)	$123	$1,369	$6,500

In thousands	Beginning				Ending
December 31, 2013	Balance	Charge-offs	Recoveries	Provision	Balance
Commercial	$449	$(261)	$5	$351	$544
Commercial real estate	3,183	0	0	(596)	2,587
Construction real estate	2,805	(39)	75	53	2,894
Residential real estate	1,593	(159)	47	(400)	1,081
Consumer	30	(67)	4	83	50
Unallocated	0	0	0	44	44
Total	$8,060	$(526)	$131	$(465)	$7,200

As of December 31, 2014 and December 31, 2013, loans individually and collectively evaluated for impairment, by loan portfolio segment, and the corresponding allowance are as follows:

	Individually Evaluated for Impairment
	12/31/2014		12/31/2013
In thousands	Allowance	Total Loans	Allowance	Total Loans
Commercial	$0	$707	$0	$1,570
Commercial real estate	62	10,643	0	9,720
Construction real estate	0	2,099	1,337	7,611
Residential real estate	0	1,289	20	992
Consumer	0	0	0	13
Total	$62	$14,738	$1,357	$19,906

	Collectively Evaluated for Impairment
	12/31/2014		12/31/2013
In thousands	Allowance	Total Loans	Allowance	Total Loans
Commercial	$479	$83,496	$544	$86,549
Commercial real estate	2,864	280,741	2,587	268,495
Construction real estate	2,131	52,703	1,557	36,757
Residential real estate	727	182,463	1,061	154,288
Consumer	41	4,220	50	4,323
Unallocated	196	(89)	44	42
Total	$6,438	$603,534	$5,843	$550,454

F-35

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Troubled Debt Restructurings ("TDRs”)

Modifications of terms for loans and their inclusion as TDRs are based on individual facts and circumstances.  Loan modifications that are included as TDRs may involve either an increase or reduction of the interest rate, extension of the term of the loan, or deferral of principal payments, regardless of the period of the modification.  The loans included in all loan classes as TDRs at December 31, 2014 had either an interest rate modification or a deferral of principal payments, which we consider to be a concession.  All loans designated as TDRs were modified due to financial difficulties experienced by the borrower.

There were no TDRs identified during the the three or twelve months ended December 31, 2014 and 2013.

TDR Defaults are those TDRs that were greater than 90 days past due, and aligns with our internal definition of default for those loans not identified as TDRs.  The Company did not experience any TDR defaults during the years ended December 31, 2014 or 2013.

Note 5.  Foreclosed Assets

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2014 and 2013:

	12/31/2014	12/31/2013
Balance, beginning of period	$19,705	$21,364
Additions	2,259	2,896
Capitalized improvements	188	794
Proceeds from sales	(8,011)	(4,284)
Transfer to other assets	(1,474)	0
Valuation adjustments	(360)	(1,125)
Gain from sales	1	60
Balance, end of period	$12,308	$19,705

F-36

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 6.  Earnings Per Share

Basic earnings per share are based upon the weighted average number of common shares outstanding during the period.  The weighted average common shares outstanding for the diluted earnings per share computations were adjusted to reflect the assumed conversion of shares available under stock options.  The following tables summarize earnings per share and the shares utilized in the computations for the twelve months ended December 31, 2014 and 2013, respectively:

	Net Income Available to Common Shareholders (000s)	Weighted Average Common Shares	Per Share Amount
Year to date December 31, 2014
Basic earnings per common share	$6,599	4,823,422	$1.37
Effect of dilutive stock options		54,485
Diluted earnings per common share	$6,599	4,877,907	$1.35

Year to date December 31, 2013
Basic earnings per common share	$6,201	4,786,030	$1.30
Effect of dilutive stock options		42,649
Effect of dilutive stock warrants		87,212
Diluted earnings per common share	$6,201	4,915,891	$1.26

Note 7.  Premises and Equipment

Components of premises and equipment and total accumulated depreciation and amortization as of December 31, 2014 and 2013 are as follows:

	2014	2013
Land and improvements	$2,704	$2,704
Buildings	5,631	5,609
Furniture, fixtures, and equipment	6,152	5,925
Leasehold improvements	2,678	2,402
Construction in progress	165	363
	17,330	17,003
Less accumulated depreciation	(8,032)	(7,281)
Premises and Equipment, net	$9,298	$9,722

Depreciation expense for the years ended December 31, 2014 and 2013 amounted to $749 and $737, respectively.

The Company currently leases under non-cancelable operating leases its main office location, one additional branch location in the City of Roanoke, the land for its South Roanoke office and the office suite for its mortgage office.  Beginning in February 2015, the Company commenced a lease at Smith Mountain Lake as a brokerage and mortgage office. Rental expenses under operating leases were approximately $703 and $659 for 2014 and 2013 respectively.

F-37

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Future minimum lease payments under non-cancelable operating leases at December 31, 2014 are as follows:

Year	Amount
2015	$738
2016	720
2017	702
2018	650
2019	650
Thereafter	1,688
Total	$5,148

Note 8.  Federal Home Loan Bank Stock

Restricted stock, which represents a required investment in the common stock of a correspondent bank, is carried at cost, and as of December 31, 2014 and December 31, 2013, included the common stock of the FHLB, which is included in other assets.   Restricted stock totaled $4.7 million at December 31, 2014 and and $4.2 million at December 31, 2013, respectively.

Management evaluates the restricted stock for impairment in accordance with authoritative accounting guidance under ASC Topic 320, “Investments – Debt and Equity Securities.”  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of the cost of an investment is influenced by criteria such as (1) the significance of the decline in net assets of the issuing bank as compared to the capital stock amount for that bank and the length of time this situation has persisted, (2) commitments by the issuing bank to make payments required by law or regulation and the level of such payments in relation to the operating performance of that bank, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the issuing bank.

The FHLB of Atlanta neither provides dividend guidance prior to the end of each quarter, nor conducts repurchases of excess activity-based stock on a daily basis, instead making such determinations quarterly.

Based on evaluation of criteria under ASC Topic 320, management believes that no impairment charge in respect of the restricted stock is necessary as of December 31, 2014.

Note 9.  Time Deposits

At December 31, 2014 the approximate scheduled maturities of time deposits are as follows:

Three months or less	$71,250
Four to twelve months	58,373
One to three years	39,435
Over three years	18,245
Total	$187,303

The aggregate amount of time deposits in denominations of $100 or more at December 31, 2014 and 2013 was $96,134 and $74,800 respectively.

F-38

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 10. Financial Derivatives

Financial derivatives are reported at fair value in other assets or other liabilities. The accounting for changes in the fair value of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings. The Company has entered into interest rate swap contracts to meet loan customer needs, while managing interest rate risk to the Company. Upon entering into these swaps, the Company also enters into offsetting positions with a counterparty to minimize interest rate risk to the Company. These individual swap contracts qualify as derivatives, but are not designated as hedging instruments and therefore the gain or loss is recognized through earnings. Interest rate swap contracts involve the risk of dealing with borrowers and counterparties and their ability to meet contractual terms. When the fair value of a derivative instrument contract is an asset the counterparty or customer owes the Company, and results in credit risk to the Company. When the fair value of the swap contract is a liability, the Company owes the customer or counterparty and therefore, has assumed no credit no risk beyond the original extension of credit. These contracts are accounted for using the long haul method whereby the respective fair values are recorded as assets or liabilities and not netted. Since the fair values offset, no net gain or loss has been recognized in 2014 or 2013.

A summary of the Company's interest rate swaps is as follows:

	December 31, 2014		December 31, 2013
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value

Pay fixed - receive floating interest rate swap	$20,394	$(314)	$15,286	$174

Pay floating - receive fixed interest rate swap	(20,394)	314	(15,286)	(174)

Total derivatives not designated	$0	$0	$0	$0

Note 11.  Borrowed Funds

Short-term debt

Short-term debt includes Federal Home Loan Bank of Atlanta advances that mature in 12 months or less, securities sold under agreements to repurchase, federal funds purchased and borrowings for the discount window generally maturing within one to seven days from the transaction date.  Short-term FHLB advances totaled $30,000 and $15,000 at December 31, 2014 and 2013, respectively.  The $30,000 balance as of December 31, 2014 is comprised of two $15,000 fixed rate advances that mature in January 2015 and carry a blended annual interest rate of 0.20% .  At December 31, 2014, the Company had $25,000 available under short-term unsecured lines of credit and $108,076 available under short-term secured lines of credit.  Total investment securities and loans pledged at December 31, 2014 were $123,742 and $209,307, respectively.  Additional information is summarized below:

	2014	2013
Outstanding balance at December 31	$59,778	$37,397
Weighted average rate at December 31	0.29%	0.29%

Daily average outstanding during the period	$50,949	$32,019
Average rate for the period	0.26%	0.26%

Maximum outstanding at any month-end during the period	$59,778	$41,514

F-39

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Securities with a fair market value of $30,318 and $29,212 were collateralized securities sold under agreements to repurchase at December 31, 2014 and 2013, respectively.

Long-term debt

The Company has outstanding long-term debt with the Federal Home Loan Bank of Atlanta in the amount of $28,000 as of December 31, 2014 and 2013, respectively.

Advance	Maturity	Conversion	Current	2014	2013
Date	Date	Date	Rate	Balance	Balance
July 22, 2008	July 23, 2018	n/a	3.530%	$10,000	$10,000
June 10, 2013	June 10, 2019	n/a	3.700%	5,000	5,000
June 10, 2013	June 10, 2019	n/a	3.970%	13,000	13,000
			TOTAL	$28,000	$28,000

Valley Financial (VA) Statutory Trust I, a statutory business trust (the “Trust”), was created by the Company on June 6, 2003, at which time the Trust issued $4,000 in aggregate liquidation amount of $1 par value preferred capital trust securities which mature June 26, 2033.  Distributions are payable on the securities at a floating rate equal to the 3-month London Interbank Offered Rate (“LIBOR”) plus 3.10%, capped at 11.75%, and the securities may be prepaid at par by the Trust at any time after June 26, 2008.  The principal assets of the Trust are $4,124 of the Company’s junior subordinated debentures which mature on June 26, 2033, and bear interest at a floating rate equal to the 3-month LIBOR plus 3.10%, capped at 11.75%, and which are callable by the Company after June 26, 2008.  All $124 in aggregation liquidation amount of the Trust’s common securities are held by the Company.

Valley Financial (VA) Statutory Trust II, a statutory business trust (“Trust II”), was created by the Company on September 26, 2005, at which time Trust II issued $7,000 in aggregate liquidation amount of $1 par value preferred capital trust securities which mature December 15, 2035.  Distributions are payable on the securities at a floating rate equal to the 3-month LIBOR plus 1.49%, and the securities may be prepaid at par by Trust II at any time after December 15, 2010.  The principal assets of Trust II are $7,217 of the Company’s junior subordinated debentures which mature on December 15, 2035, and bear interest at a floating rate equal to the 3-month LIBOR plus 1.49%, and which are callable by the Company after December 15, 2010.  All $217 in aggregation liquidation amount of Trust II’s common securities are held by the Company.

Valley Financial (VA) Statutory Trust III, a statutory business trust (“Trust III”) was created by the Company on December 15, 2006, at which time Trust III issued $5,000 in aggregate liquidation amount of $1 par value preferred capital trust securities which mature January 30, 2037.  Distributions are payable on the securities at a floating rate equal to the 3-month LIBOR plus 1.73%, and the securities may be prepaid at par by Trust III at any time after January 20, 2012.  The principal assets of Trust III are $5,155 of the Company’s junior subordinated debentures which mature on January 30, 2037, and bear interest at a floating rate equal to the 3-month LIBOR plus 1.73%, and which are callable by the Company after January 30, 2012.  All $155 in aggregation liquidation amount of Trust III’s common securities are held by the Company.

The preferred securities and common securities of all three trusts are included in the Company’s Tier 1 capital for regulatory capital adequacy purposes as they do not exceed 25% of the Company’s total Tier 1 capital excluding the securities.  The Company’s obligations with respect to the issuance of the preferred securities and common securities of both trusts constitute a full and unconditional guarantee by the Company of the trusts obligations with respect to the preferred securities and common securities.  Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on its junior subordinated debentures, which would result in a deferral of distribution payments on the trusts’ preferred trust securities and common securities.  As of December 31, 2014, there are no such deferred interest payments.  As a result of the Company’s adoption of USGAAP related to business consolidations, all three Trusts’ common securities have been presented as a component of other assets.

F-40

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

On October 15, 2013, the Company issued an $11,000,000 junior subordinated note (the "Note"). The Note has a maturity date of October 15, 2023 and principal and interest payments due monthly. The Note bears interest at a variable rate of 30-day LIBOR plus 5.00% per annum, with a floor of 5.50% and a cap of 9.50%. Based on the current 30-day LIBOR rate, the Note bears interest at the floor rate of 5.50%. The Note is not convertible into common stock or preferred stock. The Note is an unsecured, subordinated obligation of the Company and ranks junior in right of payment to the Company’s senior indebtedness and to the Company’s obligations to its general creditors. The proceeds of the Note were used to redeem the remaining outstanding preferred stock from the US Treasury and to repurchase the outstanding common stock warrant issued in conjunction with the preferred stock investment the US Treasury made in the Company in 2008.

Note 12.  Fair Value of Financial Instruments

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability.  In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach.  Such valuation techniques are consistently applied.  Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.  Generally accepted accounting principles regarding fair value measurements, establish a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3:  Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions.  Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.  The determination of where an asset or liability falls in the hierarchy requires significant judgment.  The Company evaluates its hierarchy disclosures each quarter and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter.  However, the Company expects changes in classifications between levels will be rare.

Securities:  Investment securities are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relaying on the securities’ relationship to other benchmark quoted securities.  Level 1 securities include those traded on nationally recognized securities exchanges, U.S. Treasury securities, and money market funds.  Level 2 securities include U.S. Agency securities, mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities.  Securities classified as Level 3 include asset-backed securities in less liquid markets.

F-41

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Loans:  Other than the Company’s Held For Sale portfolio, the Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and an allowance for loan losses is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.

At December 31, 2014, substantially all of the total impaired loans were evaluated based on the fair value of the collateral.  Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2.  The Company records the impaired loan as nonrecurring Level 3 in the following instances: (i) when the fair value of the collateral is based upon current appraised value less estimated selling or liquidation costs; (ii) when an appraised value is not available, or (iii) when management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.

Foreclosed assets:  Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets.  Subsequently, foreclosed assets are carried at net realizable value.  Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral.  When the fair value of the collateral is based on an observable market price, the Company records the foreclosed asset as nonrecurring Level 2.  The Company records the value of foreclosed assets as nonrecurring Level 3 in the following instances: (i) when the fair value of the collateral is based upon current appraised value less estimated selling or liquidation costs; (ii) when an appraised value is not available, or (iii) when management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.

Derivatives: Derivatives are recorded at fair value on a recurring basis. Third party vendors compile prices from various sources and may determine the fair value of identical or similar instruments by using pricing models that consider observable market data (Level 2).

F-42

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and December 31, 2013 are summarized below:

In thousands
December 31, 2014	Total	Level 1	Level 2	Level 3
Investment securities available-for-sale:
U.S. Government and federal agency	$13,956	$0	$13,956	$0
Government-sponsored enterprises	27,738	0	27,738	0
Mortgage-backed securities	90,615	0	90,615	0
Collateralized mortgage obligations	12,943	0	12,943	0
State and political subdivisions	32,485	0	32,485	0
Held for sale loans	566	0	566	0
Interest rate swaps	314	0	314	0
Total assets at fair value	$178,617	$0	$178,617	$0

Interest rate swaps	$314	$0	$314	$0
Total liabilities at fair value	$314	$0	$314	$0

December 31, 2013
Investment securities available-for-sale:
U.S. Government and federal agency	$10,307	$0	$10,307	$0
Government-sponsored enterprises	31,311	0	31,311	0
Mortgage-backed securities	72,389	0	72,389	0
Collateralized mortgage obligations	9,194	0	9,194	0
State and political subdivisions	36,660	0	36,660	0
Held for sale loans	245	0	245	0
Interest rate swaps	174	0	174	0
Total assets at fair value	$160,280	$0	$160,280	$0

Interest rate swaps	$174	$0	$174	$0
Total liabilities at fair value	$174	$0	$174	$0

F-43

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of December 31, 2014 and December 31, 2013 are included in the tables below:

In thousands
December 31, 2014	Total	Level 1	Level 2	Level 3
Impaired Loans:
Commercial	$201	$0	$0	$201
Residential Real Estate	174	0	0	174
Construction Real Estate	2,030	0	0	2,030
Commercial Real Estate	75	0	0	75
Total Impaired Loans	2,480	0	0	2,480
Foreclosed Assets	12,308	0	0	12,308
Total assets at fair value	$14,788	$0	$0	$14,788

Total liabilities at fair value	$0	$0	$0	$0

December 31, 2013
Impaired Loans:
Commercial	$384	$0	$0	$384
Residential Real Estate	343	0	0	343
Construction Real Estate	2,074	0	0	2,074
Consumer	5	0	0	5
Total Impaired Loans	2,806	0	0	2,806
Foreclosed Assets	19,705	0	0	19,705
Total assets at fair value	$22,511	$0	$0	$22,511

Total liabilities at fair value	$0	$0	$0	$0

For level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2014, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at December 31, 2014	Valuation Technique	Significant Unobservable Inputs	Range
Impaired Loans	$2,480	Discounted appraised value	Discount for selling costs and age of appraisals.	15% - 55%
Foreclosed Assets	$12,308	Discounted appraised value	Discount for selling costs and age of appraisals	15% - 55%

F-44

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Accounting standards for financial instruments require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  These accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. Therefore, these values are likely to differ from those that maybe recorded by BNC in the event the merger is completed.

The methodologies for estimating fair value of financial assets and liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above.  The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies.  The methodologies for other financial assets and liabilities are discussed below:

Loans:  For variable-rate loans that re-price frequently and with no significant changes in credit risk, fair values are based on carrying values.  The fair values for other loans were estimated using discounted cash flow analysis, using interest rates currently being offered.  An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk.

Deposit liabilities:  The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date.  The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Short-term borrowings:  The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.  Fair values of other short-term borrowings are estimated using discounted cash flow analysis on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Federal Home Loan Bank of Atlanta advances:  The fair values of the Company’s Federal Home Loan Bank of Atlanta advances are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated Debentures:   The values of the Company’s junior subordinated debentures are variable rate instruments that reprice on a quarterly basis; therefore, carrying value is adjusted for the three month repricing lag in order to approximate fair value.

Off-Balance-Sheet Financial Instruments:  The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  At December 31, 2014, the fair value of loan commitments and stand-by letters of credit was immaterial.

F-45

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

December 31, 2014	Carrying	Approximate	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
In thousands	Amounts	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial assets
Loans, net	611,772	612,858	—	—	612,858

Financial liabilities
Time deposits/IRAs	187,303	188,395	—	188,395	—
FHLB borrowings	58,000	60,546	—	60,546	—
Junior subordinated debentures	27,356	23,547	—	23,547	—

December 31, 2013
In thousands
Financial assets
Securities held-to-maturity	$21,992	$22,471	$—	$22,471	$—
Loans, net	563,160	569,355	—	—	569,355

Financial liabilities
Time deposits/IRAs	158,840	160,297	—	160,297	—
FHLB borrowings	43,000	45,530	—	45,530	—
Junior subordinated debentures	27,476	26,907	—	26,907	—

Note 13.  Employee Benefit Plan

The Company has a defined contribution plan (the “Plan”) qualifying under IRS Code Section 401(k).  Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRS Code Section 401(k).  Employee contributions are matched by the Company based on 100 percent of the first three percent of an employee's contribution and 50 percent of employee contributions which exceed three percent but do not exceed six percent.  For the years ended December 31, 2014 and 2013, the Company contributed $315 and $295, to the Plan, respectively.

During 2002, the Company adopted a deferred compensation plan to provide future compensation to certain members of management.  Under plan provisions, payments projected to range from $8 to $261 are payable for 15 years certain, generally beginning at age 65.  The liability accrued for compensation deferred under the plan was $3,292 at December 31, 2014 and $2,899 at December 31, 2013.  Deferred compensation expense, an actuarially determined amount, was $442 during 2014 and $614 during 2013.  Assumed discount rate, rate of compensation increase, and expected after-tax long-term rate of return on plan assets were 7.25%, 5%, and 5%, respectively at December 31, 2014 and December 31, 2013. In the event the merger with BNC is completed, all participants in the deferred compensation plan will become 100% vested and the benefit amount payable under the Plan will be placed in a "Rabbi" Trust in accordance with the terms of the deferred compensation plan. The exact amount of the liability has yet to be determined.

The Company has purchased and is the beneficiary of life insurance policies that are indirectly related to funding of our employee benefit plans.  The cash value totaled approximately $19,543 and $18,872 at December 31, 2014 and 2013, respectively.

F-46

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 14.  Stock Based Compensation

The Company has two share-based compensation plans. The compensation cost that has been charged against income for those plans was approximately $314 and $232 for the years ended December 31, 2014 and 2013, respectively.  The Company has no nonqualified stock options outstanding at December 31, 2014. The total recognized tax benefit related to the compensation expense was $36 and $52 for the years ended December 31, 2014 and 2013.

Stock Option Plans

The Company has a 2011 Key Employee Equity Award Plan (the 2011 Plan) which succeeds the Company’s 2005 Key Employee Equity Award Plan (2005 Plan).  Under the 2011 Plan, the Company is authorized to issue up to 250,000 shares of Common Stock plus the number of shares of Common Stock available under the 2005 Plan as of the date the 2011 Plan was adopted by the Company’s Board of Directors.  This number of shares totaled 764.  Accordingly, 250,764 shares of authorized but unissued common stock are reserved for use in the 2011 Plan.  Generally, if an award is terminated, the shares allocated to that award under the 2011 Plan may be reallocated to new awards under the 2011 Plan.  Shares surrendered pursuant to the exercise of a stock option or other award or in satisfaction of tax withholding requirements under the 2011 Plan may also be reallocated to other awards.  The 2011 Plan also provides that if there is a stock split, stock dividend or other event that affects the Company’s capitalization, appropriate adjustments will be made in the number of shares that may be issued under the 2011 Plan and in the number of shares and price of all outstanding grants and awards made before such event.  The 2011 Plan also provides that no award may be granted more than 10 years after the date the 2011 Plan is adopted by the Board of Directors.  The 2011 Plan gives the Company flexibility in tailoring equity-based compensation awards for employees from time to time to the continuing objective of aligning employee incentives with the interests of shareholders as the Company grows and develops.  In addition to incentive and nonqualified stock options, the 2005 Plan permits the grant of restricted stock, stock appreciation rights and stock units to persons designated as “Key Employees”.

Under the 2011 Plan, at December 31, 2014, there are incentive stock options for 43,100 shares granted to officers and key employees currently outstanding.  There are 124,943 shares available for grant as of December 31, 2014.

The Company has a 2005 Key Employee Equity Award Plan (the 2005 Plan) which has been succeeded by the 2011 Plan.    Under the 2005 Plan, there are incentive stock options for 51,920 shares currently outstanding that have been granted to officers and key employees. There are no shares available for grant as of December 31, 2014.

All stock options have been granted with an exercise price equal to the stock’s fair market value at the date of the grant.  Stock options under the Plan generally have 10-year terms, vest at the rate of 20 percent per year, and become fully exercisable five years from the date of the grant.  The share-based awards granted under the aforementioned Plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock.  Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the Plans due to their dissimilar characteristics.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the Company’s actual history of exercise behavior. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the years ended December 31, 2014 and 2013.

F-47

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

	2014	2013
Expected dividend yield	3%	2%
Risk-free interest rate	2.18%	1.95%
Expected life of options (in years)	7.5 – 7.5 years	7.5 – 7.5 years
Expected volatility of stock price	47.5% - 63.4%	47.5% - 48.0%

Total stock-based compensation recognized as compensation expense on our consolidated statement of income is as follows:

	2014	2013
Option Grants	$43	$39
Restricted Stock Grants	271	193
Total Compensation Expense	$314	$232

As of December 31, 2014, there was $145 of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based payments granted to employees.  A maturity schedule of the unrecognized compensation cost (dollars in thousands) as of December 31, 2014 is as follows:

Year	Compensation Costs
2015	$41
2016	40
2017	35
2018	25
2019	4
Total	$145

As of December 31, 2014, the weighted average period for which unrecognized expense will be recognized is 2.4 years.  Total unrecognized compensation cost will be adjusted for future grants and future changes in estimated forfeitures. In the event the merger with BNC is completed, all outstanding and unvested options will automatically vest on the effective date.

General Stock Option Information

A summary of option activity during the twelve months ended December 31, 2014 and 2013 is presented below:

December 31, 2014	Options Outstanding	Weighted Avg. Exercise Price	Weighted Avg. Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Avg. Contractual Term
Balances at December 31, 2013	221,250	$8.88	$3.19	$533	4.80 years
Granted	10,300	12.08	5.45
Exercised	(119,770)	8.44	2.95	1,269
Forfeited	(6,960)	11.54	4.31	—
Expired	(9,800)	14.19	4.59
Balances at December 31, 2014	95,020	9.04	3.51	1,024	5.59 years
Exercisable at December 31, 2014	55,418	$8.41	$3.02	$632	3.51 years

December 31, 2013
Balances at December 31, 2012	208,750	$8.80	$2.93	$370	4.83 years
Granted	27,500	10.20	4.15
Exercised	(600)	6.52	1.42	2
Forfeited	(1,700)	9.71	3.32
Expired	(12,700)	10.32	1.09
Balances at December 31, 2013	221,250	8.88	3.19	533	4.80 years
Exercisable at December 31, 2013	175,448	$9.09	$3.17	$418	3.80 years

F-48

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Cash received from options exercised under all share-based payment arrangements for the years ended and December 31, 2014 and December 31, 2013 was $1,011 and $4, respectively.

Information regarding the stock options outstanding at December 31, 2014 is summarized below:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price, Outstanding	Number Exercisable	Weighted Average Exercise Price, Exercisable
$3.02 - $5.85	22,320	5.3 years	$3.85	17,738	$3.65
$5.86-$8.64	5,100	5.3 years	6.56	3,840	6.30
$8.65 - $11.44	40,650	7.1 years	9.92	14,190	9.35
$11.45 - $14.23	26,950	3.6 years	12.47	19,650	12.45
Totals	95,020	5.6 years	$9.04	55,418	$8.41

The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2014 was $1,024 and $632, respectively.  The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2013 was $533 and $418, respectively.

A summary of the status of the Company’s non-vested options as of December 31, 2014 and 2013 and changes during the years then ended is presented below:

		Non-Vested Options Outstanding	Weighted Average Grant Date Fair Value
Non-vested options,	12/31/12	39,622	$1.90
Granted		27,500
Vested		(20,920)
Forfeited		(400)
Non-vested options,	12/31/13	45,802	$3.25
Granted		10,300
Vested		(15,620)
Forfeited		(880)
Non-vested options,	12/31/14	39,602	$4.19

F-49

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

A summary of restricted stock activity during the twelve months ended December 31, 2014 and 2013 is presented below:

	December 31, 2014		December 31, 2013
	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Beginning balance outstanding	0	$0.00	11,730	$4.05
Granted	24,660	11.00	20,872	8.90
Vested	(24,660)	11.00	(32,602)	7.15
Ending balance outstanding	0.00	$0.00	0	$0.00

Note 15.  Income Taxes

Current and Deferred Income Tax Components

Total income tax expense for the years ended December 31, 2014 and 2013 consists of the following:

	2014	2013
Current	$2,760	$2,930
Deferred	(75)	(47)
Total	$2,685	$2,883

Rate Reconciliation

Total income tax expense (benefit) differed from the "expected" amount computed by applying the U.S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

	2014	2013
Tax at statutory federal rate	$3,157	$3,304
Tax-exempt interest income	(226)	(218)
Tax-exempt interest disallowance	19	14
Cash surrender value of life insurance	(228)	(226)
Other	(37)	9
Total	$2,685	$2,883

Deferred Income Tax Analysis

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are as follows:

F-50

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

	2014	2013
Deferred tax assets
Allowance for loan losses	$2,210	$2,448
State tax credit	186	255
Interest income on nonaccrual loans	371	297
Net unrealized losses on available-for-sale securities	243	2,412
Foreclosed asset impairment write-downs	819	829
Employee benefits	1,261	1,075
Total deferred tax assets	5,090	7,316
Deferred tax liabilities
Depreciation	(169)	(268)
Net unrealized gains on available-for-sale securities	0	0
Net holding gains on securities reclassified to held-to-maturity	0	(41)
Accretion of bond discount	(5)	(38)
Total deferred tax liabilities	(174)	(347)
Net deferred tax assets	$4,916	$6,969

No valuation allowance has been recorded because we believe that it is more likely than not that we will recognize the full benefit of the deferred tax asset shown above.  The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with generally accepted accounting standards for income tax purposes.

Note 16.  Concentrations of Credit Risk

The Bank grants commercial, residential and consumer loans to customers primarily in the Roanoke Valley area.  The Bank has a diversified loan portfolio which is not dependent upon any particular economic or industry sector.  As a whole, the portfolio could be affected by general economic conditions in the Roanoke Valley region.

A detailed composition of the Bank's loan portfolio is provided in the consolidated financial statements.  The Bank's commercial loan portfolio is diversified, with no significant concentrations of credit.  Commercial real estate loans are generally collateralized by the related property.  The residential real estate loan portfolio consists principally of loans collateralized by 1-4 family residential property.  The loans to an individual’s portfolio consist of consumer loans primarily for home improvements, automobiles, personal property and other consumer purposes.  These loans are generally collateralized by the related property.  Overall, the Bank's loan portfolio is not concentrated within a single industry or group of industries, the loss of any one or more of which would generate a materially adverse impact on the business of the Bank.

The Bank has established operating policies relating to the credit process and collateral in loan originations.  Loans to purchase real and personal property are generally collateralized by the related property.  Credit approval is principally a function of collateral and the evaluation of the creditworthiness of the borrower based on available financial information.

Note 17.  Commitments and Contingencies

The income tax returns for 2012 through 2014 are open for inspection by federal and state tax authorities and, with limited exceptions, returns for years prior to 2012 are closed to examination.

F-51

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Litigation

In the normal course of business the Bank may be involved in various legal proceedings.  Based on the information presently available, and after consultation with legal counsel, management believes that the ultimate outcome in such proceedings, in the aggregate, will not have a material adverse effect on the business or the financial condition or results of operations of the Company.

Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk, which involve commitments to extend credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.  The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract.  The Bank’s maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Commitments may be at fixed or variable rates and generally expire within one year.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates customers' creditworthiness on a case-by-case basis.  The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.  Collateral may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.  Financial instruments whose contract amounts represent credit risk as of December 31 are as follows:

	2014	2013
Commitments to extend credit	$166,427	$146,642
Standby letters of credit	14,267	11,626
Total	$180,694	$158,268

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Commitments may be at fixed or variable rates and generally expire within one year.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  These guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions.  Unless renewed, substantially all of the Bank's standby credit commitments at December 31, 2014 will expire within one year.  Management does not anticipate any material losses as a result of these transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

F-52

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Derivative Financial Instruments

For asset/liability management purposes, we may use interest rate swap agreements to hedge interest rate risk exposure to declining rates.  Such derivatives are used as part of the asset/liability management process and are linked to specific assets, and have a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.  Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flow of the items being hedged.  At December 31, 2014 and December 31, 2013 the Company did not have any derivative agreements related to interest rate hedging in place.

Employment Agreements

The Company has entered into employment agreements with the Chief Executive Officer ("CEO") and the Chief Financial Officer (“CFO”).  The employment agreements provide for a certain minimum salary level that may be increased, but not decreased, by the Board pursuant to an annual evaluation and also contain change-in-control provisions entitling the CEO and CFO to certain benefits in the event employment is terminated within three years of a change in control of the Company for reasons other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control. In the event the merger with BNC is completed, the Company expects to have an aggregate obligation under these agreements of approximately $2,334.

Change in Control Severance Agreements

The Company has entered into change in control severance agreements with the remaining seven executive officers of the Bank ("Executives"). The change in control severance agreements entitle the Executives to certain benefits in the event employment is terminated within twelve months of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control. In the event the merger with BNC is completed, the Company expects to have an aggregate obligation under these agreements of approximately $2,297.

Note 18.  Regulatory Matters

Dividends

The Company's principal source of funds for dividend payments is dividends received from the Bank.  The amount of dividends that may be paid by the Bank to the Company will depend on the Bank’s earnings and capital position and is limited by state law, regulations and policies.  A state bank may not pay dividends from its capital; all dividends must be paid out of net undivided profits then on hand.  Before any dividend is declared, any deficit in capital funds originally paid in shall have been restored by earnings to their initial level, and no dividend shall be declared or paid by any bank which would impair the paid-in-capital of the bank.  As of December 31, 2014 and December 31, 2013, the amount available from the Bank’s retained earnings for payment of dividends was $45,998 and $39,458 respectively.  The Company is current on all dividend payments on its Trust Preferred Securities.  Additionally, subsequent to quarter-end, the Company declared a quarterly cash dividend of $0.04 per share to be paid March 2, 2015 to common shareholders of record February 13, 2015.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

F-53

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2014 and December 31, 2013 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014 and December 31, 2013, the Company and the Bank were categorized as “well capitalized” as defined by applicable regulations.  To be categorized as “well capitalized”, the Company and Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that date that management believes have changed the Company's or the Bank's category.  The Company's and the Bank's actual capital amounts and ratios are also presented in the table below.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk weighted assets):
Valley Financial Corporation	$94,072	14.7%	$51,297	8.0%	n/a	n/a
Valley Bank	93,138	14.5%	51,277	8.0%	64,096	10.0%
Tier 1 Capital (to risk weighted assets):
Valley Financial Corporation	76,712	12.0%	25,649	4.0%	n/a	n/a
Valley Bank	86,638	13.5%	25,639	4.0%	38,458	6.0%
Tier 1 Capital - Leverage (to average assets):
Valley Financial Corporation	76,712	8.8%	34,739	4.0%	n/a	n/a
Valley Bank	86,638	10.0%	34,711	4.0%	43,388	5.0%

December 31, 2013
Total Capital (to risk weighted assets):
Valley Financial Corporation	$87,703	14.2%	$49,447	8.0%	n/a	n/a
Valley Bank	87,297	14.1%	49,404	8.0%	61,755	10.0%
Tier 1 Capital (to risk weighted assets):
Valley Financial Corporation	69,523	11.3%	24,723	4.0%	n/a	n/a
Valley Bank	80,097	13.0%	24,702	4.0%	37,053	6.0%
Tier 1 Capital - Leverage (to average assets):
Valley Financial Corporation	69,523	8.6%	32,405	4.0%	n/a	n/a
Valley Bank	80,097	9.9%	32,373	4.0%	40,466	5.0%

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers.  Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured.  If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan.  If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply.

F-54

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

Note 19.  Parent Company Financial Information

Condensed Balance Sheets

	2014	2013
Assets
Cash	$806	$172
Loans, net of allowance for loan losses of $0 at December 31, 2014 and 2013	$110	$197
Investment in bank subsidiary, at equity	$86,165	$75,494
Investment in non-bank subsidiaries	$496	$496
Other assets	$120	$131
Total assets	$87,697	$76,490
Liabilities
Junior subordinated debentures	$27,356	$27,476
Other liabilities	$101	$94
Total liabilities	$27,457	$27,570
Shareholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized; issued and outstanding 0 shares at December 31, 2014 and 2013, respectively	$0	$0
Common stock no par value; 10,000,000 shares authorized; issued and outstanding 4,932,035 shares at December 31, 2014 and 4,787,605 issued and outstanding at December 31, 2013, respectively	$23,987	$22,626
Retained earnings	$36,725	$30,897
Accumulated other comprehensive income (loss)	$(472)	$(4,603)
Total shareholders’ equity	$60,240	$48,920
Total liabilities and shareholders’ equity	$87,697	$76,490

Condensed Statements of Operations

	2014	2013
Income
Interest income	$3	$7
Expenses
Interest expense on balance due to non-bank subsidiaries	$958	$493
Provision for loan losses	$87	$0
Other expenses	$840	$347
Total Expenses	$1,885	$840
Loss before income taxes and equity in undistributed net income of subsidiary	$(1,882)	$(833)
Income tax benefit	$(640)	$(283)
Loss before equity in undistributed net income of subsidiary	$(1,242)	$(550)
Equity in undistributed net income of subsidiary	$7,841	$7,385
Net income	$6,599	$6,835
Preferred dividends and accretion of discount on warrants	$0	$634
Net income to common shareholders	$6,599	$6,201

F-55

VALLEY FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

(In thousands, except share and per share data)

 Condensed Statements of Cash Flows

	2014	2013
Cash flows from operating activities
Net income	$6,599	$6,835
Adjustments to reconcile net income to net cash and cash equivalents used in operating activities:
Equity in undistributed net income of subsidiary	(7,841)	(7,385)
Stock compensation expense	314	232
(Increase) decrease in other assets	12	(115)
Increase in other liabilities	7	56
Net cash and cash equivalents used in operating activities	(909)	(377)
Cash flows from investing activities
Decrease in loans, net	87	0
Dividends from banking subsidiary	1,300	5,100
Net cash and cash equivalents provided by investing activities	1,387	5,100
Cash flows from financing activities
Net proceeds from issuance of junior subordinated notes	0	11,000
Principal payments made on junior subordinated notes	(120)	(20)
Net proceeds from issuance of common stock	1,011	4
Redemption of preferred stock	0	(14,419)
Tax benefit realized on restricted stock units vesting	36	52
Purchase and retirement of treasury stock	0	(1,602)
Cash dividends paid	(771)	(1,233)
Net cash and cash equivalents provided by (used in) financing activities	156	(6,218)
Net increase (decrease) in cash and cash equivalents	634	(1,495)
Cash and cash equivalents at beginning of year	172	1,667
Cash and cash equivalents at end of year	$806	$172

Note 20.  Subsequent Events

On January 29, 2015, the Company’s Board of Directors declared a quarterly cash dividend in the amount of $0.04 per share, payable on March 2, 2015 to common shareholders of record February 13, 2015.

F-56

APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

VALLEY FINANCIAL CORPORATION

and

BNC BANCORP

i

ii

iii

INDEX

Acquisition Agreement	66
Acquisition Proposal	66
Agreement	1
Average Closing Price	65
Bank Merger	9
Bank Merger Effective Date	9
BHC Act	20
Book-Entry Shares	11
Buyer	1
Buyer Articles	38
Buyer Financial Statements	42
Buyer Meeting	51
Buyer Non-Voting Common Stock	39
Buyer Ratio	65
Buyer Regulatory Agreement	42
Buyer SEC Documents	42
Buyer Stock Plans	39
Buyer VWAP	10
Code	1
Compensation and Benefit Plans	28
Consultants	27
Costs	57
CRA	35
Determination Date	65
Disclosure Schedule	19
Effective Date	8
Effective Time	8
Employees	27
Employment Agreement	59
ERISA Affiliate	28
Exchange Fund	11
Exchange Ratio	10
FDIC	20
Fee	66
Final Index Price	65
IIPI	35
Indemnified Party	57
Index Group	65
Index Price	65
Index Ratio	65
Injunction	25
Insurance Amount	57
Intellectual Property	37
IRS	28
Loans	37
Merger	7
Merger Consideration	10
NCBCA	8
New Certificates	11
Old Certificates	11
Pension Plan	28
Property Lease	35
Proxy Statement	52
Registration Statement	41
Regulatory Authorities	26
Regulatory Communication	56
Replacement Option	10
Sarbanes-Oxley Act	45
SERP	58
Starting Date	65
Starting Price	65
Superior Proposal	64
Surviving Corporation	7
Takeover Laws	30
Treasury Regulations	47
TRUPs Assumption	60
Valley Financial	1
Valley Financial Financial Statements	33
Valley Financial Meeting	51
Valley Financial Regulatory Agreement	33
Valley Financial Stock Option	10
Valley Financial Stock Plans	10
Valley Financial’s SEC Documents	24

iv

AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2014, (this “Agreement”), by and between VALLEY FINANCIAL CORPORATION (“Valley Financial”) and BNC BANCORP (“Buyer”).

RECITALS

A.          Valley Financial. Valley Financial is a Virginia corporation, having its principal place of business in Roanoke, Virginia.

B.          Buyer. Buyer is a North Carolina corporation, having its principal place of business in High Point, North Carolina.

C.          Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D.          Board Action. The respective Boards of Directors of each of Buyer and Valley Financial have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01          Certain Definitions The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 9.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Valley Financial or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Valley Financial or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Average Closing Price” has the meaning set forth in Section 9.01(i).

“Bank Merger” has the meaning set forth in Section 3.01(a).

1

“Bank Merger Agreement” means the Subsidiary Plan of Merger of Valley Financial Bank with and into Buyer Bank, attached as Exhibit A.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“BHC Act” has the meaning set forth in Section 6.03(a)(2).

“Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” means the Articles of Incorporation, as amended, of Buyer.

“Buyer Bank” means Bank of North Carolina, a commercial bank chartered under the laws of North Carolina.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer By-Laws” means the By-Laws of Buyer.

“Buyer Capitalization Date” has the meaning set forth in Section 6.04(b)(i).

“Buyer Common Stock” means the voting common stock, no par value per share, of Buyer.

“Buyer Compensation and Benefit Plans” has the meaning set forth in Section 6.06(t)(i).

“Buyer Consultants” has the meaning set forth in Section 6.06(t)(i).

“Buyer Directors” has the meaning set forth in Section 6.06(t)(i).

“Buyer Employees” has the meaning set forth in Section 6.06(t)(i).

“Buyer ERISA Affiliate” has the meaning set forth in Section 6.06(t)(iii).

“Buyer Financial Statements” has the meaning set forth in Section 6.04(f)(i).

“Buyer Meeting” has the meaning set forth in Section 7.02(b).

“Buyer Non-Voting Common Stock” means the non-voting common stock, no par value per share, of Buyer.

“Buyer Pension Plan” has the meaning set forth in Section 6.06(t)(ii).

“Buyer Preferred Stock” has the meaning set forth in Section 6.04(b)(i).

“Buyer Ratio” has the meaning set forth in Section 9.01(i)(i)-(ii).

“Buyer Regulatory Agreement” has the meaning set forth in Section 6.04(e)(ii).

2

“Buyer SEC Documents” has the meaning set forth in Section 6.04(e)(iii).

“Buyer Stock Plans” has the meaning set forth in Section 6.04(b)(i).

“Buyer VWAP” means the volume weighted average price of a share of Buyer Common Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Effective Date and ending with the closing of trading on the second to last trading day prior to the Effective Date, as reported by Bloomberg Financial L.P.

“Code” has the meaning set forth in the recitals.

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” means that certain confidentiality agreement between Valley Financial and the Buyer dated September 25, 2014.

“Consultants” has the meaning set forth in Section 6.03(m)(i).

“CRA” has the meaning set forth in Section 6.03(z).

“Determination Date” has the meaning set forth in Section 9.01(i).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Employees” has the meaning set forth in Section 6.03(m)(i).

“Employment Agreement” has the meaning set forth in Section 7.13(b).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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“Exchange Agent” means Registrar and Transfer Company.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“FDIC” has the meaning set forth in Section 6.03(a)(iv).

“Fee” has the meaning set forth in Section 9.03(a).

“Final Index Price” has the meaning set forth in Section 9.01(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IIPI” has the meaning set forth in Section 6.03(x).

“IRS” has the meaning set forth in Section 6.03(m)(ii).

“Indemnified Party” has the meaning set forth in Section 7.10(a).

“Index Group” has the meaning set forth in Section 9.01(i).

“Index Price” has the meaning set forth in Section 9.01(i).

“Index Ratio” has the meaning set forth in Section 9.01(i)(ii).

“Injunction” has the meaning set forth in Section 6.03(h).

“Insurance Amount” has the meaning set forth in Section 7.10(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loans” has the meaning set forth in Section 6.03(gg).

“Material Adverse Effect” means, with respect to Buyer or Valley Financial, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Buyer and its Subsidiaries taken as a whole or Valley Financial and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Buyer or Valley Financial to perform its respective obligations under this Agreement or enjoins the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental

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authorities except to the extent that such changes have a disproportionate impact on Buyer or Valley Financial, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Buyer or Valley Financial, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on Buyer or Valley Financial, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of Buyer or Valley Financial taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of Buyer or Valley Financial to meet any internal financial forecasts or any earnings projections (whether made by Buyer or Valley Financial or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Global Select Market.

“NCBCA” means the North Carolina Business Corporation Act, as amended.

“New Certificate” has the meaning set forth in Section 4.04(a).

“Old Certificate” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“Property Lease” has the meaning set forth in Section 6.03(w).

“Proxy Statement” has the meaning set forth in Section 7.03(a).

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“Registration Statement” has the meaning set forth in Section 6.04(d).

“Regulatory Authority” and “Regulatory Authorities” have the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.09(a).

“Replacement Option” has the meaning set forth in Section 4.01(b).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by Buyer or Valley Financial or any of their Subsidiaries pursuant to the Securities Act or Exchange Act.

“Secretary of State” means the Secretary of State of the State of North Carolina.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Starting Date” has the meaning set forth in Section 9.01(i).

“Starting Price” has the meaning set forth in Section 9.01(i).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 (x) and (w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

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“Tax Return” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Regulations” has the meaning set forth in Section 6.04(q).

“Valley Financial” has the meaning set forth in the preamble to this Agreement.

“Valley Bank” means Valley Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned direct subsidiary of Valley Financial.

“Valley Financial Board” means the Board of Directors of Valley Financial.

“Valley Financial By-Laws” means the By-Laws of Valley Financial.

“Valley Financial Certificate” means the Articles of Incorporation of Valley Financial, as amended.

“Valley Financial Common Stock” means the common stock, no par value per share, of Valley Financial.

“Valley Financial Financial Statements” has the meaning set forth in Section 6.03(v)(i).

“Valley Financial Meeting” has the meaning set forth in Section 7.02(a).

“Valley Financial Regulatory Agreement” has the meaning set forth in Section 6.03(u).

“Valley Financial Stock Options” has the meaning set forth in Section 4.01(b).

“Valley Financial Stock Plans” has the meaning set forth in Section 4.01(b).

“Valley Financial’s SEC Documents” has the meaning set forth in Section 6.03(g)(i).

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

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ARTICLE II

The Merger

2.01.          The Merger.

(a)          Subject to the terms and conditions hereinafter set forth, at the Effective Time, Valley Financial shall merge with and into Buyer (the “Merger”), the separate corporate existence of Valley Financial shall cease and Buyer shall survive and continue to exist as a North Carolina corporation (Buyer, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Buyer may at any time prior to the Effective Time change the method of effecting the combination with Valley Financial (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Valley Financial’s stockholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Buyer shall provide Valley Financial prior written notice of such change and the reasons therefor.

(b)          Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) (A) the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Merger, and (B) the filing with the Secretary of State articles of merger in accordance with the applicable sections of the North Carolina Business Corporation Act (the “NCBCA”), and issuance by the Secretary of State of a certificate of merger relating to the Merger, or (ii) effective upon such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the VSCA and the NCBCA.

(c)          The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02.          Effective Date and Effective Time.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on either (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Buyer, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b)          Notwithstanding any other provision in this Agreement to the contrary, if Buyer shall exercise its right to delay the Effective Date pursuant to Section 2.02(a)(i), and a record date for any dividend or other distribution in respect of the Buyer Common Stock is taken during the period of such delay such that the Valley Financial stockholders will not be entitled to participate in such dividend, each stockholder of Valley Financial shall be entitled to receive, upon surrender of the Old Certificates or Book-Entry Shares and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Buyer Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

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2.03.          Tax Consequences

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

The Bank Merger

3.01.          The Bank Merger.

(a)          After the Effective Time, Valley Bank, the wholly owned subsidiary of Valley Financial, shall merge with and into Buyer Bank, a wholly owned subsidiary of Buyer (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement substantially in the form attached as Exhibit A. The separate existence of Valley Bank shall cease and Buyer Bank shall survive and continue to exist as a banking corporation chartered under the laws of North Carolina. Buyer may at any time prior to the Effective Time change the method of effecting the combination of Buyer Bank with Valley Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that Buyer shall provide Valley Financial with seven days prior written notice of such change and the reasons therefore. Notwithstanding anything herein to the contrary, the Bank Merger shall not adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or materially impede or delay consummation of the transactions contemplated by this Agreement.

(b)          Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the VSCC and the Secretary of State articles of merger in accordance with Section 13.1-720 of the VSCA and applicable sections of the NCBCA, and the issuance by the VSCC and the Secretary of State of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the VSCA and NCBCA.

3.02.          Effective Date and Effective Time

Subject to the satisfaction or waiver of the conditions set forth in Article VIII, it being agreed that any required consents, approvals, and authorizations from any Governmental Authorities to effect the Bank Merger shall not be a condition to the consummation of the Merger, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

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ARTICLE IV

Consideration; Exchange Procedures

4.01.           Merger Consideration

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)          Merger Consideration. Each holder of a share of Valley Financial Common Stock (other than Buyer and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall receive in respect thereof, subject to the limitations set forth in this Agreement, a number of shares (rounded to the nearest 1/1000th of a share) of Buyer Common Stock based on the Buyer VWAP (the “Merger Consideration”). In the event that the Buyer VWAP is:

(i)          greater than $18.50, then the Merger Consideration shall equal 1.1081 shares of Buyer Common Stock;

(ii)         equal to or less than $18.50 but greater than $14.25, then the Merger Consideration shall equal $20.50 payable in shares of Buyer Common Stock (with the exchange ratio for the Merger Consideration in such instance equal to $20.50 divided by the Buyer VWAP); or

(iii)        equal to or less than $14.25, then the Merger Consideration shall equal 1.4386 shares of Buyer Common Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

(b)          Stock Options. By virtue of the Merger and without any action on the part of the holders of any outstanding option to purchase shares of Valley Financial Common Stock (each, a “Valley Financial Stock Option”), whether vested or unvested as of the date of this Agreement, under any and all plans of Valley Financial under which stock options have been granted (collectively, the “Valley Financial Stock Plans”) shall be cancelled and the holder thereof shall be paid in cash (without interest and less applicable taxes and withholdings) an amount equal to the product of (a) the number of shares of Valley Financial Common Stock subject to such Valley Financial Stock Option times (b) the difference between (i) the imputed cash value per share of Valley Financial Common Stock pursuant to the exchange and conversion provisions of Section 4.01(a), as applicable (with shares of Buyer Common Stock being valued based upon the closing price of such shares on the second to last trading day prior to the Effective Date), and (ii) the exercise price of each respective Valley Financial Stock Option. Notwithstanding the foregoing, directors and employees of Valley Financial who continue in such capacities with Buyer or Buyer Bank after the Effective Time shall have each of their Valley Financial Stock Options converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Valley Financial Stock Option and at an exercise price adjusted to account for the Exchange Ratio, the number of shares of Buyer Common Stock equal to (a) the number of shares of Valley Financial Common Stock subject to the Valley Financial Stock Option multiplied by (b) the Exchange Ratio. For example, if a Valley Financial Stock Option provided for the purchase of 100 shares at $10.00 per share of Valley Financial Common Stock, assuming the Exchange Ratio is equal to 1.25, the Replacement Option would provide for the purchase of 125 shares of Buyer Common Stock at $8.00 per share.

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(c)          Outstanding Buyer Stock. Each share of Buyer Common Stock and Buyer Non-Voting Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.02.          Rights as Stockholders; Stock Transfers

At the Effective Time, holders of Valley Financial Common Stock shall cease to be, and shall have no rights as, stockholders of Valley Financial, other than to receive the Merger Consideration (if so provided in Section 4.01 (a)) and any dividend or other distribution with respect to such Valley Financial Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on Buyer Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Valley Financial or the Surviving Corporation of shares of Valley Financial Common Stock.

4.03.          Fractional Shares

Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Buyer shall pay to each holder of Valley Financial Common Stock who would otherwise be entitled to a fractional share of Buyer Common Stock (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Buyer VWAP.

4.04.          Exchange Procedures.

(a)          At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Valley Financial Common Stock (“Old Certificates”) and holders of non-certificated shares of Valley Financial Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) certificates representing shares of Buyer Common Stock or non-certificated shares of Buyer Common Stock (collectively, “New Certificates”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

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(b)          As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the cash and New Certificates, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Valley Financial Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and (iii) any payment required by Section 2.02(b), and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c)          Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Valley Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)          No dividends or other distributions with respect to Buyer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Valley Financial Common Stock converted in the Merger into the right to receive shares of such Buyer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e)          Any portion of the Exchange Fund that remains unclaimed by the stockholders of Valley Financial on the business day after the one-year anniversary of the Effective Date shall be paid to Buyer. Any stockholders of Valley Financial who have not theretofore complied with this Article IV shall thereafter look only to Buyer for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Buyer Common Stock deliverable in respect of each share of Valley Financial Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

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4.05.          Anti-Dilution Provisions

In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the Buyer Common Stock other than a cash dividend consistent with past practice, the Merger Consideration shall be proportionately adjusted to provide the holders of Valley Financial Common Stock the same economic effect as contemplated by this Agreement prior to such event. The parties acknowledge that Buyer will issue Buyer Common Stock in connection with its acquisition of Harbor Bank Group, Inc. and such issuance shall be disregarded for purpose of any adjustments under this Section 4.05.

4.06.          Withholding Rights

Buyer or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Buyer or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

ARTICLE V

Actions Pending the Effective Time

5.01.          Forbearances of Valley Financial

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Valley Financial will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course. Conduct the business of Valley Financial and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Valley Financial’s ability to perform any of its material obligations under this Agreement.

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(b)          Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Valley Financial Common Stock or any Rights (except pursuant to the settlement of equity based awards previously granted pursuant to Rights Previously Disclosed) (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Valley Financial Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that, none of the foregoing shall restrict Valley Financial from making equity compensation awards of stock options under the Valley Financial Stock Plans provided that in the aggregate such grants are convertible into no greater than 9,200 shares of Valley Financial Common Stock.

(c)          Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly-owned Subsidiaries to Valley Financial or another wholly-owned Subsidiary of Valley Financial) on or in respect of, or declare or make any distribution on any shares of Valley Financial Common Stock (or obligations convertible into or exchangeable for any shares of capital stock) in excess of $0.04 per share per calendar quarter or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (or obligations convertible into or exchangeable for any shares of capital stock); provided that none of the foregoing shall restrict Valley Financial from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Valley Financial Stock Options and other Rights Previously Disclosed, and (y) vesting of restricted shares of Valley Financial Common Stock.

(d)          Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Valley Financial or its Subsidiaries, or (ii) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, or consultant of Valley Financial or Valley Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, or consultant of Valley Financial or Valley Bank; except (A) Valley Financial may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Valley Financial may make individual cash bonus awards under the Valley Financial Corporation Executive Incentive Plan in the ordinary course of business consistent with past practice, and (C) Valley Financial and Buyer will establish a retention bonus pool of not less than $500,000 in the aggregate that will be dedicated to certain employees of Valley Financial designated by officers of Valley Financial for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of Valley Financial and Valley Bank, any increase in compensation contemplated by Section 5.01(d)(ii)(A) and any individual cash bonus award contemplated by Section 5.01(d)(ii)(B) will not exceed the amounts set forth in Section 5.01(d)(ii) of Valley Financial’s Disclosure Schedule.

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(e)          Benefit Plans. (i) Enter into, establish, adopt or amend (except (A) as may be required by applicable law or (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer or employee of Valley Financial or its Subsidiaries, (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards, (iv) except with respect to any obligation under its currently existing Compensation and Benefit Plans or as may be required by applicable law, take any action to fund or in any way secure the payment of compensation or benefits under any Compensation and Benefit Plans, (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Valley Financial Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement, (vi) enter into any collective-bargaining agreement, or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Compensation and Benefit Plan.

(f)          Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel, release or assign any material amount of indebtedness to any person or any claims held by any such person, in each case except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g)          Acquisitions. Except as Previously Disclosed or in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)          Governing Documents. Amend the Valley Financial Certificate, Valley Financial By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Valley Financial’s Subsidiaries or otherwise take any action to exempt any person (other than Valley Financial or its Subsidiaries) or any action taken by any person from any antitakeover or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties.

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(i)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or its Regulatory Authorities.

(j)          Contracts. Except in the ordinary course of business consistent with past practice, enter into, terminate or waive any material provisions of any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts (including any instrument or agreement governing the terms of any of its securities, or material leases) in a manner that is material to Valley Financial and its Subsidiaries taken as a whole.

(k)          Claims. Other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages not in excess of $100,000 and not subjecting Valley Financial or Valley Bank to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation.

(l)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation or (3) a material delay or affect the ability of Valley Financial or Buyer to consummate the transactions contemplated hereby.

(m)          Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)          Indebtedness. Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person other than in the ordinary course of business (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, borrowings from the Federal Reserve discount window, sales of certificates of deposit and entering into repurchase agreements).

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(o)          Loans. Make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Valley Financial (each, a “Classified Asset”); provided, however, that, if Valley Financial or Valley Bank shall request the prior approval of Buyer in accordance with this Section to make a loan or extend credit in an amount in excess of $1,000,000, or amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within two business days upon receipt of such request from Valley Financial or Valley Bank, as applicable, then such request shall be deemed to be approved by Buyer and thus Valley Financial or Valley Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request.

(p)          New Lines of Business. Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority.

(q)          Investments. Make any material equity investment either by purchase of stock or other equity securities or securities convertible into an equity security, contributions to capital; provided, however, that Valley Financial may settle any such investment securities as to which purchase obligations have been incurred prior to the date hereof.

(r)          Investment Portfolio. Other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(s)          Tax Returns. File or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000.

(t)          Regulatory Actions. Take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Authority or Governmental Authority required for the transactions contemplated hereby.

(u)          Commitments. Agree, commit, or adopt any resolutions to do any of the foregoing.

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5.02.          Forbearances of Buyer

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Valley Financial (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course. Conduct the business of Buyer and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Buyer’s ability to perform any of its material obligations under this Agreement.

(b)          Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(c)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(d)          Dividends. Make, declare, pay or set aside for payment any extraordinary dividend.

(e)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(f)          Transactions Involving Buyer. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit the pursuit, negotiation and consummation of other acquisitions and capital raising transactions provided that any such transaction contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Valley Financial Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

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(g)          Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Valley Financial.

(h)          Commitments. Agree, commit, or adopt any resolutions to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01.           Disclosure Schedules

On or prior to the date hereof, Buyer has delivered to Valley Financial a schedule and Valley Financial has delivered to Buyer a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Valley Financial’s and Buyer’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02.          Standard

No representation or warranty of Valley Financial or Buyer contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Buyer, actual knowledge of Richard D. Callicutt II, David B. Spencer, or Ronald J. Gorczynski, and (ii) with respect to Valley Financial, actual knowledge of Ellis L. Gutshall, Kimberly B. Snyder, Andrew B. Agee, Kevin S. Meade or Edward C. Martin.

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6.03.          Representations and Warranties of Valley Financial

Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Valley Financial hereby represents and warrants to Buyer:

(a)          Organization and Standing.

i.            Valley Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Valley Financial is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

ii.           Valley Financial is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Valley Financial Certificate and Valley Financial By-laws, as in effect as of the date of this Agreement, have previously been made available to Buyer.

iii.          Valley Bank (i) is duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Charter and Bylaws of Valley Bank, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. Valley Financial has no subsidiaries other than the Valley Bank. As used in this Section, subsidiary when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes GAAP.

iv.          The deposit accounts of Valley Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

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(b)         Capitalization.

i.            As of the date hereof, the authorized capital stock of Valley Financial consists of (i) 10,000,000 shares of Valley Financial Common Stock, of which as of the date hereof, 4,823,865 shares are outstanding, and (ii) 10,000,000 shares of Valley Financial Preferred Stock, none of which as of the date hereof are outstanding. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the Valley Financial Stock Plans, Valley Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Valley Financial Common Stock, Valley Financial Preferred Stock or any other equity securities of Valley Financial or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Valley Financial Common Stock, Valley Financial Preferred Stock or other equity securities of Valley Financial or any of its Subsidiaries. As of the date hereof, Valley Financial has 203,270 shares of Valley Financial Common Stock that are issuable and reserved for issuance upon the exercise of Valley Financial Stock Options. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Valley Financial having the right to vote on any matters on which its stockholders may vote are issued or outstanding. The outstanding shares of Valley Financial Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

ii.          Except as set forth in Section 6.03(b) of the Disclosure Schedule, as of the date of this Agreement, including with respect to the Valley Financial Stock Plans, Valley Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Valley Financial Common Stock or any other equity securities of Valley Financial or any securities representing the right to purchase or otherwise receive any shares of Valley Financial Common Stock or other equity securities of Valley Financial, except for the shares currently subject to awards under the Valley Financial Stock Plans. As of the date of this Agreement, there are no contractual obligations of Valley Financial or Valley Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Valley Financial or any equity security of Valley Financial or Valley Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Valley Financial or Valley Bank or (ii) pursuant to which Valley Financial or Valley Bank is or could be required to register shares of Valley Financial capital stock or other securities under the Securities Act. Other than as set forth on Section 6.03(b) of the Disclosure Schedule, no options or other equity-based awards are outstanding as of the date of this Agreement. Since December 31, 2013, through the date hereof, Valley Financial has not, except as set forth on Section 6.03(b) of the Disclosure Schedule (A) issued or repurchased any shares of Valley Financial common stock, or other equity securities of Valley Financial, or (B) issued or awarded any options, warrants, restricted shares or any other equity-based awards under the Valley Financial Stock Plans. All of the issued and outstanding shares of capital stock or other equity ownership interests of Valley Bank are owned by Valley Financial directly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Valley Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Valley Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Valley Bank.

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iii.          Section 6.03(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Valley Financial common stock issued under the Valley Financial Stock Plans, the number of shares of Valley Financial common stock subject to outstanding awards granted under the Valley Financial Stock Plans and the number of shares of Valley Financial common stock reserved for future issuance under the Valley Financial Stock Plans; (ii) all outstanding options, indicating with respect to each such option the name of the holder thereof, the number and type of shares of Valley Financial common stock subject to such option and the exercise price thereof; (iii) complete and accurate copies of the Valley Financial Stock Plans and the forms of all award agreements related thereto; and (iv) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Valley Financial common stock subject to such warrant and the exercise price thereof.

(c)          Subsidiaries. Valley Financial has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Valley Financial owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of Valley Statutory Trust I, Valley Statutory Trust II and Valley Statutory Trust III, all of the outstanding common securities, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Valley Financial or its Subsidiaries are fully paid and nonassessable and are owned by Valley Financial or its Subsidiaries free and clear of any Liens.

i.           Valley Financial has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

ii.           Each of Valley Financial’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

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(d)         Corporate Power. Each of Valley Financial and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Valley Financial has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the stockholders of Valley Financial, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Valley Financial Board. The Valley Financial Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Valley Financial and its stockholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Valley Financial’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that Valley Financial’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(e)         Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of more than two-thirds (66.67%) of the outstanding shares of Valley Financial Common Stock entitled to vote thereon (which is the only vote of Valley Financial stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Valley Financial and the Valley Financial Board. Assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Valley Financial, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)          Consents and Approvals: No Defaults.

i.           No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Valley Financial or any of its Subsidiaries in connection with the execution, delivery or performance by Valley Financial of this Agreement or to consummate the Merger except for (A) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (B) the filing of the Proxy Statement with the SEC. As of the date hereof, Valley Financial is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

ii.          Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Valley Financial or of any of its Subsidiaries or to which Valley Financial or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Valley Financial Certificate or the Valley Financial By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

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(g)         Financial Reports and SEC Documents; Absence of Certain Changes or Events.

i.           Valley Financial’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2011, 2012 and 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2013, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Valley Financial’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Valley Financial contained in or incorporated by reference into any of Valley Financial’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Valley Financial and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Valley Financial in any of Valley Financial’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Valley Financial and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

ii.          Section 6.03(g)(ii) of Valley Financial’s Disclosure Schedule lists, and upon request, Valley Financial has delivered to Buyer, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by Valley Financial or its Subsidiaries, since December 31, 2011. Elliott Davis, LLC, which has expressed its opinion with respect to the audited financial statements of Valley Financial and its Subsidiaries (including the related notes) included in Valley Financial’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

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iii.          Valley Financial has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2010. Section 6.03(g)(iii) of Valley Financial’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Valley Financial has delivered to Buyer copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2010, (B) its Quarterly Reports on Form l0-Q for each of the first three fiscal quarters in each of the fiscal years of Valley Financial referred to in clause (A) above, (C) all proxy statements relating to Valley Financial’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Buyer pursuant to this Section 6.03(g), filed by Valley Financial with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Valley Financial from the staff of the SEC since December 31, 2011 and all responses to such comment letters by or on behalf of Valley Financial.

iv.          Valley Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Valley Financial and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Valley Financial maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2013, such internal control over financial reporting was effective in providing reasonable assurance to Valley Financial’s management and the Valley Financial Board regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To Valley Financial’s knowledge, each director and executive officer of Valley Financial has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2011. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h)         Litigation. Except as disclosed on Section 6.03(h) of the Disclosure Schedule, neither Valley Financial nor Valley Bank is a party to any, and there are no pending or, to the best of Valley Financial’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Valley Financial or Valley Bank, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. There is no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”), judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Valley Financial, Valley Bank or the assets of Valley Financial or Valley Bank.

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(i)          Regulatory Matters.

i.            Neither Valley Financial nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the VSCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (individually, a “Regulatory Authority,” and collectively, the “Regulatory Authorities”).

ii.           Neither Valley Financial nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

iii.          Valley Financial is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j)           Compliance with Laws. Each of Valley Financial and its Subsidiaries:

i.            is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Consumer Financial Protection Act of 2010, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

ii.           is in compliance with the Bank Secrecy Act of 1970 (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. PATRIOT Act, including the “Know Your Customer” requirements thereunder, and all regulations issued thereunder, and Valley Bank has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts; furthermore, except as disclosed in Section 6.03(j)(ii) of the Disclosure Schedule, Valley Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Valley Bank has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the laws and regulations referenced in this Section 6.03(j)(ii).

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iii.          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Valley Financial’s knowledge, no suspension or cancellation of any of them is threatened;

iv.          has received, since December 31, 2011, no notification or communication from any Governmental Authority (A) asserting that Valley Financial or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Valley Financial’s knowledge, do any grounds for any of the foregoing exist);

v.           since January 1, 2011, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act of 1999, and all other applicable laws relating to consumer privacy; and

(k)         Material Contracts; Defaults. Except for this Agreement, neither Valley Financial nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Valley Financial nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)          No Brokers. No action has been taken by Valley Financial that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill + Partners, L.P.

(m)        Employee Benefit Plans.

i.            Valley Financial has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Valley Financial or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed, neither Valley Financial nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

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ii.          Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Valley Financial is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Valley Financial, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Valley Financial nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Valley Financial or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

iii.          No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Valley Financial or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Valley Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Valley Financial, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

iv.          All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Valley Financial or any of its Subsidiaries is a party have been timely made or have been reflected on Valley Financial’s financial statements. None of Valley Financial, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a) (29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

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v.           Neither Valley Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance (except split dollar life insurance) or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Valley Financial or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

vi.          Valley Financial and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

vii.        With respect to each Compensation and Benefit Plan, if applicable, Valley Financial has provided or made available to Buyer, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) three most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

viii.        The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Valley Financial Stock Plans, the Valley Bank Supplemental Retirement Plan and except as otherwise provided for in this Agreement or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

ix.          Neither Valley Financial nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

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x.           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Valley Financial, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Valley Financial or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

xi.          Neither Valley Financial nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Valley Financial or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Valley Financial or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Valley Financial nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Valley Financial or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n)         Labor Matters. Neither Valley Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Valley Financial or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Valley Financial or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Valley Financial’s knowledge, threatened, nor is Valley Financial aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)         Takeover Laws. Valley Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Valley Financial, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

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(p)         Environmental Matters. To Valley Financial’s knowledge, neither the conduct nor operation of Valley Financial or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Valley Financial’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Valley Financial’s knowledge, neither Valley Financial nor any of its Subsidiaries has received any notice from any person or entity that Valley Financial or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q)          Tax Matters.

i.          All Tax Returns that are required to be filed by or with respect to Valley Financial and its Subsidiaries have been timely filed (taking into account all applicable extensions) and such Tax Returns are accurate and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Valley Financial’s consolidated financial statements as of December 31, 2013. All assessments for Taxes of Valley Financial or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Valley Financial or any of its Subsidiaries. Neither Valley Financial nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Valley Financial nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2013 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Valley Financial as of December 31, 2013. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Valley Financial nor any of its Subsidiaries for which Valley Financial does not have reserves that are adequate under GAAP. Except as may be disclosed on Section 6.03(q) of the Disclosure Schedule, neither Valley Financial nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between Valley Financial and Valley Bank). Within the past five years, neither Valley Financial nor Valley Bank has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Valley Financial nor Valley Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Valley Financial or Valley Bank. Neither Valley Financial nor Valley Bank has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). As of the date hereof, neither Valley Financial nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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ii.          Valley Financial is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r)          Risk Management Instruments. Neither Valley Financial nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Valley Financial’s own account, or for the account of one or more of Valley Financial’s Subsidiaries or their customers.

(s)         Books and Records. The books and records of Valley Financial and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t)          Insurance. Valley Financial Previously Disclosed all of the insurance policies, binders, or bonds maintained by Valley Financial or its Subsidiaries. Valley Financial and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Valley Financial reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Valley Financial and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

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(u)         Reports; Regulatory Matters. Valley Financial and Valley Bank have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Authorities and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, Regulatory Authority or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 6.03 of the Disclosure Schedule and except for normal examinations conducted by a Regulatory Authority or other Governmental Entity in the ordinary course of the business of Valley Financial and Valley Bank, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Valley Financial, investigation into the business, disclosures or operations of Valley Financial or Valley Bank. Except as set forth on Section 6.03 of the Disclosure Schedule, since January 1, 2011, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Valley Financial, investigation into the business, disclosures or operations of Valley Financial or Valley Bank. Valley Financial and Valley Bank have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Governmental Agency with respect to, any report or statement relating to any examinations or inspections of Valley Financial or Valley Bank. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Valley Financial or Valley Bank (other than normal examinations conducted by a Governmental Entity in Valley Financial’s ordinary course of business). Except as set forth on Section 6.03 of the Disclosure Schedule, neither Valley Financial nor Valley Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011 a recipient of any supervisory letter from, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks or their Subsidiaries (each item in this sentence, a “Valley Financial Regulatory Agreement”), nor has Valley Financial or Valley Bank been advised since January 1, 2011 by any Regulatory Authority or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Valley Financial Regulatory Agreement. To the knowledge of Valley Financial, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Valley Financial is not an “eligible depository institution” as defined in 12 C.F.R. § 303.2(r).

(v)          Financial Statements.

i.          Valley Financial has made available to Buyer the audited consolidated balance sheets (including related notes and schedules, if any) of Valley Financial as of December 31, 2013, and December 31, 2012, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2013 and 2012, and (b) the unaudited consolidated balance sheets and income statements of Valley Financial and Valley Bank as of, and with respect to the six months ended June 30, 2014 (the “Valley Financial Financial Statements”). The Valley Financial Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared from, and are in accordance with, the books and records of Valley Financial and Valley Bank in all respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Valley Financial and Valley Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Valley Financial and Valley Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Elliott Davis LLC has served as independent registered public accountant for Valley Financial for all periods; such firm has not resigned or been dismissed as independent public accountants of Valley Financial as a result of or in connection with any disagreements with Valley Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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ii.          Neither Valley Financial nor Valley Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (i) those liabilities that are reflected or reserved against on the Valley Financial Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or (iii) liabilities incurred since June 30, 2014, in connection with this Agreement and the transactions contemplated hereby. Valley Financial has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860 Amendment to the Accounting Standards Update No. 2009-16 (formerly FASB Statement No. 166, “Accounting for Transfers of Financial Assets”).

iii.         Since December 31, 2013, (i) through the date hereof, neither Valley Financial nor Valley Bank, to the knowledge of the officers of Valley Financial, any director, officer, employee, auditor, accountant or representative of Valley Financial or Valley Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley Financial or Valley Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Valley Financial or Valley Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Valley Financial or Valley Bank, whether or not employed by Valley Financial or Valley Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Valley Financial or any of its officers, directors, employees or agents to the Valley Financial Board or any committee thereof or to any director or officer of Valley Financial.

iv.         The information contained in the budget or the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by Valley Financial to Buyer, was based upon reasonable assumptions, and, to Valley Financial’s knowledge, such assumptions and such budget or pro forma financial information remain reasonable as of the date hereof.

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(w)        Section 6.03(w) of the Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Valley Financial or Valley Bank is a party and (b) a list of each parcel of real property leased by Valley Financial or Valley Bank together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Valley Financial or Valley Bank and is in full force and effect. Valley Financial or Valley Bank has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Valley Financial nor Valley Bank is in material default under any Property Lease.

(x)         Privacy of Customer Information. Valley Financial maintains individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 6.03(x), “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Valley Financial or Valley Bank has any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Valley Financial, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply in any material respect with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended, the Gramm-Leach-Bliley Act of 1999 and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act of 1999, and the regulations promulgated thereunder, Valley Financial (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

(y)          Bank Secrecy Act; U.S.A. PATRIOT Act; Money Laundering. Neither Valley Financial or Valley Bank has any reason to believe that any facts or circumstances exist, which would cause Valley Financial or Valley Bank to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Chapter X), the U.S.A. PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury, or any other applicable anti-money laundering law. Furthermore, the Valley Bank Board has adopted and Valley Bank has implemented a BSA/AML compliance program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the U.S.A. PATRIOT Act. Valley Financial has not engaged in any material “unfair, deceptive, or abusive act or practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(z)          CRA Compliance. Neither Valley Financial or Valley Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder. As of the date hereof, Valley Financial or Valley Bank’s most recent examination rating under the CRA was “satisfactory” or better. Valley Financial knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Valley Financial or Valley Bank to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Valley Financial or Valley Bank to decrease below the “satisfactory” level.

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(aa)       Securitizations. Valley Financial is not a party to any agreement securitizing any of its assets.

(bb) Reorganization; Approvals. As of the date of this Agreement, Valley Financial (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(cc) Opinion. Before the execution of this Agreement, the Valley Financial Board has received an opinion from Sandler O’Neill Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common stockholders of Valley Financial from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(dd) Disaster Recovery and Business Continuity. Valley Financial has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Valley Financial’s customers, assets, or employees. To the best of Valley Financial’s knowledge, such program ensures that Valley Financial and Valley Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council and the FDIC.

(ee) Valley Financial Information. The information relating to Valley Financial and Valley Bank that is provided by Valley Financial or its representatives for inclusion in the Proxy Statement (as defined in Section 7.03(a)), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(ff) No Further Representations. Except for the representations and warranties specifically set forth in this Article 6 of this Agreement, neither Valley Financial, Valley Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Valley Financial hereby disclaims any such representation or warranty whether by Valley Financial, Valley Bank or any of its officers, directors, employees, affiliates, or any other Person.

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(gg) Loan Portfolio.

i.           Section 6.03(gg) of the Disclosure Schedule sets forth, as of September 30, 2014 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Valley Financial or Valley Bank (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Valley Financial as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Valley Financial or Valley Bank that is classified as “Other Real Estate Owned” and the book value thereof.

ii.          To Valley Financial’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Valley Financial, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by Valley Financial or Valley Bank, and all such Loans purchased by Valley Financial or Valley Bank, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the closing of the Merger will be, free and clear of any Lien, and Valley Financial and Valley Bank have complied in all material respects, and on the closing of the Merger will have complied in all material respects, with all laws and regulations relating to such Loans.

iii.          Since December 31, 2013, Valley Bank has not incurred any unusual or extraordinary loan losses that are material to Valley Financial and Valley Bank on a consolidated basis; to Valley Financial’s knowledge and in light of each of the Valley Bank’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Valley Financial’s Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable regulatory agency.

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(hh) Intellectual Property. Valley Financial and Valley Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Valley Financial’s Intellectual Property have been paid. The use of any Intellectual Property by Valley Financial and Valley Bank does not, to the knowledge of Valley Financial, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Valley Financial or Valley Bank acquired the right to use any Intellectual Property. To Valley Financial’s knowledge, no person is challenging, infringing on or otherwise violating any right of Valley Financial or Valley Bank with respect to any Intellectual Property owned by and/or licensed to Valley Financial or Valley Bank. Neither Valley Financial nor Valley Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Valley Financial or Valley Bank and, to Valley Financial’s knowledge, no Intellectual Property owned and/or licensed by Valley Financial or Valley Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

6.04          Representations and Warranties of Buyer

Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Buyer hereby represents and warrants to Valley Financial:

(a)         Corporate Organization.

i.           Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

ii.          Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Buyer Articles and the Buyer By-Laws, as in effect as of the date of this Agreement, have previously been made available to Valley Financial.

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iii.          Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Valley Financial, are true, complete and correct copies of such documents as of the date of this Agreement.

(b)          Capitalization.

i.            The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer common stock, of which 60,000,000 shares are designated as voting common stock (Buyer Common Stock) and 20,000,000 shares are designated as non-voting common stock (Buyer Non-Voting Common Stock), of which, as of September 30, 2014 (the “Buyer Capitalization Date”), 23,782,501 shares of Buyer Common Stock and 5,692,213 shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, except for 618,751 shares of Buyer Common Stock underlying options and restricted stock currently outstanding; 1,366,329 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”); and 5,692,213 shares of Buyer Common Stock reserved for issuance upon conversion of the Buyer Non-Voting Common Stock. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 6.04(b) of the Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

ii.          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

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(c)           Authority; No Violation.

i.           Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Buyer Board and, subject to the receipt of required approval by the Buyer shareholders, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Valley Financial) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

ii.          Except as set forth on Section 6.04(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer By-Laws or (ii) assuming that the consents, approvals, filings or registrations with any Governmental Authority or with any third party required to be obtained or made by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Merger are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

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(d)          Consents and Approvals.

Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”), and declaration of effectiveness of the Registration Statement, (c) the filing of the North Carolina Articles of Merger with the Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA and the VSCC articles of merger pursuant to the VSCA and the filing of Articles of Merger with respect to the Bank Merger, (d) the receipt of the approval by the shareholders of Buyer, to consummate the transactions contemplated hereby, (e) notices or filings required under consumer finance, mortgage banking and other similar laws, and (f) such filings and approvals as are required to be made or obtained under “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.

(e)         Reports; Regulatory Matters.

i.            Except as set forth on Section 6.04(e) of the Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Authorities, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities or a Governmental Authority in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Documents, no Regulatory Authority or Governmental Authority has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Documents, no Regulatory Authority or Governmental Authority has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority or Governmental Authority with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority or Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Authority or Governmental Authority in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Documents).

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ii.          Except as disclosed in the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2011 by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement. To the knowledge of Buyer, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Buyer is not an “eligible depository institution” as defined in 12 C.F.R. Section 303.2(r).

iii.          Buyer has previously made available to Valley Financial an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act under the Exchange Act and before the date of this Agreement (the “Buyer SEC Documents”). No such Buyer SEC Document, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

(f)          Financial Statements.

i.          The financial statements of Buyer and its Subsidiaries or Buyer Bank, as applicable, included (or incorporated by reference) in the Buyer SEC Documents (including the related notes, where applicable) (the “Buyer Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer Bank, as applicable, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry Bekaert LLP has served as independent registered public accountant for Buyer and Buyer Bank, as applicable, for all periods covered in the Buyer SEC Documents; such firm has not resigned or been dismissed as independent public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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ii.          Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due to or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or in connection with this Agreement and the transactions contemplated hereby. Buyer has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860.

iii.          Since September 30, 2014, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Buyer Board or any committee thereof or to any director or officer of Buyer.

(g)         Broker’s Fees

Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 6.04(g) of the Disclosure Schedule.

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(h)         Absence of Certain Changes or Events.

i.            Since September 30, 2014, except as disclosed in the Buyer SEC Documents, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Buyer.

ii.           Without limiting the foregoing, Buyer is not aware of any liability relating to Buyer’s sale of SBA or mortgage loans, (including repurchase obligations where the repurchased portion is subject to an enforceable guarantee by the SBA or other government-sponsored entity) beyond any reserves established for such liabilities in the Buyer Financial Statements.

iii.          Other than as set forth on Section 6.04(h) of the Disclosure Schedule, since September 30, 2014 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(i)          Legal Proceedings.

i.            Except as disclosed in the Buyer SEC Documents, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

ii.          There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Documents, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

(j)          Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

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(k)          Compliance with Applicable Law.

i.            Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Authority relating to Buyer or any of its Subsidiaries.

ii.         Buyer has complied in all material respects with (i) all contractual obligations of Buyer related to its SBA and mortgage lending programs and (ii) all laws applicable to Buyer related to its SBA and mortgage lending programs.

iii.         Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market.

(l)          Assets.

i.            Since September 30, 2014, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Authority.

ii.         To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(m)          Approvals.

As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

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(n)          Buyer Information.

The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Registration Statement, or in any application, notification or other document filed with any other Regulatory Authority or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(o)          Bank Secrecy Act; Patriot Act; Money Laundering.

Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act. Buyer has not engaged in any material “unfair, deceptive, or abusive practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p)          CRA Compliance.

Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer’s and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

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(q)          Tax Matters.

Neither Buyer, nor Buyer Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Buyer and Buyer Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Valley Financial, or to use at least a significant portion of the historic business assets of Valley Financial in a business, in each case within the meaning of Section 1.368-1(d) of the regulations promulgated by the United States Department of the Treasury with respect to the Code (the “Treasury Regulations”). As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in Buyer Bank, and (ii) Buyer will be in “control” of Buyer Bank within the meaning of Code Section 368(c). Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of Buyer Bank following the Merger, and Buyer has no present plan or intention to cause Buyer Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of Buyer Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Closing, neither Buyer, nor Buyer Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or Buyer Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer shares issued to the Valley Financial stockholders in connection with the Merger.

(r)          Environmental Liability.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Buyer or Buyer Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Buyer’s actual knowledge, threatened against Buyer or any of Buyer Subsidiaries. To the actual knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Authority or any third party that would give rise to any material liability or obligation on the part of Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing. To Buyer’s actual knowledge, each of Buyer and Buyer Subsidiaries, and (except as set forth in written third party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Buyer) any property in which Buyer or any of Buyer Subsidiaries hold a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 6.04(r) are Buyer’s only representations and warranties with respect to environmental matters.

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(s)          State Takeover Laws.

Buyer has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of any applicable “moratorium,” “fair price,” “business combination”, “control share,” or other anti-takeover laws.

(t)          Employee Benefit Plans.

i.            Buyer has made available all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any such Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed, neither Buyer nor any of its Subsidiaries has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan.

ii.         Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits. Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

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iii.         No Buyer Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Buyer or any of its Subsidiaries or any entity (an “Buyer ERISA Affiliate”) that is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.

iv.         All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements. None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan pursuant to Section 401(a) (29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

v.           Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance (except split dollar life insurance) or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Buyer Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Buyer Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

vi.         Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Buyer Employees.

vii.         The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

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viii.         Neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

ix.         As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Valley Financial, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Buyer or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

x.         Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Buyer Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(u)          No Further Representations. Except for the representations and warranties specifically set forth in this Section 6.04 of this Agreement, neither Buyer, Buyer Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Valley Financial, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Valley Financial hereby disclaims any such representation or warranty whether by Buyer, Buyer Bank or any of its officers, directors, employees, affiliates, or any other Person.

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ARTICLE VII

Covenants

7.01         Reasonable Best Efforts

Subject to the terms and conditions of this Agreement, each of Valley Financial and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02         Stockholder Approvals.

(a)          Valley Financial agrees to take, in accordance with applicable law and the Valley Financial Certificate and Valley Financial By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Valley Financial’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Valley Financial Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Valley Financial Board will recommend that the Valley Financial stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Valley Financial Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Valley Financial Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Valley Financial Board under applicable law.

(b)          Buyer agrees to take, in accordance with applicable law and the Buyer Certificate and Buyer By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the issuance of the Merger Consideration pursuant to NASDAQ Listing Rule 5635 and pursuant to the applicable section of the NCBCA and any other matters required to be approved by Buyer’s stockholders for consummation of the Merger and the transactions contemplated by the Agreement (including any adjournment or postponement, the “Buyer Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Buyer Board will recommend that the Buyer stockholders approve the issuance of the Merger Consideration and, as necessary, the transactions contemplated by the Agreement, provided that the Buyer Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the Buyer Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Buyer Board under applicable law.

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7.03         Registration Statement.

(a)          Buyer agrees to prepare the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the prospectus of Buyer and proxy solicitation materials of Buyer and Valley Financial constituting a part thereof (the “Proxy Statement”) and all related documents). Valley Financial and Buyer agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Buyer agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 45 days from the date of this Agreement. Each of Valley Financial and Buyer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Buyer also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Buyer and Valley Financial agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Valley Financial or their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Valley Financial shall have the right to review and consult with Buyer and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b)          Each of Valley Financial and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Valley Financial Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Valley Financial and Buyer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

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(c)          Buyer agrees to advise Valley Financial, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04         Press Releases

Each of Valley Financial and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

7.05         Access; Information.

(a)          Each of Valley Financial and Buyer agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Buyer or its Subsidiaries nor Valley Financial or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Buyer, Valley Financial or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

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(b)          Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c)          During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

7.06         Acquisition Proposals

Valley Financial agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Buyer with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Valley Financial will inform Buyer promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Valley Financial or any merger, change or control or other business combination involving Valley Financial. Notwithstanding the foregoing, if, at any time the Valley Financial Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Valley Financial, in response to a written Acquisition Proposal that was unsolicited after the date of this Agreement or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Valley Financial to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

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7.07         Takeover Laws

No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.08         Exemption from Liability Under Section 16(b)

Buyer and Valley Financial agree that, in order to most effectively compensate and retain certain directors and officers of Valley Financial in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of Valley Financial not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 7.08. The Valley Financial Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by the directors and officers of Valley Financial Common Stock and Valley Financial Stock Options, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

7.09         Regulatory Applications.

(a)          Buyer and Valley Financial and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare within 45 days of the date of this Agreement all documentation and to effect all filings with Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted by a Regulatory Authority or a Governmental Authority with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Buyer shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.01(b). Each of Buyer and Valley Financial shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party, Regulatory Authority or Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Regulatory Authority or a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority or a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, Buyer shall, to the extent permitted by applicable law (i) promptly advise Valley Financial of the receipt of any substantive communication from a Regulatory or a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide Valley Financial with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory or Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Valley Financial with the opportunity to participate in any meetings or substantive telephone conversations that Buyer or its Subsidiaries or their respective representatives may have from time to time with any Regulatory Authority or Governmental Authority with respect to the transactions contemplated by this Agreement.

(b)          Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority or Governmental Authority.

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7.10         Indemnification.

(a)          Following the Effective Date and for a period of six years thereafter, Buyer shall indemnify, defend and hold harmless the present directors, officers and employees of Valley Financial and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Valley Financial is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the Commonwealth of Virginia, the Valley Financial Certificate, the Valley Financial By-Laws and any agreement or Valley Financial Board resolution adopted or in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Valley Financial Certificate, the Valley Financial By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such officer or director. The fees and expenses of such independent legal counsel shall be paid for by Buyer.

For purposes of this Section 7.10 in the event any claim is asserted within the six year period after the Effective Time, all such rights in respect of any such claim shall continue until disposition thereof and the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party.

(b)          For a period of six years from the Effective Time, Buyer shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Valley Financial or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Valley Financial) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Valley Financial; provided, that in no event shall Buyer be required to expend more than 200% of the current amount expended by Valley Financial (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.10(b), Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Valley Financial or any Subsidiary may be required to make application and provide customary representations and warranties to Buyer’s insurance carrier for the purpose of obtaining such insurance.

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(c)          Any Indemnified Party wishing to claim indemnification under Section 7.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 7.10(a) unless and to the extent that Buyer is actually prejudiced as a result of such failure.

(d)          If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.10.

(e)          The provisions of this Section 7.10 (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.11         Benefit Plans.

(a)          At and following the Effective Time (i) Buyer shall provide employees of Valley Financial and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of Buyer, (ii) Buyer shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Valley Financial and its Subsidiaries shall receive credit for years of service with Valley Financial, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation or paid time off; provided, that, in accordance with Buyer’s policies, no vacation or paid time off shall be thereafter carried over into a subsequent calendar year) under Buyer’s benefit plans.

(b)          Buyer agrees that each employee of Valley Financial and its Subsidiaries who is involuntarily terminated by Buyer or any of its Subsidiaries (other than for cause) on or within 12 months of the Effective Date, shall receive (i) a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Valley Financial or its Subsidiaries (with credit for partial years of service) with a minimum payment equal to four weeks of base pay in lieu of severance benefits payable under the Valley Financial Corporation Severance Plan, provided that employees of Valley Financial and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances who will be paid severance only in accordance with such agreements, (ii) reimbursement for up to six months of such employee’s COBRA premium payments, if COBRA coverage is elected by such employee, that are in excess of the premium payment paid by such employee immediately prior to termination, and (iii) outplacement services provided by or at the expense of Buyer in accordance with Buyer’s then current practices and procedures.

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(c)          Prior to the Effective Time, Valley Financial shall take all steps necessary to (A) freeze the benefit amounts payable under the Supplemental Retirement Plan (“SERP”) to the amount payable under the SERP in accordance with Article III thereof as of the Effective Time, (B) establish and fund a “Rabbi” Trust for the purposes of providing benefits accrued under the SERP in accordance with Article III thereof as of the Effective Time, and (C) amend the SERP’s eligibility provisions to freeze future participation as of the Effective Time. Buyer shall agree to assume sponsorship of the SERP and to pay out all benefits accrued as of the Effective Time in accordance with the terms of the SERP.

(d)          Prior to the Effective Time, Valley Financial shall one hundred percent vest all accrued benefits provided under Valley Financial’s 401(k) plan and take action to terminate such plan, subject to consummation of the Merger.

(e)          Except as provided on Section 7.11(e) to the Buyer Disclosure Schedule, at and following the Effective Time, Buyer shall honor, and Buyer shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of Valley Financial and its Subsidiaries existing as of the Effective Time.

7.12         Notification of Certain Matters

Each of Valley Financial and Buyer shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.13         Directors and Officers.

(a)          Buyer agrees to cause one individual from Valley Financial to be appointed as a director of each of Buyer and Buyer Bank at the Effective Time. Valley Financial shall nominate the individual for consideration by Buyer, who in its sole discretion, will select the new director.

(b)          Buyer agrees to offer a three-year employment contract to the President and Chief Executive Officer of Valley Financial to serve as Virginia Market President of Buyer Bank at the effective time of the Merger (the “Employment Agreement”).

7.14         Compliance with Laws

Each of Valley Financial and its Subsidiaries and Buyer and its subsidiaries shall comply in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable therein or to employees conducting businesses on their behalf and will not take any action after the Effective Time, including the Bank Merger, that would cause the Merger to fail to qualify as a reorganization, within the meaning of Section 368(a) of the Code.

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7.15         Assumption of TRUPs

Buyer acknowledges that Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III hold subordinated debentures issued by Valley Financial and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. Buyer agrees that at the Effective Time, it shall expressly assume all of Valley Financial’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Valley Financial) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Valley Financial’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Valley Statutory Trust I, Valley Statutory Trust II, and Valley Statutory Trust III (the “TRUPs Assumption”).

7.16         Assumption of Subordinated Note

Further, Buyer agrees that at the Effective Time, it shall expressly assume all of Valley Financial’s obligations under the Variable Rate Subordinated Note, in the amount of $11,000,000.00, dated October 15, 2013, and payable to Franklin Federal Savings Bank.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01         Conditions to Each Party’s Obligation to Effect the Merger

The respective obligation of each of Buyer and Valley Financial to consummate the Merger is subject to the fulfillment or written waiver by Buyer and Valley Financial prior to the Effective Time of each of the following conditions:

(a)          Stockholder Approval. This Agreement and any other matters required to be approved by Valley Financial’s stockholders for consummation of the Merger shall have been duly approved by the requisite vote of the stockholders of Valley Financial, and the Merger and the issuance of the Merger Consideration shall have been duly approved by the requisite vote of the stockholders of Buyer.

(b)          Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Buyer Board reasonably determines in good faith would have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination.

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(c)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, Injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)          Listing. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(f)          TRUPs Assumption. Buyer shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by Buyer to effect the TRUPs Assumption.

8.02         Conditions to Obligation of Valley Financial

The obligation of Valley Financial to consummate the Merger is also subject to the fulfillment or written waiver by Valley Financial prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Valley Financial shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Valley Financial shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

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(c)          Certain Payments. To the extent permitted by applicable law, those persons listed on Section 8.02(c) of the Disclosure Schedule shall have received those payments listed on Section 8.02(c) of the Disclosure Schedule, which shall be paid on or before the Effective Time. Persons receiving severance payments pursuant to this Section 8.02(c) shall not be entitled to receive additional severance benefits pursuant to Section 7.11(b)(i). For the avoidance of doubt and notwithstanding any provision contained herein to the contrary, Valley Financial’s payment of any payments listed on Section 8.02(c) of the Disclosure Schedule shall be permitted under this Agreement and shall not constitute a breach hereunder.

(d)          Employment Agreements. Buyer Bank shall have entered into, effective upon closing of the Merger, the Employment Agreement. Buyer Bank, with input from the President and Chief Executive Officer of Valley Financial, shall also enter into employment agreements with key loan production personnel of Valley Financial.

(e)          Opinion of Valley Financial’s Counsel. Valley Financial shall have received an opinion of Williams Mullen, counsel to Valley Financial, in form and substance reasonably satisfactory to Valley Financial, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from Valley Financial, Buyer, officers and employees of Valley Financial or Buyer, and others, reasonably satisfactory in form and substance to it.

8.03         Conditions to Obligation of Buyer

The obligation of Buyer to consummate the Merger is also subject to the fulfillment or written waiver by Buyer prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Valley Financial set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of Valley Financial by the Chief Executive Officer and the Chief Financial Officer of Valley Financial to such effect.

(b)          Performance of Obligations of Valley Financial. Valley Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of Valley Financial by the Chief Executive Officer and the Chief Financial Officer of Valley Financial to such effect.

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(c)          Opinion of Buyer’s Counsel. Buyer shall have received an opinion of Womble Carlyle Sandridge & Rice, LLP, counsel to Buyer, in form and substance reasonably satisfactory to Buyer, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Womble Carlyle Sandridge & Rice, LLP may require and rely upon representations contained in letters from Buyer, Valley Financial, officers and employees of Buyer or Valley Financial, and others, reasonably satisfactory in form and substance to it.

(d)          Support Agreement. All of the directors of Valley Financial and Valley Financial Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit B .

(e)          Noncompete Agreement. All of the directors of Valley Financial and Valley Financial Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Noncompete Agreement substantially in the form attached hereto as Exhibit C .

ARTICLE IX

Termination

9.01         Termination

This Agreement may be terminated, and the Merger may be abandoned:

(a)          Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Valley Financial, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)          Breach. At any time prior to the Effective Time, by Buyer or Valley Financial (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c)          Delay. At any time prior to the Effective Time, by Buyer or Valley Financial, if its Board of Directors so determines by vote of a majority of the members of such party’s entire Board of Directors, in the event that the Merger is not consummated by September 30, 2015, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

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(d)          Failure of Buyer Conditions. By Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 8.03(a) or 8.03(b) of this Agreement have not been satisfied by Valley Financial within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Valley Financial within 30 days after the giving of written notice of such failure) and have not been waived by Buyer.

(e)          Failure of Valley Financial Conditions. By Valley Financial (provided that Valley Financial is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 8.02(a) or 8.02(b) of this Agreement have not been satisfied by Buyer within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Buyer within 30 days after the giving of written notice of such failure) and have not been waived by Valley Financial.

(f)          No Approval. By Valley Financial or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Valley Financial Meeting or the Buyer Meeting.

(g)          Failure to Recommend, Etc.

i.            At any time prior to the Valley Financial Meeting, by Buyer if the Valley Financial Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer.

ii.         At any time prior to the Buyer Meeting, if required, by Valley Financial if the Buyer Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Valley Financial.

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(h)          Superior Proposal. By Valley Financial, if the Valley Financial Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Valley Financial Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Valley Financial in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to Valley Financial’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, that (i) this Agreement may be terminated by Valley Financial pursuant to this Section 9.01 (h) only after the fifth business day following Buyer’s receipt of written notice from Valley Financial advising Buyer that Valley Financial is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, Buyer does not make an offer to Valley Financial that the Valley Financial Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Valley Financial pays the Fee specified in Section 9.03.

(i)          Decline in Buyer Common Stock Price. By Valley Financial, if the Valley Financial Board so determines by a vote of the majority of the members of the entire Valley Financial Board, at any time during the five-day period commencing with the fifth trading day immediately preceding the Effective Date (the “Determination Date”), if both of the following conditions are satisfied:

i.            The number obtained by dividing the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal ending on the Determination Date) (the “Average Closing Price”) by the Starting Price (as defined below) (the “Buyer Ratio”) shall be less than 0.80; and

ii.         (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following sentence. If Valley Financial elects to exercise its termination right pursuant to this Section 9.01(i), it shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).

For purposes of this Section 9.01(i), the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

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“Starting Price” shall mean the closing price of a share of Buyer Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.02         Effect of Termination and Abandonment

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as provided in Section 9.03, in which case the remedies in Section 9.03 shall be the exclusive remedies (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 7.03(b), 7.05(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 10.12 shall survive any termination of this Agreement.

9.03         Fees and Expenses.

(a)          In the event that, (i) this Agreement shall be terminated by Valley Financial pursuant to Section 9.01(h), then Valley Financial shall pay Buyer promptly (but in no event later than two business days after the date of termination of this Agreement by Valley Financial) a fee of $3,500,000 (the “Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by Buyer pursuant to Section 9.01(g), and prior to that date that is 12 months after such termination, Valley Financial or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Valley Financial shall pay Buyer the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “51%.” In no event shall Valley Financial be required to pay the Fee on more than one occasion.

(b)          In the event that Valley Financial shall fail to pay the Fee when due, then Valley Financial shall pay the Fee plus the costs and expenses actually incurred by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

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ARTICLE X

Miscellaneous

10.01          Survival

No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.10, 7.11, 7.13, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02         Waiver; Amendment

Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Valley Financial Meeting, this Agreement may not be amended if it would violate the VSCA.

10.03         Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04         Counterparts; Execution by Electronic Means

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. The reproduction of signatures by means of facsimile device or other electronic means shall be treated as though such reproductions are executed originals.

10.05         Governing Law; Venue; Jury Trial Waiver

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable). All actions and proceedings arising out of or relating to this Agreement or its subject matter shall be heard and determined exclusively in any state or federal court sitting in the City of Greensboro, North Carolina. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUE, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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10.06         Expenses

Subject to the obligations of Valley Financial set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Valley Financial and Buyer.

10.07         Notices

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Valley Financial, to:

Valley Financial Corporation

36 Church Avenue, SW

Roanoke, Virginia 24011

Attn: Ellis L. Gutshall

President and Chief Executive Officer

With a copy to:

Williams Mullen

200 South 10th Street (23219)

P.O. Box 1320

Richmond, Virginia 23218-1320

Facsimile: (804) 420-6507

Attn: Wayne A. Whitham, Jr., Esquire

If to Buyer, to:

BNC Bancorp

3980 Premier Drive

High Point, NC 27265

Attn: Richard D. Callicutt II

President and CEO

E-mail: rcallicutt@bankofnc.com

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With a copy to:

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street, Suite 400

Greenville, SC 29601

Attn: Betty O. Temple

E-mail: btemple@wcsr.com

10.08         Entire Understanding; No Third Party Beneficiaries

This Agreement (including the Disclosure Schedules and Exhibits) and the Confidentiality Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.10 and the Confidentiality Agreement, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09         Severability

The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10         Disclosures

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

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10.11         Interpretation; Effect

When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Valley Financial, Buyer or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

10.12         Publicity

Buyer and Valley Financial each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

VALLEY FINANCIAL CORPORATION

By:	/s/ Ellis L. Gutshall
Ellis L. Gutshall
President and Chief Executive Officer

BNC BANCORP

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
President and Chief Executive Officer

Signature Page to the Agreement and Plan of Reorganization

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Exhibit A

SUBSIDIARY PLAN OF MERGER

This SUBSIDIARY PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the ___ day of November, 2014, by and between Bank of North Carolina, a North Carolina banking corporation (“Bank of North Carolina”), and Valley Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia (“Valley Bank”).

WITNESSETH:

WHEREAS, BNC Bancorp, a North Carolina corporation (“BNC”), and Valley Financial Corporation, a Virginia corporation (“Valley”), entered into that certain Agreement and Plan of Merger dated as of November 17, 2014 (the “Merger Agreement”), which provides for the merger of Valley with and into BNC (the “Merger”);

WHEREAS, immediately following consummation of the Merger, BNC and Valley, as the current sole-shareholders, respectively, of Bank of North Carolina and Valley Bank, desire to consolidate the operations of Bank of North Carolina and Valley Bank pursuant to the merger of Valley Bank with and into Bank of North Carolina (the “Subsidiary Merger”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Valley Bank shall be merged with and into Bank of North Carolina as authorized by the relevant provisions of the Bank Merger Act (12 U.S.C. §1828(c)) and Chapter 53C of the North Carolina General Statutes. Bank of North Carolina shall be the surviving bank resulting from the Subsidiary Merger (the “Surviving Bank”) and shall be operated as a wholly owned subsidiary of BNC. At the Effective Time, the separate existence of Valley Bank shall cease.

Effective Time. The Subsidiary Merger shall not be effective unless and until (i) the Merger is consummated; and (ii) the Subsidiary Merger receives all necessary approvals from the Federal Deposit Insurance Corporation (“FDIC”) pursuant to 12 C.F.R. §303.62, the North Carolina Commissioner of Banks (“NCCOB”) pursuant to N.C. Gen. Stat. §53C-7-101, et seq., the Virginia Commissioner of Financial Institutions (“VCOFI”) pursuant to Title 6.2 of the Code of Virginia, or such later time as specified in the Articles of Merger filed with the North Carolina Secretary of State and the Commonwealth of Virginia State Corporation Commission (the “Effective Time”).

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Articles of Incorporation and Bylaws.

(a)          The Articles of Incorporation of Bank of North Carolina in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time.

(b)          The Bylaws of Bank of North Carolina in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

Directors and Officers. The directors and officers of Bank of North Carolina, together with such additional persons as may thereafter be appointed, shall serve as the directors and officers of the Surviving Bank from and after the Effective Time, in accordance with the Bylaws of the Surviving Bank.

Offices. The principal office of the Surviving Bank will be located in Thomasville, North Carolina. Immediately after the Effective Time, a branch of the Surviving Bank will be established at each branch location of Bank of North Carolina and Valley Bank which existed immediately prior to the Effective Time.

Existence, Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.

(a)          As of the Effective Time, the corporate existence of Bank of North Carolina and Valley Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same institution as Bank of North Carolina and Valley Bank.

(b)          As of the Effective Time, all rights, franchises, and interests of both Bank of North Carolina and Valley Bank in and to every type of property (real, personal, and mixed), and all choses in action of both Bank of North Carolina and Valley Bank shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Subsidiary Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Bank of North Carolina or Valley Bank at the Effective Time.

(c)          All liabilities and obligations of both Bank of North Carolina and Valley Bank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Bank of North Carolina and Valley Bank were so bound at the Effective Time.

ARTICLE II

MANNER AND BASIS OF CONVERTING SHARES OF STOCK

Manner of Conversion. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:

(a)          Each share of Bank of North Carolina common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.

(b)          Each share of Valley Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE III

COVENANTS AND AGREEMENTS

Commercially Reasonable Efforts, Cooperation. Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.

Regulatory Matters.

(a)          Bank of North Carolina and Valley Bank shall cause to be prepared and filed all required applications, notifications and other filings with the FDIC, the NCCOB, the VCOFI, and any other state or federal regulatory authority having jurisdiction over the Subsidiary Merger (collectively, such regulatory authorities are referred to herein as the “Regulatory Authorities”) which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Subsidiary Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.

(b)          Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Tax Treatment. Each of the parties undertakes and agrees to use its commercially reasonable efforts to cause the Subsidiary Merger to qualify, and to take no action which would cause the Subsidiary Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

ARTICLE IV

CONDITIONS TO CLOSING

The obligations of Bank of North Carolina and Valley Bank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:

Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction of the conditions set forth in Article VII of the Merger Agreement. In addition, the closing of the Subsidiary Merger is expressly conditioned on the prior closing of the Merger.

Regulatory Approvals. The Regulatory Authorities shall have approved or consented to the Subsidiary Merger, and all other required regulatory approvals of the Merger shall have been received and any applicable waiting periods shall have expired.

ARTICLE V

TERMINATION AND AMENDMENT

Termination. This Plan of Merger may be terminated and the Subsidiary Merger abandoned at any time prior to the Effective Time by either party. In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Agreement shall terminate and become void and shall have no effect, without further liability on behalf of any party. The Plan of Merger shall also be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article VIII thereof.

Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of Bank of North Carolina and Valley Bank.

ARTICLE VI

MISCELLANEOUS

Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Persons Bound; No Assignment. This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina and, to the extent applicable, the federal laws of the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

BANK OF NORTH CAROLINA

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II, President and CEO

VALLEY BANK

By:	/s/ Ellis L. Gutshall
Ellis L. Gutshall, President and CEO

Exhibit B

SUPPORT AGREEMENT

This Agreement, made as of this 17th day of November, 2014, between BNC Bancorp, a North Carolina corporation (“Buyer”), and the stockholder of Valley Financial Corporation, a Virginia corporation (“Valley Financial”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of Valley Financial (the “Stockholder”).

WHEREAS, Buyer and Valley Financial have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Valley Financial Common Stock will be exchanged for shares of Buyer Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, the Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Valley Financial Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Stockholder owns or possesses the sole power to dispose of or to direct the disposition of the Covered Shares the number of shares of Valley Financial Common Stock set forth on the signature page hereto; and

WHEREAS, the Stockholder has the right to acquire pursuant to the exercise of Valley Financial Stock Options issued and outstanding pursuant to the Valley Financial Stock Plans, the number of shares of Valley Financial Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for Buyer to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.          Representations and Warranties of Stockholder. The Stockholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares. The Stockholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Stockholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, and is enforceable in accordance with its terms.

2.          Covenants of Stockholder.

(a)          The Stockholder agrees that he/she shall cause the Covered Shares to be present at the Valley Financial Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) Buyer is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement or (ii) in accordance with Section 7.02 of the Reorganization Agreement, the Board of Directors of Valley Financial has failed to make, withdrawn, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to Valley Financial stockholders.

(b)          The Stockholder agrees that until the termination of this Agreement as provided in Section 2(e), that he/she shall not, without the prior written consent of Buyer, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire Valley Financial Common Stock issued and outstanding pursuant to the Valley Financial Stock Plans, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c)          The Stockholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Valley Financial Common Stock, or any officer, employee or director of Valley Financial to, solicit from any third party any inquiries or proposals relating to the disposition of Valley Financial’s business or assets or the business or assets of Valley Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of Valley Financial (“Valley Bank”), or the acquisition of Valley Financial or Valley Bank voting securities, or the merger of Valley Financial or Valley Bank with any person other than Buyer or any subsidiary of Buyer, or except as provided in Section 7.06 of the Reorganization Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d)          The Stockholder agrees that he/she shall not, without the prior written consent of Buyer, sell on NASDAQ, or submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of Valley Financial Common Stock prior to the Effective Time of the Merger.

(e)          This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the Effective Time of the Merger.

3.          Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Valley Financial Common Stock which the Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Valley Financial Common Stock as to which the Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Valley Financial Stock Options which the Stockholder may currently own or hereafter acquire.

4.          Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5.          Assignment; Successors. This Agreement may not be assigned by the Stockholder without the prior written consent of Buyer. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6.          Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Buyer any right or ability to acquire the shares of Valley Financial Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Stockholder in his/her capacity as a director or officer of Valley Financial or Valley Bank, but only in his/her capacity as a holder of shares of Valley Financial Common Stock or of Valley Financial Stock Options.

7.          Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8.          Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.          Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

BUYER

By:	/s/ Richard D. Callicutt II
Name: Richard D. Callicutt II
Title: President and Chief Executive Officer

STOCKHOLDER
Name:

Shares as to which Stockholder has sole:

Voting Power:
Dispositive Power:
Options held by Stockholder:

[Signature Page to Support Agreement]

Exhibit C

DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and Valley Financial Corporation, a Virginia corporation (“Seller”), are parties to an Agreement and Plan of Reorganization dated as of November 17, 2014, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and stockholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1.          Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.          Noncompetition.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than five percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b)          “Restricted Period” means a period of one year following the Effective Time.

(c)           “Restricted Business” means the business that was engaged in by Seller and its Subsidiaries immediately before the Effective Time. Director acknowledges and agrees that Seller and its Subsidiaries were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, mortgage and wealth management services and products.

(d)          “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or any of its Subsidiaries immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and its Subsidiaries were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3.          Noninterference with Customers.

(a)          Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)           “Restricted Customer” means any person or entity that was a customer of Seller or any of its Subsidiaries at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

4.          Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or any of its Subsidiaries immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5.          Confidential Information.

(a)          Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b)          “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

6.          Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

7.          Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

8.          Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

9.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any conflict-of-law rules.

10.         Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11.         Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR
Date:
[NAME]

BUYER

BNC Bancorp

By:	/s/ Richard D. Callicutt II
Name: Richard D. Callicutt II
Title: President and CEO

Valley Disclosure Schedule and Buyer Disclosure Schedule

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K.  BNC Bancorp will supplementally provide a copy of such schedules to the Commission upon request.

APPENDIX B

[Letterhead of Sandler O’Neill & Partners, L.P.]

November 17, 2014

Board of Directors

Valley Financial Corporation

36 Church Avenue, SW

Roanoke, Virginia 24011

Ladies and Gentlemen:

Valley Financial Corporation (‘‘Valley”) and BNC Bancorp (“BNC”) have entered into an agreement and plan of merger, dated as November 17, 2014 (the ‘‘Agreement’’) pursuant to which Valley will merge with and into BNC, with BNC as the surviving entity (the ‘‘Merger’’). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of the common stock of Valley (the ‘‘Valley Common Stock’’) issued and outstanding immediately prior to the Effective Time, except for those shares as specified in the Agreement, shall receive a number of shares of BNC common stock based on the BNC’s 20-day VWAP (the “Merger Consideration”) as follows: If BNC’s 20-day VWAP is: (i)greater than $18.50, then the Merger Consideration shall equal 1.1081 shares of BNC common stock; (ii) equal to or less than $18.50 but greater than $14.25, then the Merger Consideration shall equal $20.50 payable in shares of BNC common stock (with the exchange ratio for the Merger Consideration in such instance equal to $20.50 divided by the BNC 20-day VWAP); or (iii) equal to or less than $14.25, then the Merger Consideration shall equal 1.4386 shares of BNC common stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Valley Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Valley that we deemed relevant; (iii) certain financial statements of BNC that we deemed relevant; (iv) certain internal financial projections for Valley for the years ending December 31, 2014 through December 31, 2016 and a long-term earnings per share growth rate for the years thereafter as provided by senior management of Valley; (v) certain publicly available mean analyst earnings estimates for BNC for the years ending December 31, 2014 through December 31, 2016 and a long-term earnings per share growth rate for the years thereafter as confirmed by senior management of BNC; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by the senior management of BNC; (vii) a comparison of certain financial and other information, including relevant stock trading information, for Valley and BNC with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Valley the business, financial condition, results of operations and prospects of Valley and held similar discussions with the senior management of BNC regarding the business, financial condition, results of operations and prospects of BNC.

B-1

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Valley and BNC or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Valley and BNC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Valley and BNC or any of their respective subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that the allowance for loan losses of Valley and BNC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have also assumed that there has been no material change in the Valley’s and BNC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the BNC will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger or any other related transactions contemplated pursuant to the Agreement.

Sandler O’Neill used internal financial projections for Valley and publicly available analyst estimates for BNC in its analyses. The respective managements of Valley and BNC confirmed to us that the respective projections reflected the best currently available estimates and judgments of the future financial performance of Valley and BNC, respectively and we assumed that such performance would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings discussed with the senior management of BNC, the management of BNC confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Valley’s and BNC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed, with your consent, that each of the parties to the Agreement will comply with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct, that each of the parties to such agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Valley and BNC. We have also assumed the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

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Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Valley common stock and BNC common stock after the date of this opinion or what the value of BNC common Stock will be once it is actually received by the holders of Valley common stock.

We have assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Valley, BNC or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

We have acted as financial advisor to Valley in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for this fairness opinion. Valley has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Valley and BNC and their affiliates. We may also actively trade the equity and debt securities of Valley and BNC or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of the Valley in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Valley as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion addresses the fairness of the Merger Consideration to the holders of Valley Common Stock, from a financial point of view. Our opinion does not address the underlying business decision of the Valley to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Valley or the effect of any other transaction in which Valley might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Valley officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

B-3

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be exchanged in the Merger is fair to the holders of Valley Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

B-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if: (i) he conducted himself in good faith; (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

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Article V of BNC’s Amended Articles provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that any person who at any time serves or has served as a director or officer of BNC, or who, while serving as a director or officer of BNC, serves or has served at the request of BNC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by BNC to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by BNC in advance of the final disposition or termination of a proceeding as described above as authorized by the Board of Directors, if BNC receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by BNC as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure BNC’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Amended Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Amended Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be: (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution; (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of the Bank, as the case may be; and (iii) if the indemnified party agrees in writing to reimburse BNC or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

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Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)          For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)          That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(f)          That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)          To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on March 4, 2015.

BNC BANCORP

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below appoints Richard D. Callicutt II and David B. Spencer and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard D. Callicutt II	March 4, 2015
Richard D. Callicutt II
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David B. Spencer	March 4, 2015
David B. Spencer
Senior Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

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/s/ Ronald J. Gorczynski	March 4, 2015
Ronald J. Gorczynski
Executive Vice President and Chief Accounting Officer
(Principal Accounting Officer)

/s/ James T. Bolt, Jr.	March 4, 2015
James T. Bolt, Jr.
Director

/s/ Joseph M. Coltrane, Jr.	March 4, 2015
Joseph M. Coltrane, Jr.
Director

/s/ Charles T. Hagan III	March 4, 2015
Charles T. Hagan III
Director

/s/ Elaine M. Lyerly	March 4, 2015
Elaine M. Lyerly
Director

/s/ W. Swope Montgomery, Jr.	March 4, 2015
W. Swope Montgomery, Jr.
Director

/s/ Lenin J. Peters, M.D.	March 4, 2015
Lenin J. Peters, M.D.
Director

/s/ John S. Ramsey, Jr.	March 4, 2015
John S. Ramsey, Jr.
Director

/s/ Thomas R. Sloan	March 4, 2015
Thomas R. Sloan
Director

/s/ Thomas R. Smith	March 4, 2015
Thomas R. Smith
Director

/s/ Robert A. Team, Jr.	March 4, 2015
Robert A. Team, Jr.
Director

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/s/ G. Kennedy Thompson	March 4, 2015
G. Kennedy Thompson
Director

/s/ D. Vann Williford	March 4, 2015
D. Vann Williford
Director

/s/ Richard F. Wood	March 4, 2015
Richard F. Wood
Director

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 17, 2014 by and between Valley Financial Corporation and BNC Bancorp, incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on November 17, 2014 (included as Appendix A to this joint proxy statement/prospectus forming a part of this registration statement).†

3.1	Articles of Incorporation of BNC Bancorp, incorporated herein by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock, incorporated herein by reference to Exhibit 3.4 to the Form S-4/A filed with the SEC on July 2, 2012.

3.3	Amended and Restated Bylaws of BNC Bancorp, incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed with the SEC on January 27, 2015.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

5.1*	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

8.1*	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger.

8.2*	Opinion of Williams Mullen regarding certain U.S. tax aspects of the merger.

21.1	Subsidiaries of BNC Bancorp, incorporated herein by reference to Exhibit 21 to the Form 10-K filed with the SEC on February 27, 2015.

23.1*	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1).

23.2*	Consent of Williams Mullen (included in Exhibit 8.1).

23.3	Consent of Cherry Bekaert LLP, independent registered public accounting firm of BNC Bancorp.

23.4	Consent of Elliott Davis Decosimo, LLC, independent registered public accounting firm of Valley Financial Corporation.

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Exhibit Number	Description

24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).

99.1	Consent of Sandler O’Neill & Partners, L.P.

99.2	Consent of Abney S. Boxley, III to be named as a director.

99.3*	Form of BNC Bancorp Proxy Card .

99.4*	Form of Valley Financial Corporation Proxy Card.

†	Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601 (b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the merger agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*	To be filed by amendment.

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